Form 10-K, Exhibit 13
period 1993-12-31
FIRST MERCHANTS CORP
filed 1994-03-22
CIK 712534

[Graphic: map; FIRST MERCHANTS CORPORATION MARKET AREA]


                             STOCKHOLDER INFORMATION

     First Merchants Corporation of Muncie, Indiana, was organized in September, 1982, as the bank holding company for The Merchants National Bank, now First Merchants Bank, N.A., an institution which has served Muncie and the surrounding communities since 1893.

     In November, 1988, First Merchants acquired Pendleton Banking Company of Pendleton, Indiana, a commercial bank which was organized in 1872.

     In July, 1991, the Corporation acquired First United Bank of Middletown, Indiana, which was established in 1882.

     First Merchants Corporation currently provides services through 21 offices located in Delaware, Madison, and Henry counties, Indiana.

     Subsidiaries of First Merchants Corporation conduct a full range of banking operations, including commercial, industrial, consumer and real estate lending, deposit and investment services, and other banking services. First Merchants Bank, with more than $818,000,000 in fiduciary assets at market value, operates one of the ten largest trust departments in Indiana.

     First Merchants Corporation is committed to the sound management of its subsidiaries and to leading its east central Indiana marketplace in meeting customer banking needs and expectations.

                      STOCK PRICE AND DIVIDEND INFORMATION

- --------------------------------------------------------------------------------
                                 PRICE PER SHARE

QUARTER                    HIGH                 LOW        DIVIDENDS DECLARED
                       1993    1992        1993     1992      1993    1992
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
First Quarter        $30.75  $25.83      $27.00   $18.83      $.22    $.20
Second Quarter        29.00   25.33       26.50    23.00       .21     .21
Third Quarter         30.50   28.00       26.50    24.00       .25     .22
Fourth Quarter        31.25   30.00       29.00    26.00       .25     .22
- --------------------------------------------------------------------------------


The table above lists per share bid prices and dividend payments during 1992 and 1993, as adjusted for the 3-for-2 stock split of January, 1993.

Prices are as reported by the National Association of Securities Dealers Automated Quotation - National Market System.

STOCK INFORMATION

COMMON STOCK LISTING

First Merchants Corporation common stock is traded over-the-counter on the NASDAQ National Market System. Quotations are carried in many daily papers. The NASDAQ symbol is FRME (Cusip #320817-10-9).

At the close of business on December 31, 1993, the number of shares outstanding was 3,389,591. There were 1,046 stockholders of record on that date.

STOCK TRANSFER AGENT AND REGISTRAR

     First Merchants Bank, N.A.
     Corporate Trust Department
     P.O. Box 792
     Muncie, Indiana 47308-0792

GENERAL STOCKHOLDER INQUIRIES

Stockholders and interested investors may obtain information about the Corporation upon written request or by calling:

     Mr. Douglas B. Harris
     Investor Services Officer
     First Merchants Corporation
     P.O. Box 792
     Muncie, Indiana 47308-0792
     317-747-1346
     1-800-262-4261

MARKET MAKERS

The following firms make a market in First Merchants Corporation stock:

     The Chicago Corporation
     Herzog, Heine, Geduld, Inc.
     Howe, Barnes & Johnson, Inc.
     McDonald and Company
     David A. Noyes and Company
     Raffensperger, Hughes & Co.
     Sandler, O'Neill & Partners, L.P.

FORM 10-K AND
FINANCIAL INFORMATION

First Merchants Corporation, upon request and without charge, will furnish stockholders, security analysts, and investors a copy of Form 10-K filed with the Securities and Exchange Commission. Please contact:


     Mr. James Thrash
     Senior Vice President
     and Chief Financial Officer
     First Merchants Corporation
     P.O. Box 792
     Muncie, Indiana 47308-0792
     317-747-1390
     1-800-262-4261

ANNUAL MEETING

The Annual Meeting of Stockholders of First Merchants Corporation will be held Thursday, March 31, 1994, 3:30 p.m., at the Horizon Convention Center, 401 South High Street, Muncie, Indiana.

                          INDEPENDENT AUDITOR'S REPORT

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


To the Stockholders & Board of Directors
First Merchants Corporation
Muncie, Indiana

We have audited the consolidated balance sheet of First Merchants Corporation and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1993 (pages 7-22). These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of First Merchants Corporation and subsidiaries as of December 31, 1993 and 1992, and the results of their operations and cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

As discussed in the notes to the Consolidated Financial Statements, the Corporation changed its method of accounting for income taxes in 1993.



                                                       GEO. S. OLIVE & CO.

                                                       Indianapolis, Indiana
                                                       January 21, 1994


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

TABLE OF CONTENTS

FIVE-YEAR SUMMARY OF FINANCIAL DATA. . . . . . . . . . . . . . . . . . . .    1

MANAGEMENT'S DISCUSSION & ANALYSIS . . . . . . . . . . . . . . . . . . . .    2

CONSOLIDATED FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . .    7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS . . . . . . . . . . . . . . . .   11

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                  FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                        1993        1992        1991        1990        1989
- --------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------
OPERATIONS

Net Interest Income
    Fully Taxable Equivalent Basis . . . . . . . . .  $ 26,806    $ 26,400    $ 23,277    $ 20,055    $ 19,018
Less Tax Equivalent Adjustment . . . . . . . . . . .     1,298       1,190       1,320         983         715
                                                      --------    --------    --------    --------    --------
Net Interest Income. . . . . . . . . . . . . . . . .    25,508      25,210      21,957      19,072      18,303
Provision for Loan Losses. . . . . . . . . . . . . .     1,014       1,357       1,401       1,295       1,155
                                                      --------    --------    --------    --------    --------
Net Interest Income
    After Provision for Loan Losses  . . . . . . . .    24,494      23,853      20,556      17,777      17,148
Total Other Income . . . . . . . . . . . . . . . . .     6,588       5,576       5,229       4,671       4,531
Total Other Expenses . . . . . . . . . . . . . . . .    18,214      17,603      15,792      13,401      13,832
                                                      --------    --------    --------    --------    --------
Income Before Income Tax Expense . . . . . . . . . .    12,868      11,826       9,993       9,047       7,847
Income Tax Expense . . . . . . . . . . . . . . . . .     4,396       4,041       3,234       3,023       2,190
                                                      --------    --------    --------    --------    --------
Income Before Change in Accounting Method. . . . . .     8,472       7,785       6,759       6,024       5,657
Change in Accounting Method for Income Taxes . . . .       227
                                                      --------    --------    --------    --------    --------
Net Income . . . . . . . . . . . . . . . . . . . . .  $  8,699    $  7,785    $  6,759    $  6,024    $  5,657
                                                      --------    --------    --------    --------    --------
                                                      --------    --------    --------    --------    --------

PER SHARE DATA(1)

Income Before Change in Accounting Method. . . . . .  $   2.48    $   2.30    $   2.09    $   1.90    $   1.77
Net Income . . . . . . . . . . . . . . . . . . . . .      2.55        2.30        2.09        1.90        1.77
Cash Dividends Paid. . . . . . . . . . . . . . . . .       .94         .85         .79         .71         .61
December 31 Book Value . . . . . . . . . . . . . . .     20.30       18.79       17.36       16.29       15.10
December 31 Market Value
   (BID PRICE) . . . . . . . . . . . . . . . . . . .     29.00       28.50       18.67       13.83       15.83

AVERAGE BALANCES

Total Assets . . . . . . . . . . . . . . . . . . . .  $626,398    $603,067    $560,412    $511,097    $487,284
Total Loans. . . . . . . . . . . . . . . . . . . . .   357,028     329,750     300,276     272,122     263,548
Total Deposits . . . . . . . . . . . . . . . . . . .   517,826     501,526     441,302     408,804     398,645
Total Stockholders' Equity . . . . . . . . . . . . .    66,887      61,246      54,473      49,906      46,398

YEAR-END BALANCES

Total Assets . . . . . . . . . . . . . . . . . . . .  $626,113    $616,859    $596,573    $541,124    $522,798
Total Loans. . . . . . . . . . . . . . . . . . . . .   376,872     350,308     323,382     287,787     270,082
Total Deposits . . . . . . . . . . . . . . . . . . .   506,302     511,971     484,824     429,675     407,621
Total Stockholders' Equity . . . . . . . . . . . . .    68,804      63,935      58,472      51,277      48,219

FINANCIAL RATIOS

Return on Average Assets . . . . . . . . . . . . . .      1.39%       1.29%       1.21%       1.18%       1.16%
Return on Average Stockholders' Equity . . . . . . .     13.01       12.71       12.41       12.07       12.19
Average Earning Assets to
    Total Assets . . . . . . . . . . . . . . . . . .     93.71       93.93       93.82       93.55       92.86
Allowance for Loan Losses
    as % of Total Loans. . . . . . . . . . . . . . .      1.27        1.24        1.20        1.13        1.08
Dividend Payout Ratio. . . . . . . . . . . . . . . .     36.86       36.96       37.79       37.37       34.46
Average Stockholders' Equity to
    Average Assets . . . . . . . . . . . . . . . . .     10.68       10.16        9.72        9.76        9.52
Tax Equivalent Yield on Earning Assets . . . . . . .      7.38        8.31        9.48       10.09       10.28
Cost of Supporting Liabilities . . . . . . . . . . .      2.81        3.65        5.05        5.90        6.08
Net Interest Margin on Earning Assets. . . . . . . .      4.57        4.66        4.43        4.19        4.20

(1) Restated for 3-for-2 stock split distributed January, 1993.


The amounts include First United Bank, subsequent to its acquisition on July 31, 1991 (see Note 2 to Consolidated Financial Statements).


                                        1
                                       ---
                                       ---

                       MANAGEMENT'S DISCUSSION & ANALYSIS
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

[Graphic; bar chart; Return on Average Assets]

[Graphic; bar chart; Return on Average Equity]

                              RESULTS OF OPERATION

     Net income in 1993 reached $8,699,000, exceeding 1992's figure of $7,785,000 by 11.7 per cent. Earnings per share increased 10.9 per cent, from $2.30 to $2.55, compared with 1991 net income of $2.09 per share.

     Earnings per share for 1993 includes $.07 per share resulting from the required adoption in the first quarter of Statement of Financial Accounting Standard No. 109 (SFAS No. 109), ACCOUNTING FOR INCOME TAXES, a non-recurring event. Operating earnings per share before this change were up 7.8 per cent for the year.

     Return on assets, which exceeded 1 per cent for the first time in 1988, rose to 1.39 per cent, from 1.29 per cent in 1992 and 1.21 per cent in 1991.

     Return on equity was 13.01 per cent in 1993, 12.71 per cent in 1992, and
12.41 per cent in 1991.

     In 1993, First Merchants Corporation ("Corporation") recorded the eighteenth consecutive year of improvement in net income on both an aggregate and per share basis.

CAPITAL

     The Corporation's capital strength continues to exceed regulatory minimums and peer group averages. Management believes that strong capital is a distinct advantage in the competitive environment in which the Corporation operates and will provide a solid foundation for continued growth.

     The Corporation's capital ratio was 10.99 per cent at year-end 1993 and
10.36 per cent at December 31, 1992. At December 31, 1993, the Corporation had a Tier I risk-based capital ratio of 16.36 per cent, total risk-based capital ratio of 17.53 per cent, and a leverage ratio of 10.41 per cent. Regulatory capital guidelines required a Tier I risk-based capital ratio of 4.0 per cent and a total risk-based capital ratio of 8.0 per cent by the end of 1992.

     The Corporation has an employee stock purchase plan and an employee stock option plan. Activity under these plans is described in Note 12 to the Consolidated Financial Statements. The transactions under these plans have not had a material effect on the Corporation's capital position.

     On December 14, 1993, the Board of Directors adopted the 1994 Stock Option Plan. Under the terms of the plan, 210,000 shares of Corporation common stock will be reserved for the granting of options to certain employees and non-employee directors. The exercise price of the shares may not be less than the fair market value of the shares upon the grant of the option. Options become 100 per cent vested when granted and fully exercisable generally six months after the date of the grant, for a period of ten years. The 1994 Stock Option Plan is subject to stockholder approval.

     On December 14, 1993, the Board of Directors adopted the 1994 Employee Stock Purchase Plan, subject to stockholder approval. A total of 112,500 shares of the Corporation's common stock are to be reserved for issuance pursuant to the plan. The terms of the plan are similar to the current stock purchase plan.

ASSET QUALITY/PROVISION FOR LOAN LOSSES

     The Corporation's asset quality and loan loss experience has consistently been superior to that of its peer group, as summarized on the following page. Asset quality has been a major factor in the Corporation's ability to generate consistent profit improvement.

     The allowance for loan losses is maintained through the provision for loan losses, which is a charge against earnings.

     The amount provided for loan losses and the determination of the adequacy of the allowance are based on a continuous review of the loan portfolio, including an internally administered loan review program. The evaluation takes into consideration identified credit problems, as well as the possibility of losses inherent in the loan portfolio that cannot be specifically identified.

     The following table summarizes the risk elements for the Corporation and its peer group consisting of bank holding companies with average assets between $500 million and $1 billion. The peer group statistics were provided by the Federal Reserve System. The table reflects significant improvement in the Corporation's loan quality during 1992 and 1993.



                                        2
                                       ---
                                       ---

                 MANAGEMENT'S DISCUSSION & ANALYSIS
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

ASSET QUALITY/PROVISION FOR LOAN LOSSES (CONTINUED)

[Graphic; bar chart; Net Loan Losses]

- --------------------------------------------------------------------------------
NON-PERFORMING LOANS(1) at DECEMBER 31 as a PER CENT of LOANS


                                                  FIRST MERCHANTS      PEER
                                                    CORPORATION        GROUP
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
1993 . . . . . . . . . . . . . . . . . . . . . .         .28%             NA
1992 . . . . . . . . . . . . . . . . . . . . . .         .41            1.87%
1991 . . . . . . . . . . . . . . . . . . . . . .         .86            2.59
1990 . . . . . . . . . . . . . . . . . . . . . .        1.09            2.62
1989 . . . . . . . . . . . . . . . . . . . . . .        1.54            2.12

(1) Accruing loans past due 90 days or more, and non-accruing loans, but excluding restructured loans. December 31, 1993, peer group comparisons are not yet available.
- --------------------------------------------------------------------------------



     At December 31, 1993, the allowance for loan losses was $4,800,000, up 10.3 per cent from year end 1992. As a per cent of loans, the reserve was 1.27 per cent, up from 1.24 per cent at year end 1992.

     The table below presents loan loss experience for the years indicated and compares the Corporation's loss experience to that of its peer group. Again, the Corporation compares favorably.


- -------------------------------------------------------------------------------------------------------------------
                                                  1993           1992           1991           1990           1989
- -------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------
                                                                        (DOLLARS IN THOUSANDS)
Allowance for loan losses:
   Balance at January 1. . . . . . . . .         $4,351         $3,867         $3,254         $2,915         $2,739
      Addition resulting
      from acquisition . . . . . . . . .                                          252
                                                 ------         ------         ------         ------         ------
   Chargeoffs:
      Commercial . . . . . . . . . . . .            391            588            806            614            914
      Real estate mortgage . . . . . . .            129            100             41             46
      Installment. . . . . . . . . . . .            388            552            511            590            383
                                                 ------         ------         ------         ------         ------
         Total chargeoffs. . . . . . . .            908          1,240          1,358          1,250          1,297
                                                 ------         ------         ------         ------         ------

   Recoveries:
      Commercial . . . . . . . . . . . .            240            215            227            195            255
      Real estate mortgage . . . . . . .              5             38              7              1
      Installment. . . . . . . . . . . .             98            114             84             98             63
                                                 ------         ------         ------         ------         ------
         Total recoveries. . . . . . . .            343            367            318            294            318
                                                 ------         ------         ------         ------         ------
   Net chargeoffs. . . . . . . . . . . .            565            873          1,040            956            979
                                                 ------         ------         ------         ------         ------
   Provision for loan losses . . . . . .          1,014          1,357          1,401          1,295          1,155
                                                 ------         ------         ------         ------         ------
   Balance at December 31. . . . . . . .         $4,800         $4,351         $3,867         $3,254         $2,915
                                                 ------         ------         ------         ------         ------
                                                 ------         ------         ------         ------         ------

Ratio of net chargeoffs during
  the period to average loans
  outstanding during the period. . . . .            .16%           .26%           .35%           .35%           .37%

Peer Group . . . . . . . . . . . . . . .             NA            .63            .95            .93            .71


- -------------------------------------------------------------------------------------------------------------------


     As a result of improved loan quality and a decline in net chargeoffs, the 1993 provision for loan losses at $1,014,000 represented a $343,000 decrease from 1992. The amount provided exceeded net chargeoffs by $449,000.



                                        3
                                       ---
                                       ---

                   MANAGEMENT'S DISCUSSION & ANALYSIS
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

LIQUIDITY AND INTEREST SENSITIVITY

     Asset/Liability Management has been an important factor in the Corporation's ability to record consistent earnings growth through periods of interest rate volatility and product deregulation. Management and the Board of Directors monitor the Corporation's liquidity and interest sensitivity positions at regular meetings to ensure that changes in interest rates will not adversely affect earnings. Decisions regarding investment and the pricing of loan and deposit products are made after analysis of reports designed to measure liquidity, rate sensitivity, the Corporation's exposure to changes in net interest income given various rate scenarios, and the economic and competitive environments.

     The Corporation's liquidity and interest sensitivity position at December 31, 1993, remained adequate to meet the Corporation's primary goal of achieving optimum interest margins while avoiding undue interest rate risk. The table below represents the Corporation's interest rate sensitivity analysis as of December 31, 1993.

- --------------------------------------------------------------------------------
                       INTEREST-RATE SENSITIVITY ANALYSIS
                             (DOLLARS IN THOUSANDS)


                                                                          AT DECEMBER 31, 1993
                                                   1-180 DAYS    181-365 DAYS    1-5 YEARS    BEYOND 5 YEARS     TOTAL
- ------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------
Rate-Sensitive Assets:
  Federal funds sold and
    interest-bearing time deposits . . . . . . .    $  1,879                                                    $  1,879
  Investment securities. . . . . . . . . . . . .      37,048       $ 26,323       $126,850        $16,022        206,243
  Loans. . . . . . . . . . . . . . . . . . . . .     213,913         44,659         85,646         32,653        376,871
                                                    --------       --------       --------       --------       --------
    Total rate-sensitive assets. . . . . . . . .     252,840         70,982        212,496         48,675        584,993
                                                    --------       --------       --------       --------       --------

Rate-Sensitive Liabilities:
  Savings and time deposits. . . . . . . . . . .     223,406         22,505        185,845                       431,756
  Other borrowed funds . . . . . . . . . . . . .      46,890                                                      46,890
                                                    --------       --------       --------       --------       --------
    Total rate-sensitive liabilities . . . . . .     270,296         22,505        185,845                       478,646
                                                    --------       --------       --------       --------       --------

Interest rate sensitivity gap by period. . . . .    $(17,456)      $ 48,477       $ 26,651        $48,675

Cumulative gap . . . . . . . . . . . . . . . . .     (17,456)        31,021         57,672        106,347

Cumulative ratio at December 31, 1993. . . . . .       93.54%        110.59%        112.05%        122.22%
- ------------------------------------------------------------------------------------------------------------------------


EARNING ASSETS

     Earning assets grew $12.7 million during 1993 and $16.7 million during 1992. The growth occurred primarily in loans with investment securities increasing slightly.

     The following table presents the earnings asset mix for the years ended 1993, 1992, and 1991.

- --------------------------------------------------------------------------------
                                 EARNING ASSETS
                              (DOLLARS IN MILLIONS)


                                                                                  DECEMBER 31                  1993 INCREASE
                                                                      1993           1992           1991    (DECREASE) OVER 1992

- --------------------------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------------------------
Federal funds sold and interest-bearing time deposits. . . . . . .   $  1.9         $ 25.7         $ 22.9         $(23.8)
Investment securities. . . . . . . . . . . . . . . . . . . . . . .    206.2          196.3          209.3            9.9
Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    376.9          350.3          323.4           26.6
                                                                     ------         ------         ------         ------
   Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $585.0         $572.3         $555.6         $ 12.7
                                                                     ------         ------         ------         ------
                                                                     ------         ------         ------         ------
- --------------------------------------------------------------------------------------------------------------------------------




                                        4
                                       ---
                                       ---

                  MANAGEMENT'S DISCUSSION & ANALYSIS
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

DEPOSITS AND BORROWINGS

     Total deposits increased $27 million in 1992, or 5.6 per cent, and declined by $5.7 million in 1993. Average deposits, however, grew $16.3 million in 1993, up 3.3 per cent from the same figure in 1992. Borrowed funds (Federal funds purchased and repurchase agreements with customers) amounted to $46.9 million at December 31, 1993, compared to $37.1 million at December 31, 1992, and $49.1 million at December 31, 1991.

NET INTEREST INCOME

     Net interest income is the primary source of the Corporation's earnings. It is a function of net interest margin and the level of average earning assets.

     The tables below indicate that the Corporation's asset yields declined each year as interest rates in general have fallen. During the period of 1991-1992, interest costs declined by an even greater amount, and consequently net interest margins grew by nearly 25 basis points each year. Coupled with earning asset growth this resulted in growth in net interest income of more than $3 million in both years.

     In 1993, however, asset yields fell .93 per cent while interest expense declined .84 per cent, so margins declined slightly (.09 per cent). Earning assets grew 3.6 per cent in 1993, offsetting the decline in interest margins and accounting for the $400,000 increase in net interest income on a fully taxable equivalent basis (FTE).


- --------------------------------------------------------------------------------
          INTEREST INCOME       INTEREST EXPENSE      NET INTEREST INCOME
        (FTE) AS A PER CENT       AS A PER CENT       (FTE) AS A PER CENT
            OF AVERAGE             OF AVERAGE             OF AVERAGE
          EARNINGS ASSETS        EARNING ASSETS         EARNING ASSETS
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
1993            7.38%                 2.81%                  4.57%
1992            8.31                  3.65                   4.66
1991            9.48                  5.05                   4.43
1990           10.09                  5.90                   4.19
1989           10.28                  6.08                   4.20
- --------------------------------------------------------------------------------



- --------------------------------------------------------------------------------
           NET INTEREST           NET INTEREST
            INCOME ON A            MARGIN ON A              AVERAGE
           FULLY TAXABLE          FULLY TAXABLE             EARNING
         EQUIVALENT BASIS       EQUIVALENT BASIS            ASSETS
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                            (DOLLARS IN THOUSANDS)
1993         $26,806                  4.57%                $587,009
1992          26,400                  4.66                  566,167
1991          23,277                  4.43                  525,799
1990          20,055                  4.19                  478,113
1989          19,018                  4.20                  453,098
- --------------------------------------------------------------------------------


OTHER INCOME

     The Corporation has placed emphasis on the growth of non-interest income in recent years by offering a wide range of fee-based services. Fee schedules are regularly reviewed by a pricing committee to ensure that the products and services offered by the Corporation are priced to be competitive and profitable.

     Other income reached $6,588,000 in 1993, an increase of 18.2 per cent over the prior year. Most of the increase was experienced in the major categories:

     1. Trust revenues grew $180,000, or 8.1 per cent;

     2. Service charges on deposit accounts were up by $250,000, or 11.1 per cent;

     3. Securities gains totalled $395,000, an increase of $328,000, or 493.4 per cent.

     Other income in 1992 exceeded 1991 by $347,000, or 6.6 per cent. Trust fees grew $110,000, or 5.2 per cent, while service charges on deposit accounts increased by $346,000, of which about $129,000 is attributable to the acquisitions of First United Bank. Offsetting these increases was a decline in securities gains of $125,000.

OTHER EXPENSE

     Total "other expenses" represent non-interest operating expenses of the Corporation. Those expenses reached $18,215,000 in 1993, up $611,000 or 3.5 per cent, from 1992. Salary and benefit expenses increased by $330,000, or 3.8 per cent, and premises and equipment expense rose $254,000, or 12.8 per cent.

     Such expenses grew nearly $1,812,000 in 1992, or 11.5 per cent. Most of the increase is due to three factors:

     1. Expenses at First United Bank, acquired in July, 1991, amounted to $1,651,000 during the twelve months of 1992, compared to $662,000 for the five-month period in 1991, an increase of $989,000.



                                        5                            (CONTINUED)
                                       ---
                                       ---

                      MANAGEMENT'S DISCUSSION & ANALYSIS
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
OTHER EXPENSE (CONTINUED)

     2. Salary and benefit expense at the other two bank affiliates increased $556,000, or 7.5 per cent.

     3. F.D.I.C. insurance premiums increased $117,000 at the bank affiliates, not including First United Bank.


     On May 11, 1993, the Corporation and First Merchants Bank, N.A., ("First Merchants") approved a change in the data processing function. In the fourth quarter of 1993, First Merchants assumed responsibility for the data processing function for the Corporation and its wholly owned subsidiaries. The data processing agreement with an outside party to provide data processing management was terminated three months early. The estimated cost of the conversion, equipment, and software is approximately $1,700,000. The equipment and software costs will be depreciated on a straight-line method based on the estimated useful lives of the assets. The Corporation expects data processing costs to decline under the new arrangement.

     Management's expense control program is designed to ensure that dollars are spent where necessary, but wisely. This is accomplished through the assignment of accountability to individuals and divisions responsible for various expenses, along with the appropriate management information reports designed to monitor these expenses.

INCOME TAXES

     The increase in 1993 tax expense of $355,000 is attributable to a $1,042,000 increase in net pre-tax income.

     Income tax expense in 1992 exceeded 1991 by $807,000. The increase in 1992 tax expense is attributable to a $1,833,000 increase in pre-tax net income, and a decline in tax-free income from the prior year of $250,000.

     The following is a breakdown, by year, of federal and state income taxes:

- ---------------------------------------------
FEDERAL AND STATE INCOME TAXES
                       1993           1992
- ---------------------------------------------
- ---------------------------------------------
Federal taxes       $3,272,000     $3,033,000
State taxes          1,124,000      1,008,000
                    ----------     ----------
Total               $4,396,000     $4,041,000
- ---------------------------------------------


     During 1993, the Company adopted Statement of Financial Accounting Standards No. 109 (SFAS No. 109), ACCOUNTING FOR INCOME TAXES. As a result, the beginning deferred tax asset was increased by $227,329, which is reported as the cumulative effect of a change in accounting method in the income statement.

ACCOUNTING MATTERS

     In May 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 114 (SFAS No. 114), ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN. The Statement requires that impaired loans that are within the scope of SFAS No. 114 be measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate; at the loan's observable market price; or the fair value of the collateral, if the loan is collateral dependent. Adoption of SFAS No. 114 is required in January, 1995, with earlier adoption permitted. The Corporation has not determined the impact of SFAS No. 114 on its financial condition and results of operations, but expects it to be immaterial.

     Also in May, 1993, the FASB issued Statement of Financial Accounting Standards No. 115 (SFAS No. 115), ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. This Statement requires that investment securities be classified as either held-to-maturity securities, which are reported at amortized cost; trading securities, which are reported at fair value, with unrealized gains and losses included in earnings; or available-for-sale securities, which are reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity. SFAS No. 115 was adopted as of January 1, 1994. At that date, securities with a carrying value of $107,569,000 were reclassified as available for sale. This reclassification resulted in an increase in total stockholders' equity, net of tax, of $644,000.

INFLATION

     Changing prices of goods, services, and capital affect the financial position of every business enterprise. The level of market interest rates and the price of funds loaned or borrowed fluctuate due to changes in the rate of inflation and various other factors, including government monetary policy.

     Fluctuating interest rates affect the Corporation's net interest income, loan volume, and other operating expenses, such as employees' salaries and benefits, reflecting the effects of escalating prices, as well as increased levels of operations and other factors. As the inflation rate increases, the purchasing power of the dollar decreases. Those holding fixed-rate monetary assets incur a loss, while those holding fixed rate monetary liabilities enjoy a gain. The nature of a bank holding company's operations is such that there will be an excess of monetary assets over monetary liabilities, and, thus, a bank holding company will tend to suffer from an increase in the rate of inflation and benefit from a decrease.



                                        6
                                       ---
                                       ---

                           CONSOLIDATED BALANCE SHEET

- ---------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------
                                                                                      DECEMBER 31
                                                                                  1993           1992
- ---------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------
ASSETS
  Cash and due from banks. . . . . . . . . . . . . . . . . . . . . . . . . .  $ 24,942,428   $ 29,546,181
  Federal funds sold . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1,625,000     24,150,000
                                                                              ------------   ------------
    Cash and cash equivalents. . . . . . . . . . . . . . . . . . . . . . .      26,567,428     53,696,181
  Interest-bearing time deposits . . . . . . . . . . . . . . . . . . . . . .       253,854      1,504,474
  Investment securities
    (approximate market value $209,301,000 and $201,002,000) . . . . . . . .   206,242,590    196,284,640
  Loans:
    Loans, net of unearned interest. . . . . . . . . . . . . . . . . . . . .   376,871,651    350,307,536
    Less: Allowance for loan losses. . . . . . . . . . . . . . . . . . . . .     4,800,366      4,351,118
                                                                              ------------   ------------
       Net loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   372,071,285    345,956,418
  Premises and equipment . . . . . . . . . . . . . . . . . . . . . . . . . .     9,440,635      7,596,850
  Interest receivable. . . . . . . . . . . . . . . . . . . . . . . . . . . .     5,664,780      5,892,408
  Core deposit intangibles and goodwill. . . . . . . . . . . . . . . . . . .     2,107,771      2,238,949
  Other assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3,764,616      3,688,981
                                                                              ------------   ------------
       Total assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $626,112,959   $616,858,901
                                                                              ------------   ------------
                                                                              ------------   ------------

LIABILITIES
  Deposits:
     Noninterest bearing . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 74,546,331   $ 72,132,365
     Interest bearing. . . . . . . . . . . . . . . . . . . . . . . . . . . .   431,755,835    439,839,134
                                                                              ------------   ------------
       Total deposits. . . . . . . . . . . . . . . . . . . . . . . . . . . .   506,302,166    511,971,499
  Short-term borrowings. . . . . . . . . . . . . . . . . . . . . . . . . . .    46,890,127     37,073,000
  Interest payable . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1,226,167      1,505,576
  Other liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2,890,228      2,374,267
                                                                              ------------   ------------
       Total liabilities . . . . . . . . . . . . . . . . . . . . . . . . . .   557,308,688    552,924,342
                                                                              ------------   ------------

  Commitments and contingent liabilities

STOCKHOLDERS' EQUITY
  Preferred stock, no-par value:
    Authorized and uninsured--500,000 shares
  Common stock, $.125 stated value:
    Authorized--20,000,000 shares
    Issued and outstanding--3,389,591 and 3,402,213 shares . . . . . . . . .       423,699        425,277
  Additional paid-in capital . . . . . . . . . . . . . . . . . . . . . . . .    17,068,603     17,683,626
  Retained earnings. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    51,311,969     45,825,656
                                                                              ------------   ------------
       Total stockholders' equity. . . . . . . . . . . . . . . . . . . . . .    68,804,271     63,934,559
                                                                              ------------   ------------
       Total liabilities and stockholders' equity. . . . . . . . . . . . . .  $626,112,959   $616,858,901
                                                                              ------------   ------------
                                                                              ------------   ------------



                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.



                                        7
                                       ---
                                       ---

                        CONSOLIDATED STATEMENT OF INCOME



- ---------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------
                                                                         YEAR ENDED DECEMBER 31
                                                                   1993           1992           1991
- ---------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------
INTEREST INCOME
  Loans, including fees:
    Taxable. . . . . . . . . . . . . . . . . . . . . . . . .    $28,704,848    $29,636,313    $30,710,401
    Tax exempt . . . . . . . . . . . . . . . . . . . . . . .        122,422        155,339        191,854
  Investment securities:
    Taxable. . . . . . . . . . . . . . . . . . . . . . . . .     10,292,105     13,358,703     14,746,674
    Tax exempt . . . . . . . . . . . . . . . . . . . . . . .      2,397,781      2,155,426      2,371,109
  Federal funds sold . . . . . . . . . . . . . . . . . . . .        453,805        475,065        386,312
  Interest-bearing time deposits . . . . . . . . . . . . . .         35,295        124,023        139,395
                                                                -----------    -----------    -----------
       Total interest income . . . . . . . . . . . . . . . .     42,006,256     45,904,869     48,545,745
                                                                -----------    -----------    -----------

INTEREST EXPENSE
  Deposits . . . . . . . . . . . . . . . . . . . . . . . . .     15,431,588     19,313,198     23,003,345
  Short-term borrowings. . . . . . . . . . . . . . . . . . .      1,066,592      1,381,953      3,585,850
                                                                -----------    -----------    -----------
       Total interest expense. . . . . . . . . . . . . . . .     16,498,180     20,695,151     26,589,195
                                                                -----------    -----------    -----------

NET INTEREST INCOME. . . . . . . . . . . . . . . . . . . . .     25,508,076     25,209,718     21,956,550
  Provision for loan losses. . . . . . . . . . . . . . . . .      1,013,765      1,356,536      1,401,000
                                                                -----------    -----------    -----------

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES. . . . . . . . . . . . . . . . . .     24,494,311     23,853,182     20,555,550
                                                                -----------    -----------    -----------

OTHER INCOME
  Trust fees . . . . . . . . . . . . . . . . . . . . . . . .      2,408,632      2,228,936      2,118,819
  Service charges on deposit accounts  . . . . . . . . . . .      2,506,483      2,256,646      1,910,831
  Other customer fees. . . . . . . . . . . . . . . . . . . .      1,049,751        793,743        718,240
  Investment securities gains, net . . . . . . . . . . . . .        394,551         66,488        191,683
  Other operating income . . . . . . . . . . . . . . . . . .        228,794        230,218        289,426
                                                                -----------    -----------    -----------
       Total other income. . . . . . . . . . . . . . . . . .      6,588,211      5,576,031      5,228,999
                                                                -----------    -----------    -----------

OTHER EXPENSES
  Salaries and employee benefits . . . . . . . . . . . . . .      9,123,874      8,793,835      7,733,005
  Net occupancy expenses . . . . . . . . . . . . . . . . . .      1,096,771      1,000,987      1,033,024
  Equipment expenses . . . . . . . . . . . . . . . . . . . .      1,138,180        979,755        868,816
  Computer processing fees . . . . . . . . . . . . . . . . .      1,176,957      1,341,464      1,227,514
  Deposit insurance expense  . . . . . . . . . . . . . . . .      1,138,463      1,087,072        912,015
  Printing and office supplies . . . . . . . . . . . . . . .        771,593        688,813        588,077
  Marketing expense. . . . . . . . . . . . . . . . . . . . .        525,685        494,629        418,767
  Other operating expenses . . . . . . . . . . . . . . . . .      3,243,368      3,217,229      3,010,478
                                                                -----------    -----------    -----------
       Total other expenses. . . . . . . . . . . . . . . . .     18,214,891     17,603,784     15,791,696
                                                                -----------    -----------    -----------

INCOME BEFORE INCOME TAX AND
CUMULATIVE EFFECT OF CHANGE IN
ACCOUNTING METHOD. . . . . . . . . . . . . . . . . . . . . .     12,867,631     11,825,429      9,992,853

  Income tax expense . . . . . . . . . . . . . . . . . . . .      4,395,920      4,040,729      3,233,879
                                                                -----------    -----------    -----------

INCOME BEFORE CUMULATIVE EFFECT OF
CHANGE IN ACCOUNTING METHOD. . . . . . . . . . . . . . . . .      8,471,711      7,784,700      6,758,974

CUMULATIVE EFFECT OF CHANGE IN METHOD
OF ACCOUNTING FOR INCOME TAXES . . . . . . . . . . . . . . .        227,329
                                                                -----------    -----------    -----------

NET INCOME . . . . . . . . . . . . . . . . . . . . . . . . .    $ 8,699,040    $ 7,784,700    $ 6,758,974
                                                                -----------    -----------    -----------
                                                                -----------    -----------    -----------

PER SHARE
  Income before cumulative
    effect of change in
    accounting method. . . . . . . . . . . . . . . . . . . .    $      2.48    $      2.30    $      2.09
  Net income . . . . . . . . . . . . . . . . . . . . . . . .    $      2.55    $      2.30    $      2.09

WEIGHTED AVERAGE
 SHARES OUTSTANDING. . . . . . . . . . . . . . . . . . . . .      3,416,417      3,385,349      3,230,951


            SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.



                                        8
                                       ---
                                       ---

            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY


- --------------------------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------------------------
                                                                 COMMON STOCK
                                                                                       ADDITIONAL        RETAINED
                                                              SHARES       AMOUNT    PAID-IN CAPITAL     EARNINGS        TOTAL
- --------------------------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------------------------
BALANCES, JANUARY 1, 1991. . . . . . . . . . . . . . .      2,098,032     $262,254     $14,280,680     $36,734,190    $51,277,124
  Net income for 1991. . . . . . . . . . . . . . . . .                                                   6,758,974      6,758,974
  Cash dividends ($1.18 per share) . . . . . . . . . .                                                  (2,562,126)    (2,562,126)
  Stock issued in acquisition
    of First United Bank . . . . . . . . . . . . . . .        152,612       19,077       3,159,068                      3,178,145
  Stock issued under employee benefit plans. . . . . .          9,024        1,128         180,085                        181,213
  Stock options exercised. . . . . . . . . . . . . . .            725           90          16,272                         16,362
  Stock redeemed . . . . . . . . . . . . . . . . . . .        (15,546)      (1,943)       (375,532)                      (377,475)
                                                            ---------    ---------     -----------     -----------    -----------
BALANCES, DECEMBER 31, 1991. . . . . . . . . . . . . .      2,244,847      280,606      17,260,573      40,931,038     58,472,217
  Net income for 1992. . . . . . . . . . . . . . . . .                                                   7,784,700      7,784,700
  Cash dividends ($1.28 per share) . . . . . . . . . .                                                  (2,890,082)    (2,890,082)
  Stock issued under employee benefit plans. . . . . .          9,499        1,187         189,564                        190,751
  Stock issued under dividend reinvestment
    and stock purchase plan. . . . . . . . . . . . . .          4,787          599         185,130                        185,729
  Stock options exercised. . . . . . . . . . . . . . .          9,850        1,231         220,819                        222,050
  Stock redeemed . . . . . . . . . . . . . . . . . . .           (841)        (105)        (30,701)                       (30,806)
  Three-for-two stock split. . . . . . . . . . . . . .      1,134,071      141,759        (141,759)
                                                            ---------    ---------     -----------     -----------    -----------

BALANCES, DECEMBER 31, 1992. . . . . . . . . . . . . .      3,402,213      425,277      17,683,626      45,825,656     63,934,559
  Net income for 1993. . . . . . . . . . . . . . . . .                                                   8,699,040      8,699,040
  Cash dividends ($.94 per share). . . . . . . . . . .                                                  (3,212,727)    (3,212,727)
  Stock issued under employee benefit plans. . . . . .         11,817        1,477         246,286                        247,763
  Stock issued under dividend reinvestment
    and stock purchase plan. . . . . . . . . . . . . .          9,858        1,232         285,717                        286,949
  Stock options exercised. . . . . . . . . . . . . . .          9,299        1,163         153,222                        154,385
  Stock redeemed . . . . . . . . . . . . . . . . . . .        (43,500)      (5,438)     (1,296,000)                    (1,301,438)
  Cash paid in lieu of
    issuing fractional shares. . . . . . . . . . . . .            (96)         (12)         (4,248)                        (4,260)
                                                            ---------    ---------     -----------     -----------    -----------

BALANCES, DECEMBER 31, 1993. . . . . . . . . . . . . .      3,389,591     $423,699     $17,068,603     $51,311,969    $68,804,271
                                                            ---------    ---------     -----------     -----------    -----------
                                                            ---------    ---------     -----------     -----------    -----------

                   SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                      CONSOLIDATED STATEMENT OF CASH FLOWS


- ----------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------
                                                                         YEAR ENDED DECEMBER 31
                                                                  1993            1992           1991
- ----------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
  Net income . . . . . . . . . . . . . . . . . . . . . . . .  $  8,699,040    $  7,784,700    $  6,758,974
  Adjustments to reconcile net income
    to net cash provided by operating activities:
    Provision for loan losses. . . . . . . . . . . . . . . .     1,013,765       1,356,536       1,401,000
    Depreciation and amortization. . . . . . . . . . . . . .       827,963         750,510         640,854
    Deferred income tax. . . . . . . . . . . . . . . . . . .      (542,266)       (647,526)       (384,450)
    Investment securities amortization, net. . . . . . . . .       987,365         868,416         310,739
    Investment securities gains, net. . . . . . . . . . . . .     (394,551)        (66,488)       (191,683)




                                        9                            (CONTINUED)
                                       ---
                                       ---

                      CONSOLIDATED STATEMENT OF CASH FLOWS
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                                   (CONTINUED)



- ----------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------
                                                                         YEAR ENDED DECEMBER 31
                                                                   1993           1992           1991
- ----------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------
    Net change in:
      Interest receivable. . . . . . . . . . . . . . . . . .  $    191,612    $  1,246,585    $    521,341
      Interest payable . . . . . . . . . . . . . . . . . . .      (279,409)       (509,719)       (494,365)
    Other adjustments. . . . . . . . . . . . . . . . . . . .       829,887         (86,524)        956,803
                                                              ------------    ------------    ------------
      Net cash provided by operating activities. . . . . . .    11,333,406      10,696,490       9,519,213
                                                              ------------    ------------    ------------

INVESTING ACTIVITIES:
  Net change in interest-bearing time deposits . . . . . . .     1,250,620           2,147       2,748,745
  Purchases of investment securities . . . . . . . . . . . .  (120,299,746)    (97,182,863)   (103,486,420)
  Proceeds from investment securities maturities . . . . . .   104,327,097     104,880,500      62,454,510
  Proceeds from investment securities sales. . . . . . . . .     5,430,571       4,506,249      40,633,000
  Net change in loans. . . . . . . . . . . . . . . . . . . .   (27,530,846)    (28,659,226)     (9,291,680)
  Purchases of premises and equipment. . . . . . . . . . . .    (2,642,213)     (1,374,976)     (1,083,442)
  Cash and cash equivalents of bank
    acquired, net of cash paid . . . . . . . . . . . . . . .                                     2,510,922
  Other investing activities . . . . . . . . . . . . . . . .       683,511         698,700       1,147,395
                                                              ------------    ------------    ------------
      Net cash used by investing activities. . . . . . . . .   (38,781,006)    (17,129,469)     (4,366,970)
                                                              ------------    ------------    ------------

FINANCING ACTIVITIES:
  Net change in:
    Noninterest-bearing, NOW,
      money market and savings deposits. . . . . . . . . . .    12,890,301      31,562,748       7,065,771
    Certificates of deposit and other time deposits. . . . .   (18,559,253)     (4,392,319)      3,716,749
    Short-term borrowings. . . . . . . . . . . . . . . . . .     9,817,127     (11,990,228)     (7,189,699)
  Cash dividends . . . . . . . . . . . . . . . . . . . . . .    (3,212,727)     (2,890,082)     (2,562,126)
  Stock issued under employee benefit plans. . . . . . . . .       247,763         190,751         181,213
  Stock issued under dividend reinvestment
    and stock purchase plan. . . . . . . . . . . . . . . . .       286,949         185,729
  Stock options exercised. . . . . . . . . . . . . . . . . .       154,385         222,050          16,362
  Stock redeemed . . . . . . . . . . . . . . . . . . . . . .    (1,301,438)        (30,806)       (377,475)
  Cash paid in lieu of issuing fractional shares . . . . . .        (4,260)
                                                              ------------    ------------    ------------
      Net cash provided by financing activities. . . . . . .       318,847      12,857,843         850,795
                                                              ------------    ------------    ------------

NET INCREASE (DECREASE)
  IN CASH AND CASH EQUIVALENTS . . . . . . . . . . . . . . .   (27,128,753)      6,424,864       6,003,038

CASH AND CASH EQUIVALENTS,
  BEGINNING OF YEAR. . . . . . . . . . . . . . . . . . . . .    53,696,181      47,271,317      41,268,279
                                                              ------------    ------------    ------------

CASH AND CASH EQUIVALENTS,
  END OF YEAR. . . . . . . . . . . . . . . . . . . . . . .    $ 26,567,428    $ 53,696,181    $ 47,271,317
                                                              ------------    ------------    ------------
                                                              ------------    ------------    ------------

ADDITIONAL CASH FLOWS INFORMATION:
  Interest paid. . . . . . . . . . . . . . . . . . . . . . .  $ 16,777,589    $ 21,204,870    $ 27,083,560
  Income tax paid. . . . . . . . . . . . . . . . . . . . . .     5,004,469       4,615,519       3,610,326




                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.



                                       10
                                      ----
                                      ----

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       (TABLE DOLLAR AMOUNTS IN THOUSANDS)



NOTE 1
ACCOUNTING POLICIES

     The accounting and reporting policies of First Merchants Corporation ("Corporation"), and its wholly owned subsidiaries, First Merchants Bank, N.A., Pendleton Banking Company, and First United Bank ("Banks"), conform to generally accepted accounting principles and reporting practices followed by the banking industry. The more significant of the policies are described below.

     CONSOLIDATION--The consolidated financial statements include the accounts of the Corporation and the Banks, after elimination of all material intercompany transactions and accounts.

     DESCRIPTION OF BUSINESS--The Banks generate commercial, mortgage, and consumer loans and receive deposits from customers located primarily in central Indiana. The Banks' loans are generally secured by specific items of collateral, including real property, consumer assets, and business assets.

     INVESTMENT SECURITIES are carried at cost, adjusted for amortization of premiums and discounts, because management has the ability and intent to hold to maturity. Gains and losses on the sale of investment securities are determined on the specific-identification method.

     In May, 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115 (SFAS No. 115), ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. This statement requires that securities be classified in three categories and provides specific accounting treatment for each. Trading securities are bought and held primarily for sale in the near term and are carried at fair value, with unrealized holding gains and losses included in earnings; held-to-maturity securities, for which the intent is to hold to maturity, are carried at amortized cost; and available-for-sale securities are all others and are carried at fair value with unrealized holding gains and losses excluded from earnings and reported as a separate component of stockholders' equity.

     The Corporation adopted SFAS No. 115 on January 1, 1994. At that date, securities with an approximate carrying value of $107,569,000 were reclassified as available for sale. This reclassification resulted in an increase in total stockholders' equity, net of tax, of $644,000.

     LOANS are carried at the principal amount outstanding. Interest income is accrued on the principal balances of loans. Loans are placed in a nonaccrual status when the collection of interest becomes doubtful. Interest income previously accrued, but not deemed collectible, is reversed and charged against current income. Interest on these loans is then recognized as income when collected. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans.

     ALLOWANCE FOR LOAN LOSSES is maintained to absorb potential loan losses based on management's continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio. The evaluation by management includes consideration of past loan loss experience, changes in the composition of the loan portfolio, and the current condition and amount of loans outstanding.


     PREMISES AND EQUIPMENT are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line method based on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred, while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

     INCOME TAX in the consolidated statement of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Corporation has adopted the provisions of Statement of Financial Accounting Standards No. 109 (SFAS No. 109), ACCOUNTING FOR INCOME TAXES, for the year ended December 31, 1993. The Corporation files consolidated income tax returns with its subsidiaries.

     EARNINGS PER SHARE have been computed based upon the weighted average common shares outstanding during each year and have been restated to give effect to a three-for-two stock split distributed to stockholders on January 25, 1993. Common stock equivalents, consisting of shares issuable under employee benefit plans, were not included since their effect on dilution was insignificant.

     RECLASSIFICATIONS of certain amounts in the 1992 and 1991 consolidated financial statements have been made to conform to the 1993 presentation.



                                       11
                                      ----
                                      ----

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       (TABLE DOLLAR AMOUNTS IN THOUSANDS)



NOTE 2
BUSINESS ACQUISITION

     On July 31, 1991, the Corporation acquired 64,017 shares, or all of the common stock, of First United Bancorp, Inc., Middletown, Indiana, ("First United"). The Corporation issued 152,612 shares (prior to the 1993 stock split) of its common shares and $2,482,944 as payment in cash for the stock and now owns all outstanding shares of First United. The acquisition has been accounted for as a purchase and, accordingly, the assets acquired ($48,804,236) and liabilities assumed ($44,699,506) have been recorded at their estimated fair values at date of acquisition. The excess of $1,082,388 of the purchase price over estimated fair value of the underlying net assets is being amortized over a twenty-five year period from acquisition date. The operating results of First United from August 1, 1991, are included in the consolidated statement of income.

     Pro forma information of the Corporation for the year ended December 31, 1991, is presented as if First United had been acquired on January 1 of that year (unaudited, dollars in thousands, except for per share data).

- -----------------------------------

- -----------------------------------
Net interest income.........$23,051
Net income..................  6,869
Net income per share........   2.13
- -----------------------------------

NOTE 3
RESTRICTION ON CASH AND DUE FROM BANKS

     The Banks are required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 1993, was $8,965,000.

NOTE 4
INVESTMENT SECURITIES

- ---------------------------------------------------------------------------------------------------
                                                                 GROSS          GROSS   APPROXIMATE
                                               AMORTIZED      UNREALIZED     UNREALIZED      MARKET
                                                 COST            GAINS          LOSSES        VALUE
- ---------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------
Securities at December 31, 1993:
  U.S. Treasury. . . . . . . . . . . . .       $ 45,397         $  654           $  1       $ 46,050
  Federal agencies . . . . . . . . . . .         53,452            691             62         54,081
  State and municipal. . . . . . . . . .         44,866          1,211             55         46,022
  Mortgage and other
    asset-backed securities. . . . . . .         23,690            219             93         23,816
  Federal Reserve stock. . . . . . . . .            307                                          307
  Federal Home Loan Bank Stock . . . . .          1,572                                        1,572
  Corporate obligations. . . . . . . . .         36,959            581             87         37,453
                                               --------       --------       --------       --------
    Totals . . . . . . . . . . . . . . .       $206,243         $3,356           $298       $209,301
                                               --------       --------       --------       --------
                                               --------       --------       --------       --------

Securities at December 31, 1992:
  U.S. Treasury. . . . . . . . . . . . .       $ 53,120         $1,348           $105       $ 54,363
  Federal agencies . . . . . . . . . . .         66,778          1,544             85         68,237
  State and municipal. . . . . . . . . .         33,203            911             76         34,038
  Mortgage and other
   asset-backed securities . . . . . . .         16,073            508              2         16,579
  Federal Reserve stock. . . . . . . . .            307                                          307
  Corporate obligations. . . . . . . . .         26,804            710             36         27,478
                                               --------       --------       --------       --------
    Totals . . . . . . . . . . . . . . .       $196,285         $5,021           $304       $201,002
                                               --------       --------       --------       --------
                                               --------       --------       --------       --------



     The amortized cost and estimated market value of investment securities at December 31, 1993, by contractual maturity, are shown on the following page. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.



                                       12
                                      ----
                                      ----

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       (TABLE DOLLAR AMOUNTS IN THOUSANDS)


NOTE 4
INVESTMENT SECURITIES (CONTINUED)

- --------------------------------------------------------------------------------
                                                        AMORTIZED   APPROXIMATE
                                                           COST     MARKET VALUE
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
Maturity distribution at December 31, 1993:
  Due in one year or less. . . . . . . . . . . . . . .  $ 45,950      $ 46,485
  Due after one through five years . . . . . . . . . .   120,210       122,233
  Due after five through ten years . . . . . . . . . .    13,246        13,594
  Due after ten years. . . . . . . . . . . . . . . . .     1,268         1,294
                                                        --------      --------
                                                         180,674       183,606

  Mortgage and other asset-backed securities . . . . .    23,690        23,816
  Federal Reserve stock. . . . . . . . . . . . . . . .       307           307
  Federal Home Loan Bank stock . . . . . . . . . . . .     1,572         1,572
                                                        --------      --------
     Totals. . . . . . . . . . . . . . . . . . . . . .  $206,243      $209,301
                                                        --------      --------
                                                        --------      --------
- --------------------------------------------------------------------------------



     Securities with a total amortized cost of approximately $77,758,000 and $88,977,000 were pledged at December 31, 1993 and 1992, to secure certain deposits and for other purposes as permitted or required by law.

     Proceeds from sales of investments in debt securities during 1993, 1992, and 1991 were $5,431,000, $4,506,000, and $40,633,000. Gross gains of $395,000,
$115,000, and $288,000, and gross losses of $550, $49,000 and $96,000 were realized on those sales.


NOTE 5
LOANS AND ALLOWANCE


                                                                                    1993           1992
- ---------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------
Loans at December 31:
  Commercial and industrial loans. . . . . . . . . . . . . . . . . . . . . . . .  $ 76,760       $ 70,959
  Bankers' acceptances and loans to financial institutions . . . . . . . . . . .     3,000          9,496
  Agricultural production financing and other loans to farmers . . . . . . . . .     5,591          6,240
  Real estate loans:
    Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8,127          2,619
    Commercial and farmland. . . . . . . . . . . . . . . . . . . . . . . . . . .    58,235         52,402
    Residential. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   150,572        140,526
  Individuals' loans for household and other personal expenditures . . . . . . .    70,347         60,625
  Tax-exempt loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1,474          2,402
  Other loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2,766          5,039
                                                                                  --------       --------
    Total loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $376,872       $350,308
                                                                                  --------       --------
                                                                                  --------       --------



                                                                      1993           1992           1991
- ---------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------
Allowance for loan losses:
  Balances, January 1. . . . . . . . . . . . . . . . . . . . . . .   $4,351         $3,867         $3,254
  Addition resulting from acquisition. . . . . . . . . . . . . . .                                    252
  Provision for losses . . . . . . . . . . . . . . . . . . . . . .    1,014          1,357          1,401
  Recoveries on loans. . . . . . . . . . . . . . . . . . . . . . .      343            367            318
  Loans charged off. . . . . . . . . . . . . . . . . . . . . . . .     (908)        (1,240)        (1,358)
                                                                     ------         ------         ------
  Balances, December 31. . . . . . . . . . . . . . . . . . . . . .   $4,800         $4,351         $3,867
                                                                     ------         ------         ------
                                                                     ------         ------         ------

Nonperforming loans at December 31:
  Nonaccruing loans. . . . . . . . . . . . . . . . . . . . . . . .   $  527         $  493         $1,434
  Loans contractually past due 90 days or
    more other than nonaccruing. . . . . . . . . . . . . . . . . .      616            949          1,356
  Restructured loans . . . . . . . . . . . . . . . . . . . . . . .      879            548            828

                                                      (CONTINUED)


                                       13
                                      ----
                                      ----

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       (TABLE DOLLAR AMOUNTS IN THOUSANDS)

NOTE 5
LOANS AND ALLOWANCE (CONTINUED)

     Additional interest income of $39,000 for 1993, $80,000 for 1992, and $148,000 for 1991, would have been recorded had income on nonaccruing and restructured loans been considered collectible and accounted for on the accrual basis under the original terms of the loans.

     The Corporation's banking subsidiaries have entered into transactions with certain directors, executive officers, significant stockholders, and their affiliates or associates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

     The aggregate amount of loans, as defined, to such related parties were as follows:


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
     Balances, December 31, 1992 . . . . . . . . . . . . . . .     $ 13,153
     Changes in composition of related parties . . . . . . . .         (428)
     New loans, including renewals . . . . . . . . . . . . . .       12,226
     Payments, etc., including renewals. . . . . . . . . . . .      (11,894)
                                                                   ---------
     Balances, December 31, 1993 . . . . . . . . . . . . . . .     $ 13,057
                                                                   ---------
                                                                   ---------
- --------------------------------------------------------------------------------


NOTE 6
PREMISES AND EQUIPMENT


                                                                 1993         1992
- -----------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------
Cost at December 31:
  Land . . . . . . . . . . . . . . . . . . . . . . . . . . .   $   955      $   903
  Buildings and leasehold improvements . . . . . . . . . . .     8,694        8,482
  Equipment. . . . . . . . . . . . . . . . . . . . . . . . .     9,457        7,371
                                                               -------      -------
       Total cost. . . . . . . . . . . . . . . . . . . . . .    19,106       16,756

Accumulated depreciation . . . . . . . . . . . . . . . . . .     9,665        9,159
                                                               -------      -------
       Net . . . . . . . . . . . . . . . . . . . . . . . . .    $9,441       $7,597
                                                               -------      -------
                                                               -------      -------
- -----------------------------------------------------------------------------------

     The Corporation is committed under various noncancelable lease contracts for certain subsidiary office facilities. Total lease expense for 1993, 1992, and 1991 was $110,000, $89,000, and $104,000, respectively. The future minimum rental commitments required under the operating leases in effect at December 31, 1993, expiring at various dates through the year 2016, follow for the years ending December 31:


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
     1994. . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 96
     1995. . . . . . . . . . . . . . . . . . . . . . . . . . . .    83
     1996. . . . . . . . . . . . . . . . . . . . . . . . . . . .    78
     1997. . . . . . . . . . . . . . . . . . . . . . . . . . . .    75
     1998. . . . . . . . . . . . . . . . . . . . . . . . . . . .    65
     After 1998. . . . . . . . . . . . . . . . . . . . . . . . .   430
                                                                  ----
           Total future minimum obligations. . . . . . . . . . .  $827
                                                                  ----
                                                                  ----
- --------------------------------------------------------------------------------





                                       14
                                      ----
                                      ----

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       (TABLE DOLLAR AMOUNTS IN THOUSANDS)

NOTE 7
DEPOSITS


                                                                1993         1992
- -----------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------
Deposits at December 31:
  Noninterest bearing  . . . . . . . . . . . . . . . . . . .  $ 74,546     $ 72,132
  NOW accounts . . . . . . . . . . . . . . . . . . . . . . .    88,539       85,161
  Money market deposit accounts. . . . . . . . . . . . . . .    95,258       92,058
  Savings deposits . . . . . . . . . . . . . . . . . . . . .    52,759       48,860
  Certificates and other time deposits of $100,000 or more .    38,423       41,849
  Other certificates and time deposits . . . . . . . . . . .   156,777      171,911
                                                              --------     --------
     Total deposits. . . . . . . . . . . . . . . . . . . . .  $506,302     $511,971
                                                              --------     --------
                                                              --------     --------
- -----------------------------------------------------------------------------------


NOTE 8
SHORT-TERM BORROWINGS


                                                                 1993         1992
- -----------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------
Short-term borrowings at December 31:
  Federal funds purchased. . . . . . . . . . . . . . . . . .   $ 5,300
  Securities sold under repurchase agreements. . . . . . . .    26,363      $27,340
  U.S. Treasury demand notes . . . . . . . . . . . . . . . .    15,227        9,733
                                                               -------      -------
      Total short-term borrowings. . . . . . . . . . . . . .   $46,890      $37,073
                                                               -------      -------
                                                               -------      -------


NOTE 9
INCOME TAX


                                                                 1993           1992           1991
- ----------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------
Income tax expense:
  Currently payable:
    Federal. . . . . . . . . . . . . . . . . . . . . . . . .   $ 3,576        $ 3,632        $ 2,734
    State. . . . . . . . . . . . . . . . . . . . . . . . . .     1,135          1,056            884
  Deferred:
    Federal. . . . . . . . . . . . . . . . . . . . . . . . .      (304)          (598)          (342)
    State. . . . . . . . . . . . . . . . . . . . . . . . . .       (11)           (49)           (42)
                                                               -------        -------        -------
      Total income tax expense . . . . . . . . . . . . . . .   $ 4,396        $ 4,041        $ 3,234
                                                               -------        -------        -------
                                                               -------        -------        -------

Deferred provision (benefit) relating to:
  Provision for loan losses. . . . . . . . . . . . . . . . .                  $  (469)       $  (327)
  Deferred loan fees . . . . . . . . . . . . . . . . . . . .                     (115)           (90)
  Other. . . . . . . . . . . . . . . . . . . . . . . . . . .                      (63)            33
                                                                              -------        -------
    Deferred benefit . . . . . . . . . . . . . . . . . . . .                  $  (647)       $  (384)
                                                                              -------        -------
                                                                              -------        -------

Reconciliation of federal statutory
  to actual tax expense:
  Federal statutory income tax at 34%. . . . . . . . . . . .   $ 4,375        $ 4,021        $ 3,398
  Tax-exempt interest. . . . . . . . . . . . . . . . . . . .      (759)          (696)          (742)
  Effect of state income taxes . . . . . . . . . . . . . . .       742            665            556
  Other. . . . . . . . . . . . . . . . . . . . . . . . . . .        38             51             22
                                                               -------        -------        -------
    Actual tax expense . . . . . . . . . . . . . . . . . . .   $ 4,396        $ 4,041        $ 3,234
                                                               -------        -------        -------
                                                               -------        -------        -------

Deferred tax benefit at December 31. . . . . . . . . . . . .                  $ 1,615        $   968
                                                                              -------        -------
                                                                              -------        -------




                                       15
                                      ----
                                      ----

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       (TABLE DOLLAR AMOUNTS IN THOUSANDS)

NOTE 9
INCOME TAX (CONTINUED)

     Tax expense applicable to investment security sales for the years ended December 31, 1993, 1992, and 1991, was $156,000, $27,000, and $65,000,
respectively.

     A cumulative deferred tax asset of $2,157,486 is included in other assets. At December 31, 1993, the components of the asset are as shown in the table below.

     No valuation allowance at December 31, 1993, was considered necessary.

     During 1993, the Company adopted Statement of Financial Accounting Standards No. 109 (SFAS No. 109), ACCOUNTING FOR INCOME TAXES. As a result, the beginning deferred tax asset was increased by $227,329, which is reported as the cumulative effect of a change in accounting method.


- -----------------------------------------------------------------------------
- -----------------------------------------------------------------------------

Differences in accounting for other real estate. . . . . . . . . . .  $     6
Differences in depreciation methods. . . . . . . . . . . . . . . . .     (446)
Differences in accounting for loans and investment securities. . . .      (43)
Differences in accounting for loan fees. . . . . . . . . . . . . . .      431
Differences in accounting for loan losses. . . . . . . . . . . . . .    2,004
Deferred compensation. . . . . . . . . . . . . . . . . . . . . . . .      269
Differences in accounting for pensions
  and other employee benefits. . . . . . . . . . . . . . . . . . . .       74
State income tax . . . . . . . . . . . . . . . . . . . . . . . . . .     (163)
Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       25
                                                                      -------
  Total. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 2,157
                                                                      -------
                                                                      -------


Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 2,855
Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . .     (698)
                                                                      -------
  Total. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 2,157
                                                                      -------
                                                                      -------

- -----------------------------------------------------------------------------




                                       16
                                      ----
                                      ----

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       (TABLE DOLLAR AMOUNTS IN THOUSANDS)

NOTE 10
COMMITMENTS AND CONTINGENT LIABILITIES

     In the normal course of business, there are outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Banks' exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Banks use the same credit policies in making such commitments as they do for instruments that are included in the consolidated balance sheet.

     Financial instruments whose contract amount represents credit risk as of December 31, were as follows:


                                     1993      1992
- ----------------------------------------------------
- ----------------------------------------------------
Commitments to extend credit       $63,529   $72,135
Standby letters of credit            2,420     2,940

- ----------------------------------------------------


     Commitments to extend credit are agreements to lend to a customer, as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Banks evaluate each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Banks upon extension of credit, is based on management's credit evaluation. Collateral held varies, but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

     Standby letters of credit are conditional commitments issued by the Banks to guarantee the performance of a customer to a third party.

     The Corporation and Banks are also subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Corporation.


NOTE 11
STOCKHOLDERS' EQUITY

     National and state banking laws restrict the maximum amount of dividends that a bank may pay in any calendar year. National banks are limited to the bank's retained net income (as defined by the Comptroller of the Currency) for that year and the two preceding years. State banks are limited to retained earnings, as defined. The amount at December 31, 1993, available for 1994 dividends to the Corporation is $10,327,000. As a practical matter, the subsidiaries restrict dividends to a lesser amount because of the need to maintain an adequate capital structure.

     Total net assets (stockholder's equity) of all subsidiaries at December 31, 1993, was $67,727,000, of which $57,400,000 was restricted from dividend distribution to the Corporation.

     On November 12, 1991, the Board of Directors approved the Dividend Reinvestment and Stock Purchase Plan, enabling stockholders to elect to have their cash dividends on all shares held automatically reinvested in additional shares of the Corporation's common stock. In addition, stockholders may elect to make optional cash payments up to an aggregate of $2,500 per quarter for the purchase of additional shares of common stock. The stock is credited to participant accounts at fair market value. Dividends are reinvested on a quarterly basis on the applicable dividend payment that began with the first quarter of 1992 dividend payment. At December 31, 1993, 282,962 shares of common stock were reserved for purchase under the plan.

     On December 1, 1992, the Board of Directors of the Corporation declared a three-for-two stock split on its common shares and approved an increase in the authorized common stock shares to 20,000,000 shares. The new shares were distributed on January 25, 1993, to holders of record on January 18, 1993.



                                       17
                                      ----
                                      ----

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       (TABLE DOLLAR AMOUNTS IN THOUSANDS)

NOTE 12
EMPLOYEE BENEFIT PLANS

     The Corporation's defined-benefit pension plan covers substantially all of the Banks' employees. The benefits are based primarily on years of service and employees' pay near retirement. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. Pension expense was $56,000 for 1993, $64,000 for 1992, and $69,000 for 1991.

     The following table sets forth the plan's funded status and amounts recognized in the consolidated balance sheet at December 31:


- ----------------------------------------------------------------------------------------------------
                                                                               1993           1992
- ----------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------
Actuarial present value of:
  Accumulated benefit obligation including vested
    benefits of $8,100 and $6,458. . . . . . . . . . . . . . . . . . . . .   $  8,279        $ 6,603
                                                                             --------       --------
                                                                             --------       --------
Projected benefit obligation for service rendered to date. . . . . . . . .   $(10,116)       $(8,166)
Plan assets at fair value, primarily interest-bearing deposits
  and corporate bonds and securities . . . . . . . . . . . . . . . . . . .     10,013          9,332
                                                                             --------       --------
Plan assets in excess of (less than) projected benefit obligation  . . . .       (103)         1,166
Unrecognized net (gain) loss from experience
  different than that assumed. . . . . . . . . . . . . . . . . . . . . . .        837           (202)
Unrecognized prior service cost. . . . . . . . . . . . . . . . . . . . . .        (59)           (66)
Unrecognized net asset at January 1, 1987, being
  recognized over 15 years . . . . . . . . . . . . . . . . . . . . . . . .       (859)        (1,026)
                                                                             --------       --------
Accrued pension cost included in the balance sheet . . . . . . . . . . . .   $   (184)       $  (128)
                                                                             --------       --------
                                                                             --------       --------



- -------------------------------------------------------------------------------------------------------------------
                                                                                1993           1992           1991
- -------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------
Pension expense includes the following components:
  Service cost--benefits earned during the year. . . . . . . . . . . . . .    $   389        $   336        $   292
  Interest cost on projected benefit obligation. . . . . . . . . . . . . .        619            569            549
  Actual return on plan assets . . . . . . . . . . . . . . . . . . . . . .     (1,072)        (1,000)          (829)
  Net amortization and deferral. . . . . . . . . . . . . . . . . . . . . .        120            159             57
                                                                              -------        -------        -------
                                                                              $    56        $    64        $    69
                                                                              -------        -------        -------
                                                                              -------        -------        -------



- -------------------------------------------------------------------------------------------------------------------
                                                                                1993           1992           1991
- -------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------
Assumptions used in the accounting as of December 31 were:
  Discount rate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6.85%          7.75%           8.0%
  Rate of increase in compensation . . . . . . . . . . . . . . . . . . . .       4.5%           5.0%           5.0%
  Expected long-term rate of return on assets. . . . . . . . . . . . . . .      8.75%           8.5%           8.5%

- -------------------------------------------------------------------------------------------------------------------




                                       18                            (CONTINUED)
                                      ----
                                      ----

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       (TABLE DOLLAR AMOUNTS IN THOUSANDS)

NOTE 12
EMPLOYEE BENEFIT PLANS (CONTINUED)

     In 1989, stockholders approved the 1989 Stock Option Plan, reserving 112,500 shares of Corporation common stock for the granting of options to certain employees. The exercise price of the shares may not be less than the fair market value of the shares upon grant of the option. Options become 100 per cent vested when granted and are fully exercisable generally six months after the date of the grant, for a period of ten years. There were 337 shares available for grant at December 31, 1993.

     On December 14, 1993, the Board of Directors adopted the 1994 Stock Option Plan. Under the terms of the plan, 210,000 shares of Corporation common stock will be reserved for the granting of options to certain employees and non-employee directors. The exercise price of the shares may not be less than the fair market value of the shares upon the grant of the option. Options become 100 per cent vested when granted and are fully exercisable generally six months after the date of the grant, for a period of ten years. The 1994 Stock Option Plan is subject to stockholder approval.

- ------------------------------------------------------------------------------------------------------------------------
                                                                                    1993           1992           1991
- ------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------
Shares under option after restatement for stock split:
  Outstanding at beginning of year . . . . . . . . . . . . . . . . . . . .          75,600         71,175         49,237
  Adjustment for fractional shares . . . . . . . . . . . . . . . . . . . .              (4)
  Granted during the year. . . . . . . . . . . . . . . . . . . . . . . . .          20,100         19,200         23,025
  Expired during the year. . . . . . . . . . . . . . . . . . . . . . . . .          (1,500)
  Exercised during the year. . . . . . . . . . . . . . . . . . . . . . . .          (9,299)       (14,775)        (1,087)
  Outstanding at end of year . . . . . . . . . . . . . . . . . . . . . . .          84,897         75,600         71,175
  Exercisable at end of 1993 . . . . . . . . . . . . . . . . . . . . . . .          65,097
  Average option price at end of year. . . . . . . . . . . . . . . . . . .         $ 20.58        $ 18.48        $ 15.65
  Price of options exercised
    Low. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $ 13.66        $ 13.66        $ 13.66
    High . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $ 25.83        $ 17.00        $ 16.17
- ------------------------------------------------------------------------------------------------------------------------


     In 1989, the stockholders also approved the Employee Stock Purchase Plan, enabling eligible employees to purchase the Corporation's common stock. The price of the stock to be paid by the employees is determined by the Corporation's compensation committee, but may not be less than 85 per cent of the lesser of the fair market value of the Corporation's common stock at the beginning or at the end of the offering period. Common stock purchases are made annually and are paid through advance payroll deductions of up to 20 per cent of eligible compensation.

     Participants under the plan purchased 11,817 shares in 1993 at $20.96667 per share. The market value per share on the purchase date was $28.25. At December 31, 1993, 58,331 shares of common stock were reserved for purchase under the plan, and $135,321 has been deducted from compensation, plus interest, toward the purchase of shares after June 30, 1994, the end of the annual offering period.

     On December 14, 1993, the Board of Directors adopted the 1994 Employee Stock Purchase Plan, subject to stockholder approval. The total of 112,500 shares of the Corporation's common stock are to be reserved for issuance pursuant to the plan. The terms of the plan are similar to the 1989 Employee Stock Purchase Plan.

     The Banks have a retirement savings 401(k) plan in which substantially all employees may participate. The Banks match employees' contributions at the rate of 25 per cent for the first 5 per cent of base salary contributed by participants. The Banks' expense for the plan was $52,395 for 1993, $61,700 for 1992 and $40,200 for 1991.

     In December, 1990, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 106 (SFAS No. 106), EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS. SFAS No. 106 requires the accrual of health care and life insurance benefits during the years that employees render the service.

     The Corporation does not provide health care and life insurance benefits to retired employees.



                                       19
                                      ----
                                      ----

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       (TABLE DOLLAR AMOUNTS IN THOUSANDS)

NOTE 13
FAIR VALUES OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107 (SFAS No. 107), DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires that the Corporation disclose estimated fair values for its financial instruments. The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which quoted market rates are not available. Disclosure of fair values for financial instruments with quoted market rates are included elsewhere in the notes to the financial statements.

     The fair values of cash and cash equivalents, interest-bearing deposits, short-term borrowings, loan commitments and standby letters of credit are estimated to be equal to their carrying value and are not included below.

     For short-term loans and variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flow analyses that apply interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

     The fair values of noninterest-bearing and interest-bearing, NOW, money market deposit and savings accounts are equal to the amount payable on demand at the balance sheet date. The fair values for certificates of deposit and other time deposits are estimated using discounted cash flow calculations that apply interest rates currently being offered for deposits to a schedule of aggregated expected monthly maturities on such time deposits.


- ----------------------------------------------------------------------------------------------------
                                                         1993                          1992
                                               CARRYING         FAIR         CARRYING         FAIR
                                                AMOUNT          VALUE         AMOUNT          VALUE
- ----------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------
Loans at December 31:

Commercial loans . . . . . . . . . . . .       $155,313       $155,880       $131,263       $132,841
Real estate loans. . . . . . . . . . . .        138,225        141,399        126,832        134,899
Installment loans. . . . . . . . . . . .         61,110         61,412         48,786         49,116
Other short-term loans . . . . . . . . .         22,224         22,224         43,427         43,427
                                               --------       --------       --------       --------
      Total loans. . . . . . . . . . . .       $376,872       $380,915       $350,308       $360,283
                                               --------       --------       --------       --------
                                               --------       --------       --------       --------

Time deposits at December 31:

  Certificates of deposit. . . . . . . .       $156,850       $157,748       $183,065       $186,262
  Other time deposits. . . . . . . . . .         38,350         38,482         30,695         30,695
                                               --------       --------       --------       --------
      Total time deposits. . . . . . . .       $195,200       $196,230       $213,760       $216,957
                                               --------       --------       --------       --------
                                               --------       --------       --------       --------
- ----------------------------------------------------------------------------------------------------




                                       20
                                      ----
                                      ----

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                      (TABLE DOLLAR AMOUNTS IN THOUSANDS)

NOTE 14
CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

     Presented below is condensed financial information as to financial position, results of operations, and cash flows of the Corporation:

- ---------------------------------------------------------------------------------------------------
                             CONDENSED BALANCE SHEET
- ---------------------------------------------------------------------------------------------------
                                                                                    DECEMBER 31
                                                                                1993           1992
- ---------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------
Assets
   Cash on deposit . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $   342        $   620
   Investment in subsidiaries. . . . . . . . . . . . . . . . . . . . . . .     67,657         62,432
   Goodwill. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        749            786
   Other assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        179             97
                                                                              -------        -------
     Total assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $68,927        $63,935
                                                                              -------        -------
                                                                              -------        -------

Liabilities
   Other liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . .    $   123
                                                                              -------
     Total liabilities . . . . . . . . . . . . . . . . . . . . . . . . . .        123
                                                                              -------

Stockholders' equity
   Common stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        424        $   425
   Additional paid-in capital. . . . . . . . . . . . . . . . . . . . . . .     17,068         17,684
   Retained earnings . . . . . . . . . . . . . . . . . . . . . . . . . . .     51,312         45,826
                                                                              -------        -------
     Total stockholders' equity. . . . . . . . . . . . . . . . . . . . . .     68,804         63,935
                                                                              -------        -------

     Total liabilities and stockholders' equity. . . . . . . . . . . . . .    $68,927        $63,935
                                                                              -------        -------
                                                                              -------        -------

- -----------------------------------------------------------------------------------------------------------------
                          CONDENSED STATEMENT OF INCOME
- -----------------------------------------------------------------------------------------------------------------
                                                                                           DECEMBER 31
                                                                                1993           1992          1991
- -----------------------------------------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------------------------
Income
   Dividends from subsidiaries . . . . . . . . . . . . . . . . . . . . . .    $ 3,571        $ 2,890        $ 5,473
   Other income. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                         1
                                                                              -------        -------        -------
     Total income. . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3,571          2,891          5,473
                                                                              -------        -------        -------

Expenses
   Amortization of core deposit intangibles,
     goodwill, and fair value adjustments. . . . . . . . . . . . . . . . .         19              4             (8)
   Other expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . .        100            212
                                                                              -------        -------        -------
     Total expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . .        119            216             (8)
                                                                              -------        -------        -------

Income before income tax, equity in undistributed income of
 subsidiaries and cumulative effect of change in accounting method . . . .      3,452          2,675          5,481
   Income tax benefit. . . . . . . . . . . . . . . . . . . . . . . . . . .        (40)           (79)
                                                                              -------        -------        -------

Income before equity in undistributed income of
 subsidiaries and cumulative effect of change in accounting method . . . .      3,492          2,754          5,481
   Equity in undistributed income of subsidiaries. . . . . . . . . . . . .      5,225          5,031          1,278
                                                                              -------        -------        -------

Income before cumulative effect of change in accounting method . . . . . .      8,717          7,785          6,759

Cumulative effect of change in method of accounting for income taxes . . .        (18)
                                                                              -------        -------        -------

Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 8,699        $ 7,785        $ 6,759
                                                                              -------        -------        -------
                                                                              -------        -------        -------
- -------------------------------------------------------------------------------------------------------------------





                                       21                            (CONTINUED)
                                      ----
                                      ----

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
          (TABLE DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 14
CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY, CONTINUED)

- --------------------------------------------------------------------------------
                        CONDENSED STATEMENT OF CASH FLOWS
- ------------------------------------------------------------------------------------------------------------------
                                                                                            DECEMBER 31
                                                                                1993           1992           1991
- ------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------
Operating activities:
  Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 8,699        $ 7,785        $ 6,759
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Amortization . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         19              4             (8)
    Equity in undistributed income of subsidiaries . . . . . . . . . . . .     (5,225)        (5,031)        (1,278)
    Net change in:
      Other assets . . . . . . . . . . . . . . . . . . . . . . . . . . . .        (64)           (19)
      Other liabilities. . . . . . . . . . . . . . . . . . . . . . . . . .        123
                                                                              -------        -------        -------
        Net cash provided by operating activities. . . . . . . . . . . . .      3,552          2,739          5,473
                                                                              -------        -------        -------

Investing activities:
  Payment for purchase of First United . . . . . . . . . . . . . . . . . .                                   (2,556)
                                                                                                            -------
        Net cash used by investing activities. . . . . . . . . . . . . . .                                   (2,556)
                                                                                                            -------

Financing activities:
  Cash dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     (3,213)        (2,890)        (2,562)
  Stock issued under employee benefit plans. . . . . . . . . . . . . . . .        247            191            181
  Stock issued under dividend reinvestment
     and stock purchase plan . . . . . . . . . . . . . . . . . . . . . . .        287            186
  Stock options exercised. . . . . . . . . . . . . . . . . . . . . . . . .        154            222             16
  Stock redeemed . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     (1,301)           (31)          (377)
  Cash paid in lieu of issuing fractional shares . . . . . . . . . . . . .         (4)
                                                                              -------        -------        -------
        Net cash used by financing activities. . . . . . . . . . . . . . .     (3,830)        (2,322)        (2,742)
                                                                              -------        -------        -------
Net increase (decrease) in cash on deposit . . . . . . . . . . . . . . . .       (278)           417            175
Cash on deposit, beginning of year . . . . . . . . . . . . . . . . . . . .        620            203             28
                                                                              -------        -------        -------
Cash on deposit, end of year . . . . . . . . . . . . . . . . . . . . . . .    $   342        $   620        $   203
                                                                              -------        -------        -------
                                                                              -------        -------        -------



NOTE 15
QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following table sets forth certain quarterly results for the years ended December 31, 1993 and 1992:


- --------------------------------------------------------------------------------------------------------
                                              NET      PROVISION                 AVERAGE        EARNINGS
   QUARTER                      INTEREST    INTEREST    FOR LOAN       NET        SHARES          PER
    ENDED                        INCOME      INCOME      LOSSES       INCOME    OUTSTANDING      SHARE
- --------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------
March, 1993. . . . . . . . . .  $10,593     $ 6,254      $  269      $2,282      3,407,803       $ .67
June, 1993 . . . . . . . . . .   10,707       6,475         270       2,319      3,411,165         .68
September, 1993. . . . . . . .   10,327       6,276         243       2,014      3,426,651         .59
December, 1993 . . . . . . . .   10,379       6,503         232       2,084      3,420,050         .61
                                -------     -------      ------     -------                      -----
                                $42,006     $25,508      $1,014      $8,699      3,416,417       $2.55
                                -------     -------      ------     -------                      -----
                                -------     -------      ------     -------                      -----
March, 1992. . . . . . . . . .  $11,931     $ 6,307      $  301      $1,984      3,369,593       $ .59
June, 1992 . . . . . . . . . .   11,590       6,255         328       2,044      3,376,214         .61
September, 1992. . . . . . . .   11,285       6,233         338       1,799      3,394,959         .53
December, 1992 . . . . . . . .   11,099       6,415         390       1,958      3,400,631         .57
                                -------     -------      ------     -------                      -----
                                $45,905     $25,210      $1,357      $7,785      3,385,349       $2.30
                                -------     -------      ------     -------                      -----
                                -------     -------      ------     -------                      -----
- ------------------------------------------------------------------------------------------------------




                                       22
                                      ----
                                      ----

ANNUAL REPORT APPENDIX - GRAPHIC & IMAGE INFORMATION

- --------------------------------------------------------------------------------

Map:  FIRST MERCHANTS CORPORATION MARKET AREA

This graphic is a map of Indiana showing the market area for First Merchants Corporation ("Corporation"). The map illustrates the location of Delaware, Madison and Henry counties, Indiana. The map identifies the communities with Corporation offices. The following table summarizes the Corporation's office locations:

               LOCATION                          COUNTY


               Muncie                            Delaware
               Albany                            Delaware
               Daleville                         Delaware
               Eaton                             Delaware


               Pendleton                         Madison
               Edgewood                          Madison
               Ingalls                           Madison
               Lapel                             Madison
               Markleville                       Madison


               Middletown                        Henry
               Sulphur Springs                   Henry
               Mooreland                         Henry

- --------------------------------------------------------------------------------

Bar chart:  RETURN ON AVERAGE ASSETS

A bar graph with the following plot points for the respective years.

                          RETURN ON AVERAGE ASSETS
                                 (per cent)


YEAR                                   1991      1992      1993
Return on Average Assets               1.21%     1.29%     1.39%

A narrative discussion of this data is provided in the Management's Discussion & Analysis, under the caption "Results of Operation".

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

Bar chart:  RETURN ON AVERAGE EQUITY

A bar graph with the following plot points for the respective years.

                          RETURN ON AVERAGE EQUITY
                                 (per cent)

YEAR                                   1991      1992      1993
Return on Average Equity              12.41%    12.71%    13.01%

A narrative discussion of this data is provided in the Management's Discussion & Analysis, under the caption "Results of Operation".

- --------------------------------------------------------------------------------

Bar chart:  NET LOAN LOSSES

A bar graph with the following plot points for the respective years.

                               NET LOAN LOSSES
                      (as a per cent of average loans)
YEAR                                        1991      1992      1993
Net Loan Losses
        First Merchants Corporation         .35%      .26%      .16%
        Peer Group                          .95%      .63%      NA

A narrative discussion of this data is provided in the Management's Discussion & Analysis, under the caption "Asset Quality/Provision for Loan Losses".