Form 10-K405, Exhibit 13
FIRST MERCHANTS CORP
filed 1995-03-24
CIK 712534

                             STOCKHOLDER INFORMATION

[GRAPHIC:  MAP; FIRST MERCHANTS CORPORATION MARKET AREA]

First
Merchants
Corporation
Market Area

Corporate Office
200 East Jackson Street
Muncie, IN  47305
317-747-1500

     First Merchants Corporation of Muncie, Indiana, was organized in September 1982, as the bank holding company for The Merchants National Bank, now First Merchants Bank, N.A., an institution which has served Muncie and the surrounding communities since 1893.

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

     Subsidiaries of First Merchants Corporation conduct a full range of banking operations, including commercial, industrial, consumer and real estate lending, deposit and investment services, and other banking services. First Merchants Bank, with more than $820,000,000 in fiduciary assets at market value, operates one of the ten largest trust departments in Indiana.

     First Merchants Corporation is committed to the sound management of its subsidiaries and to leading its east central Indiana marketplace in meeting customer banking needs and expectations.

                      STOCK PRICE AND DIVIDEND INFORMATION

. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
                            PRICE PER SHARE

QUARTER                   HIGH                     LOW             DIVIDENDS DECLARED
                     1994      1993           1994      1993          1994     1993
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
First Quarter       $30.75    $30.75         $28.50    $27.00         $.25     $.22
Second Quarter       29.50     29.00          28.00     26.50          .25      .22
Third Quarter        33.75     30.50          28.50     26.50          .28      .25
Fourth Quarter       33.50     31.25          30.50     29.00          .28      .25
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

The table above lists per share bid prices and dividend payments during 1993 and 1994, as adjusted for the 3-for-2 stock split of January, 1993.

Prices are as reported by the National Association of Securities Dealers Automated Quotation - National Market System.

STOCK INFORMATION

COMMON STOCK LISTING

First Merchants Corporation common stock is traded over-the-counter on the NASDAQ National Market System. Quotations are carried in many daily papers. The NASDAQ symbol is FRME (Cusip #320817-10-9). At the close of business on December 31, 1994, the number of shares outstanding was 3,366,346. There were 1,061 stockholders of record on that date.

STOCK TRANSFER AGENT AND REGISTRAR

     First Merchants Bank, N.A.
     Corporate Trust Department
     P.O. Box 792
     Muncie, Indiana  47308-0792

GENERAL STOCKHOLDER INQUIRIES

Stockholders and interested investors may obtain information about the Corporation upon written request or by calling:

     Mr. Douglas B. Harris
     Assistant Vice President
     Investor Services
     First Merchants Corporation
     P.O. Box 792
     Muncie, Indiana  47308-0792
     317-747-1346
     1-800-262-4261

MARKET MAKERS

The following firms make a market in First Merchants Corporation stock:

     City Securities Corporation
     Herzog, Heine, Geduld, Inc.
     Howe, Barnes & Johnson, Inc.
     David A. Noyes and Company
     Raffensperger, Hughes & Co.
     Sandler, O'Neill & Partners, L.P.

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
     317-747-1390
     1-800-262-4261

ANNUAL MEETING

The Annual Meeting of Stockholders of First Merchants Corporation will be held Thursday, March 30, 1995, 3:30 p.m., at the Horizon Convention Center, 401 South High Street, Muncie, Indiana.

                          INDEPENDENT AUDITOR'S REPORT

. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

To the Stockholders & Board of Directors
First Merchants Corporation
Muncie, Indiana

We have audited the consolidated balance sheet of First Merchants Corporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholder's equity and cash flows for each of the three years in the period ended December 31, 1994 (pages 7-22). These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of First Merchants Corporation and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in the notes to the Consolidated Financial Statements, the Corporation changed its method of accounting for investments in securities in 1994 and for income taxes in 1993.


                                   GEO S. OLIVE & CO. LLC

                                   Indianapolis, Indiana
                                   January 20, 1995

. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

TABLE OF CONTENTS

FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA. . . . . . . . . . . . .         1

MANAGEMENT'S DISCUSSION & ANALYSIS . . . . . . . . . . . . . . . . . .        2

CONSOLIDATED FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . .        7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   . . . . . . . . . . . . .       11

. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

                  FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                   1994           1993           1992           1991           1990
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
OPERATIONS
Net Interest Income
  Fully Taxable Equivalent Basis . . . . .     $ 28,282       $ 26,806       $ 26,400       $ 23,277       $ 20,055
Less Tax Equivalent Adjustment . . . . . .        1,299          1,298          1,190          1,320            983
                                              . . . . .      . . . . .      . . . . .      . . . . .      . . . . .
Net Interest Income. . . . . . . . . . . .       26,983         25,508         25,210         21,957         19,072
Provision for Loan Losses. . . . . . . . .          782          1,014          1,357          1,401          1,295
                                              . . . . .      . . . . .      . . . . .      . . . . .      . . . . .
Net Interest Income
  After Provision for Loan Losses. . . . .       26,201         24,494         23,853         20,556         17,777
Total Other Income . . . . . . . . . . . .        6,298          6,588          5,576          5,229          4,671
Total Other Expenses . . . . . . . . . . .       18,434         18,214         17,603         15,792         13,401
                                              . . . . .      . . . . .      . . . . .      . . . . .      . . . . .
Income Before Income Tax Expense
  and Change in Accounting Method. . . . .       14,065         12,868         11,826          9,993          9,047
Income Tax Expense . . . . . . . . . . . .        4,907          4,396          4,041          3,234          3,023
                                              . . . . .      . . . . .      . . . . .      . . . . .      . . . . .
Income Before Change in Accounting
  Method . . . . . . . . . . . . . . . . .        9,158          8,472          7,785          6,759          6,024
Change in Accounting Method for
  Income Taxes . . . . . . . . . . . . . .                         227
                                              . . . . .      . . . . .      . . . . .      . . . . .      . . . . .
Net Income . . . . . . . . . . . . . . . .   $    9,158      $   8,699      $   7,785      $   6,759      $   6,024
                                              . . . . .      . . . . .      . . . . .      . . . . .      . . . . .
                                              . . . . .      . . . . .      . . . . .      . . . . .      . . . . .
PER SHARE DATA (1)
Income Before Change in Accounting
  Method . . . . . . . . . . . . . . . . .  $      2.71     $     2.48     $     2.30     $     2.09     $     1.90
Net Income . . . . . . . . . . . . . . . .         2.71           2.55           2.30           2.09           1.90
Cash Dividends Paid. . . . . . . . . . . .         1.06            .94            .85            .79            .71
December 31 Book Value . . . . . . . . . .        21.10          20.30          18.79          17.36          16.29
December 31 Market Value (BID PRICE) . . .        31.25          29.00          28.50          18.67          13.83

AVERAGE BALANCES
Total Assets . . . . . . . . . . . . . . .     $634,868       $626,398       $603,067       $560,412       $511,097
Total Loans. . . . . . . . . . . . . . . .      388,639        357,028        329,750        300,276        272,122
Total Deposits . . . . . . . . . . . . . .      514,029        517,826        501,526        441,302        408,804
Total Stockholders' Equity . . . . . . . .       70,104         66,887         61,246         54,473         49,906

YEAR-END BALANCES
Total Assets . . . . . . . . . . . . . . .     $644,606       $626,113       $616,859       $596,573       $541,124
Total Loans. . . . . . . . . . . . . . . .      401,605        376,872        350,308        323,382        287,787
Total Deposits . . . . . . . . . . . . . .      529,830        506,302        511,971        484,824        429,675
Total Stockholders' Equity . . . . . . . .       71,018         68,804         63,935         58,472         51,277

FINANCIAL RATIOS
Return on Average Assets . . . . . . . . .        1.44%          1.39%          1.29%          1.21%          1.18%
Return on Average Stockholders' Equity . .       13.06          13.01          12.71          12.41          12.07
Average Earning Assets to Total Assets . .       94.05          93.71          93.93          93.82          93.55
  Allowance for Loan Losses
     as % of Total Loans . . . . . . . . .        1.24           1.27           1.24           1.20           1.13
Dividend Payout Ratio. . . . . . . . . . .       39.11          36.86          36.96          37.79          37.37
Average Stockholder's Equity to
  Average Assets . . . . . . . . . . . . .       11.04          10.68          10.16           9.72           9.76
Tax Equivalent Yield on Earning Assets . .        7.44           7.38           8.31           9.48          10.09
Cost of Supporting Liabilities . . . . . .        2.70           2.81           3.65           5.05           5.90
Net Interest Margin on Earning Assets. . .        4.74           4.57           4.66           4.43           4.19

 (1)  Restated for 3-for-2 stock split distributed January, 1993.

The amounts include First United Bank, subsequent to its acquisition on July 31, 1991

                                        1
                                    . . . . .
                                    . . . . .

                       MANAGEMENT'S DISCUSSION & ANALYSIS
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

[Graphic; bar chart; Return on Average Assets]
[Graphic; bar chart; Return on Average Equity]

                              RESULTS OF OPERATION

     Net income before cumulative effect of change in accounting method for the year amounted to $9,158,000 or $2.71 per share, an increase of 9.3 per cent over 1993 at $2.48 per share.

     Earnings per share for 1993 included $.07 per share resulting from the required adoption in the first quarter of Statement of Financial Accounting Standard No. 109 (SFAS No. 109), ACCOUNTING FOR INCOME TAXES, a non-recurring event. Total 1993 earnings per share amounted to $2.55.

     Return on assets, increased to a record level of 1.44 per cent, up from
1.39 per cent in 1993.

     Return on equity was 13.06 per cent in 1994, 13.01 per cent in 1993, and
12.71 per cent  in 1992.

     In 1994, First Merchants Corporation ("Corporation") recorded the nineteenth consecutive year of improvement in net income on both an aggregate and per share basis.


CAPITAL

     The Corporation's capital strength continues to exceed regulatory minimums and peer group averages. Management believes that strong capital is a distinct advantage in the competitive environment in which the Corporation operates and will provide a solid foundation for continued growth.

     The Corporation's capital ratio was 11.02 per cent at year-end 1994 and
10.99 per cent at December 31, 1993. At December 31, 1994, the Corporation had a Tier I risk-based capital ratio of 16.28 per cent, total risk-based capital ratio of 17.41 per cent, and a leverage ratio of 11.54 per cent. Regulatory capital guidelines require a Tier I risk-based capital ratio of 4.0 per cent and a total risk-based capital ratio of 8.0 per cent.

     The Corporation has an employee stock purchase plan and an employee stock option plan. Activity under these plans is described in Note 11 to the Consolidated Financial Statements.

     The transactions under these plans have not had a material effect on the Corporation's capital position.

     On March 31, 1994, stockholders approved the 1994 Stock Option Plan. Under the terms of the plan, 210,000 shares of Corporation common stock are reserved for the granting of options to certain employees and non-employee directors. The exercise price of the shares may not be less than the fair market value of the shares upon the grant of the option. Options become 100 per cent vested when granted and fully exercisable generally six months after the date of the grant, for a period of ten years.

     On March 31, 1994, stockholders approved the 1994 Employee Stock Purchase Plan. A total of 112,500 shares of the Corporation's common stock are reserved for issuance pursuant to the plan. The terms of the plan are described in Note 11 to the Consolidated Financial Statements.

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

     The following table summarizes the risk elements for the Corporation and its peer group consisting of bank holding companies with average assets between $500 million and $1 billion. The peer group statistics were provided by the Federal Reserve System. The table indicates that the Corporation's loan quality compares favorably with the peer group.

                                        2
                                    . . . . .
                                    . . . . .

                       MANAGEMENT'S DISCUSSION & ANALYSIS
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

ASSET QUALITY/PROVISION FOR LOAN LOSSES (CONTINUED)

[Graphic; bar chart; Net Loan Losses]
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

NON-PERFORMING LOANS (1) at DECEMBER 31  as a PER CENT of LOANS

                                                  FIRST MERCHANTS     PEER
                                                    CORPORATION       GROUP
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

1994 . . . . . . . . . . . . . . . . . . . . .          .26%          NA
1993 . . . . . . . . . . . . . . . . . . . . .          .30            1.54%
1992 . . . . . . . . . . . . . . . . . . . . .          .41            1.87
1991 . . . . . . . . . . . . . . . . . . . . .          .86            2.59
1990 . . . . . . . . . . . . . . . . . . . . .         1.09            2.62

(1) Accruing loans past due 90 days or more, and non-accruing loans, but excluding restructured loans. December 31, 1994, peer group comparisons are not yet available.

     At December 31, 1994, the allowance for loan losses was $4,998,000, up 4.1 per cent from year end 1993. As a per cent of loans, the allowance was 1.24 per cent, down from 1.27 per cent at year end 1993.

     The table below presents loan loss experience for the years indicated and compares the Corporation's loss experience to that of its peer group. Again, the Corporation compares favorably.

. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
                                       1994     1993     1992     1991     1990
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
                             (DOLLARS IN THOUSANDS)
Allowance for loan losses:
  Balance at January 1 . . . . . .    $4,800   $4,351   $3,867   $3,254   $2,915
     Addition resulting
     from acquisition. . . . . . .                                  252
                                     . . . .  . . . .  . . . .  . . . .  . . . .
  Chargeoffs:
     Commercial. . . . . . . . . .       526      391      588      806      614
     Real estate mortgage. . . . .        41      129      100       41       46
     Installment . . . . . . . . .       346      388      552      511      590
                                     . . . .  . . . .  . . . .  . . . .  . . . .
       Total chargeoffs. . . . . .       913      908    1,240    1,358    1,250
                                     . . . .  . . . .  . . . .  . . . .  . . . .
  Recoveries:
     Commercial. . . . . . . . . .       216      240      215      227      195
     Real estate mortgage. . . . .        30        5       38        7        1
     Installment . . . . . . . . .        83       98      114       84       98
                                     . . . .  . . . .  . . . .  . . . .  . . . .
       Total recoveries. . . . . .       329      343      367      318      294

                                     . . . .  . . . .  . . . .  . . . .  . . . .
  Net chargeoffs . . . . . . . . .       584      565      873    1,040      956
                                     . . . .  . . . .  . . . .  . . . .  . . . .
  Provision for loan losses. . . .       782    1,014    1,357    1,401    1,295
                                     . . . .  . . . .  . . . .  . . . .  . . . .
  Balance at December 31 . . . . .    $4,998   $4,800   $4,351   $3,867   $3,254
                                     . . . .  . . . .  . . . .  . . . .  . . . .
                                     . . . .  . . . .  . . . .  . . . .  . . . .
Ratio of net chargeoffs during
  the period to average loans
  outstanding during the period. .      .15%     .16%     .26%     .35%     .35%

Peer Group . . . . . . . . . . . .      NA       .49      .63      .95      .93
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     As a result of Management's assessment of loan quality and the adequacy of the allowance for loan losses, the 1994 provision for loan losses at $782,000 represented a $232,000 decrease from 1993. The amount provided exceeded net chargeoffs by $198,000.


                                        3
                                    . . . . .
                                    . . . . .

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

     The Corporation's liquidity and interest sensitivity position at December 31, 1994, remained adequate to meet the Corporation's primary goal of achieving optimum interest margins while avoiding undue interest rate risk. The table below presents the Corporation's interest rate sensitivity analysis as of December 31, 1994.

. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
                       INTEREST-RATE SENSITIVITY ANALYSIS
                             (DOLLARS IN THOUSANDS)

                                                                       AT DECEMBER 31, 1994
                                                            1-180 DAYS   181-365 DAYS      1-5 YEARS   BEYOND 5 YEARS       TOTAL
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Rate-Sensitive Assets:
  Federal funds sold and
    interest-bearing time deposits . . . . . . . . . .       $   3,698                                                   $   3,698
  Securities available for sale. . . . . . . . . . . .          13,852   $      9,364      $  72,775    $     3,372         99,363
  Securities held to maturity. . . . . . . . . . . . .          16,800         16,409         40,996          3,472         77,677
  Loans. . . . . . . . . . . . . . . . . . . . . . . .         207,590         47,136        104,792         42,087        401,605
  Federal Reserve and
    Federal Home Loan Bank stock . . . . . . . . . . .           1,572                                          307          1,879
                                                             . . . . .   . . . . . . .     . . . . . .  . . . . . .      . . . . . .
    Total rate-sensitive assets. . . . . . . . . . . .         243,512         72,909        218,563         49,238        584,222
                                                             . . . . .   . . . . . . .     . . . . . .  . . . . . .      . . . . . .
Rate-Sensitive Liabilities:
  Savings and time deposits. . . . . . . . . . . . . .         191,190         31,546        207,305            122        430,163
  Other borrowed funds . . . . . . . . . . . . . . . .          39,189                                                      39,189
                                                             . . . . .   . . . . . . .     . . . . . .  . . . . . .      . . . . . .
    Total rate-sensitive liabilities . . . . . . . . .         230,379         31,546        207,305            122        469,352
                                                             . . . . .   . . . . . . .     . . . . . .  . . . . . .      . . . . . .
Interest rate sensitivity gap by period. . . . . . . .      $   13,133    $    41,363     $   11,258     $   49,116

Cumulative gap . . . . . . . . . . . . . . . . . . . .          13,133         54,496         65,754        114,870

Cumulative ratio at December 31, 1994. . . . . . . . .          105.7%         120.8%         114.0%         124.5%
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

EARNING ASSETS

     Earning assets declined $.8 million during 1994 after increasing $12.7 million during 1993. The Corporation shifted emphasis to loans from investments to more profitably configure the balance sheet.

     The following table presents the earning asset mix for the years ended 1994, 1993, and 1992.

. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
                                 EARNING ASSETS
                              (DOLLARS IN MILLIONS)
                                                        DECEMBER 31
                                                 1994      1993        1992
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Federal funds sold and interest-bearing
  time deposits. . . . . . . . . . . . . . .   $    3.7  $    1.9   $    25.7
Securities available for sale. . . . . . . .       99.3
Securities held to maturity. . . . . . . . .       77.7     204.3       196.0
Loans. . . . . . . . . . . . . . . . . . . .      401.6     376.9       350.3
Federal Reserve and Federal Home Loan
  Bank stock . . . . . . . . . . . . . . . .        1.9       1.9          .3
                                                . . . .   . . . .     . . . .
      Total. . . . . . . . . . . . . . . . .    $ 584.2   $ 585.0     $ 572.3
                                                . . . .   . . . .     . . . .
                                                . . . .   . . . .     . . . .

. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

                                        4
                                    . . . . .
                                    . . . . .

                       MANAGEMENT'S DISCUSSION & ANALYSIS
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

DEPOSITS AND SHORT-TERM BORROWINGS

     The following tables present the level of deposits and short-term borrowings (Federal funds purchased, repurchase agreements with customers and U.S. Treasury demand notes) based on both year-end levels and daily average balances for the past three years:

       AS OF DECEMBER 31

                         SHORT-TERM
          DEPOSITS       BORROWINGS
1994      $529,830,000   $39,189,000
1993       506,302,000    46,890,000
1992       511,971,000    37,073,000

        AVERAGE BALANCES

                          SHORT-TERM
            DEPOSITS      BORROWINGS

1994      $514,029,000   $45,639,000
1993       517,826,000    35,317,000
1992       501,526,000    35,796,000

NET INTEREST INCOME

     Net interest income is the primary source of the Corporation's earnings.
It is a function of net interest margin and the level of average earning assets.

     The table below presents the Corporation's asset yields, interest expense, and net interest income as a per cent of average earning assets for the five-year period ending in 1994. Asset yields improved slightly in 1994 (.06 per cent), while interest expense declined 11 basis points. The resulting "spread" increase of .17 per cent (4.74% vs 4.57%) accounted for approximately two-thirds of the $1,476,000 increase in fully taxable equivalent net interest income. The remaining increase is attributable to growth in average earning assets of $10,093,000 (see table below).

. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
            INTEREST INCOME     INTEREST EXPENSE     NET INTEREST INCOME                      NET INTEREST INCOME
          (FTE) AS A PER CENT     AS A PER CENT      (FTE) AS A PER CENT    AVERAGE                  ON A
               OF AVERAGE          OF AVERAGE             OF AVERAGE        EARNING               FULLY TAXABLE
             EARNING ASSETS      EARNING ASSETS         EARNING ASSETS      ASSETS              EQUIVALENT BASIS
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
1994              7.44%               2.70%                  4.74%          $597,102                $28,282
1993              7.38                2.81                   4.57            587,009                 26,806
1992              8.31                3.65                   4.66            566,467                 26,400
1991              9.48                5.05                   4.43            525,799                 23,277
1990             10.09                5.90                   4.19            478,113                 20,055
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

     Other income declined in 1994 by $290,000, or 4.4 per cent. The decline is attributable to two factors:

     1. Loss on the sale of securities of $31,000 compared to gains of $395,000 in 1993, a change of $426,000.

     2.   A $126,000 (5.0%) decline in deposit service charges.

     The first factor is not relevant to the underlying fee income potential of the Corporation. Without that change, fee income would have increased from $6,194,000 to $6,329,000 (2.2 per cent).

OTHER EXPENSE

     Total "other expenses" represent non-interest operating expenses of the Corporation. Those expenses amounted to $18,434,000 in 1994, an increase of 1.2 per cent from the prior year.

     Salary and benefit expenses, which account for one-half of the Corporation's non-interest operation expenses, increased by $928,000, or 10.2 per cent. About one-fourth of that increase is attributable to the change in the Corporation's data processing function described below. The rest is attributable to normal salary increases and to key additions to staff.

                                 5  (CONTINUED)

                       MANAGEMENT'S DISCUSSION & ANALYSIS
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
OTHER EXPENSE (CONTINUED)

     In 1993, other expenses increased $611,000 to $18,215,000, an increase of
3.5 per cent. Salary and benefit expenses increased by $330,000, or 3.8 per cent, and premises and equipment expenses rose $254,000, or 12.8 per cent.

     In the fourth quarter of 1993, First Merchants assumed responsibility for the data processing function for the Corporation and its subsidiaries. The agreement with an outside party to provide data processing was terminated.
The cost of the conversion, equipment, and software was approximately $1,700,000. The equipment and software costs will be depreciated on a straight-line method based on useful lives of the assets. The Corporation estimates that data processing costs declined under the new arrangement (net of additional salary, benefit, equipment, and software costs) by more than $400,000.

INCOME TAXES

     The increase in 1994 tax expense of $512,000 is attributable to a $1,198,000 increase in net pre-tax income.

     The following is a breakdown, by year, of federal and state income taxes:

. . . . . . . . . . . . . . . . . . . . .
      FEDERAL AND STATE INCOME TAXES
                1994           1993
             (DOLLARS IN THOUSANDS)
. . . . . . . . . . . . . . . . . . . . .
. . . . . . . . . . . . . . . . . . . . .
Federal taxes  $3,735         $3,272
State taxes     1,172          1,124
               . . . .        . . . .
  Total        $4,907         $4,396
. . . . . . . . . . . . . . . . . . . . .


     During 1993, the Corporation adopted Statement of Financial Accounting Standards No. 109 (SFAS No. 109), ACCOUNTING FOR INCOME TAXES. As a result, the beginning deferred tax asset was increased by $227,329, which is reported as the cumulative effect of a change in accounting method in the income statement.

ACCOUNTING MATTERS

     In May 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 114 (SFAS No. 114), ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN. The Statement requires that impaired loans that are within the scope of SFAS No. 114 be measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate; at the loan's observable market price; or the fair value of the collateral, if the loan is collateral dependent. Adoption of SFAS No. 114 is required in 1995, with earlier adoption permitted. The Corporation has not determined the impact of SFAS No. 114 on its financial condition and results of operations, but expects it to be immaterial.

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

     During 1994, the market value of securities available for sale (net of taxes) declined by $3,164,000 and the unrealized loss of those securities (net of taxes) was $2,520,000 on December 31, 1994.

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

                                        6
                                    . . . . .
                                    . . . . .

                           CONSOLIDATED BALANCE SHEET
                                                       December 31
                                            -------------------------------
                                                  1994             1993
                                                  ----             ----
ASSETS:
  Cash and due from banks. . . . . . . .    $ 42,684,174       $ 24,942,428
  Federal funds sold . . . . . . . . . .       3,675,000          1,625,000
                                            -------------      ------------
    Cash and cash equivalents. . . . . .      46,359,174         26,567,428
  Interest-bearing time deposits . . . .          23,117            253,854
  Securities available for sale. . . . .      99,363,240
  Securities held to maturity
   (approximate market value
   $76,522,000 and $207,442,000) . . . .      77,676,818        204,363,290
  Loans:
    Loans. . . . . . . . . . . . . . . .     401,604,848        376,871,651
    Less:  Allowance for loan losses . .       4,997,847          4,800,366
                                            -------------      ------------
      Net Loans. . . . . . . . . . . . .     396,607,001        372,071,285
  Premises and equipment . . . . . . . .       9,545,153          9,440,635
  Federal Reserve and Federal Home
    Loan Bank Stock. . . . . . . . . . .       1,879,300          1,879,300
  Interest receivable. . . . . . . . . .       5,627,391          5,664,780
  Core deposit intangibles and goodwill.       1,976,594          2,107,771
  Other assets . . . . . . . . . . . . .       5,548,184          3,764,616
                                            -------------      ------------
       Total assets. . . . . . . . . . .    $644,605,972       $626,112,959
                                            -------------      ------------
                                            -------------      ------------
LIABILITIES:
  Deposits:
    Noninterest bearing. . . . . . . . .    $ 99,667,435       $ 74,546,331
    Interest bearing . . . . . . . . . .     430,162,771        431,755,835
                                            -------------      ------------
      Total deposits . . . . . . . . . .     529,830,206        506,302,166
  Short-term borrowings. . . . . . . . .      39,188,990         46,890,127
  Interest payable . . . . . . . . . . .       1,319,917          1,226,167
  Other liabilities. . . . . . . . . . .       3,248,790          2,890,228
                                            -------------      ------------
      Total liabilities. . . . . . . . .     573,587,903        557,308,688

STOCKHOLDERS' EQUITY:
  Preferred stock, no par value:
    Authorized and unissued--500,000
    shares . . . . . . . . . . . . . . .
  Common stock, $.125 stated value:. . .
    Authorized--20,000,000 shares. . . .
    Issued and outstanding--3,366,346
      and 3,389,591 shares . . . . . . .         420,793            423,699
  Additional paid-in capital . . . . . .      16,230,765         17,068,603
  Retained earnings. . . . . . . . . . .      56,886,450         51,311,969
  Net unrealized loss on securities
    available for sale . . . . . . . . .    (  2,519,939)
                                            -------------      ------------
      Total stockholders' equity . . . .      71,018,069         68,804,271
                                            -------------      ------------
      Total liabilities and
        stockholders'equity. . . . . . .    $644,605,972       $626,112,959
                                            -------------      ------------
                                            -------------      ------------

See notes to consolidated financial statements.


                                        7
                                        =

                        CONSOLIDATED STATEMENT OF INCOME

                                                                                              Year Ended December 31
                                                                                  ----------------------------------------------
                                                                                      1994              1993              1992
                                                                                      ----              ----              ----
INTEREST INCOME
  Loans, including fees:
    Taxable. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            $ 31,721,626      $28,704,848      $29,636,313
    Tax exempt . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  83,412          122,422          155,339
  Securities:
    Taxable. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               8,552,888       10,264,922       13,341,891
    Tax exempt . . . . . . . . . . . . . . . . . . . . . . . . . . . .               2,434,992        2,396,031        2,153,806
  Federal funds sold . . . . . . . . . . . . . . . . . . . . . . . . .                 217,035          453,805          475,065
  Interest-bearing time deposits . . . . . . . . . . . . . . . . . . .                   1,743           35,295          124,023
  Federal Reserve and Federal Home Loan Bank stock . . . . . . . . . .                 102,785           28,933           18,432
                                                                                  ------------      -----------      -----------
    Total interest income. . . . . . . . . . . . . . . . . . . . . . .              43,114,481       42,006,256       45,904,869
                                                                                  ------------      -----------      -----------
INTEREST EXPENSE
  Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              14,294,358       15,431,588       19,313,198
  Short-term borrowings. . . . . . . . . . . . . . . . . . . . . . . .               1,836,794        1,066,592        1,381,953
                                                                                  ------------      -----------      -----------
    Total Interest expense . . . . . . . . . . . . . . . . . . . . . .              16,131,152       16,498,180       20,695,151
                                                                                  ------------      -----------      -----------
NET INTEREST INCOME. . . . . . . . . . . . . . . . . . . . . . . . . .              26,983,329       25,508,076       25,209,718
  Provision for loan losses. . . . . . . . . . . . . . . . . . . . . .                 782,000        1,013,765        1,356,536
                                                                                  ------------      -----------      -----------
NET INTEREST INCOME AFTER PROVISION FOR
  LOAN LOSSES. . . . . . . . . . . . . . . . . . . . . . . . . . . . .              26,201,329       24,494,311       23,853,182
                                                                                  ------------      -----------      -----------
OTHER INCOME
  Trust fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               2,549,660        2,408,632        2,228,936
  Service charges on deposit accounts. . . . . . . . . . . . . . . . .               2,380,166        2,506,483        2,256,646
  Other customer fees. . . . . . . . . . . . . . . . . . . . . . . . .               1,061,332        1,049,751          793,743
  Securities gains (losses), net . . . . . . . . . . . . . . . . . . .             (   31,317)          394,551           66,488
  Other operating income . . . . . . . . . . . . . . . . . . . . . . .                 337,927          228,794          230,218
                                                                                  ------------      -----------      -----------
    Total other income . . . . . . . . . . . . . . . . . . . . . . . .               6,297,768        6,588,211        5,576,031
                                                                                  ------------      -----------      -----------
OTHER EXPENSES
  Salaries and employee benefits . . . . . . . . . . . . . . . . . . .              10,051,455        9,123,874        8,793,835
  Net occupancy expenses . . . . . . . . . . . . . . . . . . . . . . .               1,106,107        1,096,771        1,000,987
  Equipment expenses . . . . . . . . . . . . . . . . . . . . . . . . .               1,586,398        1,138,180          979,755
  Computer processing fees . . . . . . . . . . . . . . . . . . . . . .                 130,882        1,176,957        1,341,464
  Deposit insurance expense. . . . . . . . . . . . . . . . . . . . . .               1,134,194        1,138,463        1,087,072
  Printing and office supplies . . . . . . . . . . . . . . . . . . . .                 760,646          771,593          688,813
  Marketing expense. . . . . . . . . . . . . . . . . . . . . . . . . .                 484,657          525,685          494,629
  Other operating expenses . . . . . . . . . . . . . . . . . . . . . .               3,179,536        3,243,368        3,217,229
                                                                                  ------------      -----------      -----------
    Total other expenses . . . . . . . . . . . . . . . . . . . . . . .              18,433,875       18,214,891       17,603,784
                                                                                  ------------      -----------      -----------
INCOME BEFORE INCOME TAX AND CUMULATIVE EFFECT OF
  CHANGE IN ACCOUNTING METHOD. . . . . . . . . . . . . . . . . . . . .              14,065,222       12,867,631       11,825,429
  Income tax expense . . . . . . . . . . . . . . . . . . . . . . . . .               4,907,459        4,395,920        4,040,729
                                                                                  ------------      -----------      -----------
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING METHOD . . . .               9,157,763        8,471,711        7,784,700
CUMULATIVE EFFECT OF CHANGE IN METHOD OF ACCOUNTING FOR INCOME TAXES .                                  227,329
                                                                                  ------------      -----------      -----------
NET INCOME . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             $ 9,157,763      $ 8,699,040      $ 7,784,700
                                                                                  ------------      -----------      -----------
                                                                                  ------------      -----------      -----------

PER SHARE

  Income before cumulative effect of change in accounting method . . .             $      2.71      $      2.48      $      2.30
  Net Income . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             $      2.71      $      2.55      $      2.30
WEIGHTED AVERAGES SHARES OUTSTANDING . . . . . . . . . . . . . . . . .               3,384,871        3,416,417        3,385,349


See notes to consolidated financial statements.

                                        8
                                        =

            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                      Net Unrealized
                                                                                                        Gain (Loss)
                                                   Common Stock         Additional                    On Securities
                                               -------------------       Paid-In        Retained      Available for
                                               Shares       Amount       Capital        Earnings           Sale           Total
                                               ------       ------       -------        --------           ----           -----
BALANCES, JANUARY 1, 1992. . . . . . . . .   2,244,847     $ 280,606   $ 17,260,573  $ 40,931,038                    $ 58,472,217
  Net income for 1992. . . . . . . . . . .                                              7,784,700                       7,784,700
  Cash dividends ($.85 per share). . . . .                                             (2,890,082)                    ( 2,890,082)
  Stock issued under employee benefit
    plans. . . . . . . . . . . . . . . . .       9,499         1,187        189,564                                       190,751
  Stock issued under dividend
    reinvestment and stock purchase
    plan . . . . . . . . . . . . . . . . .       4,787           599        185,130                                       185,729
  Stock options exercised. . . . . . . . .       9,850         1,231        220,819                                       222,050
  Stock redeemed . . . . . . . . . . . . .   (     841)     (    105)   (    30,701)                                      (30,806)
  Three-for-two stock split. . . . . . . .   1,134,071       141,759    (   141,759)
                                            ----------    ----------   ------------  ------------     -------------  ------------
BALANCES, DECEMBER 31, 1992. . . . . . . .   3,402,213       425,277     17,683,626    45,825,656                      63,934,559
  Net Income for 1993. . . . . . . . . . .                                              8,699,040                       8,699,040
  Cash dividends ($.94 per share). . . . .                                             (3,212,727)                     (3,212,727)
  Stock issued under employee benefit
    plans. . . . . . . . . . . . . . . . .      11,817         1,477        246,286                                       247,763
  Stock issued under dividend
    reinvestment and stock purchase
    plan . . . . . . . . . . . . . . . . .       9,858         1,232        285,717                                       286,949
  Stock options exercised. . . . . . . . .       9,299         1,163        153,222                                       154,385
  Stock redeemed . . . . . . . . . . . . .   (  43,500)     (  5,438)   ( 1,296,000)                                  ( 1,301,438)
  Cash paid in lieu of
    issuing fractional shares. . . . . . .   (      96)     (     12)   (     4,248)                                  (     4,260)
                                            ----------    ----------   ------------  ------------     -------------  ------------

BALANCES, DECEMBER 31, 1993. . . . . . . .   3,389,591       423,699     17,068,603    51,311,969                      68,804,271
  Net Income for 1994. . . . . . . . . . .                                              9,157,763                       9,157,763
  Cash dividends ($1.06 per share) . . . .                                             (3,583,282)                    ( 3,583,282)
  Cumulative effect of change in method
    of accounting for securities . . . . .                                                             $   643,896        643,896
  Net change in unrealized gain (loss)
    on securities available for sale . . .                                                              (3,163,835)   ( 3,163,835)
  Stock issued under employee benefit
    plans. . . . . . . . . . . . . . . . .      10,543         1,318        248,485                                       249,803
  Stock issued under dividend
    reinvestment and stock purchase
    plan . . . . . . . . . . . . . . . . .      11,670         1,459        355,745                                       357,204
  Stock options exercised. . . . . . . . .       4,875           609        107,275                                       107,884
  Stock redeemed . . . . . . . . . . . . .   (  50,333)     (  6,292)   ( 1,549,343)                                  ( 1,555,635)
                                            ----------    ----------   ------------  ------------     -------------  ------------
BALANCES, DECEMBER 31, 1994. . . . . . . .   3,366,346    $  420,793   $ 16,230,765  $ 56,886,450     $( 2,519,939)  $ 71,018,069
                                            ----------    ----------   ------------  ------------     -------------  ------------
                                            ----------    ----------   ------------  ------------     -------------  ------------

See notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOW

                                                                            Year ended December 31
                                                          ----------------------------------------------------
                                                              1994                1993                1992
OPERATING ACTIVITIES:
  Net income . . . . . . . . . . . . . . . . . . . . .    $ 9,157,763        $  8,699,040       $   7,784,700
  Adjustments to reconcile net income to net
      cash provided by operating activities:
    Provision for loan losses. . . . . . . . . . . . .        782,000           1,013,765           1,356,536
    Depreciation and amortization. . . . . . . . . . .      1,125,697             696,782             619,329
    Amortization of goodwill and intangibles . . . . .        131,177             131,181             131,181
    Deferred income tax. . . . . . . . . . . . . . . .    (   127,976)        (   542,266)       (    647,526)
    Securities amortization, net . . . . . . . . . . .      1,161,783             987,365             868,416
    Securities losses (gains), net . . . . . . . . . .         31,317         (   394,551)       (     66,488)
                                                                                                   (Continued)

                                        9
                                        =

CONSOLIDATED STATEMENT OF CASH FLOWS
(Continued)

                                                                            Year ended December 31
                                                          ----------------------------------------------------
                                                              1994                1993                1992
                                                              ----                ----                ----
    Net change in:
      Interest receivable. . . . . . . . . . . . . . .    (    28,505)            191,612           1,246,585
      Interest payable . . . . . . . . . . . . . . . .         93,750         (   279,409)       (    509,719)
    Other adjustments. . . . . . . . . . . . . . . . .        163,867             829,887        (     86,524)
                                                          -----------        ------------        ------------
        Net cash provided by operating activities. . .     12,490,873          11,333,406          10,696,490
                                                          -----------        ------------        ------------

INVESTING ACTIVITIES:
  Net change in interest-bearing time deposits . . . .        230,737           1,250,620               2,147
  Purchases of:
    Securities available for sale. . . . . . . . . . .   ( 24,216,114)
    Securities held to maturity. . . . . . . . . . . .   ( 30,833,553)       (120,299,746)       ( 97,182,863)
  Proceeds from maturities of:
    Securities available for sale. . . . . . . . . . .     12,424,651
    Securities held to maturity. . . . . . . . . . . .     49,498,914         104,327,097         104,880,500
  Proceeds from sales of:
    Securities available for sale. . . . . . . . . . .     15,083,461
    Securities held to maturity. . . . . . . . . . . .                          5,430,571           4,506,249
  Net change in loans. . . . . . . . . . . . . . . . .   ( 25,767,003)       ( 27,530,846)       ( 28,659,226)
  Purchases of premises and equipment. . . . . . . . .   (  1,230,215)       (  2,642,213)       (  1,374,976)
  Other investing activities . . . . . . . . . . . . .        707,118             683,511             698,700
                                                          -----------        ------------        ------------
        Net cash used by investing activities. . . . .     (4,102,004)       ( 38,781,006)       ( 17,129,469)
                                                          -----------        ------------        ------------

FINANCING ACTIVITIES:
  Net change in:
    Noninterest-bearing, NOW, money market
      and savings deposits . . . . . . . . . . . . . .   $ 24,818,997        $ 12,890,301        $ 31,562,748
    Certificates of deposit and other time deposits. .    ( 1,290,957)        (18,559,253)        ( 4,392,319)
    Short-term borrowings. . . . . . . . . . . . . . .    ( 7,701,137)          9,817,127         (11,990,228)
  Cash dividends . . . . . . . . . . . . . . . . . . .    ( 3,583,282)        ( 3,212,727)        ( 2,890,082)
  Stock issued under employee benefit plans. . . . . .        249,803             247,763             190,751
  Stock issued under dividend reinvestment
    and stock purchase plan. . . . . . . . . . . . . .        357,204             286,949             185,729
  Stock options exercised. . . . . . . . . . . . . . .        107,884             154,385             222,050
  Stock redeemed . . . . . . . . . . . . . . . . . . .    ( 1,555,635)        ( 1,301,438)        (    30,806)
  Cash paid in lieu of issuing  fractional shares. . .                        (     4,260)
                                                         ------------        ------------        ------------
      Net cash provided by financing activities. . . .     11,402,877             318,847          12,857,843
                                                         ------------        ------------        ------------

NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS . . . . . . . . . . . . . . . . . .     19,791,746         (27,128,753)          6,424,864

CASH AND CASH EQUIVALENTS,
  BEGINNING OF YEAR. . . . . . . . . . . . . . . . . .     26,567,428          53,696,181          47,271,317
                                                         ------------        ------------        ------------

CASH AND CASH EQUIVALENTS,
  END OF YEAR. . . . . . . . . . . . . . . . . . . . .   $ 46,359,174        $ 26,567,428        $ 53,696,181
                                                         ------------        ------------        ------------
                                                         ------------        ------------        ------------

ADDITIONAL CASH FLOWS INFORMATION: . . . . . . . . . .
  Interest paid. . . . . . . . . . . . . . . . . . . .   $ 16,037,402        $ 16,777,589        $ 21,204,870
  Income tax paid. . . . . . . . . . . . . . . . . . .      4,997,385           5,004,469           4,615,519

See notes to consolidated financial statements.

                                       10
                                       ==

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       (Table Dollar Amounts In Thousands)

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

CONSOLIDATION - The consolidated financial statements include the accounts of the Corporation and the Banks, after elimination of all material intercompany transactions and accounts.

DESCRIPTION OF BUSINESS - The Banks generate commercial, mortgage, and consumer loans and receive deposits from customers located primarily in central Indiana. The Banks' loans are generally secured by specific items of collateral, including real property, consumer assets, and business assets. Although the Banks have a diversified loan portfolio, a substantial portion of their debtors' ability to honor their contracts is dependent upon economic conditions in the automotive industry.

SECURITIES - The Corporation adopted Statement of Financial Accounting Standards No. 115 (SFAS No. 115), ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, on January 1, 1994.

Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost.

Debt securities not classified as held to maturity are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately through stockholders' equity, net of tax.

Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

At January 1, 1994, investment securities with an approximate carrying value of $107,569,000 were reclassified as available for sale. This reclassification resulted in an increase in total stockholders' equity, net of taxes, of $644,000.

Prior to the adoption of SFAS No. 115, investment securities were carried at cost, adjusted for amortization of premiums and discounts, and securities held for sale and marketable equity securities were carried at the lower of aggregate cost or market. Realized gains and losses on sales were included in other income. Unrealized losses on securities held for sale were included in other income. Unrealized losses on marketable equity securities were charged to stockholders' equity. Gains and losses on the sale of securities were determined on the specific-identification method.

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

ALLOWANCES FOR LOAN LOSSES is maintained to absorb potential loan losses based on management's continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio. The evaluation by management includes consideration of past loan loss experience, changes in the composition of the loan portfolio, and the current condition and amount of loans outstanding.

PREMISES AND EQUIPMENT are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line method based on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred, while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

FEDERAL RESERVE AND FEDERAL HOME LOAN BANK STOCK are a required investment for institutions that are members of the Federal Reserve Bank (FRB) and Federal Home Loan Bank (FHLB) system. The required investment in the common stock is based on a predetermined formula.

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

RECLASSIFICATIONS of certain amounts in the 1993 and 1992 consolidated financial statements have been made to conform to the 1994 presentation.

                                       11
                                       ==

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts In Thousands)

NOTE 2
RESTRICTION ON CASH AND DUE FROM BANKS

The Banks are required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 1994, was $8,528,000.

NOTE 3
SECURITIES


                                                       Gross          Gross      Approximate
                                      Amortized     Unrealized      Unrealized      Market
                                        Cost           Gains          Losses        Value
                                        ----           -----          ------        -----
Securities available for sale at
  December 31, 1994: . . . . . . .
    U.S. Treasury. . . . . . . . .    $ 11,817                       $  550       $ 11,267
    Federal agencies . . . . . . .      35,565                        1,271         34,294
    State and municipal. . . . . .       9,762       $    31            385          9,408
    Mortgage and other asset-
      backed securities. . . . . .      22,171            29            836         21,364
    Corporate obligations. . . . .      24,221             4          1,195         23,030
                                      --------       -------         ------       --------
       Total securities available
         for sale. . . . . . . . .    $103,536       $    64         $4,237       $ 99,363
                                      --------       -------         ------       --------
                                      --------       -------         ------       --------
Securities held to maturity at
  December 31, 1994:
    U.S. Treasury. . . . . . . . .    $ 12,630       $    21         $  222       $ 12,429
    Federal agencies . . . . . . .      24,529            29            469         24,089
    State and municipal. . . . . .      38,117           211            680         37,648
    Mortgage and other asset-
      backed securities. . . . . .         370                                         370
    Corporate obligations. . . . .       2,031                           45          1,986
                                      --------       -------         ------       --------
      Total securities held to
        maturity . . . . . . . . .    $ 77,677       $   261         $1,416       $ 76,522
                                      --------       -------         ------       --------
                                      --------       -------         ------       --------
Securities held to maturity at
  December 31, 1993:
    U.S. Treasury. . . . . . . . .    $ 45,397       $   654         $    1       $ 46,050
    Federal agencies . . . . . . .      53,452           691             62         54,081
    State and municipal. . . . . .      44,866         1,211             55         46,022
    Mortgage and other asset-
      backed securities. . . . . .      23,690           219             93         23,816
    Corporate obligations. . . . .      36,958           582             87         37,453
                                      --------       -------         ------       --------
     Total securities held to
       maturity. . . . . . . . . .    $204,363       $ 3,357         $  298       $207,422
                                      --------       -------         ------       --------
                                      --------       -------         ------       --------

The amortized cost and estimated market value of securities held to maturity and available for sale at December 31, 1994, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                     AVAILABLE FOR SALE             HELD TO MATURITY
                                                                     ------------------             ----------------
                                                                  Amortized    Approximate      Amortized    Approximate
                                                                     Cost     Market Value         Cost     Market Value
                                                                  ---------   ------------      ---------   ------------
Maturity distribution at December 31, 1994:
   Due in one year or less . . . . . . . . . . . . . .             $ 12,879       $ 12,562       $ 33,042       $ 32,880
   Due after one through five years. . . . . . . . . .               64,955         62,063         40,794         39,917
   Due after five through ten years. . . . . . . . . .                3,531          3,374          3,471          3,355
                                                                   --------       --------       --------       --------

                                                                     81,365         77,999         77,307         76,152
   Mortgage and other asset-backed securities. . . . .               22,171         21,364            370            370
                                                                   --------       --------       --------       --------
     Totals. . . . . . . . . . . . . . . . . . . . . .             $103,536       $ 99,363       $ 77,677       $ 76,522
                                                                   --------       --------       --------       --------
                                                                   --------       --------       --------       --------
                                                                                                             (Continued)

                                        12
                                        ==

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts In Thousands)

NOTE 3
SECURITIES
(Continued)


Securities with a total amortized cost of approximately $83,411,000 and $77,758,000 were pledged at December 31, 1994 and 1993, to secure certain deposits and for other purposes as permitted or required by law.

Proceeds from sales of securities available for sale during 1994 were $15,083,000. Gross gains of $156,000 and gross losses of $198,000 were realized on those sales.

Proceeds from sales of securities held to maturity during 1993 and 1992 were $5,431,000, and $4,506,000. Gross gains of $395,000, and $115,000 and gross losses of $550, and $49,000 were realized on those sales.


NOTE 4
LOANS AND ALLOWANCE

                                                          1994         1993
                                                          ----         ----
Loans at December 31:
  Commercial and industrial loans. . . . . . . . . .    $  78,943    $  76,760
  Bankers' acceptances and loans to financial
    institutions . . . . . . . . . . . . . . . . . .                     3,000
  Agricultural production financing and other
    loans to farmers . . . . . . . . . . . . . . . .        5,310        5,591
  Real estate loans:
    Construction . . . . . . . . . . . . . . . . . .        8,126        8,127
    Commercial and farmland. . . . . . . . . . . . .       64,110       58,235
    Residential. . . . . . . . . . . . . . . . . . .      164,760      150,572
  Individuals' loans for household and other
    personal expenditures. . . . . . . . . . . . . .       78,041       70,347
  Tax-exempt loans . . . . . . . . . . . . . . . . .        1,204        1,474
  Other loans. . . . . . . . . . . . . . . . . . . .        1,111        2,766
                                                        ---------    ---------
    Total loans. . . . . . . . . . . . . . . . . . .    $ 401,605    $ 376,872
                                                        ---------    ---------
                                                        ---------    ---------


                                              1994         1993         1992
                                              ----         ----         ----
Allowance for loan losses:
  Balances, January 1. . . . . . . . .     $  4,800    $   4,351    $   3,867
  Provision for losses . . . . . . . .          782        1,014        1,357
  Recoveries on loans. . . . . . . . .          329          343          367
  Loans charged off. . . . . . . . . .        ( 913)        (908)      (1,240)
                                           ---------   ----------   ----------
  Balances, December 31. . . . . . . .     $  4,998    $   4,800    $   4,351
                                           ---------   ----------   ----------
                                           ---------   ----------   ----------
Nonperforming loans at December 31:
  Nonaccruing loans. . . . . . . . . .     $    326    $     527    $     493
  Loans contractually past due 90
    days or more other than
    nonaccruing. . . . . . . . . . . .          703          616          949
  Restructured loans . . . . . . . . .          754          879          548

                                                                     (Continued)

                                       13
                                       ==

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts In Thousands)



NOTE 4
LOANS AND ALLOWANCES (Continued)

Additional interest income of $39,000 for 1994, $39,000 for 1993, and $80,000 for 1992, would have been recorded had income on nonaccruing and restructured loans been considered collectible and accounted for on the accrual basis under the original terms of the loans.

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

The aggregate amount of loans, as defined, to such related parties were as follows:


Balances, December 31, 1993. . . . . .    $  13,057
New loans, including renewals. . . . .       10,064
Payments, etc., including renewals . .      (10,241)
                                          ----------
Balances, December 31, 1994. . . . . .    $  12,880
                                          ----------
                                          ----------


In May, 1993, the Financial Accounting Standards Board issued SFAS NO. 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN. The Corporation will adopt this standard in 1995, and does not expect the adoption to have a material impact on financial position or results of operations.

NOTE 5
PREMISES AND EQUIPMENT


                                              1994        1993
                                              ----        ----
Cost at December 31:
  Land . . . . . . . . . . . . . . . .     $  1,324     $    955
  Buildings and leasehold
    improvements . . . . . . . . . . .        9,231        8,694
  Equipment. . . . . . . . . . . . . .        9,310        9,457
                                           ---------    ---------
    Total cost . . . . . . . . . . . .       19,865       19,106
Accumulated depreciation . . . . . . .      (10,320)     ( 9,665)
                                           ---------    ---------
    Net. . . . . . . . . . . . . . . .     $  9,545     $  9,441
                                           ---------    ---------
                                           ---------    ---------

The Corporation is committed under various noncancelable lease contracts for certain subsidiary office facilities. Total lease expense for 1994, 1993, and 1992, was $113,000, $110,000, and $89,000, respectively. The future minimum rental commitments required under the operating leases in effect at December 31, 1994, expiring at various dates through the year 2016, follow for the years ending December 31:

     1995. . . . . . . . . . . . . . . . . . . . . .  $      106
     1996. . . . . . . . . . . . . . . . . . . . . .          94
     1997. . . . . . . . . . . . . . . . . . . . . .          91
     1998. . . . . . . . . . . . . . . . . . . . . .          82
     1999. . . . . . . . . . . . . . . . . . . . . .          69
     After 1999. . . . . . . . . . . . . . . . . . .         378
                                                      ----------
       Total future minimum obligations. . . . . . .  $      820
                                                      ----------
                                                      ----------


                                       14
                                       ==

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts In Thousands, Except For Share Amounts)


NOTE 6
DEPOSITS

                                                     1994           1993
                                                     ----           ----
Deposits at December 31:
  Noninterest-bearing. . . . . . . . . . . .       $  99,667      $  74,546
  NOW accounts . . . . . . . . . . . . . . .          91,806         88,539
  Money market deposit accounts. . . . . . .          88,979         95,258
  Savings deposits . . . . . . . . . . . . .          55,468         52,759
  Certificates and other time deposits
    of $100,000 or more. . . . . . . . . . .          33,622         38,423
  Other certificates and time deposits . . .         160,288        156,777
                                                   ---------      ---------
    Total deposits . . . . . . . . . . . . .       $ 529,830      $ 506,302
                                                   ---------      ---------
                                                   ---------      ---------

NOTE 7
SHORT-TERM BORROWINGS

                                                     1994            1993
                                                     ----            ----
Short-term borrowings at December 31:
  Federal funds purchased. . . . . . . . . .       $ 12,198       $  5,300
  Securities sold under repurchase
    agreements . . . . . . . . . . . . . . .         17,776         26,363
  U.S. Treasury demand notes . . . . . . . .          9,215         15,227
                                                   ---------      ---------
    Total short-term borrowings. . . . . . .       $ 39,189       $ 46,890
                                                   ---------      ---------
                                                   ---------      ---------


NOTE 8
INCOME TAX


                                      1994          1993            1992
                                      ----          ----            ----
Income tax expense:
  Currently payable: . . . . . .
    Federal. . . . . . . . . . .    $  3,845      $   3,576      $   3,632
    State. . . . . . . . . . . .       1,190          1,135          1,056
  Deferred:. . . . . . . . . . .
    Federal. . . . . . . . . . .      (  110)        (  304)        (  598)
    State. . . . . . . . . . . .          18)        (   11)        (   49)
                                    ---------     ----------     ----------
      Total income tax expense .    $  4,907      $   4,396      $   4,041
                                    ---------     ----------     ----------
                                    ---------     ----------     ----------
Deferred provision (benefit)
    relating to:
  Provision for loan losses. . .                                 $  (  469)
  Deferred loan fees . . . . . .                                    (  115)
  Other. . . . . . . . . . . . .                                    (   63)
                                                                 ----------
    Deferred benefit . . . . . .                                 $  (  647)
                                                                 ----------
                                                                 ----------
Reconciliation of federal
  statutory to actual tax
  expense:

  Federal statutory income
    tax at 34% . . . . . . . . .    $  4,782      $   4,375      $   4,021
  Tax exempt interest. . . . . .      (  759)        (  759)        (  696)
  Effect of state income taxes .         774            742            665
  Other. . . . . . . . . . . . .         110             38             51
                                    ---------     ----------     ----------
    Actual tax expense . . . . .    $  4,907      $   4,396      $   4,041
                                    ---------     ----------     ----------
                                    ---------     ----------     ----------
Deferred tax benefit at
  December 31. . . . . . . . . .                                 $   1,615
                                                                 ----------
                                                                 ----------

                                                                    (Continued)

                                       15
                                       ==

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table dollar Amounts in Thousands)


NOTE 8
INCOME TAX (Continued)

Tax expense (benefit) applicable to security gains and losses for the years ended December 31, 1994, 1993, and 1992, was $(12,000), $156,000, and $27,000,
respectively.

The components of the deferred tax asset included in other assets are as shown in the table below.

No valuation allowance at December 31, 1994, was considered necessary.

During 1993, the Corporation adopted Statement of Financial Accounting Standards No. 109 (SFAS No. 109), ACCOUNTING FOR INCOME TAXES. As a result, the beginning deferred tax asset was increased by $227,329, which is reported as the cumulative effect of a change in accounting method.

                                                            1994       1993
                                                            ----       ----
DEFFERRED TAX ASSET AT DECEMBER 31:
  Differences in accounting for other real estate. . .               $    6
  Differences in depreciation methods. . . . . . . . .     $(595)      (446)
  Differences in accounting for loans and securities .       (44)       (43)
  Differences in accounting for loan fees. . . . . . .       532        431
  Differences in accounting for loan losses. . . . . .     2,124      2,004
  Deferred compensation. . . . . . . . . . . . . . . .       275        269
  Differences in accounting for pensions and
    other employee benefits. . . . . . . . . . . . . .       147         74
  Net unrealized loss on securities available
    for sale . . . . . . . . . . . . . . . . . . . . .     1,653
  State income tax . . . . . . . . . . . . . . . . . .      (159)      (163)
  Other. . . . . . . . . . . . . . . . . . . . . . . .         5         25
                                                         --------   --------
    Total. . . . . . . . . . . . . . . . . . . . . . .   $ 3,938    $ 2,157
                                                         --------   --------
                                                         --------   --------

Assets . . . . . . . . . . . . . . . . . . . . . . . .   $ 4,736    $ 2,855
Liabilities. . . . . . . . . . . . . . . . . . . . . .    (  798)      (698)
                                                         --------   --------
  Total. . . . . . . . . . . . . . . . . . . . . . . .   $ 3,938    $ 2,157
                                                         --------   --------
                                                         --------   --------

                                       16
                                       ==

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts In Thousands)



NOTE 9
COMMITMENTS AND CONTINGENT LIABILITIES

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

Financial instruments whose contract amount represents credit risk as of December 31, were as follows:

                                                            1994       1993
                                                            ----       ----
Commitments to extend credit . . . . . . . . . . . . .    $87,244    $63,529
Standby letters of credit. . . . . . . . . . . . . . .      2,649      2,420

Commitments to extend credit are agreements to lend to a customer, as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Banks evaluate each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Banks upon extension of credit, is based on managements' credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

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



NOTE 10
STOCKHOLDERS' EQUITY

National and state banking laws restrict the maximum amount of dividends that a bank may pay in any calendar year. National banks are limited to the bank's retained net income (as defined by the Comptroller of the Currency) for that year and the two preceding years. State banks are limited to retained earnings, as defined. The amount at December 31, 1994, available for 1995 dividends to the Corporation is $15,116,000. As a practical matter, the subsidiaries restrict dividends to a lesser amount because of the need to maintain an adequate capital structure.

Total net assets (stockholders' equity) of all subsidiaries at December 31, 1994, was $70,155,000, of which $55,039,000 was restricted from dividend distribution to the Corporation.

The Corporation has a Dividend Reinvestment and Stock Purchase Plan, enabling stockholders to elect to have their cash dividends on all shares held automatically reinvested in additional shares of the Corporation's common stock. In addition, stockholders may elect to make optional cash payments up to an aggregate of $2,500 per quarter for the purchase of additional shares of common stock. The stock is credited to participant accounts at fair market value. Dividends are reinvested on a quarterly basis on the applicable dividend payment that began with the first quarter of 1992 dividend payment. At December 31, 1994, 271,292 shares of common stock were reserved for purchase under the plan.

On December 1, 1992, the Board of Directors of the Corporation declared a three-for-two stock split on its common shares and approved an increase in the authorized common stock shares to 20,000,000 shares. The new shares were distributed on January 25, 1993, to holders of record on January 18, 1993.

                                       17
                                       ==

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts In Thousands)


NOTE 11
EMPLOYEE BENEFIT PLANS

The Corporation's defined-benefit pension plan covers substantially all of the Banks' employees. The benefits are based primarily on years of service and employees' pay near retirement. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. Pension expense was $193,000 for 1994, $56,000 for 1993, and $64,000 for 1992.

The following table sets forth the plan's funded status and amounts recognized in the consolidated balance sheet at December 31:


                                                         1994         1993
                                                         ----         ----
Actuarial present value of:
  Accumulated benefit obligation including vested
    benefits of $7,595 and $8,100. . . . . . . . . . .   $ 7,720   $  8,279
                                                         -------   ---------
                                                         -------   ---------
  Projected benefit obligation for service
    rendered to date . . . . . . . . . . . . . . . . .   $(9,189)  $(10,116)
Plan assets at fair value, primarily interest-
  bearing deposits and corporate bonds and
  securities . . . . . . . . . . . . . . . . . . . . .     9,740     10,013
                                                         -------   ---------
Plan assets in excess of (less than) projected
  benefit obligation . . . . . . . . . . . . . . . . .       551    (   103)
Unrecognized net loss from experience different than
  that assumed . . . . . . . . . . . . . . . . . . . .       121        837
Unrecognized prior service cost. . . . . . . . . . . .     (  52)   (    59)
Unrecognized net asset at January 1, 1987, being
  recognized over 15 years . . . . . . . . . . . . . .     ( 755)   (   859)
                                                         -------   ---------
Accrued pension cost included in the balance sheet . .    $( 135)  $(   184)
                                                         -------   ---------
                                                         -------   ---------


                                               1994       1993         1992
                                               ----       ----         ----
Pension expense includes the following
  components:
    Service cost-benefits earned during
      the year . . . . . . . . . . . . . .    $  483    $    389     $  336
    Interest cost on projected benefit
      obligation . . . . . . . . . . . . .       678         619        569
    Actual return on plan assets . . . . .     ( 124)    ( 1,072)    (1,000)
    Net amortization and deferral. . . . .     ( 844)        120        159
                                              -------   ---------    -------
                                              $  193    $     56     $   64
                                              -------   ---------    -------
                                              -------   ---------    -------


                                                1994        1993       1992
Assumptions used in the accounting as
  of December 31 were:
  Discount rate. . . . . . . . . . . . . .      8.25%       6.85%      7.75%
  Rate of increase in compensation . . . .      4.50%       4.50%      5.00%
  Expected long-term rate of return
    on assets. . . . . . . . . . . . . . .      8.75%       8.75%      8.50%

                                                                    (CONTINUED)

                                       18
                                       ==

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts In Thousands)


NOTE 11
EMPLOYEE BENEFIT PLANS (Continued)

In 1989, stockholders approved the 1989 Stock Option Plan, reserving 112,500 shares of Corporation common stock for the granting of options to certain employees. The exercise price of the shares may not be less than the fair market value of the shares upon grant of the option. Options become 100 per cent vested when granted and are fully exercisable generally six months after the date of grant, for a period of ten years. Shares were not available for grant at December 31, 1994.

On March 31, 1994,stockholders approved the 1994 Stock Option Plan, reserving 210,000 shares of Corporation common stock for the granting of options to certain employees and non-employee directors. The excercise price of the shares may not be less than the fair market value of the shares upon the grant of the option. Options become 100 per cent vested when granted and are fully exercisable generally six months after the date of the grant, for a period of ten years. There were 170,150 shares available for grant at December 31, 1994.

                                             1994         1993       1992
                                             ----         ----       ----
Shares under option after restatement
  for stock split:
  Outstanding at beginning of year . . . .    84,897      75,600     71,175
  Adjustment for fractional shares . . . .               (     4)
  Granted during the year. . . . . . . . .    39,850      20,100     19,200
  Expired during the year. . . . . . . . .               ( 1,500)
  Exercised during the year. . . . . . . .  (  4,875)    ( 9,299)   (14,775)
  Outstanding at end of year . . . . . . .   119,872      84,897     75,600
  Exercisable at end of year . . . . . . .    80,022      65,097
  Average option price at end of year. . . $   23.72    $  20.58   $  18.48
  Price of options excercised
     Low . . . . . . . . . . . . . . . . . $   16.17    $  13.66   $  13.66
     High. . . . . . . . . . . . . . . . . $   27.50    $  25.83   $  17.00


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

Participants under the plan purchased 10,543 shares in 1994 at $23.69375 per share. The fair market value per share on the purchase date was $29.125.

On March 31, 1994, the stockholders approved the 1994 Employee Stock Purchase Plan. A total of 112,500 shares of the Corporation's common stock are reserved for issuance pursuant to the plan. The terms of the plan are similar to the 1989 Employee Stock Purchase Plan.

At December 31, 1994, 101,957 shares of Corporation common stock were reserved for purchase under the plan, and $146,613 has been deducted from compensation, plus interest, toward the purchase of shares after June 30, 1995, the end of the annual offering period.

The Banks have a retirement savings 401(k) plan in which substantially all employees may participate. The Banks match employees' contributions at the rate of 25 per cent for the first 5 per cent of base salary contributed by participants. The Banks' expense for the plan was $60,890 for 1994, $52,395 for 1993, and $61,700 for 1992.


                                       19
                                       ==

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts In Thousands)


NOTE 12
FAIR VALUES OF FINANCIAL INSTRUMENTS


Statement of Financial Accounting Standards No. 107, (SFAS No. 107), DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires that the Corporation disclose estimated fair values for its financial instruments. The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

CASH AND CASH EQUIVALENTS--The fair value of cash and cash equivalents approximates carrying value.

INTEREST-BEARING TIME DEPOSITS--The fair value of interest-bearing time deposits approximates carrying value.

SECURITIES--Fair values are based on quoted market prices.

LOANS--For both short-term loans and variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair value for other loans, are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

INTEREST RECEIVABLE/PAYABLE--The fair value of interest receivable/payable approximates carrying values.

FEDERAL RESERVE AND FEDERAL HOME LOAN BANK STOCK--The fair value of FRB and FHLB stock is based on the price at which it may be resold to the FRB and FHLB.

DEPOSITS--The fair values of noninterest-bearing, NOW, money market deposit and savings accounts are equal to the amount payable on demand at the balance sheet
date.   Fair values for fixed-rate certificates of deposit and other time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits. SFAS No. 107 does not allow for inclusion of a core deposit intangible component in the fair value estimate, and although it would be impractical from a cost-benefit standpoint to estimate that value, the Company realizes that the dollar amount would be significant.

FEDERAL FUNDS PURCHASED, SECURITIES SOLD UNDER REPURCHASE AGREEMENTS AND U.S. TREASURY DEMAND NOTES--These financial instruments are short-term borrowing arrangements. The rates at December 31, 1994, approximate market rates, thus the fair value approximates carrying value.

OFF-BALANCE SHEET ITEMS - COMMITMENTS--Off-balance sheet commitments include commitments to purchase and originate mortgage loans, commercial loans, charge card loans, and standby letters of credit. The fair value of such commitments are estimated to be equal to their carrying value.

The estimated fair values of the financial instruments are as follows:

                                                                        1994                          1993
                                                              -----------------------      ------------------------
                                                              Carrying         Fair         Carrying         Fair
                                                               Amount         Value          Amount          Value
                                                               ------         -----          ------          -----
Assets at December 31:
  Cash and cash equivalents. . . . . . . . . . . .            $ 46,359       $ 46,359       $ 26,567       $ 26,567
  Interest-bearing time deposits . . . . . . . . .                  23             23            254            254
  Securities available for sale. . . . . . . . . .              99,363         99,363
  Securities held to maturity. . . . . . . . . . .              77,677         76,522        204,363        207,422
  Loans, net of unearned interest. . . . . . . . .             401,605        400,174        376,872        380,915
  Federal Reserve and
    Federal Home Loan Bank stock . . . . . . . . .               1,879          1,879          1,879          1,879
  Interest receivable. . . . . . . . . . . . . . .               5,627          5,627          5,665          5,665

Liabilities at December 31:
  Deposits . . . . . . . . . . . . . . . . . . . .             529,830        529,191        506,302        507,332
  Short-term borrowings:
    Federal funds purchased. . . . . . . . . . . .              12,198         12,198          5,300          5,300
    Securities sold under repurchase
     agreements. . . . . . . . . . . . . . . . . .              17,776         17,776         26,363         26,363
    U.S. Treasury demand notes . . . . . . . . . .               9,215          9,215         15,227         15,227
  Interest payable . . . . . . . . . . . . . . . .               1,320          1,320          1,226          1,226

  Off-balance sheet items - commitments. . . . . .              89,893         89,893         65,949         65,949

                                       20
                                       ==

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts In Thousands)



NOTE 13
CONDENSED FINANCIAL INFORMATION (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations, and cash flows of the Corporation:

                             CONDENSED BALANCE SHEET

                                                             December 31
                                                       ----------------------
                                                           1994       1993
                                                       ----------  ----------
Assets
  Cash on deposit. . . . . . . . . . . . . . . . .     $     137   $     342
  Investment in subsidiaries . . . . . . . . . . .        70,089      67,657
  Goodwill . . . . . . . . . . . . . . . . . . . .           711         749
  Other assets . . . . . . . . . . . . . . . . . .           233         179
                                                       ----------  ----------
    Total assets . . . . . . . . . . . . . . . . .     $  71,170   $  68,927
                                                       ----------  ----------
                                                       ----------  ----------

Liabilities
  Other liabilities. . . . . . . . . . . . . . . .     $     152   $     123
                                                       ----------  ----------
    Total liabilities. . . . . . . . . . . . . . .           152         123

Stockholders' equity
  Common stock . . . . . . . . . . . . . . . . . .           421         424
  Additional paid-in capital . . . . . . . . . . .        16,231      17,068
  Retained earnings. . . . . . . . . . . . . . . .        56,886      51,312
  Net unrealized loss on securities available
    for sale of subsidiaries . . . . . . . . . . .       ( 2,520)
                                                       ----------  ----------
    Total stockholders' equity . . . . . . . . . .        71,018      68,804
                                                       ----------  ----------
    Total liabilities and stockholders' equity . .     $  71,170   $  68,927
                                                       ----------  ----------
                                                       ----------  ----------


CONDENSED STATEMENT OF INCOME

                                                                     Year Ended December 31
                                                            ----------------------------------------
                                                               1994          1993            1992
                                                               ----          ----            ----
Income
  Dividends from subsidiaries. . . . . . . . . . . . .      $   4,335     $    3,571      $   2,890
  Other income . . . . . . . . . . . . . . . . . . . .                                            1
                                                            ----------    -----------     ----------
      Total income . . . . . . . . . . . . . . . . . .          4,335          3,571          2,891
                                                            ----------    -----------     ----------
Expenses
  Amortization of core deposit intangibles,
    goodwill and fair value adjustments. . . . . . . .             32             19              4
  Other expenses . . . . . . . . . . . . . . . . . . .            170            100            212
                                                            ----------    -----------     ----------
      Total Expenses . . . . . . . . . . . . . . . . .            202            119            216
                                                            ----------    -----------     ----------
Income before income tax, equity in undistributed
  income of subsidiaries and cumulative effect of
  change in accounting method. . . . . . . . . . . . .          4,133          3,452          2,675
      Income tax benefit . . . . . . . . . . . . . . .         (   73)        (   40)        (   79)
                                                            ----------    -----------     ----------
Income before equity in undistributed income of
  subsidiaries and cumulative effect of change in
  accounting method. . . . . . . . . . . . . . . . . .          4,206          3,492          2,754
      Equity in undistributed income of subsidiaries .          4,952          5,225          5,031
                                                            ----------    -----------     ----------
Income before cumulative effect of change in
  accounting method. . . . . . . . . . . . . . . . . .          9,158          8,717          7,785
Cumulative effect of change in method of accounting
  for income taxes . . . . . . . . . . . . . . . . . .                        (   18)
                                                            ----------    -----------     ----------

Net Income . . . . . . . . . . . . . . . . . . . . . .      $   9,158     $    8,699      $   7,785
                                                            ----------    -----------     ----------
                                                            ----------    -----------     ----------

                                                                   (CONTINUED)

                                       21
                                       ==

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts In Thousands)



NOTE 13 (Continued)
CONDENSED FINANCIAL INFORMATION (Parent Company Only, Continued)



CONDENSED STATEMENT OF CASH FLOWS

                                                                      Year ended December 31
                                                             ---------------------------------------
                                                               1994            1993           1992
                                                               ----            ----           ----
Operating Activities:
  Net income . . . . . . . . . . . . . . . . . . . . .       $  9,158       $  8,699       $  7,785
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Amortization . . . . . . . . . . . . . . . . . . .             32             19              4
    Equity in undistributed income of subsidiaries . .        ( 4,952)       ( 5,225)        (5,031)
    Net change in:
      Other assets . . . . . . . . . . . . . . . . . .        (    48)       (    64)        (   19)
      Other liabilities. . . . . . . . . . . . . . . .             29            123
                                                              --------      ---------      ---------
        Net cash provided by operating activities. . .          4,219          3,552          2,739
                                                              --------      ---------      ---------

Financing activities:
  Cash dividends . . . . . . . . . . . . . . . . . . .        ( 3,583)        (3,213)        (2,890)
  Stock issued under employee benefit plans. . . . . .            250            247            191
  Stock issued under dividend reinvestment
    and stock purchase plan. . . . . . . . . . . . . .            357            287            186
  Stock options exercised. . . . . . . . . . . . . . .            108            154            222
  Stock redeemed . . . . . . . . . . . . . . . . . . .        ( 1,556)        (1,301)        (   31)
  Cash paid in lieu of issuing fractional shares                              (    4)
                                                              --------      ---------      ---------
      Net cash used by financing activities. . . . . .        ( 4,424)        (3,830)        (2,322)
                                                              --------      ---------      ---------
Net increase (decrease) in cash on deposit . . . . . .        (   205)        (  278)           417
Cash on deposit, beginning of year . . . . . . . . . .            342            620            203
                                                              --------      ---------      ---------
Cash on deposit, end of year . . . . . . . . . . . . .        $   137       $    342       $    620
                                                              --------      ---------      ---------
                                                              --------      ---------      ---------


NOTE 14
QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following table sets forth certain quarterly results for the years ended December 31, 1994 and 1993:

                                                         Net          Provision                         Average
                                     Interest         Interest        for Loan             Net           Shares           Earnings
    Quarter Ended                     Income           Income          Losses            Income       Outstanding        per share
                                      ------           ------          ------            ------       -----------        ---------
March, 1994. . . . . . . . . .      $  10,211        $   6,443         $    193        $   2,246        3,388,666         $    .66
June, 1994 . . . . . . . . . .         10,679            6,750              199            2,360        3,381,468              .70
September, 1994. . . . . . . .         11,016            6,825              201            2,227        3,390,705              .66
December, 1994 . . . . . . . .         11,208            6,965              189            2,325        3,378,645              .69
                                    ---------        ---------         --------        ---------                          --------
                                    $  43,114        $  26,983         $    782        $   9,158        3,384,871         $   2.71
                                    ---------        ---------         --------        ---------                          --------
                                    ---------        ---------         --------        ---------                          --------

March, 1993. . . . . . . . . .      $  10,593        $   6,254         $    269        $   2,282        3,407,803         $    .67
June, 1993 . . . . . . . . . .         10,707            6,475              270            2,319        3,411,165              .68
September, 1993. . . . . . . .         10,327            6,276              243            2,014        3,426,651              .59
December, 1993 . . . . . . . .         10,379            6,503              232            2,084        3,420,050              .61
                                    ---------        ---------         --------        ---------                          --------
                                    $  42,006        $  25,508         $  1,014        $   8,699        3,416,417         $   2.55
                                    ---------        ---------         --------        ---------                          --------
                                    ---------        ---------         --------        ---------                          --------


                                       22
                                       ==

ANNUAL REPORT APPENDIX - GRAPHIC & IMAGE INFORMATION

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

     Pendleton                Madison
     Edgewood                 Madison
     Ingalls                  Madison
     Lapel                    Madison
     Markleville              Madison

     Middletown               Henry
     Sulphur Springs          Henry
     Mooreland                Henry

. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Bar chart:  RETURN ON AVERAGE ASSETS

A bar graph with the following plot points for the respective years.


                              RETURN ON AVERAGE ASSETS
                                     (per cent)
                              1992      1993      1994

Return on Average Assets      1.29%     1.39%     1.44%


A narrative discussion of this data is provided in the Management's Discussion & Analysis, under the caption "Results of Operation."

. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

Bar chart:  RETURN ON AVERAGE EQUITY

A bar graph with the following plot points for the respective years.


                              RETURN ON AVERAGE EQUITY
                                     (per cent)
                              1992       1993      1994

Return on Average Equity      12.71%    13.01%    13.06%


A narrative discussion of the data is provided in the Management's Discussion & Analysis, under the caption "Results of Operation."

. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

Bar chart:  NET LOAN LOSSES

A bar graph with the following plot points for the respective years.


                                   NET LOAN LOSSES
                         (as a per cent of average loans)
                              1992      1993      1994

First Merchants Corporation   .26%      .16%      .15%

Peer Group                    .63%      .49%      N/A


A narrative discussion of this data is provided in the Management's Discussion & Analysis, under the caption "Asset Quality Provision for Loan Losses."

. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .