Form 10-K405, Exhibit 13
period 1995-12-31
FIRST MERCHANTS CORP
filed 1996-03-22
CIK 712534

STOCKHOLDER INFORMATION

[GRAPHIC:  MAP; FIRST MERCHANTS CORPORATION MARKET AREA]

First
Merchants
Corporation
Market Area

Corporate Office
200 East Jackson Street
Muncie, IN  47305
317-747-1500


     First Merchants Corporation currently provides services through 21 offices located in Delaware, Madison, and Henry counties in Indiana.

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

     Subsidiaries of First Merchants Corporation conduct a full range of banking operations, including commercial, industrial, consumer and real estate lending, deposit and investment services, and other banking services. First Merchants Bank, with more than $914,000,000 in fiduciary assets at market value, operates one of the ten largest trust departments in Indiana.

     First Merchants Corporation is committed to the sound management of its subsidiaries and to leading its east central Indiana marketplace in meeting customer banking needs and expectations.

STOCKHOLDER INFORMATION
STOCK PRICE AND DIVIDEND INFORMATION



                            PRICE PER SHARE
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

QUARTER                        HIGH                    LOW              DIVIDENDS DECLARED
                          1995      1994           1995      1994         1995       1994
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
First Quarter             $22.17    $20.33         $20.83    $19.00       $.19       $.17
Second Quarter             23.50     19.67          21.33     18.67        .19        .17
Third Quarter              26.50     22.50          22.67     19.00        .20        .19
Fourth Quarter             26.75     22.33          25.75     20.33        .20        .19
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .


The table above lists per share prices and dividend payments during 1994 and 1995, as adjusted for the 3-for-2 stock split of October, 1995.

Prices are as reported by the National Association of Securities Dealers Automated Quotation - National Market System.

Numbers rounded to the nearest cent when applicable.

STOCK INFORMATION

COMMON STOCK LISTING

First Merchants Corporation common stock is traded over-the-counter on the NASDAQ National Market System. Quotations are carried in many daily papers. The NASDAQ symbol is FRME (Cusip #320817-10-9). At the close of business on December 31, 1995, the number of shares outstanding was 5,053,901. There were 1,115 stockholders of record on that date.

STOCK TRANSFER AGENT AND REGISTRAR

     First Merchants Bank, N.A.
     Corporate Trust Department
     P.O. Box 792
     Muncie, Indiana  47308-0792

GENERAL STOCKHOLDER INQUIRIES

Stockholders and interested investors may obtain information about the Corporation upon written request or by calling:

     Mr. Douglas B. Harris
     Assistant Vice President
     Investor Services
     First Merchants Corporation
     P.O. Box 792
     Muncie, Indiana  47308-0792
     317-747-1500
     1-800-262-4261

MARKET MAKERS

The following firms make a market in First Merchants Corporation stock:

     City Securities Corporation
     Herzog, Heine, Geduld, Inc.
     Howe, Barnes & Johnson, Inc.
     McDonald and Company
     NatCity Investments, Inc.
     David A. Noyes and Company

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
     317-747-1390
     1-800-262-4261

ANNUAL MEETING

The Annual Meeting of Stockholders of First Merchants Corporation will be held Thursday, April 4, 1996, 3:30 p.m., at the Horizon Convention Center, 401 South High Street, Muncie, Indiana.

INDEPENDENT AUDITOR'S REPORT


To the Stockholders & Board of Directors
First Merchants Corporation
Muncie, Indiana

We have audited the consolidated balance sheet of First Merchants Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995 (pages 8-24). These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of First Merchants Corporation and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in the notes to the Consolidated Financial Statements, the Corporation changed its method of accounting for investments in securities in 1994 and for income taxes in 1993.



                                   /S/  GEO S. OLIVE & CO. LLC

                                   Indianapolis, Indiana
                                   January 19, 1996,
                                   except for Note 2 as to which
                                   the date is January 24, 1996



 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

TABLE OF CONTENTS

FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA. . . . . . . . . . . .           1

MANAGEMENT'S DISCUSSION & ANALYSIS  . . . . . . . . . . . . . . . .           2

CONSOLIDATED FINANCIAL STATEMENTS   . . . . . . . . . . . . . . . .           8

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   . . . . . . . . . . . .         12
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

                                 (INSIDE COVER)


FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands, Except per Share Amounts)

                                                                        1995        1994         1993        1992       1991

OPERATIONS
Net Interest Income
    Fully Taxable Equivalent Basis. . . . . . . . . . . . . . . . .   $ 29,245    $ 28,282     $ 26,806    $ 26,400   $ 23,277
Less Tax Equivalent Adjustment . . . . . . . . . . . . . . . . . .       1,364       1,299        1,298       1,190      1,320
                                                                      --------     --------    --------     --------   --------

Net Interest Income . . . . . . . . . . . . . . . . . . . . . . . .     27,881      26,983       25,508      25,210     21,957
Provision for Loan Losses . . . . . . . . . . . . . . . . . . . . .        640         782        1,014       1,357      1,401
                                                                      --------     --------    --------     --------   --------
Net Interest Income
    After Provision for Loan Losses . . . . . . . . . . . . . . . .     27,241      26,201       24,494      23,853     20,556
Total Other Income  . . . . . . . . . . . . . . . . . . . . . . . .      6,907       6,298        6,588       5,576      5,229
Total Other Expenses. . . . . . . . . . . . . . . . . . . . . . . .     18,842      18,434       18,214      17,603     15,792
                                                                      --------     --------    --------     --------   --------

Income Before Income Tax Expense . . . . . . . . . . . . . . . . . .    15,306      14,065       12,868      11,826      9,993
Income Tax Expense . . . . . . . . . . . . . . . . . . . . . . . . .     5,448       4,907        4,396       4,041      3,234
                                                                      --------     --------    --------     --------   --------

Income Before Change in Accounting Method . . . . . . . . . . . . .      9,858       9,158        8,472       7,785      6,759
Change in Accounting Method for Income Taxes . . . . . . . . . . . .                                227
                                                                      --------     --------    --------     --------   --------

Net Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $  9,858    $  9,158     $  8,699    $  7,785   $  6,759
                                                                      --------     --------    --------     --------   --------
                                                                      --------     --------    --------     --------   --------
PER SHARE DATA (1)

Income Before Change in Accounting Method . . . . . . . . . . . . .   $   1.95    $   1.80     $   1.65    $   1.53   $   1.39
Net Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1.95        1.80         1.70        1.53       1.39
Cash Dividends Paid . . . . . . . . . . . . . . . . . . . . . . . .        .77         .71          .63         .57        .57
December 31 Book Value  . . . . . . . . . . . . . . . . . . . . . .      15.92       14.07        13.53       12.53      11.57
December 31 Market Value (Bid Price). . . . . . . . . . . . . . . .      25.75       20.83        19.33       19.00      12.45

AVERAGE BALANCES

Total Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $665,347    $634,868     $626,398    $603,067   $560,412
Total Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   413,940     388,639      357,028     329,750    300,276
Total Deposits  . . . . . . . . . . . . . . . . . . . . . . . . . .    538,539     514,029      517,826     501,526    441,302
Total Stockholders' Equity . . . . . . . . . . . . . . . . . . . . .    76,001      70,104       66,887      61,246     54,473

YEAR-END BALANCES

Total Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $707,859    $644,606     $626,113    $616,859   $596,573
Total Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   419,730     401,605      376,872     350,308    323,382
Total Deposits  . . . . . . . . . . . . . . . . . . . . . . . . . . .  588,156     529,830      506,302     511,971    484,824
Total Stockholders' Equity . . . . . . . . . . . . . . . . . . . . .    80,473      71,018       68,804      63,935     58,472

FINANCIAL RATIOS

Return on Average Assets . . . . . . . . . . . . . . . . . . . . . . .    1.48%       1.44%        1.39%       1.29%      1.21%
Return on Average Stockholders' Equity . . . . . . . . . . . . . . . .   12.97       13.06        13.01       12.71      12.41
Average Earning Assets to Total Assets. . . . . . . . . . . . . . . .    94.65       94.05        93.71       93.93      93.82
Allowance for Loan Losses as % of Total Loans. . . . . . . . . . . . .    1.18        1.24         1.27        1.24       1.20
Dividend Payout Ratio . . . . . . . . . . . . . . . . . . . . . . . . .  39.49       39.44        37.06       37.25      38.13
Average Stockholders' Equity to Average Assets. . . . . . . . . . . . .  11.42       11.04        10.68       10.16       9.72
Tax Equivalent Yield on Earning Assets. . . . . . . . . . . . . . . . .   8.15        7.44         7.38        8.31       9.48
Cost of Supporting Liabilities. . . . . . . . . . . . . . . . . . . . .   3.51        2.70         2.81        3.65       5.05
Net Interest Margin on Earning Assets . . . . . . . . . . . . . . . . .   4.64        4.74         4.57        4.66       4.43


(1) Restated for 3- for- 2 stock splits distributed January, 1993, and October, 1995.

The amounts include First United Bank, subsequent to its acquisition on July 31, 1991.

MANAGEMENT'S DISCUSSION & ANALYSIS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Asset quality has been a major factor in the Corporation's ability to generate consistent profit improvement.

[Graphic; bar chart; Return on Average Assets]

[Graphic; bar chart; Return on Average Equity]

RESULTS OF OPERATIONS

     Net income amounted to $9,858,000 or $1.95, an increase of 8.3 per cent over 1994 at $1.80 per share.

     Return on assets increased to a record level of 1.48 per cent, up from 1.44 per cent in 1994, and 1.39 per cent in 1993.

     Return on equity was 12.97 per cent in 1995, 13.06 per cent in 1994, and
13.01 per cent in 1993.

     In 1995, First Merchants Corporation ("Corporation") recorded the twentieth consecutive year of improvement in net income on both an aggregate and per share basis.

CAPITAL

     The Corporation's capital strength continues to exceed regulatory minimums and peer group averages. Management believes that strong capital is a distinct advantage in the competitive environment in which the Corporation operates and will provide a solid foundation for continued growth.

     The Corporation's capital ratio was 11.37 per cent at year-end 1995 and
11.02 per cent at December 31, 1994. At December 31, 1995, the Corporation had a Tier I risk-based capital ratio of 16.99 per cent, total risk-based capital ratio of 18.07 per cent, and a leverage ratio of 11.13 per cent. Regulatory capital guidelines require a Tier I risk-based capital ratio of 4.0 per cent and a total risk-based capital ratio of 8.0 per cent.

     The Corporation has an employee stock purchase plan and an employee stock option plan. Activity under these plans is described in Note 14 to the Consolidated Financial Statements. The transactions under these plans have not had a material effect on the Corporation's capital position.

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


(continued)

MANAGEMENT'S DISCUSSION & ANALYSIS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ASSET QUALITY/PROVISION FOR LOAN LOSSES (continued)

[Graphic; bar chart; Net Loan Losses]

--------------------------------------------------------------------------------
NON-PERFORMING LOANS (1) at DECEMBER 31 as a PER CENT of LOANS

                                                         FIRST MERCHANTS   PEER
                                                          CORPORATION      GROUP
1995 . . . . . . . . . . . . . . . . . . . . . . . . . .    .16%           N/A

1994 . . . . . . . . . . . . . . . . . . . . . . . . . .    .26            1.01%

1993 . . . . . . . . . . . . . . . . . . . . . . . . . .    .30            1.55

1992 . . . . . . . . . . . . . . . . . . . . . . . . . .    .41            1.85

1991 . . . . . . . . . . . . . . . . . . . . . . . . . .    .86            2.59


(1) Accruing loans past due 90 days or more, and non-accruing loans, but excluding restructured loans. December 31, 1995, peer group comparisons are not yet available.
--------------------------------------------------------------------------------
     At December 31, 1995, the allowance for loan losses was $4,957,000, down slightly from year end 1994. As a per cent of loans, the allowance was
1.18 per cent, down from 1.24  per cent at year end 1994.

     The table below presents loan loss experience for the years indicated and compares the Corporation's loss experience to that of its peer group. Again, the Corporation compares favorably.


                                                                 1995          1994          1993          1992          1991
                                                              -----------------------------------------------------------------
                                                                                 (Dollars in Thousands)
Allowance for loan losses:
    Balance at January 1 . . . . . . . . . . . . . . . . .    $   4,998     $   4,800     $   4,351     $   3,867     $   3,254
        Addition resulting
          from acquisition . . . . . . . . . . . . . . . .                                                                  252

    Chargeoffs:
        Commercial. . . . . . . . . . . . . . . . . . . . .         586           526           391           588           806
        Real estate mortgage . . . . . . . . . . . . . . . .                       41           129           100            41
        Installment . . . . . . . . . . . . . . . . . . . .         296           346           388           552           511
                                                              ---------     ---------     ---------     ---------     ---------
             Total chargeoffs  . . . . . . . . . . . . . . .        882           913           908         1,240         1,358
                                                              ---------     ---------     ---------     ---------     ---------

    Recoveries:
        Commercial. . . . . . . . . . . . . . . . . . . . .          89           216           240           215           227
        Real estate mortgage . . . . . . . . . . . . . . . .          4            30             5            38             7
        Installment   . . . . . . . . . . . . . . . . . . .         108            83            98           114            84
                                                              ---------     ---------     ---------     ---------     ---------
             Total recoveries  . . . . . . . . . . . . . . .        201           329           343           367           318
                                                              ---------     ---------     ---------     ---------     ---------



    Net chargeoffs . . . . . . . . . . . . . . . . . . . . .        681           584           565           873         1,040
                                                              ---------     ---------     ---------     ---------     ---------
    Provision for loan losses. . . . . . . . . . . . . . . .        640           782         1,014         1,357         1,401
                                                              ---------     ---------     ---------     ---------     ---------
    Balance at December 31 . . . . . . . . . . . . . . . . .   $  4,957     $   4,998     $   4,800     $   4,351     $   3,867
                                                              ---------     ---------     ---------     ---------     ---------
                                                              ---------     ---------     ---------     ---------     ---------

Ratio of net chargeoffs during
    the period to average loans
    outstanding during the period. . . . . . . . . . . . . .       .16%          .15%          .16%          .26%          .35%
Peer Group . . . . . . . . . . . . . . . . . . . . . . . . .        N/A          .25%          .49%          .65%          .95%



          As a result of Management's assessment of loan quality and the adequacy of the allowance for loan losses, the 1995 provision for loan losses was reduced $142,000. Chargeoffs exceeded the amount provided by $41,000.
The Corporation adopted SFAS No. 114 and No. 118 ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN AND ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN - INCOME RECOGNITION AND DISCLOSURE on January 1, 1995. Impaired loans totaled
$3,122,000 at December 31, 1995.   An allowance for losses at December 31, 1995,
was not deemed necessary for impaired loans totaling $1,900,000, but an allowance of $559,000 was recorded for the remaining balance of impaired loans of $1,222,000. The average balance of impaired loans for 1995 was $1,682,000.

MANAGEMENT'S DISCUSSION & ANALYSIS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


LIQUIDITY AND INTEREST SENSITIVITY

     Asset/Liability Management has been an important factor in the Corporation's ability to record consistent earnings growth through periods of interest rate volatility and product deregulation. Management and the Board of Directors monitor the Corporation's liquidity and interest sensitivity positions at regular meetings to ensure that changes in interest rates will not adversely affect earnings. Decisions regarding investment and the pricing of loan and deposit products are made after analysis of liquidity, rates sensitivity, the Corporation's exposure to changes in net interest income given various rate scenarios, and the economic and competitive environments.

     The Corporation's liquidity and interest sensitivity position at December 31, 1995, remained adequate to meet the Corporation's primary goal of achieving optimum interest margins while avoiding undue interest rate risk. The table below presents the Corporation's interest rate sensitivity analysis as of December 31, 1995.

--------------------------------------------------------------------------------

INTEREST-RATE SENSITIVITY ANALYSIS
(Dollars in Thousands)

                                                           AT DECEMBER 31, 1995

                                                   1-180 DAYS     181 - 365 DAYS  1-5 YEARS  BEYOND 5 YEARS   TOTAL
---------------------------------------------------------------------------------------------------------------------
Rate-Sensitive Assets:
  Federal funds sold and
    interest-bearing time deposits . . . . . .     $ 37,655                                                 $ 37,655
  Securities available for sale. . . . . . . .       20,878         $ 10,544       $ 97,717 $  13,981        143,120
  Securities held to maturity. . . . . . . . .       11,823            7,882         35,023     3,486         58,214
  Mortgage loans held for sale . . . . . . . .                                                    736            736
  Loans. . . . . . . . . . . . . . . . . . . .      216,417           46,588        105,521    50,468        418,994
  Federal Reserve and
    Federal Home Loan Bank stock . . . . . . .        1,585                                       307          1,892
                                                   --------         --------       --------   -------        -------
         Total rate-sensitive assets . . . . .      288,358           65,014        238,261    68,978        660,611
                                                   --------         --------       --------   -------        -------
Rate Sensitive Liabilities:
  Interest-bearing deposits. . . . . . . . . .      212,175           29,162        247,318        68        488,723
  Short-term borrowings. . . . . . . . . . . .       33,975                                                   33,975
  Federal Home Loan Bank advance . . . . . . .        1,000                                                    1,000
                                                   --------         --------       --------   -------        -------
         Total rate-sensitive liabilities. . .      247,150           29,162        247,318        68        523,698
                                                   --------         --------       --------   -------        -------

Interest rate sensitivity gap by period. . . .     $ 41,208         $ 35,852       $ (9,057) $ 68,910
Cumulative gap . . . . . . . . . . . . . . . .       41,208           77,060         68,003   136,913
Cumulative ratio at December 31, 1995. . . . .       116.67%          127.89%        112.99%   126.14%


EARNING ASSETS

     Earning assets increased $76.4 million during 1995 after declining $.8 million during 1994.

     The following table presents the earning asset mix for the years 1995, 1994 and 1993.
-------------------------------------------------------------------------------

EARNING ASSETS

(Dollars in Millions)


                                                                                   DECEMBER 31

                                                                           1995        1994        1993
                                                                          ------      ------      ------
Federal funds sold and interest-bearing time deposits. . . . . . . . .    $ 37.7      $  3.7      $  1.9
Securities available for sale. . . . . . . . . . . . . . . . . . . . .     143.1        99.3
Securities held to maturity. . . . . . . . . . . . . . . . . . . . . .      58.2        77.7       204.3
Mortgage loans held for sale . . . . . . . . . . . . . . . . . . . . .        .7
Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     419.0       401.6       376.9
Federal Reserve and Federal Home Loan Bank stock . . . . . . . . . . .       1.9         1.9         1.9
                                                                          ------      ------      ------
    Total. . . . . . . . . . . . . . . . . . . . .                        $660.6      $584.2      $585.0
                                                                          ------      ------      ------
                                                                          ------      ------      ------

 MANAGEMENT'S DISCUSSION & ANALYSIS
(Dollars in Thousands)
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

DEPOSITS, SHORT-TERM BORROWINGS AND FEDERAL HOME LOAN BANK ADVANCE

The following tables present the level of deposits and borrowed funds (Federal funds purchased, repurchase agreements with customers, U.S. Treasury demand notes and Federal Home Loan Bank stock) based on both year-end levels and daily average balances for the past three years:


                         AS OF DECEMBER 31


                                SHORT-TERM  FEDERAL HOME LOAN
                  DEPOSITS      BORROWINGS    BANK ADVANCE
                  --------      ----------  -----------------
1995           $   588,156     $   33,975    $    1,000
1994               529,830         39,189
1993               506,302         46,890


                      AVERAGE BALANCES


                                SHORT-TERM  FEDERAL HOME LOAN
                  DEPOSITS      BORROWINGS    BANK ADVANCE
                  --------      ----------  -----------------
1995            $  538,539      $  44,799      $    515
1994               514,029         45,639
1993               517,826         35,317


NET INTEREST INCOME

     Net interest income is the primary source of the Corporation's earnings.
It is a function of net interest margin and the level of average earning assets.

     The table below presents the Corporation's asset yields, interest expense, and net interest income as a per cent of average earning assets for the five-year period ending in 1995.

     Asset yields improved in 1995 ( .71 per cent), while interest expense increased .81 per cent.

     The resulting "spread" decrease of .10 per cent (4.64% vs 4.74%) was offset by a $32.7 million increase in earning assets enabling fully taxable equivalent net interest income to grow by $963,000.


                  INTEREST INCOME      INTEREST EXPENSE    NET INTEREST INCOME                NET INTEREST INCOME
                 (FTE) as a Per Cent     as a Per Cent    (FTE) as a Per Cent     AVERAGE            on a
                     of Average           of Average          of Average          EARNING        Fully Taxable
                   Earning Assets       Earning Assets      Earning Assets        ASSETS       Equivalent Basis
                 -------------------   ----------------    -------------------    -------      ------------------
1995                    8.15%                3.51%                4.64%         $ 629,784         $ 29,245
1994                    7.44                 2.70                 4.74            597,102           28,282
1993                    7.38                 2.81                 4.57            587,009           26,806
1992                    8.31                 3.65                 4.66            566,467           26,400
1991                    9.48                 5.05                 4.43            525,799           23,277

OTHER INCOME

     The Corporation has placed emphasis on the growth of non-interest income in recent years by offering a wide range of fee-based services. Fee schedules are regularly reviewed by a pricing committee to ensure that the products and services offered by the Corporation are priced to be competitive and profitable.

     Other income reached $6,907,000 in 1995, exceeding the prior year by $609,000 or 9.7 per cent. Major factors included:

     1.   A $205,000 (8.0 per cent) increase in trust revenues.

     2. A gain of $205,000 on the sale of approximately $8,000,000 of the Corporation's student loans.

     Other income declined in 1994 by $290,000, (4.4 per cent). The decline is attributable to two factors:

     1. Loss on the sale of securities of $31,000 compared to gains of $395,000 in 1993, a change of $426,000.

     2.   A $126,000 (5.0 per cent) decline in deposit service charges.

     The first factor is not relevant to the underlying fee income potential of the Corporation. Without that change, fee income would have increased from $6,194,000 to $6,239,000 (2.2 per cent).

OTHER EXPENSE

     Total "other expenses" represent non-interest operating expenses of the Corporation. Those expenses amounted to $18,842,000 in 1995, an increase of 2.2 per cent from the prior year.

Salary and benefit expenses, which account for over one-half of the Corporation's non-interest operating expenses, increased by $510,000 (5.1 per cent). Increases in occupancy, equipment, printing, and office supplies and advertising expenses totaling $449,000 were offset by a $530,000 reduction in the cost of deposit insurance and by a refund of $238,000 from the State of Indiana for intangibles taxes paid in 1988 and 1989.

     1994 expenses at $18,434,000 exceeded the prior year by $219,000 (1.2 per cent). Salary and benefit expenses increased by $928,000 (10.2 per cent). Approximately

                              (continued)

MANAGEMENT'S DISCUSSION & ANALYSIS
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

OTHER EXPENSE (continued)

one-fourth of that increase was attributable to the change in the corporation's data processing function described below. This change resulted in a direct reduction of computer processing fees amounting to $1,046,000.

     In the fourth quarter of 1993, First Merchants assumed responsibility for the data processing function for the Corporation and its subsidiaries. The agreement with an outside party to provide data processing was terminated. The cost of the conversion equipment and software was approximately $1,700,000.

     The equipment and software costs will be depreciated on a straight-line method based on useful lives of the assets. The Corporation estimates that data processing costs declined under the new arrangement (net of additional salary, benefit, equipment and software costs) by more than $400,000.

INCOME TAXES

     The increase in 1995 tax expense of $541,000 is attributable primarily to a $1,241,000 increase in net pre-tax income. Likewise, the $512,000 increase in 1994 resulted from a $1,198,000 increase in pre-tax net income.

--------------------------------------------------------------------------------
FEDERAL and STATE INCOME TAXES
--------------------------------------------------------------------------------
(Dollars in Thousands)
                     1995         1994           1993
--------------------------------------------------------------------------------
Federal taxes    $   4,146    $   3,735    $   3,272

State taxes          1,302        1,172        1,124
                 ---------    ---------    ---------

      Total      $   5,448    $   4,907    $   4,396
                 ---------    ---------    ---------
                 ---------    ---------    ---------

ACCOUNTING MATTERS

Derivative Financial Instruments and Fair Value of Financial Statements

     SFAS No. 119 ("SFAS 119") requires disclosure about derivative financial instruments-futures, forwards, swap and option contracts and other financial instruments with similar characteristics (e.g., interest rate caps or floors and loan commitments). The definition of derivatives excludes all on-balance sheet receivables and payables, including those that "derive" their values or cash flows from the price of another security or index, such as mortgage-backed securities and interest-only obligations.

     SFAS 119 requires disclosures about amounts, nature and terms of derivatives that are not subject to SFAS No. 105 because they do not result in off-balance sheet risk of accounting loss. It requires that a distinction be made between financial instruments held or issued for trading purposes and financial instruments held or issued for purposes other than trading. The required disclosures, either in the body of the financial statements or in the footnotes, include: (i) the face or contract amount (or notional principal amount) and ii) the nature and terms, including at a minimum, a discussion of:
(1) the credit and market risk of those instruments, (2) the cash requirements of those instruments, and (3) the related accounting policy.

     SFAS 119 amends SFAS No. 105 and No. 107 to require disaggregation of information about financial instruments with off-balance sheet risk of accounting loss and to require that fair value information be presented without combining, aggregating or netting the fair values of derivatives with fair value of nonderivatives and be presented together with the related carrying amounts in the body of the financial statements, a single footnote or a summary table in a form that makes it clear whether the amounts represent assets or liabilities. SFAS 119 was effective for the Company's financial statements issued for the year ended December 31, 1995.

     At December 31, the Corporation did not have any derivative financial instruments as defined in SFAS 115.

Accounting for Mortgage Servicing Rights

     During 1995, the FASB issued SFAS No. 122 ("SFAS 122") ACCOUNTING FOR MORTGAGE SERVICING RIGHTS. SFAS 122 pertains to mortgage banking enterprises and financial institutions that conduct operations that are substantially similar to the primary operations of a mortgage banking enterprise. SFAS 122 eliminates the accounting distinction between mortgage servicing rights that are acquired through loan origination activities and those acquired through purchase transactions. Under SFAS 122, if a mortgage banking enterprise sells or securitizes loans and retains the mortgage servicing rights, the enterprise must allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the rights) based on their relative fair values if


                              (continued)

MANAGEMENT'S DISCUSSION & ANALYSIS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
ACCOUNTING MATTERS (continued)

it is practicable to estimate those fair values. If it is not practicable, the entire cost should be allocated to the mortgage loans and no cost should be allocated to the mortgage servicing rights. As entity would measure impairment of mortgage service rights and loans based on the excess of the carrying amount of the mortgage servicing rights portfolio over the fair value of that portfolio.

     SFAS 122 is to be applied prospectively in fiscal years beginning after December 15, 1995, to transactions in which an entity acquires mortgage servicing rights and to impairment evaluations of all capitalized mortgage servicing rights. The Company has not yet determined the impact of SFAS 122 on its financial condition and results of operations.

Accounting for Stock-based Compensation

     The FASB issued SFAS 123, STOCK-BASED COMPENSATION. In December, 1994, the FASB decided to require expanded disclosures rather than recognition of compensation cost for fixed, at the money, options rather than recognition of compensation expense as was originally proposed in the ED.

     This statement establishes a fair value based method of accounting for stock-based compensation plans. The FASB encourages employers to recognize the related compensation expense; however, employers are permitted to continue to apply the provisions of APB Opinion No. 25. Employers that choose to continue to follow APB No. 25 are required to disclose in notes to the financial statements the pro forma effects on their net income and earnings per share of the new accounting method.

     SFAS 123 is effective for the Corporation in 1996. The Corporation has not yet determined the impact of adopting SFAS 123 on net income or financial position in the year of adoption.


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

CONSOLIDATED BALANCE SHEET

                                                           DECEMBER 31
                                                           -----------
                                                       1995            1994
                                                       ----            ----
ASSETS
  Cash and due from banks. . . . . . . . . . . . . $ 31,432,299   $ 42,684,174
  Federal funds sold . . . . . . . . . . . . . . .   37,500,000      3,675,000
                                                    ------------   ------------
    Cash and cash equivalents. . . . . . . . . . .   68,932,299     46,359,174
  Interest-bearing time deposits . . . . . . . . .      155,441         23,117
  Investment securities
    Available for sale . . . . . . . . . . . . . .  143,119,910     99,363,240
    Held to maturity . . . . . . . . . . . . . . .   58,213,962     77,676,818
                                                    ------------   ------------
       Total investment securities . . . . . . . .  201,333,872    177,040,058
  Mortgage loans held for sale . . . . . . . . . .      735,522
  Loans. . . . . . . . . . . . . . . . . . . . . .  418,994,250    401,604,848
    Less:  Allowance for loan losses . . . . . . .   (4,957,467)    (4,997,847)
                                                    ------------   ------------
      Net Loans. . . . . . . . . . . . . . . . . .  414,036,783    396,607,001
  Premises and equipment . . . . . . . . . . . . .   10,475,935      9,545,153
  Federal Reserve and Federal Home Loan Bank
    stock. . . . . . . . . . . . . . . . . . . . .    1,891,800      1,879,300
  Interest receivable. . . . . . . . . . . . . . .    6,187,277      5,627,391
  Core deposit intangibles and goodwill. . . . . .    1,845,417      1,976,594
  Other assets . . . . . . . . . . . . . . . . . .    2,264,833      5,548,184
                                                    ------------   ------------
       Total assets. . . . . . . . . . . . . . . . $707,859,179   $644,605,972
                                                    ------------   ------------
                                                    ------------   ------------
LIABILITIES

  Deposits:
    Noninterest bearing. . . . . . . . . . . . . . $ 99,432,455   $ 99,667,435
    Interest bearing . . . . . . . . . . . . . . .  488,723,230    430,162,771
                                                    ------------   ------------
      Total deposits . . . . . . . . . . . . . . .  588,155,685    529,830,206
  Short-term borrowings. . . . . . . . . . . . . .   33,975,269     39,188,990
  Federal Home Loan Bank advance . . . . . . . . .    1,000,000
  Interest payable . . . . . . . . . . . . . . . .    1,866,499      1,319,917
  Other liabilities. . . . . . . . . . . . . . . .    2,389,037      3,248,790
                                                    ------------   ------------
      Total liabilities. . . . . . . . . . . . . .  627,386,490    573,587,903

STOCKHOLDERS' EQUITY
  Preferred stock, no par value:
    Authorized and unissued--500,000 shares
  Common stock, $.125 stated value:
    Authorized--20,000,000 shares
    Issued and outstanding--5,053,901 and
    3,366,346 shares . . . . . . . . . . . . . . .      631,737        420,793
  Additional paid-in capital . . . . . . . . . . .   15,852,082     16,230,765
  Retained earnings. . . . . . . . . . . . . . . .   62,836,310     56,886,450
  Net unrealized gain (loss) on securities
    available for sale . . . . . . . . . . . . . .    1,152,560     (2,519,939)
                                                    ------------   ------------
   Total stockholders' equity. . . . . . . . . . .   80,472,689     71,018,069
                                                    ------------   ------------
      Total liabilities and stockholders'equity. . $707,859,179   $644,605,972
                                                    ------------   ------------
                                                    ------------   ------------

                 See Notes to Consolidated Financial Statements.

 CONSOLIDATED STATEMENT OF INCOME

                                                              YEAR ENDED DECEMBER 31
                                                      -----------------------------------------
                                                          1995           1994          1993
                                                          ----           ----          ----
INTEREST INCOME
  Loans receivable:
    Taxable. . . . . . . . . . . . . . . . . . . . . .$ 37,750,745  $ 31,721,626   $28,704,848
    Tax exempt . . . . . . . . . . . . . . . . . . . .      55,295        83,412       122,422
  Investment securities:
    Taxable. . . . . . . . . . . . . . . . . . . . . .   8,623,701     8,552,888    10,264,922
    Tax exempt . . . . . . . . . . . . . . . . . . . .   2,474,920     2,434,992     2,396,031
  Federal funds sold . . . . . . . . . . . . . . . . .     906,564       217,035       453,805
  Deposits with financial institutions . . . . . . . .       3,728         1,743        35,295
  Federal Reserve and Federal Home Loan Bank stock         149,110       102,785        28,933
                                                      ------------   -----------    ----------
    Total interest income. . . . . . . . . . . . . . .  49,964,063    43,114,481    42,006,256
                                                      ------------   -----------    ----------
INTEREST EXPENSE
  Deposits . . . . . . . . . . . . . . . . . . . . . .  19,565,304    14,294,358    15,431,588
  Short-term borrowings. . . . . . . . . . . . . . . .   2,489,963     1,836,794     1,066,592
  Federal Home Loan Bank advance . . . . . . . . . . .      27,502
                                                      ------------   -----------    ----------
    Total interest expense . . . . . . . . . . . . . .  22,082,769    16,131,152    16,498,180
                                                      ------------   -----------    ----------
NET INTEREST INCOME. . . . . . . . . . . . . . . . . .  27,881,294    26,983,329    25,508,076
  Provision for loan losses. . . . . . . . . . . . . .     640,000       782,000     1,013,765
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES. . . . . . . . . . . . . .  27,241,294    26,201,329    24,494,311
                                                      ------------   -----------    ----------
OTHER INCOME
  Fiduciary activities . . . . . . . . . . . . . . . .   2,754,667     2,549,660     2,408,632
  Service charges on deposit accounts. . . . . . . . .   2,377,712     2,380,166     2,506,483
  Other customer fees. . . . . . . . . . . . . . . . .   1,159,421     1,061,332     1,049,751
  Net realized gains(losses) on
      sale of available-for-sale securities. . . . . .     (66,404)      (31,317)      394,551
  Other income . . . . . . . . . . . . . . . . . . . .     681,142       337,927       228,794
                                                      ------------   -----------    ----------
    Total other income . . . . . . . . . . . . . . . .   6,906,538     6,297,768     6,588,211
                                                      ------------   -----------    ----------
OTHER EXPENSES
  Salaries and employee benefits . . . . . . . . . . .  10,561,065    10,051,455     9,123,874
  Net occupancy expenses . . . . . . . . . . . . . . .   1,209,807     1,106,107     1,096,771
  Equipment expenses . . . . . . . . . . . . . . . . .   1,674,234     1,586,398     1,138,180
  Computer processing fees . . . . . . . . . . . . . .     138,463       130,882     1,176,957
  Deposit insurance expense. . . . . . . . . . . . . .     604,019     1,134,194     1,138,463
  Printing and office supplies . . . . . . . . . . . .     915,703       760,646       771,593
  Advertising expense. . . . . . . . . . . . . . . . .     586,738       484,657       525,685
  Other expenses . . . . . . . . . . . . . . . . . . .   3,151,836     3,179,536     3,243,368
                                                      ------------   -----------    ----------
    Total other expenses . . . . . . . . . . . . . . .  18,841,865    18,433,875    18,214,891
                                                      ------------   -----------    ----------
INCOME BEFORE INCOME TAX AND
CUMULATIVE EFFECT OF CHANGE IN
ACCOUNTING METHOD. . . . . . . . . . . . . . . . . . .  15,305,967    14,065,222    12,867,631
  Income tax expense . . . . . . . . . . . . . . . . .   5,448,153     4,907,459     4,395,920
                                                      ------------   -----------    ----------
INCOME BEFORE CUMULATIVE EFFECT OF
CHANGE IN ACCOUNTING METHOD. . . . . . . . . . . . . .   9,857,814     9,157,763     8,471,711

CUMULATIVE EFFECT OF CHANGE IN METHOD
OF ACCOUNTING FOR INCOME TAXES . . . . . . . . . . . .                                 227,329
                                                      ------------   -----------    ----------

NET INCOME . . . . . . . . . . . . . . . . . . . . . .$  9,857,814   $ 9,157,763   $ 8,699,040
                                                      ------------   -----------    ----------
                                                      ------------   -----------    ----------
PER SHARE. . . . . . . . . . . . . . . . . . . . . . .
  Income before cumulative effect of change
  in accounting method . . . . . . . . . . . . . . . .$       1.95   $      1.80   $      1.65
  Net Income . . . . . . . . . . . . . . . . . . . . .$       1.95   $      1.80   $      1.70
WEIGHTED AVERAGE SHARES OUTSTANDING. . . . . . . . . .   5,055,169     5,077,307     5,124,626

                 See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY



                                                                                             NET UNREALIZED
                                                                ADDITIONAL                   GAIN (LOSS) ON
                                         COMMON STOCK            PAID-IN        RETAINED       SECURITIES
                                     SHARES       AMOUNT         CAPITAL        EARNINGS    AVAILABLE FOR SALE      TOTAL
                                   ---------     ---------     -----------     -----------  ------------------   -----------
BALANCES, JANUARY 1, 1993 . . . .  3,402,213     $ 425,277     $17,683,626     $45,825,656                       $63,934,559
 Net income for 1993  . . . . . .                                                8,699,040                         8,699,040
 Cash dividends ($.63 per share).                                               (3,212,727)                       (3,212,727)
 Stock issued under employee
  benefit plans . . . . . . . . .     11,817         1,477         246,286                                           247,763
 Stock issued under dividend
  reinvestment and stock
   purchase plan  . . . . . . . .      9,858         1,232         285,717                                           286,949
 Stock options exercised. . . . .      9,299         1,163         153,222                                           154,385
 Stock redeemed . . . . . . . . .   ( 43,500)     (  5,438)    ( 1,296,000)                                       (1,301,438)
 Cash paid in lieu of  issuing
  fractional shares . . . . . . .   (     96)     (     12)    (     4,248)                                       (    4,260)
                                   ---------     ---------     -----------     -----------  ------------------   -----------
BALANCES, DECEMBER 31, 1993 . . .  3,389,591       423,699      17,068,603      51,311,969                        68,804,271
 Net income for 1994. . . . . . .                                                9,157,763                         9,157,763
 Cash dividends ($.71 per share).                                               (3,583,282)                       (3,583,282)
 Cumulative effect of change in
  method of accounting for
   securities, net of taxes
    of $422,334 . . . . . . . . .                                                                    $ 643,896       643,896
 Net change in unrealized gain
  (loss) on securities available
   for sale, net of taxes
    of $2,075,170 . . . . . . . .                                                                   (3,163,835)   (3,163,835)
 Stock issued under employee
  benefit plans . . . . . . . . .     10,543         1,318         248,485                                           249,803
 Stock issued under dividend
  reinvestment and stock
   purchase plan. . . . . . . . .     11,670         1,459         355,745                                           357,204
 Stock options exercised. . . . .      4,875           609         107,275                                           107,884
 Stock redeemed . . . . . . . . .   ( 50,333)     (  6,292)    ( 1,549,343)                                       (1,555,635)
                                   ---------     ---------     -----------     -----------  ------------------   -----------
BALANCES, DECEMBER 31, 1994 . . .  3,366,346       420,793      16,230,765      56,886,450         ( 2,519,939)   71,018,069

 Net income for 1995                                                             9,857,814                         9,857,814
 Cash dividends ($.77 per share).                                              ( 3,907,954)                       (3,907,954)
 Net change in unrealized gain
  (loss) on securities
   available for sale,
    net of taxes of $2,408,806. .                                                               3,672,499          3,672,499
 Stock issued under employee
  benefit plans . . . . . . . . .     11,175         1,397         275,254                                           276,651
 Stock issued under dividend
  reinvestment and stock purchase
   plan . . . . . . . . . . . . .     13,928         1,741       1,454,498                                           456,239
 Stock options exercised. . . . .      9,267         1,158         191,251                                           192,409
 Stock redeemed . . . . . . . . .    (30,000)       (3,750)     (1,085,125)                                       (1,088,875)
 Three-for-two stock split. . . .  1,683,344       210,418      (  210,418)
 Cash paid in lieu of issuing
  fractional shares . . . . . . .       (159)          (20)     (    4,143)                                       (    4,163)
                                   ---------     ---------     -----------     -----------  ------------------   -----------
BALANCES, DECEMBER 31, 1995 . . .  5,053,901     $ 631,737     $15,852,082    $ 62,836,310         $ 1,152,560   $80,472,689
                                   ---------     ---------     -----------     -----------  ------------------   -----------
                                   ---------     ---------     -----------     -----------  ------------------   -----------


                 See Note to Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                                              YEAR ENDED DECEMBER 31
                                                                        ------------------------------------------------------------
                                                                                1995                  1994                  1993
                                                                                ----                  ----                  ----
OPERATING ACTIVITIES:
  Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $ 9,857,814           $ 9,157,763          $ 8,699,040
  Adjustments to reconcile net income to
      net cash provided by operating activities:

    Provision for loan losses. . . . . . . . . . . . . . . . . . . . .          640,000               782,000            1,013,765
    Depreciation and amortization. . . . . . . . . . . . . . . . . . .        1,145,833             1,125,697              696,782
    Amortization of goodwill and intangibles . . . . . . . . . . . . .          131,177               131,177              131,181


                                   (continued)

                                     -10-


CONSOLIDATED STATEMENT OF CASH FLOWS (continued)

                                                                                              YEAR ENDED DECEMBER 31
                                                                                ----------------------------------------------------
                                                                                1995                    1994                  1993
                                                                              --------               ----------            ---------

 Deferred income tax. . . . . . . . . . . . . . . . . . . . . . . . . .       $    340,302           $(  127,976)     $(   542,266)
 Securities amortization, net. . . . . . . . . . . . . . . . . . . . .             597,523             1,161,783           987,365
 Securities losses (gains), net. . . . . . . . . . . . . . . . . . . .              66,404                31,317       (   394,551)
 Mortgage loans originated for sale. . . . . . . . . . . . . . . . . .         ( 4,491,484)
 Proceeds from sales of mortgage loans . . . . . . . . . . . . . . . .           3,785,283
 Net change in:
  Interest receivable. . . . . . . . . . . . . . . . . . . . . . . . .             497,818                28,505           191,612
  Interest payable . . . . . . . . . . . . . . . . . . . . . . . . . .             546,582                93,750       (   279,409)
 Other adjustments . . . . . . . . . . . . . . . . . . . . . . . . . .         (   300,938)              163,867           829,887
                                                                               -----------           -----------       -----------
  Net cash provided by operating activities. . . . . . . . . . . . . .          11,820,678            12,490,873        11,333,406
                                                                               -----------           -----------       -----------

INVESTING ACTIVITIES:
 Net change in interest-bearing deposits . . . . . . . . . . . . . . .         (   132,324)              230,737         1,250,620
 Purchases of:
  Securities available for sale. . . . . . . . . . . . . . . . . . . .         (71,857,503)         ( 24,216,114)
  Securities held to maturity. . . . . . . . . . . . . . . . . . . . .         (31,786,823)         ( 30,833,553)     (120,299,746)
 Proceeds from maturities of:
  Securities available for sale. . . . . . . . . . . . . . . . . . . .          26,537,062            12,424,651
  Securities held to maturity. . . . . . . . . . . . . . . . . . . . .          46,522,672            49,498,914       104,327,097
 Proceeds from sales of:
  Securities available for sale. . . . . . . . . . . . . . . . . . . .          11,695,656            15,083,461
  Securities held to maturity. . . . . . . . . . . . . . . . . . . . .                                                   5,430,571
 Net change in loans . . . . . . . . . . . . . . . . . . . . . . . . .         (18,560,933)         ( 25,767,003)     ( 27,530,846)
 Purchases of premises and equipment . . . . . . . . . . . . . . . . .         ( 2,076,615)         (  1,230,215)     (  2,642,213)
 Other investing activities. . . . . . . . . . . . . . . . . . . . . .             375,190               707,118           683,511
                                                                               -----------           -----------       -----------
    Net cash used by investing activities. . . . . . . . . . . . . . .         (39,283,618)         (  4,102,004)     ( 38,781,006)
                                                                               -----------           -----------       -----------

FINANCING ACTIVITIES:
 Net change in:
  Noninterest-bearing, interest-bearing
   and savings deposits. . . . . . . . . . . . . . . . . . . . . . . .           6,602,698            24,818,997        12,890,301
  Certificates of deposit and other time deposits. . . . . . . . . . .          51,722,781           ( 1,290,957)      (18,559,253)
  Short-term borrowings. . . . . . . . . . . . . . . . . . . . . . . .        (  5,213,721)          ( 7,701,137)        9,817,127
 Federal Home Loan Bank advance. . . . . . . . . . . . . . . . . . . .           1,000,000
 Cash dividends. . . . . . . . . . . . . . . . . . . . . . . . . . . .        (  3,907,954)          ( 3,583,282)      ( 3,212,727)
 Stock issued under employee benefit plans . . . . . . . . . . . . . .             276,651               249,803           247,763
 Stock issued under dividend reinvestment
  and stock purchase plan. . . . . . . . . . . . . . . . . . . . . . .             456,239               357,204           286,949
 Stock options exercised . . . . . . . . . . . . . . . . . . . . . . .             192,409               107,884           154,385
 Stock redeemed. . . . . . . . . . . . . . . . . . . . . . . . . . . .        (  1,088,875)          ( 1,555,635)      ( 1,301,438)
 Cash paid in lieu of issuing fractional shares. . . . . . . . . . . .        (      4,163)                            (     4,260)
                                                                               -----------           -----------       -----------
  Net cash provided by financing activities. . . . . . . . . . . . . .          50,036,065            11,402,877           318,847
                                                                               -----------           -----------       -----------
NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS. . . . . . . . . . . . . . . . . . . . . . . . . . .          22,573,125            19,791,746       (27,128,753)

CASH AND CASH EQUIVALENTS,
 BEGINNING OF YEAR . . . . . . . . . . . . . . . . . . . . . . . . . .          46,359,174            26,567,428        53,696,181
                                                                               -----------           -----------       -----------
CASH AND CASH EQUIVALENTS,
 END OF YEAR . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $ 68,932,299          $ 46,359,174      $ 26,567,428
                                                                               -----------           -----------       -----------
                                                                               -----------           -----------       -----------
ADDITIONAL CASH FLOWS INFORMATION:
 Interest paid . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $ 21,536,187          $ 16,037,402      $ 16,777,589
 Income tax paid . . . . . . . . . . . . . . . . . . . . . . . . . . .           5,065,558             4,997,385         5,004,469

                      See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands, Except Per Share Amounts)


NOTE 1
NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of First Merchants Corporation ("Corporation"), and its wholly owned subsidiaries, First Merchants Bank, N.A. ("First Merchants"), Pendleton Banking Company ("Pendleton"), and First United Bank ("First United"), (collectively "the Banks",) conform to generally accepted accounting principles and reporting practices followed by the banking industry. The more significant of the policies are described below.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The Corporation is a bank holding company whose principal activity is the ownership and management of the Banks. First Merchants operates under a national bank charter and provides full banking services, including trust services. As a national bank, First Merchants is subject to the regulation of the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation. Pendleton and First United operate under state bank charters and provide full banking services, including trust services. As state banks, Pendleton and First United are subject to the regulation of the Department of Financial Institutions, State of Indiana, and the Federal Deposit Insurance Corporation.

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

INVESTMENT SECURITIES - The Corporation adopted Statement of Financial Accounting Standards ("SFAS") No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, on January 1, 1994.

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

     At January 1, 1994, investment securities, with an approximate carrying value of $107,569,000, were reclassified as available for sale. This reclassification resulted in an increase in total stockholders' equity, net of taxes, of $644,000.

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

MORTGAGE LOANS HELD FOR SALE are carried at the lower of aggregate cost or market. Net unrealized losses are recognized through a valuation allowance by charges to income.

LOANS are carried at the principal amount outstanding. Interest income is accrued on the principal balances of loans. Loans are placed in a nonaccrual status when the collection of interest becomes doubtful. Interest income previously accrued, but not deemed collectible, is reversed and charged against current income. Interest on nonaccrual loans is then recognized as income when collected. Loans are considered impaired when it becomes probable that the Banks will be unable to collect all amounts due according to the contractual terms of the loan agreement. Interest income on these loans is recognized as described above depending on the accrual status of the loan. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans.

ALLOWANCE FOR LOAN LOSSES is maintained to absorb potential loan losses based on management's continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio. The evaluation by

                                                                 (continued)

NOTE 1
NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

management includes consideration of past loss experience, changes in the composition of the loan portfolio, the current condition and amount of loans outstanding, and the probability of collecting all amounts due. Impaired loans are measured by the present value of expected future cash flows, or the fair value of the collateral of the loan, if collateral dependent.

     The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that, as of December 31, 1995, the allowance for loan losses is adequate based on information currently available. A worsening or protracted economic decline in the area within which the Corporation operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

PREMISES AND EQUIPMENT are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line method based on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred, while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

FEDERAL RESERVE AND FEDERAL HOME LOAN BANK STOCK are required investments for institutions that are members of the Federal Reserve Bank ("FRB") and Federal Home Loan Bank ("FHLB") systems. The required investment in the common stock is based on a predetermined formula.

ADVERTISING COSTS are expensed as incurred.

INTANGIBLE ASSETS are being amortized on the straight-line basis over periods ranging from 10 to 25 years. Such assets are periodically evaluated as to the recoverability of their carrying value.

INCOME TAX in the consolidated statement of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Corporation adopted the provisions of SFAS No. 109, ACCOUNTING FOR INCOME TAXES, during the year ended December 31, 1993. The Corporation files consolidated income tax returns with its subsidiaries.

EARNINGS PER SHARE have been computed based upon the weighted average common shares outstanding during each year and have been restated to give effect to a three-for-two stock split distributed to stockholders on January 25, 1993 and on October 27, 1995. Common stock equivalents, consisting of shares issuable under employee benefit plans, were not included since their effect on dilution was insignificant.

NOTE 2
ACQUISITIONS

     On January 18, 1996, the Corporation signed a definitive agreement to acquire all of the outstanding shares of Randolph County Bancorp, Inc., Winchester, Indiana. Under terms of the agreement, the Corporation will issue approximately 566,000 shares of its common stock. The transaction will be accounted for under the pooling of interests method of accounting and is subject to approval by stockholders of Randolph County Bancorp, Inc., and appropriate regulatory agencies. Although the corporation anticipates that the merger will be consummated during the second quarter of 1996, there can be no assurance that
the acquisition will be completed.   At December 31, 1995, Randolph County
Bancorp, Inc., had total assets and stockholders' equity of $73,333,000 and $8,867,000, respectively.

     On January 24, 1996, the Corporation signed a definitive agreement to acquire all of the outstanding shares of Union National Bancorp, Liberty, Indiana. Under terms of the agreement, the Corporation will issue approximately 943,000 shares of its common stock. The transaction will be accounted for under the pooling of interests method of accounting and is subject to approval by stockholders of Union National Bancorp and appropriate regulatory agencies. Although the Corporation anticipates that the merger will be consummated during the second quarter of 1996, there can be no assurance that the acquisition will be completed. At December 31, 1995, Union National Bancorp had total assets and stockholders' equity of $161,078,000 and $15,741,000, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands, Except Per Share Amounts)

NOTE 3
RESTRICTION ON CASH AND DUE FROM BANKS

     The Banks are required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 1995, was $10,159,000.

NOTE 4
INVESTMENT SECURITIES


                                                           GROSS         GROSS
                                            AMORTIZED    UNREALIZED    UNREALIZED     FAIR
                                              COST         GAINS         LOSSES       VALUE
                                            ---------    ----------    ----------    --------
Available for sale at December 31, 1995:
  U.S. Treasury . . . . . . . . . . . . .    $  4,531      $   26        $   3       $  4,554
  Federal agencies. . . . . . . . . . . .      67,518       1,299           72         68,745
  State and municipal . . . . . . . . . .      18,769         398           37         19,130
  Mortgage and other
    asset-backed securities . . . . . . .      24,023         210          121         24,112
  Corporate obligations . . . . . . . . .      26,120         264           55         26,329
  Marketable equity security. . . . . . .         250                                     250
                                             --------      ------        -----       --------
       Total available for sale . . . . .     141,211       2,197          288        143,120

Held to maturity at December 31, 1995:
  U.S. Treasury . . . . . . . . . . . . .       3,103           8            2          3,109
  Federal agencies. . . . . . . . . . . .      11,645          69           21         11,693
  State and municipal . . . . . . . . . .      40,013         483           57         40,439
  Mortgage and other
    asset-backed securities . . . . . . .       2,953           8                       2,961
  Corporate obligations . . . . . . . . .         500                        1            499
                                             --------      ------        -----       --------
       Total held to maturity . . . . . .      58,214         568           81         58,701
                                             --------      ------        -----       --------
       Total investment securities. . . .    $199,425    $  2,765       $  369       $201,821
                                             --------      ------        -----       --------
                                             --------      ------        -----       --------

Available for sale at December 31, 1994:
    U.S. Treasury . . . . . . . . . . . .    $ 11,817                   $  550       $ 11,267
    Federal agencies. . . . . . . . . . .      35,565                    1,271         34,294
    State and municipal . . . . . . . . .       9,762        $ 31          385          9,408
    Mortgage and other asset-backed
     securities . . . . . . . . . . . . .      22,171          29          836         21,364
    Corporate obligations . . . . . . . .      24,221           4        1,195         23,030
                                             --------      ------        -----       --------
       Total available for sale . . . . .     103,536          64        4,237         99,363

Held to maturity at December 31, 1994:
    U.S. Treasury . . . . . . . . . . . .      12,630          21          222         12,429
    Federal agencies. . . . . . . . . . .      24,529          29          469         24,089
    State and municipal . . . . . . . . .      38,117         211          680         37,648
    Mortgage and other
       asset-backed securities. . . . . .         370                                     370
    Corporate obligations . . . . . . . .       2,031                       45          1,986
                                             --------      ------        -----       --------
      Total held to maturity. . . . . . .      77,677         261        1,416         76,522
                                             --------      ------        -----       --------
      Total investment securities . . . .    $181,213      $  325       $5,653       $175,885
                                             --------      ------        -----       --------
                                             --------      ------        -----       --------


The amortized cost and estimated fair value of securities held to maturity and available for sale at December 31, 1995, by contractual maturity, are shown on the following page. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                             (continued)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands, Except Per Share Amounts)


NOTE 4
INVESTMENT SECURITIES (continued)

                                                    AVAILABLE FOR SALE              HELD TO MATURITY
                                                 ------------------------      -----------------------
                                                  AMORTIZED        FAIR         AMORTIZED       FAIR
                                                    COST           VALUE          COST          VALUE
                                                 ---------       --------      ---------      --------
Maturity distribution at December 31, 1995:
   Due in one year or less . . . . . . . . . .    $ 24,867       $ 24,886       $ 19,193      $ 19,251
   Due after one through five years. . . . . .      82,767         84,204         32,582        32,891
   Due after five through ten years. . . . . .       9,554          9,918          2,866         2,978
   Due after ten years . . . . . . . . . . . .                                       620           620
                                                  --------       --------       --------      --------
                                                   117,188        119,008         55,261        55,740

   Mortgage and other asset-backed
     securities                                     24,023         24,112          2,953         2,961
                                                  --------       --------       --------      --------
     Totals. . . . . . . . . . . . . . . . . .    $141,211       $143,120       $ 58,214      $ 58,701
                                                  --------       --------       --------      --------
                                                  --------       --------       --------      --------


     Securities with a carrying value of approximately $91,090,000 and $83,411,000 were pledged at December 31, 1995 and 1994, to secure certain deposits and for other purposes as permitted or required by law.

     Proceeds from sales of securities available for sale during 1995 and 1994 were $11,696,000 and $15,083,000. Gross gains of $47,000 and
$167,000 and gross losses of $113,000 and $198,000 were realized on those sales.

     Proceeds from sales of securities held to maturity during 1993 were $5,431,000. Gross gains of $395,000 and gross losses of $500 were realized on those sales.

     On December 28, 1995, the Corporation transferred certain securities from held to maturity to available for sale in accordance with a transition reclassification allowed by the Financial Accounting Standards Board. Such securities had a carrying value of $4,421,000 and a fair value of $4,418,000.


NOTE 5
LOANS AND ALLOWANCE

                                                    1995         1994
                                                   -------      -------
Loans at December 31:
  Commercial and industrial loans . . . . . . .  $  85,690     $  78,943
  Bankers' acceptances and loans to financial
    institutions. . . . . . . . . . . . . . . .      2,925
  Agricultural production financing and other
    loans to farmers. . . . . . . . . . . . . .      5,796         5,310
  Real estate loans:
    Construction. . . . . . . . . . . . . . . .      9,913         8,126
    Commercial and farmland . . . . . . . . . .     66,749        64,110
    Residential . . . . . . . . . . . . . . . .    166,414       164,760
  Individuals' loans for household
    and other personal expenditures . . . . . .     79,993        78,041
  Tax-exempt loans. . . . . . . . . . . . . . .        863         1,204
  Other loans . . . . . . . . . . . . . . . . .        651         1,111
                                                 ---------     ---------
    Total loans . . . . . . . . . . . . . . . .  $ 418,994     $ 401,605
                                                 ---------     ---------
                                                 ---------     ---------


                                         1995       1994        1993
                                       --------   --------    --------
Allowance for loan losses:
 Balance, January 1 . . . . . . . .     $ 4,998    $ 4,800     $ 4,351
 Provision for losses . . . . . . .         640        782       1,014
 Recoveries on loans. . . . . . . .         201        329         343
 Loans charged off. . . . . . . . .        (882)      (913)       (908)
                                       --------   --------    --------
 Balance, December 31 . . . . . . .     $ 4,957    $ 4,998     $ 4,800
                                       --------   --------    --------
                                       --------   --------    --------

                         (continued)

NOTE 5
LOANS AND ALLOWANCE (continued)

      The Corporation adopted SFAS No. 114 and No. 118 ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN and ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN - INCOME RECOGNITION AND DISCLOSURES on January 1, 1995. Impaired loans totaled $3,122,000 at December 31, 1995. An allowance for losses at December 31, 1995, was not deemed necessary for impaired loans totaling $1,900,000, but an allowance of $559,000 was recorded for the remaining balance of impaired loans of $1,222,000. The average balance of impaired loans for 1995 was $1,682,000. Interest income and cash receipts of interest totaled $34,000 and $5,000 during the period in 1995 that the loans were impaired.

     Nonaccruing and restructured loans totaled $1,080,000 and $1,406,000 at December 31, 1994 and 1993.

     Additional interest income of $39,000 for 1994 and $39,000 for 1993 would have been recorded had income on nonaccruing and restructured loans been considered collectible and accounted for on the accrual basis under the original terms of the loans.

     The Banks have entered into transactions with certain directors, executive officers, significant stockholders, and their affiliates or associates ("related parties"). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

     The aggregate amount of loans, as defined, to such related parties were as shown below:


Balances, December 31, 1994 . . . . . . . . . . .  $ 12,880
New loans, including renewals . . . . . . . . . .     5,727
Payments, etc., including renewals. . . . . . . .    (8,279)
                                                   --------
Balances, December 31, 1995 . . . . . . . . . . .  $ 10,328
                                                   --------
                                                   --------


NOTE 6
PREMISES AND EQUIPMENT

                                                      1995            1994
                                                    --------        --------
Cost at December 31:
  Land . . . . . . . . . . . . . . . . . . . . .    $  1,850         $  1,324
  Buildings and leasehold improvements . . . . .       9,706            9,231
  Equipment. . . . . . . . . . . . . . . . . . .      10,328            9,310
                                                     -------         --------
    Total cost . . . . . . . . . . . . . . . . .      21,884           19,865
Accumulated depreciation . . . . . . . . . . . .     (11,408)         (10,320)
                                                     -------         --------
    Net. . . . . . . . . . . . . . . . . . . . .    $ 10,476         $  9,545
                                                     -------         --------
                                                     -------         --------

     The Corporation is committed under various noncancelable lease contracts for certain subsidiary office facilities. Total lease expense for 1995, 1994 and 1993 was $127,000, $113,000, and $110,000, respectively. The future minimum rental commitments required under the operating leases in effect at December 31, 1995, expiring at various dates through the year 2016, follow on the right for the years ending December 31:


     1996 . . . . . . . . . . . . . . . . . . . . . . . $ 106
     1997 . . . . . . . . . . . . . . . . . . . . . . .   255
     1998 . . . . . . . . . . . . . . . . . . . . . . .    85
     1999 . . . . . . . . . . . . . . . . . . . . . . .    72
     2000 . . . . . . . . . . . . . . . . . . . . . . .    63
     After 2000 . . . . . . . . . . . . . . . . . . . .   318
                                                        -----
       Total future minimum obligations . . . . . . . . $ 899
                                                        -----
                                                        -----

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands, Except Per Share Amounts)

NOTE 7
DEPOSITS

                                                                 1995         1994
                                                                -------      -------
Deposits at December 31:
  Noninterest-bearing . . . . . . . . . . . . . . . . . . . .   $ 99,432     $ 99,667
  Interest-bearing demand . . . . . . . . . . . . . . . . . .    105,957       91,806
  Savings deposits  . . . . . . . . . . . . . . . . . . . . .    137,134      144,447
  Certificates and other time deposits of $100,000 or more  .     49,216       33,622
  Other certificates and time deposits  . . . . . . . . . . .    196,417      160,288
                                                               ---------     --------
    Total deposits. . . . . . . . . . . . . . . . . . . . . .  $ 588,156     $529,830
                                                               ---------     --------
                                                               ---------     --------

Certificates maturing in years ending December 31:


1996 . . . . . . . . . . . $ 155,357
1997 . . . . . . . . . . .    41,862
1998 . . . . . . . . . . .    27,939
1999 . . . . . . . . . . .    15,132
2000 . . . . . . . . . . .     5,273
After 2000 . . . . . . . .        70
                           ---------
                           $ 245,633
                           ---------
                           ---------


NOTE 8
SHORT-TERM BORROWINGS

                                                      1995         1994
                                                     -------      -------
Short-term borrowings at December 31:
  Federal funds purchased . . . . . . . . . . . .    $   100      $12,198
  Securities sold under repurchase agreements . .     27,293       17,776
  U.S. Treasury demand notes. . . . . . . . . . .      6,582        9,215
                                                     -------      -------
    Total short-term borrowings . . . . . . . . .    $33,975      $39,189
                                                     -------      -------
                                                     -------      -------

     Securities sold under agreements to repurchase consist of obligations of the Banks to other parties. The obligations are secured by U.S. Treasury and Federal agency obligations and generally mature within one to 185 days from the transaction date. The following table summarizes certain information on these repurchase agreements.

As of and for the Year Ended December 31:

                                                      1995         1994
                                                     -------      -------
Book value . . . . . . . . . . . . . . . . . . . .   $ 27,293     $ 17,776
Collateral book value. . . . . . . . . . . . . . .     40,471       40,664
Collateral market value. . . . . . . . . . . . . .     40,748       40,539
Average balance of agreements during year. . . . .     33,632       23,389
Highest month-end balance during year. . . . . . .     54,670       29,115
Interest payable at end of year. . . . . . . . . .         87           41
Weighted average interest rate at end of year. . .       5.29%        4.86%

NOTE 9
FEDERAL HOME LOAN BANK ADVANCE

     At December 31, 1995, the Corporation had a $1,000,000 Federal Home Bank advance maturing June 20, 1996, with an interest rate of 5.79 per cent.

     The advance is secured by investment securities with a carrying value of $1,561,000. The advance is subject to restrictions or penalties in the event of prepayment.

NOTE 10
LOAN SERVICING

     Mortgage loans serviced for others are not included in the accompanying consolidated balance sheet. The loans are serviced primarily for the Federal Home Loan Mortgage Corporation and the unpaid balances totaled $3,546,000 at December 31, 1995.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands, Except Per Share Amounts)


NOTE 11
INCOME TAX

                                                          1995       1994       1993
                                                         -------    -------   --------
Income tax expense, for the year ended December 31:
  Currently payable:
    Federal . . . . . . . . . . . . . . . . . . . . .   $  3,879   $  3,845  $   3,576
    State . . . . . . . . . . . . . . . . . . . . . .      1,229      1,190      1,135
  Deferred:
    Federal . . . . . . . . . . . . . . . . . . . . .        267       (110)      (304)
    State . . . . . . . . . . . . . . . . . . . . . .         73        (18)       (11)
                                                        --------   --------  ---------
      Total income tax expense. . . . . . . . . . . .   $  5,448   $  4,907  $   4,396
                                                        --------   --------  ---------
                                                        --------   --------  ---------
Reconciliation of federal statutory to
  actual tax expense (benefit):
  Federal statutory income tax at 34% . . . . . . . .   $  5,204   $  4,782  $   4,375
  Tax exempt interest . . . . . . . . . . . . . . . .       (727)      (759)      (759)
  Effect of state income taxes  . . . . . . . . . . .        859        774        742
  Other . . . . . . . . . . . . . . . . . . . . . . .        112        110         38
                                                        --------   --------  ---------
    Actual tax expense. . . . . . . . . . . . . . . .   $  5,448   $  4,907  $   4,396
                                                        --------   --------  ---------
                                                        --------   --------  ---------

     Tax expense (benefit) applicable to security gains and losses for the years ended December 31, 1995, 1994, and 1993, was ($22,600), ($12,000) and $156,000, respectively.

     The components of the deferred tax asset included in other assets are as shown in the table below.

     No valuation allowance at December 31, 1995, was considered necessary.

     During 1993, the Corporation adopted SFAS No. 109, ACCOUNTING FOR INCOME TAXES. As a result, the beginning deferred tax asset was increased by $227,329, which is reported as the cumulative effect of a change in accounting method.



                                                         1995             1994
                                                       --------         --------
Deferred Tax Asset at December 31:
  Differences in depreciation methods. . . . . . . . . $  (701)          $ (595)
  Differences in accounting for loans and securities .     (58)             (44)
  Differences in accounting for loan fees. . . . . . .     368              532
  Differences in accounting for loan losses. . . . . .   2,107            2,124
  Deferred compensation. . . . . . . . . . . . . . . .     280              275
  Differences in accounting for pensions and
    other employee benefits. . . . . . . . . . . . . .      85              147
  Net unrealized (gain) loss on securities available
    for sale . . . . . . . . . . . . . . . . . . . . .    (756)           1,653
  State income tax . . . . . . . . . . . . . . . . . .    (134)            (159)
  Other. . . . . . . . . . . . . . . . . . . . . . . .      (2)               5
                                                       -------          -------
    Total. . . . . . . . . . . . . . . . . . . . . . . $ 1,189          $ 3,938
                                                       -------          -------
                                                       -------          -------

Assets. . . . . . . . . . . . . . . . . . . . . . . .  $ 2,840          $ 4,736
Liabilities                                             (1,651)            (798)
                                                       -------          -------
  Total . . . . . . . . . . . . . . . . . . . . . . .  $ 1,189          $ 3,938
                                                       -------          -------
                                                       -------          -------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands, Except Per Share Amounts)



NOTE 12
COMMITMENTS AND CONTINGENT LIABILITIES

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

     Financial instruments whose contract amount represents credit risk as of December 31, were as follows:

                                                                 1995            1994
                                                               --------        -------
Commitments to extend credit  . . . . . . . . . . . . . .      $120,649        $87,244
Standby letters of credit . . . . . . . . . . . . . . .           2,820          2,649

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


NOTE 13
STOCKHOLDERS' EQUITY

     National and state banking laws restrict the maximum amount of dividends that a bank may pay in any calendar year. National banks are limited to the bank's retained net income (as defined by the Comptroller of the Currency) for that year and the two preceding years. State banks are limited to retained earnings, as defined. The amount at December 31, 1995, available for 1996 dividends to the Corporation is $15,923,000. As a practical matter, subsidiaries restrict dividends to a lesser amount because of the need to maintain an adequate capital structure.

     Total stockholders' equity for all subsidiaries at December 31, 1995, was $78,940,000, of which $63,017,000 was restricted from dividend distribution to the Corporation.

     The Corporation has a Dividend Reinvestment and Stock Purchase Plan, enabling stockholders to elect to have their cash dividends on all shares held automatically reinvested in additional shares of the Corporation's common stock. In addition, stockholders may elect to make optional cash payments up to an aggregate of $2,500 per quarter for the purchase of additional shares of common stock. The stock is credited to participant accounts at fair market value. Dividends are reinvested on a quarterly basis. At December 31, 1995, 386,046 shares of common stock were reserved for purchase under the plan.

     On December 1, 1992, the Board of Directors of the Corporation declared a three-for-two stock split on its common shares and approved an increase in the authorized common stock shares to 20,000,000 shares. The new shares were distributed on January 25, 1993, to holders of record on January 18, 1993. On August 8, 1995, the Board of Directors of the Corporation declared a three-for-two stock split on its common shares. The new shares were distributed on October 27, 1995, to holders of record on October 20, 1995.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands, Except Per Share Amounts)

NOTE 14
EMPLOYEE BENEFIT PLANS

     The Corporation's defined-benefit pension plan covers substantially all of the Banks' employees. The benefits are based primarily on years of service and employees' pay near retirement. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. Pension expense was $201,000 for 1995, $193,000 for 1994 and $56,000 for 1993.

     The following table sets forth the plan's funded status and amounts recognized in the consolidated balance sheet at December 31:

                                                                                 1995           1994
                                                                               --------       --------
Actuarial present value of:
  Accumulated benefit obligation including vested
    benefits of $8,997 and $7,595 . . . . . . . . . . . . . . . . . . . .      $  9,181       $  7,720
                                                                               --------       --------
                                                                               --------       --------
  Projected benefit obligation for service rendered to date . . . . . . .      $(10,971)       $(9,189)
Plan assets at fair value, primarily interest-bearing deposits
  and corporate bonds and securities. . . . . . . . . . . . . . . . . . .        12,049          9,740
                                                                               --------       --------
Plan assets in excess of projected benefit obligation . . . . . . . . . .         1,078            551
Unrecognized net loss from experience different than
  that assumed  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         ( 569)         ( 121)
Unrecognized prior service cost . . . . . . . . . . . . . . . . . . . . .         (  71)         (  52)
Unrecognized net asset at January 1, 1987, being
  recognized over 15 years. . . . . . . . . . . . . . . . . . . . . . . .         ( 650)         ( 755)
                                                                               --------       --------
Accrued pension cost included in the balance sheet. . . . . . . . . . . .       $ ( 212)        $( 377)
                                                                               --------       --------
                                                                               --------       --------

                                                                 1995            1994           1993
                                                               --------        --------       --------
Pension expense includes the following components:
    Service cost benefits earned during the year . .  . . . .  $    405        $    483       $    389
    Interest cost on projected benefit obligation . . . . . .       740             678            619
    Actual return on plan assets. . . . . . . . . . . . . . .    (2,387)          ( 124)       ( 1,072)
    Net amortization and deferral . . . . . . . . . . . . . .     1,443           ( 844)           120
                                                               --------        --------       --------
                                                               $    201        $    193       $     56
                                                               --------        --------       --------
                                                               --------        --------       --------

                                                                 1995            1994           1993
                                                               --------        --------       --------
Assumptions used in the accounting as of December 31 were:
  Discount rate . . . . . . . . . . . . . . . . . . . . . . .    7.50%           8.25%          6.85%
  Rate of increase in compensation. . . . . . . . . . . . . .    4.50%           4.50%          4.50%
  Expected long-term rate of return on assets . . . . . . . .    8.75%           8.75%          8.75%


                                                           (continued)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands, Except Per Share Amounts)


NOTE 14
EMPLOYEE BENEFIT PLANS (continued)

     In 1989, stockholders approved the 1989 Stock Option Plan, reserving 112,500 shares of Corporation common stock for the granting of options to certain employees. The exercise price of the shares may not be less than the fair market value of the shares upon grant of the option. Options become 100 per cent vested when granted and are fully exercisable generally six months after the date of grant, for a period of ten years. There were no shares available for grant at December 31, 1995.

     On March 31, 1994, stockholders approved the 1994 Stock Option
Plan, reserving 315,000 shares of Corporation common stock for the granting of options to certain employees and non-employee directors. The exercise price of the shares may not be less than the fair market value of the shares upon the grant of the option. Options become 100 per cent vested when granted and are fully exercisable generally six months after the date of the grant, for a period of ten years. There were 198,075 shares available for grant at December 31, 1995.


                                                              1995       1994       1993
                                                            --------   --------   --------
Shares under option after restatement for stock splits:
  Outstanding at beginning of year . . . . . . . . . . . .   179,807    127,345    113,400
  Adjustment for fractional shares . . . . . . . . . . . .                              (6)
  Granted during the year. . . . . . . . . . . . . . . . .    57,150     59,775     30,150
  Expired during the year. . . . . . . . . . . . . . . . .                          (2,250)
  Exercised during the year. . . . . . . . . . . . . . . .   (13,898)    (7,313)   (13,949)
  Outstanding at end of year . . . . . . . . . . . . . . .   223,059    179,807    127,345
  Exercisable at end of year . . . . . . . . . . . . . . .   165,909    120,032     97,646
  Average option price at end of year. . . . . . . . . . .  $  18.07   $  15.81   $  13.72
  Price of options exercised
     Low . . . . . . . . . . . . . . . . . . . . . . . . .  $   9.11   $  10.78   $   9.11
     High. . . . . . . . . . . . . . . . . . . . . . . . .  $  19.42   $  18.33   $  17.22

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

     Participants under the plan purchased 11,175 shares (prior to stock split) in 1995 at $24.7563 per share. The fair market value per share on the purchase date was $34.125.

     On March 31, 1994, the stockholders approved the 1994
Employee Stock Purchase Plan.  A total of 168,750 shares of the
Corporation's common stock are reserved for issuance pursuant to the plan. The terms of the plan are similar to the 1989 Employee Stock Purchase Plan.

     At December 31, 1995, 136,173 shares of Corporation common stock were reserved for purchase under the plan, and $152,725 has been deducted from compensation, plus interest, toward the purchase of shares after June 30, 1996, the end of the annual offering period.

     The Banks have a retirement savings 401(k) plan in which substantially all employees may participate. The Banks match employees' contributions at the rate of 25 per cent for the first 5 per cent of base salary contributed by participants. The Banks' expense for the plan was $68,000 for 1995, $61,000 for 1994 and $52,000 for 1993.

     SFAS No. 123, STOCK-BASED COMPENSATION, is effective for the
Corporation in 1996. This statement establishes a fair value based method of accounting for stock-based compensation plans. The Corporation has not yet determined the impact of adopting SFAS No. 123 on net income or financial position in the year of adoption.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands, Except Per Share Amounts)

NOTE 15
FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and Cash Equivalents--The fair value of cash and cash equivalents approximates carrying value.

Interest-Bearing Time Deposits--The fair value of interest-bearing time deposits approximates carrying value.

Securities--Fair values are based on quoted market prices.

Mortgage Loans Held for Sale--The fair value of mortgages held for sale approximates carrying values.

Loans--For both short-term loans and variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair value for other loans, are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Interest Receivable/Payable--The fair values of interest receivable/payable approximate carrying values.

Federal Reserve and Federal Home Loan Bank Stock--The fair value of FRB and FHLB stock is based on the price at which it may be resold to the FRB and FHLB.

Deposits--The fair values of noninterest-bearing demand accounts and interest-bearing demand accounts are equal to the amount payable on demand
at the balance sheet date.   The carrying amounts for variable rate, fixed-term
certificates of deposit approximate their fair values at the balance sheet date. Fair values for fixed-rate certificates of deposit and other time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

Federal Funds Purchased, Securities Sold Under Repurchase Agreements and
U.S. Treasury Demand Notes--These financial instruments are short-term borrowing arrangements. The rates at December 31, 1995 and 1994, approximate market rates, thus the fair value approximates carrying value.

Federal Home Loan Bank Advance--The fair value of the Federal Home Loan Bank advance approximates carrying value.

Off-Balance Sheet Standby Letters of Credit--The fair value of standby letters of credit are based upon fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

     The estimated fair values of the Corporation's financial instruments are as follows:

                                                          1995                 1994
                                                   -----------------    -----------------
                                                   CARRYING     FAIR    CARRYING    FAIR
                                                    AMOUNT     VALUE     AMOUNT    VALUE
                                                   --------  --------  ---------  -------
ASSETS AT DECEMBER 31:
  Cash and cash equivalents . . . . . . . . . . .  $ 68,932  $ 68,932  $ 46,359   $ 46,359
  Interest-bearing time deposits. . . . . . . . .       155       155        23         23
  Investment securities available for sale. . . .   143,120   143,120    99,363     99,363
  Investment securities held to maturity. . . . .    58,214    58,701    77,677     76,522
  Mortgage loans held for sale. . . . . . . . . .       736       736
  Loans . . . . . . . . . . . . . . . . . . . . .   418,994   420,424   401,605    400,174
  Federal Reserve and
    Federal Home Loan Bank stock. . . . . . . . .     1,892     1,892     1,879      1,879
  Interest receivable . . . . . . . . . . . . . .     6,187     6,187     5,627      5,627

LIABILITIES AT DECEMBER 31:
  Deposits. . . . . . . . . . . . . . . . . . . .   588,156   590,015   529,830    529,191
  Short-term borrowings:
    Federal funds purchased . . . . . . . . . . .       100       100    12,198     12,198
    Securities sold under repurchase agreements .    27,293    27,293    17,776     17,776
    U.S. Treasury demand notes  . . . . . . . . .     6,582     6,582     9,215      9,215
  Federal Home Loan Bank advance. . . . . . . . .     1,000     1,000
  Interest payable  . . . . . . . . . . . . . . .     1,866     1,866     1,320      1,320
  Off-balance sheet standby letters of credit   .                  56                   53

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands, Except Per Share Amounts)


NOTE 16
CONDENSED FINANCIAL INFORMATION (Parent Company Only)

     Presented below is condensed financial information as to financial position, results of operations, and cash flows of the Corporation:

CONDENSED BALANCE SHEET


                                                                    DECEMBER 31
                                                              ----------------------
                                                                 1995         1994
                                                              ---------     --------
ASSETS
  Cash. . . . . . . . . . . . . . . . . . . . . . . . . . .   $     591    $     137
  Investment security available for sale  . . . . . . . . .         250
  Investment in subsidiaries. . . . . . . . . . . . . . . .      78,877       70,089
  Goodwill. . . . . . . . . . . . . . . . . . . . . . . . .         673          711
  Other assets. . . . . . . . . . . . . . . . . . . . . . .         287          233
                                                              ---------    ---------
    Total assets. . . . . . . . . . . . . . . . . . . . . .   $  80,678    $  71,170
                                                              ---------    ---------
                                                              ---------    ---------
LIABILITIES
  Other liabilities . . . . . . . . . . . . . . . . . . . .   $     205    $     152
                                                              ---------    ---------
    Total liabilities . . . . . . . . . . . . . . . . . . .         205          152

STOCKHOLDERS' EQUITY. . . . . . . . . . . . . . . . . . . .   $  80,473       71,018
                                                              ---------    ---------
    Total liabilities and stockholders' equity. . . . . . .   $  80,678    $  71,170
                                                              ---------    ---------
                                                              ---------    ---------

CONDENSED STATEMENT OF INCOME

                                                                    YEAR ENDED DECEMBER 31
                                                              -----------------------------------
                                                                 1995        1994         1993
                                                              ----------   ---------   ----------
INCOME
  Dividends from subsidiaries . . . . . . . . . . . . . . .   $    4,857   $   4,335   $    3,571
                                                              ----------   ---------   ----------
      Total income. . . . . . . . . . . . . . . . . . . . .        4,857       4,335        3,571
                                                              ----------   ---------   ----------
EXPENSES
  Amortization of core deposit intangibles,
    goodwill and fair value adjustments . . . . . . . . . .           38          32           19
  Other expenses. . . . . . . . . . . . . . . . . . . . . .          153         170          100
                                                              ----------   ---------   ----------
      Total expenses. . . . . . . . . . . . . . . . . . . .          191         202          119
                                                              ----------   ---------   ----------
Income before income tax, equity in undistributed income
  of subsidiaries and cumulative effect of change in
  accounting method . . . . . . . . . . . . . . . . . . . .        4,666       4,133        3,452
      Income tax benefit. . . . . . . . . . . . . . . . . .          (76)     (   73)      (   40)
                                                              ----------   ---------   ----------
Income before equity in undistributed income of
  subsidiaries and cumulative effect of change in
  accounting method . . . . . . . . . . . . . . . . . . . .        4,742       4,206        3,492
      Equity in undistributed income of subsidiaries. . . .        5,116       4,952        5,225
                                                              ----------   ---------   ----------
Income before cumulative effect of change in
  accounting method . . . . . . . . . . . . . . . . . . . .        9,858       9,158        8,717
Cumulative effect of change in method of accounting for
  income taxes. . . . . . . . . . . . . . . . . . . . . . .                                 (  18)
                                                              ----------   ---------   ----------
Net income. . . . . . . . . . . . . . . . . . . . . . . . .   $    9,858   $   9,158   $    8,699
                                                              ----------   ---------   ----------
                                                              ----------   ---------   ----------

                                                                    (continued)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts In Thousands, Except Per Share Amounts)


NOTE 16
CONDENSED FINANCIAL INFORMATION (Parent Company Only, continued)



CONDENSED STATEMENT OF CASH FLOWS

                                                                    YEAR ENDED DECEMBER 31
                                                              -----------------------------------
                                                                 1995        1994         1993
                                                              ----------   ---------   ----------
OPERATING ACTIVITIES:
  Net income. . . . . . . . . . . . . . . . . . . . . . . .   $    9,858   $   9,158   $    8,699
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Amortization. . . . . . . . . . . . . . . . . . . . . .           38          32           19
    Equity in undistributed income of subsidiaries. . . . .       (5,116)    ( 4,952)     ( 5,225)
    Net change in:
      Other assets. . . . . . . . . . . . . . . . . . . . .       (   54)    (    48)     (    64)
      Other liabilities . . . . . . . . . . . . . . . . . .           53          29          123
                                                              ----------   ---------   ----------
        Net cash provided by operating activities . . . . .        4,779       4,219        3,552
                                                              ----------   ---------   ----------
INVESTING ACTIVITY:
  Purchase of security available for sale . . . . . .              ( 250)
                                                              ----------
        Net cash used by investing activities . . . . . . .        ( 250)
                                                              -----------

FINANCING ACTIVITIES:
  Cash dividends. . . . . . . . . . . . . . . . . . . . . .      ( 3,908)    ( 3,583)      (3,213)
  Stock issued under employee benefit plans . . . . . . . .          278         250          247
  Stock issued under dividend reinvestment
    and stock purchase plan . . . . . . . . . . . . . . . .          456         357          287
  Stock options exercised . . . . . . . . . . . . . . . . .          192         108          154
  Stock redeemed. . . . . . . . . . . . . . . . . . . . . .      ( 1,089)    ( 1,556)      (1,301)
  Cash paid in lieu of issuing fractional shares  . . . . .      (     4)                    (  4)
                                                              ----------   ---------   ----------
      Net cash used by financing activities . . . . . . . .      ( 4,075)    ( 4,424)      (3,830)
                                                              ----------   ---------   ----------
Net increase (decrease) in cash on deposit                           454     (   205)      (  278)
Cash on deposit, beginning of year. . . . . . . . . . . . .          137         342          620
                                                              ----------   ---------   ----------
Cash on deposit, end of year. . . . . . . . . . . . . . . .   $      591   $     137   $      342
                                                              ----------   ---------   ----------
                                                              ----------   ---------   ----------

NOTE 17
QUARTERLY RESULTS OF OPERATIONS (Unaudited)

     The following table sets forth certain quarterly results for the years ended December 31, 1995 and 1994:


                                              NET     PROVISION              AVERAGE
                     INTEREST   INTEREST   INTEREST   FOR LOAN      NET      SHARES      EARNINGS
   QUARTER ENDED      INCOME    EXPENSE     INCOME     LOSSES     INCOME   OUTSTANDING   PER SHARE
   -------------     --------   --------   --------   ---------   ------   -----------   ---------
March, 1995. . . .   $ 11,588   $  4,661   $  6,927     $  160    $ 2,391    5,051,232      $  .47
June, 1995 . . . .     12,435      5,435      7,000        160      2,529    5,055,723         .50
September, 1995. .     12,796      5,840      6,956        160      2,414    5,062,748         .48
December, 1995 . .     13,145      6,147      6,998        160      2,524    5,050,974         .50
                     --------   --------   --------   --------    -------                  -------
                     $ 49,964   $ 22,083   $ 27,881     $  640    $ 9,858    5,055,169      $ 1.95
                     --------   --------   --------   --------    -------                  -------
                     --------   --------   --------   --------    -------                  -------

March, 1994. . . .   $ 10,211   $  3,768   $  6,443     $  193    $ 2,246    5,082,999      $  .44
June, 1994 . . . .     10,679      3,929      6,750        199      2,360    5,072,202         .47
September, 1994. .     11,106      4,281      6,825        201      2,227    5,086,058         .44
December, 1994 . .     11,118      4,153      6,965        189      2,325    5,067,968         .45
                     --------   --------   --------   --------    -------                  -------
                     $ 43,114   $ 16,131   $ 26,983     $  782    $ 9,158    5,077,307      $ 1.80
                     --------   --------   --------   --------    -------                  -------
                     --------   --------   --------   --------    -------                  -------

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

     LOCATION                   COUNTY

     Muncie                    Delaware
     Albany                    Delaware
     Delaville                 Delaware
     Eaton                     Delaware

     Pendleton                 Madison
     Edgewood                  Madison
     Ingalls                   Madison
     Lapel                     Madison
     Markleville               Madison

     Middletown                Henry
     Bulphur Springs           Henry
     Mooreland                 Henry

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Bar chart:  RETURN ON AVERAGE ASSETS

A bar graph with the following plot points for the respective years.

                                              RETURN ON AVERAGE ASSETS
                                                    (per cent)

                                              1993       1994      1995
Return on Average Assets                      1.39%      1.44%     1.48%

A narrative discussion of this data is provided in the Management's Discussion & Analysis, under the caption "Results of Operations."

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

Bar chart:  RETURN ON AVERAGE EQUITY

A bar graph with the following plot points for the respective years.

                                              RETURN ON AVERAGE EQUITY
                                                    (per cent)

                                              1993       1994      1995
Return on Average Equity                     13.01%     13.06%     12.97%

A narrative discussion of the data is provided in the Management's Discussion & Analysis, under the caption "Results of Operations."

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

Bar chart:  NET LOAN LOSSES

A bar graph with the following plot points for the respective years.

                                                  NET LOAN LOSSES
                                          (as a per cent of average loans)

                                              1993       1994      1995
First Merchants Corporation                   .16%       .15%      .16%
Peer Group                                    .49%       .25%       NA

A narrative discussion of this data is provided in the Management's Discussion & Analysis, under the caption "Asset Quality/Provision for Loan Losses."

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .