Form 10-K405, Exhibit 13
period 1996-12-31
FIRST MERCHANTS CORP
filed 1997-03-24
CIK 712534

[GRAPHIC: MAP; FIRST MERCHANTS CORPORATION MARKET AREA]


First
Merchants
Corporation
Market Area

STOCKHOLDER INFORMATION


Corporate Office
200 East Jackson Street
Muncie, IN  47305
765-747-1500
http://firstmerchants.com

    First Merchants Corporation currently provides services through 25 offices located in Delaware, Madison, Henry, Fayette, Wayne, Union and Randolph counties in Indiana.

    First Merchants Corporation of Muncie, Indiana, was organized in September, 1982, as the bank holding company for The Merchants National Bank of Muncie, now First Merchants Bank, N.A., an institution which has served Muncie and the surrounding communities since 1893.

    In November, 1988, First Merchants acquired Pendleton Banking Company of Pendleton, Indiana, a commercial bank which was organized in 1872.

    In July, 1991, the Corporation acquired First United Bank of Middletown, Indiana, which was established in 1882.

    In August, 1996, First Merchants Corporation acquired The Union County National Bank of Liberty, Indiana, established in 1872.

    In October, 1996, the Corporation acquired The Randolph County Bank of Winchester, Indiana, which was founded in 1865.

    Subsidiaries of First Merchants Corporation conduct a full range of banking operations, including commercial, industrial, consumer and real estate lending, deposit and investment services, and other banking services. First Merchants Bank, with more than one billion dollars in fiduciary assets at market value, operates one of the ten largest trust departments in Indiana.

    First Merchants Corporation is committed to the sound management of its subsidiaries and to leading its east central Indiana marketplace in meeting customer banking needs and expectations.

STOCKHOLDER INFORMATION
STOCK PRICE AND DIVIDEND INFORMATION

ANNUAL MEETING

The Annual Meeting of Stockholders of First Merchants Corporation will be held: Tuesday, April 8, 1997, 3:30 p.m. at the Horizon Convention Center, 401 South High Street, Muncie, Indiana.

                                   PRICE PER SHARE
--------------------------------------------------------------------------------
QUARTER               HIGH                LOW           DIVIDENDS DECLARED
--------------------------------------------------------------------------------
                  1996      1995      1996      1995       1996      1995
               --------  --------  --------  --------    -------   --------
First Quarter $  27.50  $  22.17  $  25.00  $  20.83    $  .20    $  .1867
Second Quarter   27.50     23.50     24.50     21.33       .20       .1867
Third Quarter    26.00     26.50     23.25     22.67       .24       .20
Fourth Quarter   26.75     26.75     24.06     25.75       .24       .20

The table above lists per share prices and dividend payments during 1996 and 1995, as adjusted for the 3-for-2 stock split of October, 1995.

Prices are as reported by the National Association of Securities Dealers Automated Quotation - National Market System.

Numbers rounded to nearest cent when applicable.

STOCK INFORMATION

COMMON STOCK LISTING

First Merchants Corporation common stock is traded over-the-counter on the NASDAQ National Market System. Quotations are carried in many daily papers. The NASDAQ symbol is FRME (Cusip #320817-10-9). At the close of business on December 31, 1996, the number of shares outstanding was 6,603,319. There were 1,424 stockholders of record on that date.

STOCK TRANSFER AGENT AND REGISTRAR

First Merchants Bank, N.A.
Corporate Trust Department
P.O. Box 792
Muncie, Indiana 47308-0792

GENERAL STOCKHOLDER INQUIRIES

Stockholders and interested investors may obtain information about the Corporation upon written request or by calling:

    Mr. Douglas B. Harris
    Assistant Vice President & Bank Investments
    Investor Services
    First Merchants Corporation
    P.O. Box 792
    Muncie, Indiana 47308-0792
    765-741-7278
    1-800-262-4261, Ext. 278

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

FORM 10-K AND FINANCIAL INFORMATION

First Merchants Corporation, upon request and without charge, will furnish stockholders, security analysts, and investors a copy of Form 10-K filed with the Securities and Exchange Commission. Please contact:

    Mr. James Thrash
    Senior Vice President
    and Chief Financial Officer
    First Merchants Corporation
    P.O. Box 792
    Muncie, Indiana 47308-0792
    765-747-1390
    1-800-262-4261, Ext. 390

ANNUAL REPORT 1996

Financial Review




Relationship Banking . . .
When It's Meant to Last

First Merchants Corporation


(COVER)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

TABLE OF CONTENTS

FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA. . . . . . . . . . . .           1

MANAGEMENT'S DISCUSSION & ANALYSIS. . . . . . . . . . . . . . . . .           2

CONSOLIDATED FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . .           8

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   . . . . . . . . . . . .         12

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


INDEPENDENT AUDITOR'S REPORT


To the Stockholders and Board of Directors
First Merchants Corporation
Muncie, Indiana


We have audited the consolidated balance sheet of First Merchants Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996 (pages 8-26). These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of First Merchants Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

As discussed in the notes to the Consolidated Financial Statements, the Corporation changed its method of accounting for investments in securities in 1994.


                             /S/ GEO. S. OLIVE & CO. LLC

                             Geo. S. Olive & Co. LLC


                             Indianapolis, Indiana
                             January 24, 1997



                                    (INSIDE COVER)

FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA

(Dollars in Thousands, Except Per Share Amounts)

                                                       1996        1995        1994        1993        1992
--------------------------------------------------------------------------------------------------------------
OPERATIONS

Net Interest Income
    Fully Taxable Equivalent Basis . . . . . . .    $  39,258   $  37,049   $  35,909   $  34,536   $  33,457
Less Tax Equivalent Adjustment . . . . . . . . .        2,112       1,952       1,971       2,011       1,454
                                                    ---------   ---------   ---------   ---------   ---------

Net Interest Income. . . . . . . . . . . . . . .       37,146      35,097      33,938      32,525      32,003
Provision for Loan Losses. . . . . . . . . . . .        1,253       1,388       1,202       1,654       2,101
                                                    ---------   ---------   ---------   ---------   ---------

Net Interest Income
    After Provision for Loan Losses  . . . . . .       35,893      33,709      32,736      30,871      29,902
Total Other Income . . . . . . . . . . . . . . .        8,342       7,593       6,919       7,350       6,117
Total Other Expenses . . . . . . . . . . . . . .       24,135      22,994      22,632      22,108      21,603
                                                    ---------   ---------   ---------   ---------   ---------

Income Before Income Tax Expense . . . . . . . .       20,100      18,308      17,023      16,113      14,416
Income Tax Expense . . . . . . . . . . . . . . .        6,958       6,260       5,660       5,250       4,415
                                                    ---------   ---------   ---------   ---------   ---------

Income Before Change in Accounting Method  . . .       13,142     12,048       11,363      10,863      10,001
Change in Accounting Method for Income Taxes . .                                              260
                                                    ---------   ---------   ---------   ---------   ---------

Net Income . . . . . . . . . . . . . . . . . . .    $  13,142   $  12,048   $  11,363   $  11,123   $  10,001
                                                    ---------   ---------   ---------   ---------   ---------
                                                    ---------   ---------   ---------   ---------   ---------
PER SHARE DATA (1)

Income Before Change in Accounting Method. . . .      $  2.00     $  1.84     $  1.73     $  1.64     $  1.52
Net Income . . . . . . . . . . . . . . . . . . .         2.00        1.84        1.73        1.68        1.52
Cash Dividends Paid (2). . . . . . . . . . . . .          .88         .77         .71         .63         .57
December 31 Book Value . . . . . . . . . . . . .        17.07       15.99       14.08       13.46       12.49
December 31 Market Value (Bid Price) . . . . . .        25.25       25.75       20.83       19.33       19.00

AVERAGE BALANCES
Total Assets . . . . . . . . . . . . . . . . . .     $932,144    $890,995    $853,257    $832,756    $794,564
Total Loans. . . . . . . . . . . . . . . . . . .      585,905     544,457     513,784     469,782     429,421
Total Deposits . . . . . . . . . . . . . . . . .      753,661     728,826     698,644     694,453     667,173
Total Federal Home Loan Bank Advances. . . . . .        9,192       9,000       7,692       5,833       3,583
Total Stockholders' Equity . . . . . . . . . . .      108,094      99,033      91,466      86,311      78,637

YEAR-END BALANCES
Total Assets . . . . . . . . . . . . . . . . . .     $967,993    $942,156    $868,153    $842,681    $818,243
Total Loans. . . . . . . . . . . . . . . . . . .      631,700     553,074     528,641     495,703     455,905
Total Deposits . . . . . . . . . . . . . . . . .      794,451     783,936     720,009     688,644     685,112
Total Federal Home Loan Bank Advances. . . . . .        9,150       9,000       8,000       6,000       4,000
Total Stockholders' Equity . . . . . . . . . . .      112,687     104,967      92,754      89,257      82,233

FINANCIAL RATIOS
Return on Average Assets . . . . . . . . . . . .        1.41%       1.35%       1.33%       1.34%       1.26%
Return on Average Stockholders' Equity . . . . .       12.16       12.17       12.42       12.89       12.72
Average Earning Assets to Total Assets . . . . .       94.48       94.86       94.46       94.27       94.38
Allowance for Loan Losses as % of Total Loans. .        1.05        1.21        1.25        1.30        1.08
Dividend Payout Ratio  . . . . . . . . . . . . .       40.85       39.49       39.44       37.06       37.25
Average Stockholders' Equity to Average Assets .       11.60       11.11       10.72       10.36        9.90
Tax Equivalent Yield on Earning Assets (3) . . .        8.13        8.09        7.41        7.46        8.37
Cost of Supporting Liabilities . . . . . . . . .        3.67        3.71        2.95        3.06        3.91
Net Interest Margin on Earning Assets. . . . . .        4.46        4.38        4.46        4.40        4.46


(1) Restated for 3-for-2 stock split distributed January, 1993, and October,
    1995.

(2) Dividends per share is for First Merchants Corporation only, not restated for pooling transactions.

(3) Average earning assets include the average balance of securities classified as available for sale, computed based on the average of the historical amortized cost balances without the effects of the fair value adjustment.

MANAGEMENT'S DISCUSSION & ANALYSIS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
The Corporation's financial data for periods prior to mergers accounted for as pooling of interests has been restated.

[Graphic; Bar Chart; Return on Average Assets]

[Graphic; Bar Chart; Return on Average Equity]

RESULTS OF OPERATIONS

    Net income amounted to $13,142,000 or $2.00 per share, an increase of
8.7 per cent over 1995 at $1.84 per share.

    Return on assets increased 1.41 per cent, up from 1.35 per cent in 1995, and 1.33 per cent in 1994.

    Return on equity was 12.16 per cent in 1996, 12.17 per cent in 1995, and
12.42 per cent in 1994.

    In 1996, First Merchants Corporation ("Corporation") recorded the twenty-first consecutive year of improvement in net income on both an aggregate and per share basis.

CAPITAL

    The Corporation's capital strength continues to exceed regulatory minimums and peer group averages. Management believes that strong capital is a distinct advantage in the competitive environment in which the Corporation operates and will provide a solid foundation for continued growth.

    The Corporation's Tier I capital to average assets ratio was 11.6 per cent at year-end 1996 and 11.1 per cent at December 31, 1995. At December 31, 1996, the Corporation had a Tier I risk-based capital ratio of 17.0 per cent, total risk-based capital ratio of 18.0 per cent, and a leverage ratio of 11.6 per cent. Regulatory capital guidelines require a Tier I risk-based capital ratio of 4.0 per cent and a total risk-based capital ratio of 8.0 per cent.

    The Corporation has an employee stock purchase plan and an employee stock option plan. Activity under these plans is described in Note 15 to the Consolidated Financial Statements. The transactions under these plans have not had a material effect on the Corporation's capital position.

ASSET QUALITY/PROVISION FOR LOAN LOSSES

    The Corporation's asset quality and loan loss experience have consistently been superior to that of its peer group, as summarized on the following page. Asset quality has been a major factor in the Corporation's ability to generate consistent profit improvement.

    The allowance for loan losses is maintained through the provision for loan losses, which is a charge against earnings.

    The amount provided for loan losses and the determination of the adequacy of the allowance are based on a continuous review of the loan portfolio, including an internally administered loan "watch" list and an independent loan review provided by an outside accounting firm. The evaluation takes into consideration identified credit problems, as well as the possibility of losses inherent in the loan portfolio that cannot be specifically identified.

    The following table summarizes the risk elements for the Corporation (table dollar amounts in thousands).


(continued)

MANAGEMENT'S DISCUSSION & ANALYSIS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ASSET QUALITY/PROVISION FOR LOAN LOSSES (continued)

    The increase in non-performing loans from December 31, 1995, to December
31, 1996, is primarily attributable to one loan placed in non-accrual status during 1996. This loan is included in impaired loans at December 31, 1996, for which an allowance was recorded. Management is in the process of resolving this loan situation and anticipates that no additional provision for loan losses will be required.

    The Corporation adopted SFAS No. 114 and No. 118 ACCOUNTING BY CREDITORS
FOR IMPAIRMENT OF A LOAN AND ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN-INCOME RECOGNITION AND DISCLOSURES on January 1, 1995. Impaired loans
included in the table above, totaled $3,992,000 at December 31, 1996.   An
allowance for losses at December 31, 1996, was not deemed necessary for impaired loans totaling $868,000, but an allowance of $1,092,000 was recorded for the remaining balance of impaired loans of $3,124,000. The average balance of impaired loans for 1996 was $5,213,000.

    At December 31, 1996, the allowance for loan losses was $6,622,000, down slightly from year end 1995. As a per cent of loans, the allowance was
1.05 per cent, down from 1.21  per cent at year end 1995.

    The provision for loan losses in 1996 was $1,253,000 compared to $1,388,000 in 1995.


(Dollars in Thousands)
                                                    December 31,  December 31,
                                                        1996          1995
                                                   -------------  ------------

Non-accrual loans. . . . . . . . . . . . . . . .     $     2,777   $       576

Loans contractually past due 90 days
     or more other than nonaccruing  . . . . . .           1,699         1,119

 Restructured loans. . . . . . . . . . . . . . .           1,540         1,075
                                                     -----------    ----------
      Total  . . . . . . . . . . . . . . . . . .     $     6,016    $   2,770
                                                     -----------    ----------
                                                     -----------    ----------

[Graphic; Bar Chart; Net Loan Losses]

    The table below presents loan loss experience for the years indicated and compares the Corporation's loss experience to that of its peer group.


--------------------------------------------------------------------------------
                                                       1996      1995      1994
--------------------------------------------------------------------------------
                                                    (Dollars in Thousands)
Allowance for loan losses:
    Balance at January 1 . . . . . . . . . .       $  6,696  $  6,603  $  6,467
                                                   --------  --------  --------

    Chargeoffs . . . . . . . . . . . . . . .          1,636     1,554     1,488

    Recoveries . . . . . . . . . . . . . . .            309       259       422
                                                   --------  --------  --------

    Net chargeoffs . . . . . . . . . . . . .          1,327     1,295     1,066

    Provision for loan losses. . . . . . . .          1,253     1,388     1,202
                                                   --------  --------  --------

    Balance at December 31 . . . . . . . . .       $  6,622  $  6,696  $  6,603
                                                   --------  --------  --------
                                                   --------  --------  --------
Ratio of net chargeoffs during
    the period to average loans
    outstanding during the period. . . . . .           .23%      .24%      .21%

Peer Group . . . . . . . . . . . . . . . . .            N/A      .26%      .25%

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

    The Corporation's liquidity and interest sensitivity position at December 31, 1996, remained adequate to meet the Corporation's primary goal of achieving optimum interest margins while avoiding undue interest rate risk. The table below presents the Corporation's interest rate sensitivity analysis as of December 31, 1996.

--------------------------------------------------------------------------------

INTEREST-RATE SENSITIVITY ANALYSIS

(Dollars in Thousands)


                                                                         AT DECEMBER 31, 1996

                                                    1-180      181 - 365    1-5 YEARS     BEYOND 5       TOTAL
                                                     DAYS         DAYS                     YEARS
----------------------------------------------------------------------------------------------------------------
Rate-Sensitive Assets:
  Federal funds sold and
   interest-bearing deposits . . . . . . . . . .      1,440                                            $  1,440
  Investment securities. . . . . . . . . . . . .     54,565    $  29,873   $  161,071    $  30,097      275,606
  Loans. . . . . . . . . . . . . . . . . . . . .    302,827       77,364      205,688       45,821      631,700
  Federal Reserve and
    Federal Home Loan Bank stock . . . . . . . .      2,783                                    307        3,090
                                                   --------     --------   ----------    ---------     --------
    Total rate-sensitive assets. . . . . . . . .    361,615      107,237      366,759       76,225      911,836
                                                   --------     --------   ----------    ---------     --------

Rate Sensitive Liabilities:
  Interest-bearing deposits. . . . . . . . . . .    302,263       85,307      294,428        2,278      684,276
  Borrowed funds . . . . . . . . . . . . . . . .     45,037                                              45,037
  Federal Home Loan Bank advances. . . . . . . .                                9,150                     9,150
                                                   --------     --------   ----------    ---------     --------
    Total rate-sensitive liabilities . . . . . .    347,300       85,307      303,578        2,278      738,463
                                                   --------     --------   ----------    ---------     --------

Interest rate sensitivity gap by period. . . . .   $ 14,315    $  21,930    $  63,181    $  73,947
Cumulative rate sensitivity gap. . . . . . . . .     14,315       36,245       99,426      173,373
Cumulative rate sensitivity gap ratio
  at December 31, 1996 . . . . . . . . . . . . .     104.1%       108.4%       113.5%       123.5%


The Corporation had a cumulative positive gap of $36,245,000 in the one year horizon at December 31, 1996, or just over 4 per cent of total assets. Net interest income at financial institutions with positive gaps tends to increase when rates increase and generally decrease as interest rates decline.

EARNING ASSETS

    Earning assets increased $30.3 million during 1996.

    The following table presents the earning asset mix for the years 1996 and 1995 (at December 31).

    Loans grew by more than $79 million while short-term investments and securities declined, reflecting the Corporation's intent to change the balance sheet mix to emphasize loans which generally carry higher yields than federal funds sold, interest-bearing deposits and investment securities and often provide collateral business.

--------------------------------------------------------------------------------
EARNING ASSETS

(Dollars in Millions)                                            DECEMBER 31

                                                                1996     1995
                                                             --------  --------
Federal funds sold and interest-bearing time deposits. . .   $    1.4  $   39.2
Securities available for sale. . . . . . . . . . . . . . .      228.4     225.9
Securities held to maturity. . . . . . . . . . . . . . . .       47.2      60.7
Mortgage loans held for sale . . . . . . . . . . . . . . .        0.3       0.7
Loans. . . . . . . . . . . . . . . . . . . . . . . . . . .      631.4     552.3
Federal Reserve and Federal Home Loan Bank stock . . . . .        3.1       2.7
                                                             --------  --------
  Total. . . . . . . . . . . . . . . . . . . . . . . . . .   $  911.8  $  881.5
                                                             --------  --------
                                                             --------  --------

MANAGEMENT'S DISCUSSION & ANALYSIS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

DEPOSITS, SHORT-TERM BORROWINGS AND FEDERAL HOME LOAN BANK ADVANCES

    The following table presents the level of deposits and borrowed funds (Federal funds purchased, repurchase agreements with customers, U.S. Treasury demand notes and Federal Home Loan Bank advances) based on year-end levels at December 31, 1996 and 1995.


--------------------------------------------------------------------------------
AS OF DECEMBER 31
 (Dollars in Millions)
                            SHORT-TERM     FEDERAL HOME LOAN
             DEPOSITS       BORROWINGS        BANK ADVANCES
            ---------       ----------     ------------------
 1996      $  794.5        $  45.0              $  9.2
 1995         783.9           37.4                 9.0

--------------------------------------------------------------------------------

NET INTEREST INCOME

    Net interest income is the primary source of the Corporation's earnings.
It is a function of net interest margin and the level of average earning assets.

    The table at right presents the Corporation's asset yields, interest expense, and net interest income as a per cent of average earning assets for the three-year period ending in 1996.

    Asset yields improved slightly in 1996 (.04 per cent FTE) due to strong loan growth. Interest costs declined by a like amount, primarily due to rate reductions to three interest-bearing deposit products: interest checking, Money Market investment account and regular savings.

    The resulting "spread" increase of .08 per cent combined with earning asset growth of $35.5 million accounted for the growth in net interest income (FTE) of $2.2 million.

    Asset yields in 1995 were .67 per cent higher than in 1994 as loan rates improved. Interest costs increased .75 per cent due to growth in higher costing deposit products, namely certificates of deposit. This .08 per cent decline in net interest margin (FTE) was offset by growth in earning assets of $39.2 million, enabling net interest income to grow by $1.1 million.

--------------------------------------------------------------------------------
(Dollars in Thousands)

          INTEREST INCOME    INTEREST EXPENSE   NET INTEREST INCOME               NET INTEREST INCOME
        (FTE) as a Per Cent   as a Per Cent     (FTE) as a Per Cent     AVERAGE         on a
            of Average         of Average            of Average         EARNING      Fully Taxable
          Earning Assets      Earning Assets      Earning Assets         ASSETS     Equivalent Basis
         ------------------  ----------------   -------------------   ----------  -------------------
 1996        8.13%               3.67%               4.46%           $  880,729      $  39,258
 1995        8.09                3.71                4.38               845,198         37,049
 1994        7.42                2.96                4.46               805,987         35,909

 Average earning assets include the average balance of securities classified as available for sale, computed based on the average of the historical amortized cost balances without the effects of the fair value adjustment.

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

    Other income in 1996 amounted to $8,342,000 or 9.9 per cent higher than in 1995. The increase of $750,000 is primarily attributable to the following five factors:

    1. Trust revenues increased $166,000 (5.9 per cent) due to stronger business activity and markets.

    2. Deposit service charges increased $195,000 (6.9 per cent) primarily due to changes in pricing.

    3. Interchange fees for the Corporation's credit and debit card programs grew by $169,000 (142 per cent) due to increased product offerings.

    4. The Corporation recorded securities gains of $148,000 compared to losses of $30,000 last year, an increase of $178,000 as shorter maturity, available for sale securities were sold at gains and longer maturity, higher yielding investments were purchased.

    5. Postal money order agent fees increased $79,000 (19.4 per cent) due to an increased client base.

    Other income reached $7,592,000 in 1995, exceeding the prior year by $674,000 or 9.7 per cent. Major factors included:

    1. A $185,000 (7.1 per cent) increase in trust revenues, which was principally due to the increasing stock and bond markets.

    2. A gain of $205,000, included in other income, on the sale of approximately $8,000,000 of the Corporation's student loans.

MANAGEMENT'S DISCUSSION & ANALYSIS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 OTHER EXPENSE

    Total "other expenses" represent non-interest operating expenses of the Corporation. Those expenses amounted to $24,135,000 in 1996, an increase of
5.0 per cent from the prior year, or $1,142,000.

    Including an $813,000 reduction in deposit insurance premiums, remaining operating expenses grew by $1,955,000. Four major areas account for most of this increase:

    1. Salary and benefit expenses, which account for over one-half of the Corporation's non-interest operating expenses, increased by $640,000 (5.0 per cent) due to normal salary increases.

    2. Equipment expense rose $223,000, reflecting the Corporation's investment in technology to increase productivity.

    3. Expenses related to mergers with Union National Bancorp and Randolph County Bancorp amounted to $258,000.

    4. The previous year included a $238,000 refund from the State of Indiana for intangibles taxes paid in 1988 and 1989.

    1995 expenses at $22,993,000 exceeded the prior year by $361,000 (1.6 per cent). Salary and benefit expenses increased by $605,000 (5.0 per cent). Net occupancy expense increased $124,000 (8.7 per cent) and equipment expense grew by $131,000 (7.3 per cent) primarily due to technology upgrading. These increases were offset by a $723,000 (46.7 per cent) decrease in deposit insurance premiums due to a rate reduction implemented by the Federal Deposit Insurance Corporation during 1995, and by a refund of $238,000 from the State of Indiana for intangibles taxes paid in 1988 and 1989.


INCOME TAXES

    The increase in 1996 tax expense of $698,000 is attributable primarily to a $1,792,000 increase in net pre-tax income. Likewise, the $601,000 increase in 1995 resulted primarily from a $1,286,000 increase in pre-tax net income.

ACCOUNTING MATTERS

Accounting for Mortgage Servicing Rights

    During 1995, the FASB issued SFAS No. 122 ("SFAS 122") ACCOUNTING FOR MORTGAGE SERVICING RIGHTS. SFAS 122 pertains to mortgage banking enterprises and financial institutions that conduct operations that are substantially similar to the primary operations of a mortgage banking enterprise. SFAS 122 eliminates the accounting distinction between mortgage servicing rights that are acquired through loan origination activities and those acquired through purchase transactions. Under SFAS 122, if a mortgage banking enterprise sells or securitizes loans and retains the mortgage servicing rights, the enterprise must allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the rights) based on their relative fair values if it is practicable to estimate those fair values. If it is not practicable, the entire cost should be allocated to the mortgage loans and no cost should be allocated to the mortgage servicing rights. An entity would measure impairment of mortgage service rights and loans based on the excess of the carrying amount of the mortgage servicing rights portfolio over the fair value of that portfolio.

    In 1996, the Corporation adopted SFAS No. 122. The adoption of this statement had no material impact on the Corporation's financial condition and result of operations.

Accounting for Stock-Based Compensation

    The FASB issued SFAS 123, STOCK-BASED COMPENSATION. In December, 1994, the FASB decided to require expanded disclosures rather than recognition of compensation cost for fixed, at the money, options rather than recognition of compensation expense as was originally proposed in the exposure draft.

    This statement establishes a fair value based method of accounting for stock-based compensation plans. The FASB encourages employers to recognize the related compensation expense; however, employers are permitted to continue to apply the provisions of APB Opinion No. 25. The Corporation has chosen to follow APB No. 25 and the pro forma effects on net income and earnings per share of the new accounting method are disclosed in footnote 15.

Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities

    SFAS No. 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are considered secured borrowings.

(continued)

MANAGEMENT'S DISCUSSION & ANALYSIS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ACCOUNTING MATTERS (continued)

    A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. The transferor has surrendered control over transferred assets only if all of the following conditions are met:

    1. The transferred assets have been isolated from the transferor-put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership.

    2. Each transferee obtains the right-free of conditions that constrain it from taking advantage of that right-to pledge or exchange the transferred assets, or the transferee is a qualifying special-purpose entity and the holders of beneficial interests in that entity have the right-free of conditions that constrain them from taking advantage of that right-to pledge or exchange those interests.

    3. The transferor does not maintain effective control over the transferred assets through an agreement that both entitles and obligates the transferor to repurchase or redeem them before their maturity, or an agreement that entitles the transferor to repurchase or redeem transferred assets that are not readily obtainable.

    This Statement provides detailed measurement standards for assets and liabilities included in these transactions. It also includes implementation guidance for assessing isolation of transferred assets and for accounting for transfers of partial interests, servicing of financial assets, securitizations, transfers of sales-type and direct financing lease receivables, securities lending transactions, repurchase agreements, "wash sales," loan syndications and participations, risk participations in banker's acceptances, factoring arrangements, transfers of receivables with recourse, and extinguishments of liabilities.

    The Statement supersedes FASB Statements No. 76, EXTINGUISHMENT OF DEBT, and No. 77, REPORTING BY TRANSFERORS FOR TRANSFERS OF RECEIVABLES WITH RECOURSE, and No. 122, ACCOUNTING FOR MORTGAGE SERVICING RIGHTS and amends FASB Statement No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, in addition to clarifying or amending a number of other statements and technical bulletins.

    Except as amended by Statement No. 127, this Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. Statement No. 127 defers for one year the effective date (a) of paragraph 15 of Statement No. 125 and (b) for repurchase agreement, dollar-roll, securities lending, and similar transactions, or paragraphs 9-12 and 237(b) of Statement No. 125.

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

CONSOLIDATED BALANCE SHEET

                                                                             December 31
                                                                  ----------------------------
                                                                         1996         1995
                                                                  -------------  -------------
ASSETS
  Cash and due from banks. . . . . . . . . . . . . . . . .        $  33,881,943  $  38,973,542
  Federal funds sold . . . . . . . . . . . . . . . . . . .            1,150,000     38,900,000
                                                                   ------------   ------------
    Cash and cash equivalents. . . . . . . . . . . . . . .           35,031,943     77,873,542
  Interest-bearing deposits. . . . . . . . . . . . . . . .              289,886        259,036
  Investment securities
    Available for sale . . . . . . . . . . . . . . . . . .          228,378,738    225,938,429
    Held to maturity . . . . . . . . . . . . . . . . . . .           47,227,212     60,678,153
                                                                   ------------   ------------
       Total investment securities . . . . . . . . . . . .          275,605,950    286,616,582
  Mortgage loans held for sale . . . . . . . . . . . . . .              284,020        735,522
  Loans. . . . . . . . . . . . . . . . . . . . . . . . . .          631,415,970    552,338,402
    Less:  Allowance for loan losses . . . . . . . . . . .         (  6,621,716)   ( 6,695,593)
                                                                   ------------   ------------
      Net Loans. . . . . . . . . . . . . . . . . . . . . .          624,794,254    545,642,809
  Premises and equipment . . . . . . . . . . . . . . . . .           15,303,300     14,834,011
  Federal Reserve and Federal Home Loan Bank stock . . . .            3,090,300      2,701,800
  Interest receivable. . . . . . . . . . . . . . . . . . .            8,642,816      8,999,471
  Core deposit intangibles and goodwill. . . . . . . . . .            1,714,239      1,845,417
  Other assets . . . . . . . . . . . . . . . . . . . . . .            3,236,126      2,647,561
                                                                   ------------   ------------
       Total assets. . . . . . . . . . . . . . . . . . . .         $967,992,834   $942,155,751
                                                                   ------------   ------------
                                                                   ------------   ------------
LIABILITIES
  Deposits
    Noninterest-bearing. . . . . . . . . . . . . . . . . .         $110,175,273   $114,571,855
    Interest-bearing . . . . . . . . . . . . . . . . . . .          684,276,081    669,364,509
                                                                   ------------   ------------
      Total deposits . . . . . . . . . . . . . . . . . . .          794,451,354    783,936,364
  Short-term borrowings. . . . . . . . . . . . . . . . . .           45,036,752     37,377,266
  Federal Home Loan Bank advances. . . . . . . . . . . . .            9,150,000      9,000,000
  Interest payable . . . . . . . . . . . . . . . . . . . .            3,375,697      3,415,316
  Other liabilities. . . . . . . . . . . . . . . . . . . .            3,291,674      3,459,772
                                                                   ------------   ------------
      Total liabilities. . . . . . . . . . . . . . . . . .          855,305,477    837,188,718

STOCKHOLDERS' EQUITY
  Preferred stock, no-par value
    Authorized and unissued--500,000 shares
  Common stock, $.125 stated value
    Authorized--20,000,000 shares
    Issued and outstanding--6,603,319 and 6,562,290 shares              825,415        820,286
  Additional paid-in capital . . . . . . . . . . . . . . .           22,967,729     22,055,101
  Retained earnings. . . . . . . . . . . . . . . . . . . .           87,978,127     80,205,350
  Net unrealized gain on securities available for sale . .              916,086      1,886,296
                                                                   ------------   ------------
      Total stockholders' equity . . . . . . . . . . . . .          112,687,357    104,967,033
                                                                   ------------   ------------
      Total liabilities and stockholders' equity . . . . .         $967,992,834   $942,155,751
                                                                   ------------   ------------
                                                                   ------------   ------------


See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF INCOME

                                                                                       Year Ended December 31
                                                                       ------------------------------------------------------
                                                                             1996               1995               1994
                                                                             ----               ----               ----
INTEREST INCOME
  Loans receivable
    Taxable. . . . . . . . . . . . . . . . . . . . . . . . . . .       $  52,095,502       $  49,060,029      $  41,677,535
    Tax exempt . . . . . . . . . . . . . . . . . . . . . . . . .              89,806              81,407            117,752
  Investment securities
    Taxable. . . . . . . . . . . . . . . . . . . . . . . . . . .          12,832,350          12,478,700         11,831,060
    Tax exempt . . . . . . . . . . . . . . . . . . . . . . . . .           3,832,051           3,642,321          3,765,015
  Federal funds sold . . . . . . . . . . . . . . . . . . . . . .             498,131           1,027,984            271,020
  Deposits with financial institutions . . . . . . . . . . . . .              15,599               9,025              1,743
  Federal Reserve and Federal Home Loan Bank stock . . . . . . .             131,879             149,110            102,785
                                                                       -------------       -------------      --------------
    Total interest income. . . . . . . . . . . . . . . . . . . .          69,495,318          66,448,576         57,766,910
                                                                       -------------       -------------      --------------
INTEREST EXPENSE
  Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . .          29,139,357          28,227,765         21,403,065
  Short-term borrowings. . . . . . . . . . . . . . . . . . . . .           2,686,548           2,627,511          1,963,569
  Federal Home Loan Bank advances. . . . . . . . . . . . . . . .             522,975             496,086            462,184
                                                                       -------------       -------------      --------------
    Total interest expense . . . . . . . . . . . . . . . . . . .          32,348,880          31,351,362         23,828,818
                                                                       -------------       -------------      --------------
NET INTEREST INCOME. . . . . . . . . . . . . . . . . . . . . . .          37,146,438          35,097,214         33,938,092
  Provision for loan losses. . . . . . . . . . . . . . . . . . .           1,253,000           1,388,000          1,202,000
                                                                       -------------       -------------      --------------
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES. . . . . . . . . . . . . . . . . . .          35,893,438          33,709,214         32,736,092
                                                                       -------------       -------------      --------------
OTHER INCOME
  Fiduciary activities . . . . . . . . . . . . . . . . . . . . .           2,966,731           2,801,174          2,616,156
  Service charges on deposit accounts. . . . . . . . . . . . . .           3,023,933           2,829,158          2,763,031
  Other customer fees. . . . . . . . . . . . . . . . . . . . . .           1,659,085           1,270,075          1,163,449
  Net realized gains (losses)on
    sales of available-for-sale securities . . . . . . . . . . .             148,088        (     29,721)      (     18,386)
  Other income . . . . . . . . . . . . . . . . . . . . . . . . .             544,316             721,713            394,421
                                                                       -------------       -------------      --------------
    Total other income . . . . . . . . . . . . . . . . . . . . .           8,342,153           7,592,399          6,918,671
                                                                       -------------       -------------      --------------
OTHER EXPENSES
  Salaries and employee benefits . . . . . . . . . . . . . . . .          13,432,849          12,792,364         12,187,511
  Net occupancy expenses . . . . . . . . . . . . . . . . . . . .           1,537,055           1,555,094          1,431,023
  Equipment expenses . . . . . . . . . . . . . . . . . . . . . .           2,151,846           1,928,516          1,797,357
  Deposit insurance expense. . . . . . . . . . . . . . . . . . .              12,418             825,185          1,548,225
  Printing and office supplies . . . . . . . . . . . . . . . . .             922,842           1,094,404            952,125
  Other expenses . . . . . . . . . . . . . . . . . . . . . . . .           6,078,457           4,797,592          4,716,068
                                                                       -------------       -------------      --------------
    Total other expenses . . . . . . . . . . . . . . . . . . . .          24,135,467          22,993,155         22,632,309
                                                                       -------------       -------------      --------------
INCOME BEFORE INCOME TAX . . . . . . . . . . . . . . . . . . . .          20,100,124          18,308,458         17,022,454
  Income tax expense . . . . . . . . . . . . . . . . . . . . . .           6,958,549           6,260,615          5,659,815
                                                                       -------------       -------------      --------------
NET INCOME . . . . . . . . . . . . . . . . . . . . . . . . . . .       $  13,141,575       $  12,047,843      $  11,362,639
                                                                       -------------       -------------      --------------
                                                                       -------------       -------------      --------------
NET INCOME PER SHARE . . . . . . . . . . . . . . . . . . . . . .       $        2.00       $        1.84            $  1.73
WEIGHTED AVERAGE SHARES OUTSTANDING. . . . . . . . . . . . . . .           6,581,167           6,563,559          6,585,697

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                    Common Stock         Additional
                                                            -------------------------      Paid-In
                                                              Shares        Amount        Capital
                                                               ------        ------        -------
BALANCES, JANUARY 1, 1994. . . . . . . . . . . . . . .      4,899,899     $  612,488    $23,299,610
  Net income for 1994. . . . . . . . . . . . . . . . .
  Cash dividends . . . . . . . . . . . . . . . . . . .
  Cumulative effect of change in method of
    accounting for securities. . . . . . . . . . . . .
  Net change in unrealized gain (loss) on
    securities available for sale. . . . . . . . . . .
  Stock issued under employee benefit plans. . . . . .         10,543          1,318        248,485
  Stock issued under dividend reinvestment
    and stock purchase plan. . . . . . . . . . . . . .         11,670          1,459        355,745
  Stock options exercised. . . . . . . . . . . . . . .          4,875            609        107,275
  Stock redeemed . . . . . . . . . . . . . . . . . . .     (   50,333)    (    6,292)   ( 1,549,343)
                                                           ----------     ----------    -----------
BALANCES, DECEMBER 31, 1994. . . . . . . . . . . . . .      4,876,654        609,582     22,461,772
  Net income for 1995. . . . . . . . . . . . . . . . .
  Cash dividends . . . . . . . . . . . . . . . . . . .
  Net change in unrealized gain (loss) on
    securities available for sale. . . . . . . . . . .
  Stock issued under employee benefit plans. . . . . .         11,175          1,397        275,254
  Stock issued under dividend reinvestment
    and stock purchase plan. . . . . . . . . . . . . .         13,928          1,741        454,498
  Stock options exercised. . . . . . . . . . . . . . .          9,267          1,158        191,251
  Stock redeemed . . . . . . . . . . . . . . . . . . .     (   31,918)    (    3,990)   ( 1,113,113)
  Three-for-two stock split. . . . . . . . . . . . . .      1,683,344        210,418    (   210,418)
  Cash paid in lieu of issuing fractional shares . . .     (      160)    (       20)   (     4,143)
                                                           ----------     ----------    -----------
BALANCES, DECEMBER 31, 1995. . . . . . . . . . . . . .      6,562,290        820,286     22,055,101
  Net income for 1996. . . . . . . . . . . . . . . . .
  Cash dividends . . . . . . . . . . . . . . . . . . .
  Net change in unrealized gain (loss) on
     securities available for sale . . . . . . . . . .
  Stock issued under employee benefit plans. . . . . .         15,175          1,897        295,849
  Stock issued under dividend reinvestment
    and stock purchase plan. . . . . . . . . . . . . .         21,712          2,714       555,387
  Stock options exercised. . . . . . . . . . . . . . .          4,237            530         63,689
  Cash paid in lieu of issuing fractional
        shares . . . . . . . . . . . . . . . . . . . .     (       95)    (       12)   (     2,297)
                                                           ----------     ----------    -----------
BALANCES, DECEMBER 31, 1996. . . . . . . . . . . . . .      6,603,319     $  825,415    $22,967,729
                                                           ----------     ----------    -----------
                                                           ----------     ----------    -----------

                                                                        Net Unrealized Gain
                                                                            (Loss) On
                                                             Retained       Securities
                                                             Earnings     Available for Sale         Total
                                                             --------     ------------------         -----
BALANCES, JANUARY 1, 1994. . . . . . . . . . . . . . .   $ 65,248,042                           $  89,160,140
  Net income for 1994. . . . . . . . . . . . . . . . .     11,362,639                              11,362,639
  Cash dividends . . . . . . . . . . . . . . . . . . .   (  3,995,630)                          (   3,995,630)
  Cumulative effect of change in method of
    accounting for securities. . . . . . . . . . . . .                        $   916,464             916,464
  Net change in unrealized gain (loss) on
    securities available for sale. . . . . . . . . . .                        ( 3,848,702)      (   3,848,702)
  Stock issued under employee benefit plans. . . . . .                                                249,803
  Stock issued under dividend reinvestment
    and stock purchase plan. . . . . . . . . . . . . .                                                357,204
  Stock options exercised. . . . . . . . . . . . . . .                                                107,884
  Stock redeemed . . . . . . . . . . . . . . . . . . .                                          (   1,555,635)

                                                         ------------        ------------       -------------
BALANCES, DECEMBER 31, 1994. . . . . . . . . . . . . .     72,615,051        (  2,932,238)         92,754,167
  Net income for 1995. . . . . . . . . . . . . . . . .     12,047,843                              12,047,843
  Cash dividends . . . . . . . . . . . . . . . . . . .   (  4,455,212)                          (   4,455,212)
  Net change in unrealized gain (loss) on
    securities available for sale. . . . . . . . . . .                          4,818,534           4,818,534
  Stock issued under employee benefit plans. . . . . .                                                276,651
  Stock issued under dividend reinvestment
    and stock purchase plan. . . . . . . . . . . . . .                                                456,239
  Stock options exercised. . . . . . . . . . . . . . .                                                192,409
  Stock redeemed . . . . . . . . . . . . . . . . . . .   (      2,332)                          (   1,119,435)
  Three-for-two stock split
  Cash paid in lieu of issuing fractional shares . . .                                          (       4,163)
                                                         ------------        ------------       -------------
BALANCES, DECEMBER 31, 1995. . . . . . . . . . . . . .     80,205,350           1,886,296         104,967,033
  Net income for 1996. . . . . . . . . . . . . . . . .     13,141,575                              13,141,575
  Cash dividends . . . . . . . . . . . . . . . . . . .   (  5,368,798)                          (   5,368,798)
  Net change in unrealized gain (loss) on
     securities available for sale . . . . . . . . . .                       (    970,210)      (     970,210)
  Stock issued under employee benefit plans. . . . . .                                                297,746
  Stock issued under dividend reinvestment
    and stock purchase plan. . . . . . . . . . . . . .                                                558,101
  Stock options exercised. . . . . . . . . . . . . . .                                                 64,219
  Cash paid in lieu of issuing fractional shares . . .                                          (       2,309)
                                                         ------------        ------------       -------------
BALANCES, DECEMBER 31, 1996. . . . . . . . . . . . . .   $ 87,978,127        $    916,086       $ 112,687,357
                                                         ------------        ------------       -------------
                                                         ------------        ------------       -------------


See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                          Year Ended December 31
                                                           --------------------------------------------------
                                                                   1996             1995            1994
                                                                   ----             ----            ----
OPERATING ACTIVITIES:
  Net income . . . . . . . . . . . . . . . . . . . . .       $  13,141,575    $  12,047,843    $  11,362,639
  Adjustments to reconcile net income to
    net cash provided by operating activities
    Provision for loan losses. . . . . . . . . . . . .           1,253,000        1,388,000        1,202,000
    Depreciation and amortization. . . . . . . . . . .           1,626,294        1,482,506        1,486,796
    Amortization of goodwill and intangibles . . . . .             131,178          131,177          131,177
    Deferred income tax. . . . . . . . . . . . . . . .             401,403          376,872    (      65,314)
    Securities amortization, net . . . . . . . . . . .             188,121          693,006        1,497,651
    Securities losses (gains), net . . . . . . . . . .       (     148,088)          29,721           18,386
    Mortgage loans originated for sale . . . . . . . .       (   2,500,838)   (   4,491,484)
    Proceeds from sales of mortgage loans. . . . . . .           2,952,340        3,785,283
    Net change in
      Interest receivable. . . . . . . . . . . . . . .             356,655    (     705,889)   (      70,479)
      Interest payable . . . . . . . . . . . . . . . .       (      39,619)         979,376          338,736
    Other adjustments. . . . . . . . . . . . . . . . .       (     594,237)          66,911    (      65,498)
                                                             -------------    -------------    -------------
        Net cash provided by operating activities. . .          16,767,784       15,783,322      15,836,094
                                                             -------------    -------------    -------------

INVESTING ACTIVITIES:
  Net change in interest-bearing deposits. . . . . . .       (      30,850)   (     235,919)         230,737
  Purchases of
    Securities available for sale. . . . . . . . . . .       ( 113,473,186)   (  91,178,441)   (  34,370,276)
    Securities held to maturity. . . . . . . . . . . .       (  22,449,898)   (  41,575,202)   (  43,701,349)
  Proceeds from maturities of
    Securities available for sale. . . . . . . . . . .          96,441,179       35,715,846       14,109,090
    Securities held to maturity. . . . . . . . . . . .          35,715,345       62,053,098       71,998,501
  Proceeds from sales of
      securities available for sale. . . . . . . . . .          13,120,159       14,165,258       16,152,838
  Net change in loans . . . . . . . . . .  . . . . . .       (  80,404,445)   (  25,628,670)   (  34,838,202)
  Purchase of Federal Home Loan Bank stock . . . . . .       (     388,500)
  Purchases of premises and equipment. . . . . . . . .       (   2,083,063)   (   2,187,086)   (   3,017,115)
  Other investing activities . . . . . . . . . . . . .              70,441          365,990        1,454,774
                                                             -------------    -------------    -------------
        Net cash used by investing activities. . . . .       (  73,482,818)   (  48,505,126)   (  11,981,002)
                                                             -------------    -------------    -------------

FINANCING ACTIVITIES:
  Net change in
    Demand and savings deposits. . . . . . . . . . . .       (  19,167,911)       2,604,084       16,887,893
    Certificates of deposit and other time deposits. .          29,682,901       61,322,576       14,477,751
    Short-term borrowings. . . . . . . . . . . . . . .           7,659,486    (   3,253,901)   (  12,090,302)
  Federal Home Loan Bank advances. . . . . . . . . . .           5,150,000        1,000,000        2,000,000
  Repayment of Federal Home Loan Bank advances . . . .       (   5,000,000)
  Cash dividends . . . . . . . . . . . . . . . . . . .       (   5,368,798)   (   4,455,212)   (   3,995,630)
  Stock issued under employee benefit plans. . . . . .             297,746          276,651          249,803
  Stock issued under dividend reinvestment
    and stock purchase plan. . . . . . . . . . . . . .             558,101          456,239          357,204
  Stock options exercised. . . . . . . . . . . . . . .              64,219          192,409          107,884
  Stock redeemed . . . . . . . . . . . . . . . . . . .                        (   1,119,435)   (   1,555,635)
  Cash paid in lieu of issuing fractional shares . . .       (       2,309)   (       4,163)
                                                             -------------    -------------    -------------
      Net cash provided by financing activities. . . .          13,873,435       57,019,248      16,438,968
                                                             -------------    -------------    -------------
NET CHANGE IN CASH
  AND CASH EQUIVALENTS . . . . . . . . . . . . . . . .       (  42,841,599)      24,297,444       20,294,060

CASH AND CASH EQUIVALENTS,
  BEGINNING OF YEAR. . . . . . . . . . . . . . . . . .         77,873,542        53,576,098       33,282,038
                                                             -------------    -------------    -------------

CASH AND CASH EQUIVALENTS,
  END OF YEAR. . . . . . . . . . . . . . . . . . . . .       $  35,031,943    $  77,873,542    $  53,576,098
                                                             -------------    -------------    -------------
                                                             -------------    -------------    -------------
ADDITIONAL CASH FLOWS INFORMATION:
  Interest paid. . . . . . . . . . . . . . . . . . . .       $  32,388,499    $  30,371,976    $  23,597,053
  Income tax paid. . . . . . . . . . . . . . . . . . .           6,202,895        5,641,046        5,860,952

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts In Thousands, Except Per Share Amounts)

NOTE 1
NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The accounting and reporting policies of First Merchants Corporation ("Corporation"), and its wholly owned subsidiaries, First Merchants Bank, N.A. ("First Merchants"), Pendleton Banking Company ("Pendleton"), First United Bank ("First United"), The Randolph County Bank ("Randolph County"), and Union County National Bank ("Union National"), (collectively "the Banks"), conform to generally accepted accounting principles and reporting practices followed by the banking industry. The more significant of the policies are described below.

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

    The Corporation is a bank holding company whose principal activity is the ownership and management of the Banks. First Merchants and Union National operate under national bank charters and provide full banking services, including trust services. As national banks, First Merchants and Union National are subject to the regulation of the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation ("FDIC"). Pendleton, First United and Randolph County operate under state bank charters and provide full banking services, including trust services. As state banks, Pendleton, First United and Randolph County are subject to the regulation of the Department of Financial Institutions, State of Indiana, and the FDIC.

    The Banks generate commercial, mortgage, and consumer loans and receive deposits from customers located primarily in central and east central Indiana and Butler County, Ohio. The Banks' loans are generally secured by specific items of collateral, including real property, consumer assets, and business assets. Although the Banks have a diversified loan portfolio, a substantial portion of their debtors' ability to honor their contracts is dependent upon economic conditions in the automotive and agricultural industries.

CONSOLIDATION - The consolidated financial statements include the accounts of the Corporation and the Banks, after elimination of all material intercompany transactions and accounts. Certain prior year amounts have been reclassified to conform with current classifications.

INVESTMENT SECURITIES - The Corporation adopted Statement of Financial Accounting Standards ("SFAS") No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, on January 1, 1994.

    Debt securities are classified as held to maturity when the Corporation has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost.

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

    At January 1, 1994, investment and trading account securities, with an approximate carrying value of $123,634,000, were reclassified as available for sale. This reclassification resulted in an increase in total stockholders' equity, net of taxes, of $916,000.

MORTGAGE SERVICING RIGHTS on originated loans are capitalized by allocating the total cost of the mortgage loans between the mortgage servicing rights and the loans based on their relative fair values. Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues.

MORTGAGE LOANS HELD FOR SALE are carried at the lower of aggregate cost or market. Net unrealized losses are recognized through a valuation allowance by charges to income.

LOANS are carried at the principal amount outstanding. A loan is impaired when, based on current information or events, it is probable that the Banks will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Payments with insignificant delays not exceeding 60 days outstanding are not considered impaired. Certain nonaccrual and substantially delinquent loans may be considered to be impaired. In applying the provisions of SFAS No. 114, the Corporation considers its investment in one-to-four family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. Interest income is accrued on the principal balances of loans, except for installment loans with add-on interest, for which a method that approximates the level yield method is used. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans.

ALLOWANCE FOR LOAN LOSSES is maintained to absorb potential loan losses based on management's continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio. The evaluation by management includes consideration of past loan loss experience, changes in the composition of the loan portfolio, the current condition and amount of loans outstanding, and the probability

(continued)
                                                                              12

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts In Thousands, Except Per Share Amounts)


NOTE 1
NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNT POLICIES (continued)


of collecting all amounts due. Impaired loans are measured by the present value of expected future cash flows, or the fair value of the collateral of the loans, if collateral dependent.

    The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that, as of December 31, 1996, the allowance for loan losses is adequate based on information currently available. A worsening or protracted economic decline in the area within which the Corporation operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

PREMISES AND EQUIPMENT are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line and declining methods based on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred, while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

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

EARNINGS PER SHARE have been computed based upon the weighted average common shares outstanding during each year and have been restated to give effect to a three-for-two stock split distributed to stockholders on October 27, 1995. Common stock equivalents, consisting of shares issuable under employee benefit plans, were not included since their effect on dilution was insignificant.

NOTE 2
BUSINESS COMBINATIONS

On August 1, 1996, the Corporation issued 942,685 shares of its common stock in exchange for all of the outstanding shares of Union National Bancorp, Liberty, Indiana. On October 2, 1996, the Corporation issued 565,705 shares of its common stock in exchange for all of the outstanding shares of Randolph County Bancorp, Winchester, Indiana. These transactions were accounted for under the pooling-of-interests method of accounting. The financial information contained herein reflects the mergers and reports the financial condition and results of operations as though the Corporation had been combined as of January 1, 1994. Separate operating results of Union National Bancorp and Randolph County Bancorp for the periods prior to the merger were as follows:


                                            1996           1995         1994
                                            ----           ----         ----
Net interest income:
  First Merchants Corporation. . .      $  33,059      $  27,881      $  26,983
  Union National Bancorp . . . . .          2,961          4,562          4,357
  Randolph County Bancorp. . . . .          1,126          2,654          2,598
                                        ---------      ---------      ---------
    Combined . . . . . . . . . . .      $  37,146      $  35,097      $  33,938
                                        ---------      ---------      ---------
                                        ---------      ---------      ---------
Net income:
  First Merchants Corporation. . .      $  11,556      $   9,858       $  9,158
  Union National Bancorp . . . . .            974          1,523          1,403
  Randolph County Bancorp. . . . .            612            667            802
                                        ---------      ---------      ---------
    Combined . . . . . . . . . . .      $  13,142      $  12,048      $  11,363
                                        ---------      ---------      ---------
                                        ---------      ---------      ---------
Net income per share:
  First Merchants Corporation. . .      $    1.76      $    1.50        $  1.39
  Union National Bancorp . . . . .            .15            .23            .21
  Randolph County Bancorp. . . . .            .09            .11            .13
                                        ---------      ---------      ---------
    Combined . . . . . . . . . . .      $    2.00      $    1.84        $  1.73
                                        ---------      ---------      ---------
                                        ---------      ---------      ---------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts In Thousands, Except Per Share Amounts)

NOTE 3
RESTRICTION ON CASH AND DUE FROM BANKS

    The Banks are required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 1996, was $11,859,000.

NOTE 4
INVESTMENT SECURITIES

                                                                                  Gross        Gross
                                                                  Amortized     Unrealized   Unrealized      Fair
                                                                    Cost         Gains        Losses        Value
                                                                    -----         -----        ------        -----
Available for sale at December 31, 1996
    U.S. Treasury. . . . . . . . . . . . . . . . . . . . .       $  21,570       $  92       $  46       $  21,616
    Federal agencies . . . . . . . . . . . . . . . . . . .          79,130         540         180          79,490
    State and municipal. . . . . . . . . . . . . . . . . .          52,026       1,173         106          53,093
    Mortgage and other asset-backed securities . . . . . .          42,150         297         275          42,172
    Corporate obligations. . . . . . . . . . . . . . . . .          31,470         156         128          31,498
    Marketable equity securities . . . . . . . . . . . . .             510                                     510
                                                                  --------    --------      ------        --------
       Total available for sale. . . . . . . . . . . . . .         226,856       2,258         735         228,379
                                                                  --------    --------      ------        --------
Held to maturity at December 31, 1996
    U.S. Treasury. . . . . . . . . . . . . . . . . . . . .             249                       7             242
    Federal agencies . . . . . . . . . . . . . . . . . . .           5,729          23           5           5,747
    State and municipal. . . . . . . . . . . . . . . . . .          36,405         381          21          36,765
    Mortgage and other asset-backed securities . . . . . .           4,844          17         121           4,740
                                                                  --------    --------      ------        --------
      Total held to maturity . . . . . . . . . . . . . . .          47,227         421         154          47,494
                                                                  --------    --------      ------        --------
      Total investment securities. . . . . . . . . . . . .        $274,083    $  2,679      $  889        $275,873
                                                                  --------    --------      ------        --------
                                                                  --------    --------      ------        --------

Available for sale at December 31, 1995
  U.S. Treasury. . . . . . . . . . . . . . . . . . . . . .       $  16,239      $  184       $  11       $  16,412
  Federal agencies . . . . . . . . . . . . . . . . . . . .          84,047       1,529          93          85,483
  State and municipal. . . . . . . . . . . . . . . . . . .          40,391       1,257          68          41,580
  Mortgage and other asset-backed securities . . . . . . .          47,445         411         283          47,573
  Corporate obligations. . . . . . . . . . . . . . . . . .          34,114         289         106          34,297
  Marketable equity securities . . . . . . . . . . . . . .             562          31                         593
                                                                  --------    --------      ------        --------
       Total available for sale. . . . . . . . . . . . . .         222,798       3,701         561         225,938
                                                                  --------    --------      ------        --------
Held to maturity at December 31, 1995
  U.S. Treasury. . . . . . . . . . . . . . . . . . . . . .           3,103           8           2           3,109
  Federal agencies . . . . . . . . . . . . . . . . . . . .          11,645          69          21          11,693
  State and municipal. . . . . . . . . . . . . . . . . . .          40,393         574          57          40,910
  Mortgage and other asset-backed securities . . . . . . .           5,037          17          21           5,033
  Corporate obligations. . . . . . . . . . . . . . . . . .             500                       1             499
                                                                  --------    --------      ------        --------
       Total held to maturity. . . . . . . . . . . . . . .          60,678         668         102          61,244
                                                                  --------    --------      ------        --------
       Total investment securities . . . . . . . . . . . .        $283,476    $  4,369      $  663        $287,182
                                                                  --------    --------      ------        --------
                                                                  --------    --------      ------        --------


    The amortized cost and fair value of securities held to maturity and available for sale at December 31, 1996, by contractual maturity, are shown on the following page. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

(continued)

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts In Thousands, Except Per Share Amounts)

NOTE 4
INVESTMENT SECURITIES (continued)

                                                         AVAILABLE FOR SALE       HELD TO MATURITY
                                                         ------------------       ----------------
                                                         Amortized     Fair      Amortized     Fair
                                                          Cost        Value       Cost         Value
                                                          ----        -----       ----         -----
Maturity distribution at December 31, 1996:
   Due in one year or less . . . . . . . . . . .        $  40,496   $  40,566   $  11,990   $  12,022
   Due after one through five years. . . . . . .          120,610     121,038      25,692      25,878
   Due after five through ten years. . . . . . .           16,136      16,819       3,617       3,698
   Due after ten years . . . . . . . . . . . . .            6,954       7,274       1,084       1,156
                                                        ---------   ---------   ---------   ---------
                                                          184,196     185,697      42,383      42,754
   Mortgage and other asset-backed securities. .           42,150      42,172       4,844       4,740
   Marketable equity securities. . . . . . . . .              510         510
                                                        ---------   ---------   ---------   ---------
     Totals. . . . . . . . . . . . . . . . . . .        $ 226,856   $ 228,379   $  47,227   $  47,494
                                                        ---------   ---------   ---------   ---------
                                                        ---------   ---------   ---------   ---------


    Securities with a carrying value of approximately $102,787,000 and $99,098,000 were pledged at December 31, 1996 and 1995, to secure certain deposits, Federal Home Loan Bank advances and for other purposes as permitted or required by law.

    Proceeds from sales of securities available for sale during 1996, 1995 and 1994 were $13,120,000, $14,165,000 and $16,153,000. Gross gains of $148,000,
$57,800 and $167,000 and gross losses of $0, $113,900 and $198,000 were realized on those sales.

    In December, 1995, the Corporation transferred certain securities from held to maturity to available for sale in accordance with a transition reclassification allowed by the Financial Accounting Standards Board. Such securities had a carrying value of $52,119,000 and a fair value of $52,811,000.


NOTE 5
LOANS AND ALLOWANCE

                                                                                    1996         1995
                                                                                    ----         ----
Loans at December 31:
  Commercial and industrial loans. . . . . . . . . . . . . . . . . . . . .     $  132,134    $   98,880
  Bankers' acceptances and loans to financial institutions . . . . . . . .            625         2,925
  Agricultural production financing and other loans to farmers . . . . . .         18,906        17,203
  Real estate loans:
    Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         13,167         9,913
    Commercial and farmland. . . . . . . . . . . . . . . . . . . . . . . .         97,596       104,731
    Residential. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        253,530       215,738
  Individuals' loans for household and other personal expenditures . . . .        113,507       102,313
  Tax-exempt loans . . . . . . . . . . . . . . . . . . . . . . . . . . . .          1,643         1,204
  Other loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          1,672           949
                                                                               ----------    ----------
                                                                                  632,780       553,856
  Unearned interest on loans . . . . . . . . . . . . . . . . . . . . . . .     (    1,364)   (    1,518)
                                                                               ----------    ----------
    Total loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $  631,416    $  552,338
                                                                               ----------    ----------
                                                                               ----------    ----------

                                                                                    1996           1995          1994
                                                                                    ----           ----          ----
Allowance for loan losses:
  Balance, January 1 . . . . . . . . . . . . . . . . . . . . . . . . . . .       $  6,696       $  6,603      $  6,467
  Provision for losses . . . . . . . . . . . . . . . . . . . . . . . . . .          1,253          1,388         1,202
  Recoveries on loans. . . . . . . . . . . . . . . . . . . . . . . . . . .            309            259           422
  Loans charged off. . . . . . . . . . . . . . . . . . . . . . . . . . . .       (  1,636)      (  1,554)     (  1,488)
                                                                                 ---------      ---------     ---------
  Balance, December 31 . . . . . . . . . . . . . . . . . . . . . . . . . .       $  6,622       $  6,696      $  6,603
                                                                                 ---------      ---------     ---------
                                                                                 ---------      ---------     ---------

(continued)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts In Thousands, Except Per Share Amounts)

NOTE 5
LOANS AND ALLOWANCE (continued)


Information on impaired loans is summarized below:

                                                                1996      1995
                                                                ----      ----
 For the year ending December 31:
    Impaired loans with an allowance . . . . . . . . .       $  3,124  $  2,314
    Impaired loans for which the discounted
    cash flows or collateral value exceeds the
    carrying value of the loan . . . . . . . . . . . .            868     2,498
                                                             --------  --------
        Total impaired loans . . . . . . . . . . . . .       $  3,992  $  4,812
                                                             --------  --------
                                                             --------  --------

    Allowance for impaired loans (included in the
      Corporation's allowance for loan losses). . . . .       $  1,092  $  1,177
    Average balance of impaired loans . . . . . . . . .          5,213     4,650
    Interest income recognized on impaired loans. . . .            311       153
    Cash basis interest included above. . . . . . . . .            291        93

    Nonaccruing and restructured loans totaled $1,640,000 at December 31, 1994.

    Additional interest income of $57,000 for 1994 would have been recorded had income on nonaccruing and restructured loans been considered collectible and accounted for on the accrual basis under the original terms of the loans.

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

    The aggregate amount of loans, as defined, to such related parties were as shown on the right:

Balances, January 1, 1996. . . . . . . . . . . .      $  12,314
New loans, including renewals. . . . . . . . . .         18,128
Payments, etc., including renewals . . . . . . .       ( 21,379)
                                                      ---------
Balances, December 31, 1996. . . . . . . . . . .      $   9,063
                                                      ---------
                                                      ---------


NOTE 6
PREMISES AND EQUIPMENT
                                                           1996          1995
                                                           ----          ----
Cost at December 31:
  Land . . . . . . . . . . . . . . . . . . . . .       $   2,829     $   2,855
  Buildings and leasehold improvements . . . . .          13,863        13,404
  Equipment. . . . . . . . . . . . . . . . . . .          13,559        12,432
                                                       ---------     ----------
    Total cost . . . . . . . . . . . . . . . . .          30,251        28,691
Accumulated depreciation . . . . . . . . . . . .       (  14,948)    (  13,857)
                                                       ---------     ----------
    Net. . . . . . . . . . . . . . . . . . . . .       $  15,303     $  14,834
                                                       ---------     ----------
                                                       ---------     ----------

    The Corporation is committed under various noncancelable lease contracts for certain subsidiary office facilities. Total lease expense for 1996, 1995 and 1994 was $134,000, $127,000 and $113,000, respectively. The future minimum rental commitments required under the operating leases in effect at December 31, 1996, expiring at various dates through the year 2016, follow on the right for the years ending December 31:

    1997 . . . . . . . . . . . . . . . . . . . .           $  133,000
    1998 . . . . . . . . . . . . . . . . . . . .              113,000
    1999 . . . . . . . . . . . . . . . . . . . .              104,000
    2000 . . . . . . . . . . . . . . . . . . . .               88,000
    2001 . . . . . . . . . . . . . . . . . . . .               69,000
    After 2001 . . . . . . . . . . . . . . . . .              294,000
                                                           ----------
      Total future minimum obligations . . . . .           $  801,000
                                                           ----------
                                                           ----------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts In Thousands, Except Per Share Amounts)

NOTE 7
DEPOSITS

                                                          1996           1995
                                                          ----           ----
Deposits at December 31:
  Demand deposits. . . . . . . . . . . . . . . .      $  225,437     $  257,258
  Savings deposits . . . . . . . . . . . . . . .         170,179        157,525
  Certificates and other time deposits
    of $100,000 or more. . . . . . . . . . . . .          82,802         70,487
  Other certificates and time deposits . . . . .         316,033        298,666
                                                      ----------     ----------
      Total deposits . . . . . . . . . . . . . .      $  794,451     $  783,936
                                                      ----------     ----------
                                                      ----------     ----------

Certificates and other time deposits maturing in years ending December 31:

    1997 . . . . . . . .     $  279,664
    1998 . . . . . . . .         71,995
    1999 . . . . . . . .         27,928
    2000 . . . . . . . .         13,234
    2001 . . . . . . . .          3,736
After 2001 . . . . . . .          2,278
                             ----------
                             $  398,835
                             ----------
                             ----------


NOTE 8
SHORT-TERM BORROWINGS
                                                          1996           1995
                                                          ----           ----
Short-term borrowings at December 31:
  Federal funds purchased. . . . . . . . . . . .       $  20,725       $  1,700
  Securities sold under repurchase agreements. .          20,054         28,887
  U.S. Treasury demand notes . . . . . . . . . .           4,258          6,790
                                                       ---------      ---------
    Total short-term borrowings. . . . . . . . .       $  45,037      $  37,377
                                                       ---------      ---------
                                                       ---------      ---------

    Securities sold under repurchase agreements consist of obligations of the Banks to other parties. The obligations are secured by U.S. Treasury and Federal agency obligations and generally mature within one to 185 days from the transaction date. The maximum amount of outstanding agreements at any month-end during 1996 and 1995 totaled $52,221,000 and $58,097,000 and the monthly average of such agreements totaled $42,140,000 and $35,436,000.



NOTE 9
FEDERAL HOME LOAN BANK ADVANCES

Advances from FHLB at December 31:

                                                 1996                1995
                                          --------------------------------------
                                                    Weighted            Weighted
                                                     Average             Average
                                                    Interest            Interest
                                           Amount     Rate      Amount    Rate
                                           ------     ----      ------    ----
Maturities in years ending December 31:
   1996. . . . . . . . . . . . . . . .                       $  5,000     6.46%
   1997. . . . . . . . . . . . . . . .   $  2,000    4.76%      2,000     4.76
   1998. . . . . . . . . . . . . . . .      5,000    5.61       2,000     5.29
   1999. . . . . . . . . . . . . . . .      2,150    5.81
                                         --------            --------
      Total advances . . . . . . . . .   $  9,150    5.48    $  9,000     5.83
                                         --------            --------
                                         --------            --------

    The terms of a security agreement with the FHLB require the Corporation to pledge as collateral for advances qualifying first mortgage loans in an amount equal to at least 160 per cent of these advances. Advances are subject to restrictions or penalties in the event of prepayment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts In Thousands, Except Per Share Amounts)


NOTE 10
LOAN SERVICING

    Mortgage loans serviced for others are not included in the accompanying consolidated balance sheet. The loans are serviced primarily for the Federal Home Loan Mortgage Corporation and the unpaid balances totaled $5,997,000 and $3,546,000 at December 31, 1996 and 1995.

    In 1996, the Corporation adopted SFAS No. 122, ACCOUNTING FOR MORTGAGE SERVICING RIGHTS. The adoption of this statement had no material impact on the Corporation's financial condition and results of operations.


NOTE 11
INCOME TAX

                                                       1996        1995        1994
                                                       ----        ----        ----
Income tax expense, for the year ended December 31:

  Currently payable:
    Federal. . . . . . . . . . . . . . . . . . .     $  4,903    $  4,400    $  4,310
    State. . . . . . . . . . . . . . . . . . . .        1,655       1,484       1,414
  Deferred:
    Federal. . . . . . . . . . . . . . . . . . .          336         299    (     73)
    State. . . . . . . . . . . . . . . . . . . .           65          78           9
                                                     --------    --------    --------
       Total income tax expense. . . . . . . . .     $  6,959    $  6,261    $  5,660
                                                     --------    --------    --------
                                                     --------    --------    --------
Reconciliation of federal statutory
  to actual tax expense (benefit):
  Federal statutory income tax at 34%. . . . . .     $  6,834    $  6,225    $  5,788
  Tax-exempt interest. . . . . . . . . . . . . .       (1,140)     (1,087)     (1,177)
  Effect of state income taxes . . . . . . . . .        1,135       1,031         939
  Other. . . . . . . . . . . . . . . . . . . . .          130          92         110
                                                     --------    --------    --------
    Actual tax expense . . . . . . . . . . . . .     $  6,959    $  6,261    $  5,660
                                                     --------    --------    --------
                                                     --------    --------    --------


    Tax expense (benefit) applicable to security gains and losses for the years ended December 31, 1996, 1995 and 1994, was $50,300, ($7,900) and ($6,800),
respectively.

    The components of the deferred tax asset included in other assets are as shown in the table below.

    No valuation allowance at December 31, 1996, was considered necessary.

                                                             1996      1995
                                                             ----      ----
Deferred Tax Asset at December 31:

  Differences in depreciation methods. . . . . . . . . .  $ (  983)  $ (   923)
  Differences in accounting for loans and securities . .    (   78)    (    63)
  Differences in accounting for loan fees. . . . . . . .       157         364
  Differences in accounting for loan losses. . . . . . .     2,571       2,575
  Deferred compensation. . . . . . . . . . . . . . . . .       285         280
  Differences in accounting for pensions
    and other employee benefits. . . . . . . . . . . . .       118          66
  Net unrealized gain on securities available for sale .  (    607)  (   1,245)
  Alternative minimum tax credit carryover . . . . . . .                   123
  State income tax . . . . . . . . . . . . . . . . . . .  (    152)   (    166)
  Other. . . . . . . . . . . . . . . . . . . . . . . . .  (     75)   (     12)
                                                          --------    --------
    Total. . . . . . . . . . . . . . . . . . . . . . . .  $  1,236    $    999
                                                          --------    --------
                                                          --------    --------

Assets . . . . . . . . . . . . . . . . . . . . . . . . .  $  3,131    $  3,411
Liabilities. . . . . . . . . . . . . . . . . . . . . . .    (1,895)     (2,412)
                                                          --------    --------
  Total. . . . . . . . . . . . . . . . . . . . . . . . .  $  1,236      $  999
                                                          --------    --------
                                                          --------    --------

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

    Financial instruments whose contract amount represents credit risk as of December 31, were as follows:

                                                      1996               1995
                                                      ----               ----
 Commitments to extend credit. . . . . . .         $137,653           $128,940
 Standby letters of credit . . . . . . . .            2,874              3,238


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


NOTE 13
STOCKHOLDERS' EQUITY

    National and state banking laws restrict the maximum amount of dividends that a bank may pay in any calendar year. National and state banks are limited to the bank's retained net income (as defined) for the current year plus those for the previous two years. The amount at December 31, 1996, available for 1997 dividends to the Corporation, is $21,512,000. As a practical matter, the subsidiaries restrict dividends to a lesser amount because of the need to maintain an adequate capital structure.

    Total stockholders' equity for all subsidiaries at December 31, 1996, was $110,349,000, of which $88,837,000 was restricted from dividend distribution to the Corporation.

    The Corporation has a Dividend Reinvestment and Stock Purchase Plan, enabling stockholders to elect to have their cash dividends on all shares held automatically reinvested in additional shares of the Corporation's common stock. In addition, stockholders may elect to make optional cash payments up to an aggregate of $2,500 per quarter for the purchase of additional shares of common stock. The stock is credited to participant accounts at fair market value. Dividends are reinvested on a quarterly basis. At December 31, 1996, 364,334 shares of common stock were reserved for purchase under the plan.

    On August 8, 1995, the Board of Directors of the Corporation declared a three-for-two stock split on its common shares. The new shares were distributed on October 27, 1995, to holders of record on October 20, 1995.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts In Thousands, Except Per Share Amounts)

NOTE 14
REGULATORY CAPITAL

    The Corporation and Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate actions by the regulatory agencies that, if undertaken, could have a material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and Banks must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    At December 31, 1996, the management of the Corporation believes that it meets all capital adequacy requirements to which it is subject. The most recent notifications from the regulatory agencies categorized the Corporation and Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Corporation and Banks must maintain a minimum total capital, Tier I capital to risk-weighted assets and Tier I capital to average assets of 10 per cent, 6 per cent and 5 per cent, respectively.
There have been no conditions or events since that notification that management believes have changed this categorization.

    Actual and required capital amounts and ratios are as follows:

                                                                                   1996
                                                             -----------------------------------------------
                                                                    Actual                 Required for
                                                                    ------              Adequate Capital (1)
                                                                Amount       Ratio      Amount         Ratio
                                                                ------       -----      ------         -----
December 31
Total Capital (1) (to risk-weighted assets)
  Consolidated . . . . . . . . . . . . . . . . . . . .       $116,693       18.0%    $  51,884         8.0%
  First Merchants. . . . . . . . . . . . . . . . . . .         69,651       17.8        31,300         8.0
  Pendleton. . . . . . . . . . . . . . . . . . . . . .         11,383       17.9         5,074         8.0
  First United . . . . . . . . . . . . . . . . . . . .          7,091       17.2         3,302         8.0
  Randolph County. . . . . . . . . . . . . . . . . . .          9,985       14.9         5,364         8.0
  Union National . . . . . . . . . . . . . . . . . . .         17,672       17.9         7,914         8.0
Tier I Capital (1) (to risk-weighted assets)
  Consolidated . . . . . . . . . . . . . . . . . . . .       $110,072       17.0%      $25,942         4.0%
  First Merchants. . . . . . . . . . . . . . . . . . .         66,143       16.9        15,650         4.0
  Pendleton. . . . . . . . . . . . . . . . . . . . . .         10,629       16.8         2,537         4.0
  First United . . . . . . . . . . . . . . . . . . . .          6,663       16.1         1,651         4.0
  Randolph County. . . . . . . . . . . . . . . . . . .          9,234       13.8         2,682         4.0
  Union National . . . . . . . . . . . . . . . . . . .         16,492       16.7         3,957         4.0
Tier I Capital (1) (to average assets)
  Consolidated . . . . . . . . . . . . . . . . . . . .       $110,072       11.6%      $38,012         4.0%
  First Merchants. . . . . . . . . . . . . . . . . . .         66,143       11.6        22,849         4.0
  Pendleton. . . . . . . . . . . . . . . . . . . . . .         10,629       12.3         3,462         4.0
  First United . . . . . . . . . . . . . . . . . . . .          6,663       11.3         2,351         4.0
  Randolph County. . . . . . . . . . . . . . . . . . .          9,234       12.9         2,863         4.0
  Union National . . . . . . . . . . . . . . . . . . .         16,492        9.5         6,954         4.0
(1) As defined by regulatory agencies


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts In Thousands, Except Per Share Amounts)

NOTE 15
EMPLOYEE BENEFIT PLANS

    The Corporation's defined-benefit pension plans cover substantially all of the Banks' employees. The benefits are based primarily on years of service and employees' pay near retirement. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. Pension expense was $191,000 for 1996, $253,000 for 1995 and $270,000 for 1994.

    The following table sets forth the plans' funded status and amounts recognized in the consolidated balance sheet at December 31:


                                                                                1996            1995
                                                                                ----            ----
Actuarial present value of:
  Accumulated benefit obligation including vested
    benefits of $10,885 and $10,478. . . . . . . . . . . . . . . . . . .     $     11,133   $     10,691
                                                                             ------------   ------------
                                                                             ------------   ------------
  Projected benefit obligation for service rendered to date. . . . . . .     $    (13,060)  $  (  12,861)
Plan assets at fair value, primarily interest-bearing deposits
  and corporate bonds and securities . . . . . . . . . . . . . . . . . .           15,188         13,727
                                                                             ------------   ------------
Plan assets in excess of projected benefit obligation. . . . . . . . . .            2,128            866
Unrecognized net gain from experience
  different than that assumed. . . . . . . . . . . . . . . . . . . . . .        (   1,615)     (     358)
Unrecognized prior service cost. . . . . . . . . . . . . . . . . . . . .        (     169)            82
Unrecognized net transition asset. . . . . . . . . . . . . . . . . . . .        (     638)     (     758)
                                                                             ------------   ------------
Accrued pension cost included in the balance sheet . . . . . . . . . . .     $  (     294)  $  (     168)
                                                                             ------------   ------------
                                                                             ------------   ------------

                                                                                     1996           1995           1994
                                                                                     ----           ----           ----
Pension expense includes the following components:
    Service cost-benefits earned during the year . . . . . . . . . . . .          $   537        $   462        $   548
    Interest cost on projected benefit obligation. . . . . . . . . . . .              921            845            778
    Actual return on plan assets . . . . . . . . . . . . . . . . . . . .           (1,966)        (2,633)        (  130)
    Net amortization and deferral. . . . . . . . . . . . . . . . . . . .              699          1,579         (  926)
                                                                                  -------        -------        -------
                                                                                  $   191        $   253        $   270
                                                                                  -------        -------        -------
                                                                                  -------        -------        -------

                                                                                     1996           1995          1994
                                                                                     ----           ----          ----
Assumptions used in the accounting as of December 31 were:
  Discount rate. . . . . . . . . . . . . . . . . . . . . . . . . . . . .            7.50%          7.50%          8.25%
  Rate of increase in compensation . . . . . . . . . . . . . . . . . . .            4.50%          4.50%          4.50%
  Expected long-term rate of return on assets. . . . . . . . . . . . . .            8.75%          8.75%          8.75%


    Randolph County employees participated in a defined-benefit pension plan, which is included in the above disclosures. This plan was mergered with the Corporation's plan as of December 31, 1996. Randolph County's plan assumptions used in the accounting were different than the Corporation's plan assumptions. However, the differences do not have a material impact on the disclosures presented.

    In 1989, stockholders approved the 1989 Stock Option Plan, reserving 112,500 shares of Corporation common stock for the granting of options to certain employees. The exercise price of the shares may not be less than the fair market value of the shares upon grant of the option. Options become 100 per cent vested when granted and are fully exercisable generally six months after the date of grant, for a period of ten years. There were no shares available for grant at December 31, 1996.


(continued)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts In Thousands, Except Per Share Amounts)

NOTE 15
EMPLOYEE BENEFIT PLANS (continued)

    On March 31, 1994, stockholders approved the 1994 Stock Option Plan, reserving 315,000 shares of Corporation common stock for the granting of options to certain employees and non-employee directors. The exercise price of the shares may not be less than the fair market value of the shares upon the grant of the option. Options become 100 per cent vested when granted and are fully exercisable generally six months after the date of the grant, for a period of ten years. There were 144,775 shares available for grant at December 31, 1996.

    The following is a summary of the status of the Corporation's stock option plans and changes in those plans as of and for the years ended December 31, 1996, 1995 and 1994. The number of shares and prices have been restated to give effect to the Corporation's 1995 stock split.

                                                                          Year Ended December 31
                                                           1996                     1995                        1994
                                                           ----                     ----                        ----
                                                                  Weighted                 Weighted                   Weighted
                                                                   Average                  Average                    Average
                                                                  Exercise                 Exercise                   Exercise
         Options                                    Shares         Price       Shares       Price       Shares         Price
         -------                                    ------         -----       ------       -----       ------         -----
Outstanding, beginning of year . . . . . . .        223,059      $ 18.07      179,807     $  15.81      127,345      $ 13.72
Granted. . . . . . . . . . . . . . . . . . .         53,300        24.27       57,150        24.16       59,775        20.13
Exercised. . . . . . . . . . . . . . . . . .       (  4,237)       15.23     ( 13,898)       13.26     (  7,313)       14.75
                                                    -------                   -------                   -------

 Outstanding, end of year. . . . . . . . . .        272,122      $ 19.37      223,059     $  18.07      179,807      $ 15.81
                                                    -------                   -------                   -------
                                                    -------                   -------                   -------
 Options exercisable at year end . . . . . .        218,822                   165,909                   120,032
Weighted-average fair value of
   options granted during the year . . . . .                     $  5.09                   $  4.90


As of December 31, 1996, other information by exercise price range for options outstanding and exercisable is as follows:

                               Outstanding                                          Exercisable
----------------------------------------------------------------------------   ----------------------------
Exercise Price       Number   Weighted-Average        Weighted-Average          Number    Weighted-Average
   Range           Of Shares   Exercise Price    Remaining Contractual Life    Of Shares    Exercise Price
----------------   ---------  ----------------   --------------------------    ---------  -----------------
 $  9.11 - 11.33    58,723     $  10.50               3.54 years                58,723        $  10.50
   17.22 - 25.00   213,399        21.81               7.95 years               160,099           20.57
                   -------                                                     -------
                   272,122     $  19.37               6.99 years               218,822        $  17.87
                   -------                                                     -------
                   -------                                                     -------


    The Corporation's stock option plans are accounted for in accordance with Accounting Principles Board Opinion ("APB") No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. The exercise price of each option was equal to the market price of the Corporation's stock on the date of grant; therefore, no compensation expense was recognized.

    Although the Corporation has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Corporation had accounted for its employee stock options under that Statement. The fair value of each option grant was estimated on the grant date using an option-pricing model with the following assumptions:

                                                                1996      1995
                                                                ----      ----
Risk-free interest rates. . . . . . . . . . . . . . . . . .     6.66%     6.57%
Dividend yields . . . . . . . . . . . . . . . . . . . . . .     3.41%     3.23%
Volatility factors of expected market price common stock. .    12.00%    12.00%
Weighted-average expected life of the options . . . . . . . 8.5 years 8.5 years

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts In Thousands, Except Per Share Amounts)

NOTE 15
EMPLOYEE BENEFIT PLANS (continued)

    Under SFAS No. 123, compensation cost is recognized in the amount of the estimated fair value of the options and amortized to expense over the options' vesting period. The pro forma effect on net income and earnings per share of this statement are shown on the right:

                                                      1996
                                                       ----
 Net Income
    As reported. . . . . . . . . . . .            $  13,142
    Pro Forma. . . . . . . . . . . . .               12,852
 Earnings per share
    As reported. . . . . . . . . . . .            $    2.00
    Pro Forma. . . . . . . . . . . . .                 1.95

    In 1994, the stockholders approved the 1994 Employee Stock Purchase Plan, enabling eligible employees to purchase the Corporation's common stock. A total of 168,750 shares of the Corporation's common stock are reserved for issuance pursuant to the plan. The price of the stock to be paid by the employees is determined by the Corporation's compensation committee, but may not be less than 85 per cent of the lesser of the fair market value of the Corporation's common stock at the beginning or at the end of the offering period. Common stock purchases are made annually and are paid through advance payroll deductions of up to 20 per cent of eligible compensation.

    Participants under the plan purchased 15,175 shares in 1996 at $19.62 per share. The fair market value per share on the purchase date was $25.00.

    At December 31, 1996, 120,998 shares of Corporation common stock were reserved for purchase under the plan, and $150,438 has been withheld from compensation, plus interest, toward the purchase of shares after June 30, 1997, the end of the annual offering period.

    The Corporation's Employee Stock Purchase Plan is accounted for in accordance with APB No. 25. Although the Corporation has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Corporation had accounted for the purchased shares under that statement. The pro forma disclosures are included in the table above and were estimated using an option pricing model with the following assumptions for 1996 and 1995, respectively: dividend yield of 3.41 and 3.23 per cent; an expected life of one year for both years; expected volatility of 12 per cent; and risk-free interest rates of 6.66 and 6.57 per cent. The fair value of those purchase rights granted in 1996 and 1995 was $4.68 and $3.95, respectively.

    The Banks have retirement savings 401(k) plans in which substantially all employees may participate. The Banks match employees' contributions at the rate of 25 per cent (30 per cent at Union National) for the first 5 per cent (6 per cent at Union National) of base salary contributed by participants. The Banks' expense for the plans was $92,000 for 1996, $81,000 for 1995 and $74,000 for 1994. Union National's plan was merged with the Corporation's plan as of December 31, 1996.

    Union National has an Employee Stock Ownership Plan covering substantially all of its employees. The cost of the plan is borne by Union National through contributions to an Employee Stock Ownership Trust in amounts determined by its Board of Directors. The contributions to the plan in 1996, 1995 and 1994 were $91,700, $79,000 and $70,300, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts In Thousands, Except Per Share Amounts)

NOTE 16
FAIR VALUES OF FINANCIAL INSTRUMENTS


    The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

CASH AND CASH EQUIVALENTS--The fair value of cash and cash equivalents approximates carrying value.

INTEREST-BEARING DEPOSITS--The fair value of interest-bearing time deposits approximates carrying value.

INVESTMENT SECURITIES--Fair values are based on quoted market prices.

MORTGAGE LOANS HELD FOR SALE--The fair value of mortgages held for sale approximates carrying values.

LOANS--For both short-term loans and variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair value for other loans is estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

INTEREST RECEIVABLE/PAYABLE--The fair values of interest receivable/payable approximate carrying values.

FEDERAL RESERVE AND FEDERAL HOME LOAN BANK STOCK--The fair value of FRB and FHLB stock is based on the price at which it may be resold to the FRB and FHLB.

DEPOSITS--The fair values of noninterest-bearing demand accounts, interest-bearing demand accounts and savings deposits are equal to the amount
payable on demand at the balance sheet date.   The carrying amounts for variable
rate, fixed-term certificates of deposit approximate their fair values at the balance sheet date. Fair values for fixed-rate certificates of deposit and other time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

FEDERAL FUNDS PURCHASED, SECURITIES SOLD UNDER REPURCHASE AGREEMENTS AND U.S. TREASURY DEMAND NOTES--These financial instruments are short-term borrowing arrangements. The rates at December 31, 1996 and 1995, approximate market rates, thus the fair value approximates carrying value.

FEDERAL HOME LOAN BANK ADVANCES--The fair value of these borrowings is estimated using a discounted cash flow calculation, based on current rates for similar debt.

The estimated fair values of the Corporation's financial instruments are as follows:

                                                                         1996                          1995
                                                             ------------------------      ------------------------
                                                             Carrying         Fair         Carrying         Fair
                                                              Amount          Value         Amount          Value
                                                              ------          -----         ------          -----
Assets at December 31:
  Cash and cash equivalents. . . . . . . . . . . . . .      $  35,032      $  35,032      $  77,874      $  77,874
  Interest-bearing deposits. . . . . . . . . . . . . .            290            290            259            259
  Investment securities available for sale . . . . . .        228,379        228,379        225,938        225,938
  Investment securities held to maturity . . . . . . .         47,227         47,494         60,678         61,244
  Mortgage loans held for sale . . . . . . . . . . . .            284            284            736            736
  Loans. . . . . . . . . . . . . . . . . . . . . . . .        631,416        632,151        552,338        552,795
  FRB and FHLB stock . . . . . . . . . . . . . . . . .          3,090          3,090          2,702          2,702
  Interest receivable. . . . . . . . . . . . . . . . .          8,643          8,643          9,000          9,000

Liabilities at December 31:
  Deposits . . . . . . . . . . . . . . . . . . . . . .        794,451        795,369        783,936        786,064
  Short-term borrowings:
    Federal funds purchased. . . . . . . . . . . . . .         20,725         20,725          1,700          1,700
    Securities sold under repurchase agreements. . . .         20,054         20,054         28,887         28,887
    U.S. Treasury demand notes . . . . . . . . . . . .          4,258          4,258          6,790          6,790
  FHLB Advances. . . . . . . . . . . . . . . . . . . .          9,150          9,340          9,000          8,976
  Interest payable . . . . . . . . . . . . . . . . . .          3,376          3,376          3,415          3,415


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts In Thousands, Except Per Share Amounts)


NOTE 17
CONDENSED FINANCIAL INFORMATION (Parent Company Only)

    Presented below is condensed financial information as to financial position, results of operations, and cash flows of the Corporation:

CONDENSED BALANCE SHEET


                                                             December 31
                                                      -------------------------
                                                          1996          1995
                                                          ----          ----
ASSETS
  Cash . . . . . . . . . . . . . . . . . . . . .      $      413    $       633
  Security purchased with agreement
   to resell to an affiliate . . . . . . . . . .           1,000
  Investment securities available for sale . . .             258            342
  Investment in subsidiaries . . . . . . . . . .         110,349        103,078
  Goodwill . . . . . . . . . . . . . . . . . . .             570            587
  Other assets . . . . . . . . . . . . . . . . .             195            762
                                                      ----------     ----------
    Total assets . . . . . . . . . . . . . . . .      $  112,785     $  105,402
                                                      ----------     ----------
                                                      ----------     ----------
LIABILITIES. . . . . . . . . . . . . . . . . . .           $  98         $  435
STOCKHOLDERS' EQUITY . . . . . . . . . . . . . .         112,687        104,967
                                                      ----------     ----------
    Total liabilities and stockholders' equity .      $  112,785     $  105,402
                                                      ----------     ----------
                                                      ----------     ----------


CONDENSED STATEMENT OF INCOME

                                                                                  Year Ended December 31
                                                                       ---------------------------------------
                                                                           1996           1995         1994
                                                                           ----           ----         ----
INCOME
  Dividends from subsidiaries. . . . . . . . . . . . . . . . . .      $   5,420      $   5,378     $   4,894
  Other income . . . . . . . . . . . . . . . . . . . . . . . . .             25             51            23
                                                                      ---------      ---------     ---------
      Total income . . . . . . . . . . . . . . . . . . . . . . .          5,445          5,429         4,917
                                                                      ---------      ---------     ---------
EXPENSES
  Amortization of core deposit intangibles,
    goodwill, and fair value adjustments . . . . . . . . . . . .             43             38            32
  Business combination expenses. . . . . . . . . . . . . . . . .            258
  Other expenses . . . . . . . . . . . . . . . . . . . . . . . .            269            189           184
                                                                      ---------      ---------     ---------
      Total expenses . . . . . . . . . . . . . . . . . . . . . .            570            227           216
                                                                      ---------      ---------     ---------
Income before income tax benefit and equity in
    undistributed income of subsidiaries . . . . . . . . . . . .          4,875          5,202         4,701
Income tax benefit . . . . . . . . . . . . . . . . . . . . . . .      (     100)     (      72)    (      72)
                                                                      ---------      ---------     ---------
Income before equity in undistributed income of subsidiaries . .          4,975          5,274         4,773
Equity in undistributed income of subsidiaries . . . . . . . . .          8,167          6,774         6,590
                                                                      ---------      ---------     ---------
Net income . . . . . . . . . . . . . . . . . . . . . . . . . . .      $  13,142      $  12,048     $  11,363
                                                                      ---------      ---------     ---------
                                                                      ---------      ---------     ---------

(continued)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts In Thousands, Except Per Share Amounts)


NOTE 17
CONDENSED FINANCIAL INFORMATION (Parent Company Only, continued)


CONDENSED STATEMENT OF CASH FLOWS

                                                                                Year Ended December 31
                                                                       ---------------------------------------
                                                                          1996           1995          1994
                                                                          ----           ----          ----
OPERATING ACTIVITIES:
  Net income . . . . . . . . . . . . . . . . . . . . . . . . . .       $ 13,142       $ 12,048      $ 11,363
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Amortization . . . . . . . . . . . . . . . . . . . . . . . .             20             47            34
    Equity in undistributed income of subsidiaries . . . . . . .        ( 8,167)       ( 6,774)      ( 6,590)
    Security gains . . . . . . . . . . . . . . . . . . . . . . .        (    19)       (    20)      (     9)
    Net change in:
      Other assets . . . . . . . . . . . . . . . . . . . . . . .            567        (    57)      (   149)
      Other liabilities. . . . . . . . . . . . . . . . . . . . .        (   337)            81            29
                                                                        -------        -------       -------
        Net cash provided by operating activities. . . . . . . .          5,206          5,325         4,678
                                                                        -------        -------       -------

INVESTING ACTIVITIES:
    Purchase of a security with an agreement to resell . . . . .        ( 1,000)
    Purchase of securities available for sale. . . . . . . . . .                       (   309)      (    43)
    Proceeds from sales of securities available for sale . . . .            103            113            68
    Other investing activities . . . . . . . . . . . . . . . . .        (    78)                     (   203)
                                                                        -------        -------       -------
        Net cash used by investing activities. . . . . . . . . .        (   975)       (   196)      (   178)
                                                                        -------        -------       -------

FINANCING ACTIVITIES:
  Cash dividends . . . . . . . . . . . . . . . . . . . . . . . .        ( 5,369)       ( 4,456)      ( 3,995)
  Stock issued under employee benefit plans. . . . . . . . . . .            298            277           250
  Stock issued under dividend reinvestment
    and stock purchase plan. . . . . . . . . . . . . . . . . . .            558            456           357
  Stock options exercised. . . . . . . . . . . . . . . . . . . .             64            192           108
  Stock redeemed . . . . . . . . . . . . . . . . . . . . . . . .                       ( 1,119)      ( 1,556)
  Cash paid in lieu of issuing fractional shares . . . . . . . .        (     2)       (     4)
                                                                        -------        -------       -------
        Net cash used by financing activities. . . . . . . . . .        ( 4,451)       ( 4,654)      ( 4,836)
                                                                        -------        -------       -------
  Net change in cash on deposit. . . . . . . . . . . . . . . . .        (   220)           475       (   336)
  Cash on deposit, beginning of year . . . . . . . . . . . . . .            633            158           494
                                                                        -------        -------       -------
  Cash on deposit, end of year . . . . . . . . . . . . . . . . .        $   413        $   633       $   158
                                                                        -------        -------       -------
                                                                        -------        -------       -------

NOTE 18
QUARTERLY RESULTS OF OPERATIONS (Unaudited)

The following table sets forth certain quarterly results for the years ended December 31, 1996 and 1995:

                                                                 PROVISION
                                                      NET           FOR                    AVERAGE
QUARTER ENDED             INTEREST     INTEREST     INTEREST        LOAN        NET         SHARES     EARNINGS
                           INCOME       EXPENSE      INCOME        LOSSES      INCOME     OUTSTANDING  PER SHARE
                           ------       -------      ------        ------      ------     -----------  ---------
March, 1996. . . . .     $  17,010    $   8,037    $   8,973     $    280    $   3,187    6,564,529   $   .49
June, 1996 . . . . .        16,992        7,856        9,136          300        3,273    6,570,648       .50
September, 1996. . .        17,511        8,201        9,310          295        3,221    6,591,219       .49
December, 1996 . . .        17,982        8,255        9,727          378        3,461    6,598,271       .52
                         ---------    ---------    ---------     --------    ---------                -------
                         $  69,495    $  32,349    $  37,146     $  1,253    $  13,142    6,581,167   $  2.00
                         ---------    ---------    ---------     --------    ---------                -------
                         ---------    ---------    ---------     --------    ---------                -------
March, 1995. . . . .     $  15,508    $   6,831    $   8,677     $    236    $   2,924    6,559,622   $   .45
June, 1995 . . . . .        16,512        7,740        8,772          355        3,015    6,564,113       .46
September, 1995. . .        16,994        8,502        8,492          266        3,052    6,571,138       .46
December, 1995 . . .        17,434        8,278        9,156          531        3,057    6,559,364       .47
                         ---------    ---------    ---------     --------    ---------                -------
                         $  66,448    $  31,351    $  35,097     $  1,388    $  12,048    6,563,559   $  1.84
                         ---------    ---------    ---------     --------    ---------                -------
                         ---------    ---------    ---------     --------    ---------                -------


ANNUAL REPORT APPENDIX - GRAPHIC & IMAGE INFORMATION

--------------------------------------------------------------------------------

MAP:  FIRST MERCHANTS CORPORATION MARKET AREA

This graphic is a map of Indiana showing the market area for First Merchants Corporation ("Corporation"). The map illustrates the location of Delaware, Madison, Henry, Randolph, Union, Fayette, and Wayne counties, Indiana. The map identifies the communities with Corporation offices. The following table summarizes the Corporation's office locations:

    LOCATION            COUNTY

    Muncie                   Delaware
    Albany                   Delaware
    Daleville                Delaware
    Eaton                    Delaware

    Pendleton                Madison
    Edgewood                 Madison
    Ingalls                  Madison
    Lapel                    Madison
    Markleville              Madison

    Middletown               Henry
    Sulphur Springs          Henry
    Mooreland                Henry

    Winchester               Randolph

    Connersville             Fayette

    Liberty                  Union

    Richmond                 Wayne

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Bar Chart:  RETURN ON AVERAGE ASSETS

A bar graph with the following plot points for the respective years.


                             RETURN ON AVERAGE ASSETS
                                   (per cent)
                             1994      1995      1996
                             ----      ----      ----

 Return on Average Assets    1.33%     1.35%     1.41%


A narrative discussion of this data is provided in the Management's Discussion & Analysis, under the caption "Results of Operations."

--------------------------------------------------------------------------------

Bar Chart:  RETURN ON AVERAGE EQUITY

A bar graph with the following plot points for the respective years.



                             RETURN ON AVERAGE EQUITY
                                   (per cent)

                              1994      1995     1996
                              ----      ----      ---

Return on Average Equity     12.42%    12.17%    12.16%


A narrative discussion of the data is provided in the Management's Discussion & Analysis, under the caption "Results of Operations."

--------------------------------------------------------------------------------

Bar Chart:  NET LOAN LOSSES

A bar graph with the following plot points for the respective years.


                                       NET LOAN LOSSES
                              (as a per cent of average loans)

                                  1994       1995     1996
                                  ----       ----     ----

 First Merchants Corporation      .21%       .24%     .23%

 Peer Group                       .25%       .26%     N/A


A narrative discussion of this data is provided in the Management's Discussion & Analysis, under the caption "Asset Quality/Provision for Loan Losses."

--------------------------------------------------------------------------------