Form 10-K405, Exhibit 13
period 1997-12-31
FIRST MERCHANTS CORP
filed 1998-03-27
CIK 712534

Exhibit 13
Annual Report
Financial Review

-------------------------------------------------------------------
-------------------------------------------------------------------



TABLE OF CONTENTS

INDEPENDENT AUDITOR'S REPORT . . . . . . . . . . . . . . .     20

FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA . . . . . . .     21

MANAGEMENT'S DISCUSSION & ANALYSIS . . . . . . . . . . . .     22

CONSOLIDATED FINANCIAL STATEMENTS. . . . . . . . . . . . .     28

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS . . . . . . . .     32

-------------------------------------------------------------------
-------------------------------------------------------------------

INDEPENDENT AUDITOR'S REPORT


To the Stockholders and Board of Directors
First Merchants Corporation
Muncie, Indiana


We have audited the consolidated balance sheet of First Merchants Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997 (pages 28-46). These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of First Merchants Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                              GEO. S. OLIVE & CO. LLC


                              Indianapolis, Indiana
                              January 23, 1998

FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA

(In Thousands, Except Share Data)



                                                     1997         1996         1995        1994          1993
-------------------------------------------------------------------------------------------------------------
 OPERATIONS

 Net Interest Income
     Fully Taxable Equivalent Basis. . . . . .   $  42,139   $  39,258    $  37,049   $  35,909    $  34,536
 Less Tax Equivalent Adjustment. . . . . . . .       2,389       2,111        1,952       1,971        2,011
                                                 ---------   ---------    ---------   ---------    ---------
 Net Interest Income . . . . . . . . . . . . .      39,750      37,147       35,097      33,938       32,525
 Provision for Loan Losses . . . . . . . . . .       1,297       1,253        1,388       1,202        1,654
                                                 ---------   ---------    ---------   ---------    ---------
 Net Interest Income
     After Provision for Loan Losses . . . . .      38,453       35,894       33,709      32,736       30,871
 Total Other Income. . . . . . . . . . . . . .       9,229        8,342        7,592       6,919        7,350
 Total Other Expenses. . . . . . . . . . . . .      25,748       24,135       22,992      22,632       22,108
                                                 ---------   ---------    ---------   ---------    ---------
     Income Before Income Tax Expense. . . . .      21,934       20,101       18,309      17,023       16,113
 Income Tax Expense. . . . . . . . . . . . . .       7,561        6,959        6,261       5,660        5,250
                                                 ---------   ---------    ---------   ---------    ---------
 Income Before Change in Accounting Method . .      14,373       13,142       12,048      11,363       10,863
 Change in Accounting Method for Income Taxes.                                                             260
                                                 ---------   ---------    ---------   ---------    ---------
 Net Income. . . . . . . . . . . . . . . . . .   $  14,373    $  13,142    $  12,048   $  11,363    $  11,123
                                                 =========    =========    =========   =========    =========

 PER SHARE DATA (1)
 Income Before Change in Accounting Method . .     $  2.17      $  2.00      $  1.84     $  1.73      $  1.64
 Basic Net Income. . . . . . . . . . . . . . .        2.17         2.00         1.84        1.73         1.68
 Diluted Net Income. . . . . . . . . . . . . .        2.14         1.98         1.82        1.72         1.67
 Cash Dividends Paid (2) . . . . . . . . . . .        1.04          .88          .77         .71          .63
 December 31 Book Value. . . . . . . . . . . .       18.30        17.07        15.99       14.08        13.46
 December 31 Market Value (Bid Price). . . . .       36.50        25.25        25.75       20.83        19.33

AVERAGE BALANCES
Total Assets . . . . . . . . . . . . . . . . .  $  993,338     $932,144     $890,995    $853,257     $832,756
Total Loans. . . . . . . . . . . . . . . . . .     675,892      585,905      544,457     513,784      469,782
Total Deposits                                     800,118      753,661      728,826     698,644      694,453
Total Federal Home Loan Bank Advances. . . . .      15,455        9,192        9,000       7,692        5,833
Total Stockholders' Equity . . . . . . . . . .     117,014      108,094       99,033      91,466       86,311

YEAR-END BALANCES
Total Assets . . . . . . . . . . . . . . . . .  $1,020,136     $967,993     $942,156    $868,153     $842,681
Total Loans. . . . . . . . . . . . . . . . . .     703,784      631,700      553,074     528,641      495,703
Total Deposits . . . . . . . . . . . . . . . .     843,812      794,451      783,936     720,009      688,644
Total Federal Home Loan Bank Advances. . . . .      20,700        9,150        9,000       8,000        6,000
Total Stockholders' Equity . . . . . . . . . .     121,969      112,687      104,967      92,754       89,257

FINANCIAL RATIOS
Return on Average Assets . . . . . . . . . . .        1.45%        1.41%        1.35%       1.33%        1.34%
Return on Average Stockholders' Equity . . . .       12.28        12.16        12.17       12.42        12.89
Average Earning Assets to Total Assets . . . .       94.77        94.48        94.86       94.46        94.27
Allowance for Loan Losses as % of Total Loans.         .96         1.05         1.21        1.25         1.30
Dividend Payout Ratio. . . . . . . . . . . . .       47.93        40.85        39.49       39.44        37.06
Average Stockholders' Equity to Average Assets       11.78        11.60        11.11       10.72        10.36
Tax Equivalent Yield on Earning Assets (3) . .        8.27         8.13         8.09        7.41         7.46
Cost of Supporting Liabilities . . . . . . . .        3.79         3.67         3.71        2.95         3.06
Net Interest Margin on Earning Assets. . . . .        4.48         4.46         4.38        4.46         4.40


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

MANAGEMENT'S DISCUSSION & ANALYSIS
------------------------------------------------------------------------------
------------------------------------------------------------------------------
The Corporation's financial data for periods prior to mergers accounted for as pooling of interests has been restated.

[Graphic; Bar Chart; Return on Average Assets]

[Graphic; Bar Chart; Return on Average Equity]

RESULTS of OPERATIONS

     Net income amounted to $14,373,000 or $2.17 per share, an 8.5 percent increase over 1996 at $2.00 per share. Diluted net income per share amounted to $2.14, an 8.1 percent increase over the 1996 figure of $1.98.

     Return on assets increased to 1.45 percent, up from 1.41 percent in 1996, and 1.35 percent in 1995.

     Return on equity was 12.28 percent in 1997, 12.16 percent in 1996, and
12.17 percent in 1995.

     In 1997, First Merchants Corporation ("Corporation") recorded the twenty-second consecutive year of improvement in net income on both an aggregate and per share basis.

CAPITAL

     The Corporation's capital strength continues to exceed regulatory minimums and peer group averages. Management believes that strong capital is a distinct advantage in the competitive environment in which the Corporation operates and will provide a solid foundation for continued growth.

     The Corporation's Tier I capital to average assets ratio was 11.9 percent at year-end 1997, up from 11.6 percent at December 31, 1996. At December 31, 1997, the Corporation had a Tier I risk-based capital ratio of
16.9 percent, total risk-based capital ratio of 17.9 percent, and a leverage ratio of 11.9 percent. Regulatory capital guidelines require a Tier I risk-based capital ratio of 4.0 percent and a total risk-based capital ratio of 8.0 percent.

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

(continued)

MANAGEMENT'S DISCUSSION & ANALYSIS
------------------------------------------------------------------------------
------------------------------------------------------------------------------
ASSET QUALITY/PROVISION for LOAN LOSSES (continued)

     The reduction in non-performing loans is primarily attributable to two loans. One in the amount of $1,000,000 was removed from non-accrual status and one in the amount of $651,000 was removed from restructured status. No material loss is expected on either of these loans.

     The Corporation adopted Statement of Financial Accounting Standards ("SFAS") No. 114 and No. 118 ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN AND ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN - INCOME RECOGNITION AND DISCLOSURES, on January 1, 1995. Impaired loans included in the table below,
totaled $2,551,000 at December 31, 1997.   An allowance for losses at
December 31, 1997, was not deemed necessary for impaired loans totaling $1,075,000, but an allowance of $407,000 was recorded for the remaining balance of impaired loans of $1,476,000. The average balance of impaired loans for 1997 was $3,414,000.

     At December 31, 1997, the allowance for loan losses was $6,778,000, up slightly from year end 1996. As a percent of loans, the allowance was .96 percent, down from 1.05 percent at year end 1996. The decline in the allowance ratio is attributable to significant loan growth.

     The provision for loan losses in 1997 was $1,297,000 compared to $1,253,000 in 1996.

                                                               December 31,
                                                           1997          1996
                                                        ------------------------
                                                         (Dollars in Thousands)
Non-accrual loans. . . . . . . . . . . . . . . .        $  1,410       $  2,777
Loans contractually past due 90 days
     or more other than nonaccruing. . . . . . .           1,972          1,699
Restructured loans . . . . . . . . . . . . . . .             282          1,540
                                                        --------       --------
     Total . . . . . . . . . . . . . . . . . . .        $  3,664       $  6,016
                                                        ========       ========

The Corporation's asset quality and loan loss experience have consistently been superior to that of its peer group. Asset quality has been a major factor in the Corporation's ability to generate consistent profit improvement.

[Graphic; Bar Chart; Net Loan Losses]

     The table below presents loan loss experience for the years indicated and compares the Corporation's loss experience to that of its peer group.



-----------------------------------------------------------------------------------------------
                                                         1997            1996           1995
-----------------------------------------------------------------------------------------------
                                                              (Dollars in Thousands)
Allowance for loan losses:
    Balance at January 1. . . . . . . . . .             $  6,622       $  6,696       $  6,603
                                                    ------------   ------------   ------------
    Chargeoffs. . . . . . . . . . . . . . .                1,609          1,636          1,554
    Recoveries. . . . . . . . . . . . . . .                  468            309            259
                                                    ------------   ------------   ------------
    Net chargeoffs. . . . . . . . . . . . .                1,141          1,327          1,295
    Provision for loan losses . . . . . . .                1,297          1,253          1,388
                                                    ------------   ------------  -------------
    Balance at December 31. . . . . . . . .             $  6,778       $  6,622       $  6,696
                                                    ============   ============  =============

Ratio of net chargeoffs during
    the period to average loans
    outstanding during the period . . . . .                 .17%           .23%           .24%
Peer Group. . . . . . . . . . . . . . . . .              N/A               .26%           .26%

MANAGEMENT'S DISCUSSION & ANALYSIS
------------------------------------------------------------------------------
------------------------------------------------------------------------------

LIQUIDITY and INTEREST SENSITIVITY

     Asset/Liability Management has been an important factor in the Corporation's ability to record consistent earnings growth through periods of interest rate volatility and product deregulation. Management and the Board of Directors monitor the Corporation's liquidity and interest sensitivity positions at regular meetings to ensure that changes in interest rates will not adversely affect earnings. Decisions regarding investments and the pricing of loan and deposit products are made after analysis of reports designed to measure liquidity, rate sensitivity, the Corporation's exposure to changes in net interest income given various rate scenarios, and the economic and competitive environments.

     The Corporation's liquidity and interest sensitivity position at December 31, 1997, remained adequate to meet the Corporation's primary goal of achieving optimum interest margins while avoiding undue interest rate risk. The table below presents the Corporation's interest rate sensitivity analysis as of December 31, 1997.

-----------------------------------------------------------------------------------------------------------------------
INTEREST-RATE SENSITIVITY ANALYSIS
(Dollars in Thousands)                                              AT DECEMBER 31, 1997
                                              1-180 DAYS     181-365 DAYS       1-5 YEARS       BEYOND          TOTAL
                                                                                               5 YEARS
-----------------------------------------------------------------------------------------------------------------------
Rate-Sensitive Assets:
     Federal funds sold and
       interest-bearing deposits. . . . .    $     9,435                                                      $   9,435
     Investment securities. . . . . . . .         52,680     $    34,688       $  122,966      $   37,038       247,372
     Loans. . . . . . . . . . . . . . . .        302,943          71,869          263,440          65,532       703,784
     Federal Reserve and
       Federal Home Loan Bank stock . . .          2,976                                              397         3,373
                                             -----------     -----------       ----------      ----------      --------
        Total rate-sensitive assets . . .        368,034         106,557          386,406         102,967       963,964
                                             -----------     -----------       ----------      ----------      --------
Rate-Sensitive Liabilities:

     Interest-bearing deposits. . . . . .        304,651         102,033          320,727             788       728,199
     Borrowed funds . . . . . . . . . . .         26,829                                                         26,829
     Federal Home Loan Bank advances. . .          2,294           4,294            9,278           4,834        20,700
                                             -----------     -----------       ----------      ----------      --------
        Total rate-sensitive liabilities.        333,774         106,327          330,005           5,622       775,728
                                             -----------     -----------       ----------      ----------      --------

Interest rate sensitivity gap by period .    $    34,260        $    230      $    56,401      $   97,345
Cumulative rate sensitivity gap . . . . .         34,260          34,490           90,891         188,236
Cumulative rate sensitivity gap ratio
  at December 31, 1997. . . . . . . . . .          110.3%          107.8%           111.8%          124.3%


The Corporation had a cumulative positive gap of $34,490,000 in the one year horizon at December 31, 1997, or just over 3 percent of total assets. Net interest income at financial institutions with positive gaps tends to increase when rates increase and generally decrease as interest rates decline.

MANAGEMENT'S DISCUSSION & ANALYSIS
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

EARNING ASSETS

     Earning assets increased $52 million during 1997.

     The following table presents the earning asset mix for the years 1997 and 1996 (at December 31).

     Loans grew by $72 million while investment securities declined. This reflects the Corporation's strategy to change the balance sheet mix to emphasize loans which generally carry higher yields than investment securities, and often provide collateral business.

-------------------------------------------------------------------------------

EARNING ASSETS


(Dollars in Millions)                                          DECEMBER 31
                                                             1997           1996
                                                          --------       --------
Federal funds sold and interest-bearing time deposits. .    $  9.4         $  1.4

Securities available for sale. . . . . . . . . . . . . .     212.0          228.4

Securities held to maturity. . . . . . . . . . . . . . .      35.3           47.2

Mortgage loans held for sale . . . . . . . . . . . . . .       0.5            0.3

Loans. . . . . . . . . . . . . . . . . . . . . . . . . .     703.3          631.4

Federal Reserve and Federal Home Loan Bank stock . . . .       3.4            3.1
                                                          --------       --------
    Total. . . . . . . . . . . . . . . . . . . . . . . .  $  963.9       $  911.8
                                                          ========       ========

DEPOSITS, SHORT-TERM BORROWINGS and FEDERAL HOME LOAN BANK ADVANCES

     The following table presents the level of deposits and borrowed funds (Federal funds purchased, repurchase agreements with customers, U.S. Treasury demand notes and Federal Home Loan Bank advances) based on year-end levels at December 31, 1997 and 1996.

AS OF DECEMBER 31                                         (Dollars in Millions)
-------------------------------------------------------------------------------
                                                  SHORT-TERM  FEDERAL HOME LOAN
                                    DEPOSITS      BORROWINGS    BANK ADVANCES
1997 . . . . . . . . . . . . . . .  $  843.8        $  26.8        $  20.7
1996 . . . . . . . . . . . . . . .     794.5           45.0            9.2
-------------------------------------------------------------------------------

NET INTEREST INCOME

     Net interest income is the primary source of the Corporation's earnings. It is a function of net interest margin and the level of average earning assets.

     The table below presents the Corporation's asset yields, interest expense, and net interest income as a percent of average earning assets for the three-year period ending in 1997.

     Asset yields improved .14 percent (FTE) in 1997, due primarily to a shift in the Corporation's asset mix (a larger percentage in higher-yielding loans, and a smaller percentage in investments.)

     Interest costs rose by a similar amount (.12 percent) resulting in a .02 percent increase in net interest income (FTE) as a percent of average earning assets. This "spread" increase accounted for only a small portion of the growth in net interest income. Most of the $2.9 million increase is attributable to growth in earning assets which exceeded $60 million.


(Dollars in Thousands)
-------------------------------------------------------------------------------------------------
         INTEREST INCOME   INTEREST EXPENSE   NET INTEREST INCOME             NET INTEREST INCOME
       (FTE) AS A PERCENT    AS A PERCENT     (FTE) AS A PERCENT   AVERAGE           ON A
           OF AVERAGE         OF AVERAGE           0F AVERAGE      EARNINGS     FULLY TAXABLE
         EARNING ASSETS     EARNING ASSETS       EARNING ASSETS     ASSETS     EQUIVALENT BASIS
         --------------     --------------       --------------    --------    ----------------
1997         8.27%              3.79%               4.48%          $941,351       $ 42,139
1996         8.13               3.67                4.46            880,729         39,258
1995         8.09               3.71                4.38            845,198         37,049

Average earning assets include the average balance of securities classified as available for sale, computed based on the average of the historical amortized cost balances without the effects of the fair value adjustment.
------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION & ANALYSIS
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

OTHER INCOME

     The Corporation has placed emphasis on the growth of non-interest income in recent years by offering a wide range of fee-based services. Fee schedules are regularly reviewed by a pricing committee to ensure that the products and services offered by the Corporation are priced to be competitive and profitable.

     Other income in 1997 amounted to $9,229,000 or 10.6 percent higher than in 1996. The increase of $887,000 is primarily attributable to the following factors:

 1. Revenues from fiduciary activity grew $388,000, or 13.1 percent, due to strong new business activity and markets.

 2. Service charges on deposit accounts increased $341,000, or 11.3 percent, due to account growth and some minor price adjustments.

 3. Personal money order agent fees increased $71,000, or 14.6 percent, due to Increased sales volume.

 Other income in 1996 amounted to $8,342,000 or 9.9 percent higher than in 1995. The increase of $750,000 is primarily attributable to the following five factors:

 1. Revenues from fiduciary activities increased $166,000, or 5.9 percent, due to stronger business activity and markets.

 2. Deposit service charges increased $195,000, or 6.9 percent, primarily due to changes in pricing.

 3. Interchange fees for the Corporation's credit and debit card programs grew by $169,000, or 142 percent, due to increased product offerings.

 4. The Corporation recorded securities gains of $148,000 compared to losses of $30,000 in 1995, an increase of $178,000 as shorter maturity, available for sale securities were sold at gains and longer maturity, higher yielding investments were purchased.

 5. Personal money order agent fees increased $79,000, or 19.4 percent, due to an increased client base.

OTHER EXPENSE

     Total "other expenses" represent non-interest operating expenses of the Corporation. Those expenses amounted to $25,748,000 in 1997, an increase of
6.7 percent from the prior year, or $1,613,000.

Four major areas account for most of the increase:

 1. Salary and benefit expenses, which account for over one-half of the Corporation's non-interest operating expenses, grew by $889,000, or 6.6 percent due to normal salary increases and staff additions.

 2. Equipment expenses increased $193,000, or 9.0 percent, reflecting the Corporation's efforts to improve efficiency and provide electronic service delivery to its customers.

 3. Marketing expenses rose $145,000, or 20.5 percent, due to more aggressive product promotion.

 4. Outside data processing fees grew by $176,000, or 19.5 percent, due to increased debit card, credit card and trust activity.

     1996 expenses amounted to $24,135,000, an increase of 5.0 percent from the prior year, or $1,142,000. Including an $813,000 reduction in deposit insurance premiums, remaining operating expenses grew by $1,955,000.

Four major areas account for most of this increase:

 1. Salary and benefit expenses increased by $640,000, or 5.0 percent, due to normal salary increases.

 2. Equipment expense rose $223,000, again reflecting the Corporation's investment in technology to increase productivity.

 3. Expenses related to mergers with Union National Bancorp and Randolph County Bancorp amounted to $258,000.

 4. The previous year included a $238,000 refund from the State of Indiana for Intangibles taxes paid in 1988 and 1989.

MANAGEMENT'S DISCUSSION & ANALYSIS
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

INCOME TAXES

 The increase in 1997 tax expense of $602,000 is attributable primarily to a $1,833,000 increase in net pre-tax income, mitigated somewhat by a $514,000 increase in tax-exempt income. Likewise, the $698,000 increase in 1996 resulted primarily from a $1,792,000 increase in pre-tax net income.

ACCOUNTING MATTERS

REPORTING COMPREHENSIVE INCOME

 During 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 130, REPORTING COMPREHENSIVE INCOME, establishing standards for the reporting of comprehensive income and its components in financial statements. Statement No. 130 is applicable to all entities that provide a full set of financial statements. Enterprises that have no items of other comprehensive income in any period presented are excluded from the scope of this Statement.

 Statement No. 130 is effective for interim and annual periods beginning after December 15, 1997. Earlier application is permitted. The Corporation will adopt Statement No. 130 during fiscal year 1998.

DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE

 Also in 1997, the FASB issued Statement No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, which supersedes Statement No. 14, FINANCIAL REPORTING FOR SEGMENTS OF A BUSINESS ENTERPRISE. It establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. Statement No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance.

 This standard is effective for financial statement periods beginning after December 15, 1997, and requires comparative information for earlier years to be restated. Due to recent issuance of this standard, management has been unable to fully evaluate the impact, if any, it may have on the Corporation's future financial statement disclosures.

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

YEAR 2000

 The Corporation has conducted a comprehensive review of its computer systems to identify the systems that could be affected by the Year 2000 Issue and has developed an implementation plan to resolve the issue. The Year 2000 Issue is the result of the computer programs being written using two digits rather than four to define the applicable year. Any of the Corporation's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations. The Corporation is utilizing both internal and external resources to identify, correct or reprogram and test the systems for the Year 2000 compliance. It is anticipated that all reprogramming efforts will be complete by December 31, 1998, allowing adequate time for testing.

OTHER

The Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Corporation; that address is http://www.sec.gov


CONSOLIDATED BALANCE SHEET
                                                              December 31
(In Thousands, Except Share Data)                          1997          1996
                                                        ---------     ---------
ASSETS
  Cash and due from banks . . . . . . . . . . . .       $  33,127     $  33,882
  Federal funds sold  . . . . . . . . . . . . . .           9,050         1,150
                                                        ---------     ---------
    Cash and cash equivalents . . . . . . . . . .          42,177        35,032
  Interest-bearing time deposits. . . . . . . . .             385           290
  Investment securities
    Available for sale. . . . . . . . . . . . . .         212,040       228,379
    Held to maturity. . . . . . . . . . . . . . .          35,332        47,227
                                                        ---------     ---------
       Total investment securities. . . . . . . .         247,372       275,606
  Mortgage loans held for sale. . . . . . . . . .             471           284
  Loans . . . . . . . . . . . . . . . . . . . . .         703,313       631,416
    Less:  Allowance for loan losses                       (6,778)       (6,622)
                                                        ---------     ---------
      Net loans . . . . . . . . . . . . . . . . .         696,535       624,794
  Premises and equipment. . . . . . . . . . . . .          15,382        15,303
  Federal Reserve and Federal Home Loan Bank stock          3,373         3,090
  Interest receivable . . . . . . . . . . . . . .           8,968         8,643
  Core deposit intangibles and goodwill . . . . .           1,625         1,714
  Other assets. . . . . . . . . . . . . . . . . .           3,848         3,237
                                                        ---------     ---------
       Total assets . . . . . . . . . . . . . . .    $  1,020,136    $  967,993
                                                     ============    ==========
LIABILITIES
  Deposits
    Noninterest-bearing . . . . . . . . . . . . .      $  115,613    $  110,175
    Interest-bearing. . . . . . . . . . . . . . .         728,199       684,276
                                                        ---------     ---------
      Total deposits. . . . . . . . . . . . . . .         843,812       794,451
  Short-term borrowings . . . . . . . . . . . . .          26,829        45,037
  Federal Home Loan Bank advances . . . . . . . .          20,700         9,150
  Interest payable. . . . . . . . . . . . . . . .           3,615         3,376
  Other liabilities . . . . . . . . . . . . . . .           3,211         3,292
                                                        ---------     ---------
      Total liabilities . . . . . . . . . . . . .         898,167       855,306

STOCKHOLDERS' EQUITY
  Preferred stock, no-par value
    Authorized and unissued--500,000 shares
  Common stock, $.125 stated value
    Authorized--20,000,000 shares
    Issued and outstanding--6,664,439 and
     6,603,319 shares . . . . . . . . . . . . . .             833           825
  Additional paid-in capital. . . . . . . . . . .          24,140        22,968
  Retained earnings . . . . . . . . . . . . . . .          95,449        87,978
  Net unrealized gain on securities
   available for sale . . . . . . . . . . . . . .           1,547           916
                                                        ---------     ---------
      Total stockholders' equity. . . . . . . . .         121,969       112,687
                                                        ---------     ---------
      Total liabilities and stockholders' equity.    $  1,020,136    $  967,993
                                                     ============    ==========
See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENT of INCOME


(In Thousands, Except Share Data)                                 Year Ended December 31,
                                                             1997           1996          1995
                                                             ----           ----          ----
INTEREST INCOME
  Loans receivable
    Taxable                                             $  59,773      $  52,096     $  49,060
    Tax exempt                                                116             90            81
  Investment securities
    Taxable                                                10,818         12,832        12,479
    Tax exempt                                              4,320          3,832         3,642
  Federal funds sold                                          172            498         1,028
  Deposits with financial institutions                         34             16             9
  Federal Reserve and Federal Home Loan Bank stock            242            132           149
                                                        ---------      ---------     ---------
    Total interest income                                  75,475         69,496        66,448
                                                        ---------      ---------     ---------
INTEREST EXPENSE
  Deposits                                                 31,920         29,139        28,227
  Short-term borrowings                                     2,856          2,687         2,628
  Federal Home Loan Bank advances                             949            523           496
                                                        ---------      ---------     ---------
    Total interest expense                                 35,725         32,349        31,351
                                                        ---------      ---------     ---------
NET INTEREST INCOME                                        39,750         37,147        35,097
  Provision for loan losses                                 1,297          1,253         1,388
                                                        ---------      ---------     ---------
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES                                38,453         35,894        33,709
                                                        ---------      ---------     ---------
OTHER INCOME
  Fiduciary activities                                      3,355          2,967         2,801
  Service charges on deposit accounts                       3,365          3,024         2,829
  Other customer fees                                       1,912          1,659         1,270
  Net realized gains (losses)on
    sales of available-for-sale securities                    (14)           148           (30)
  Other income                                                611            544           722
                                                        ---------      ---------     ---------
    Total other income                                      9,229          8,342         7,592
                                                        ---------      ---------     ---------
OTHER EXPENSES
  Salaries and employee benefits                           14,322         13,433        12,792
  Net occupancy expenses                                    1,620          1,537         1,555
  Equipment expenses                                        2,345          2,152         1,929
  Marketing expense                                           851            706           654
  Deposit insurance expense                                    97             12           825
  Outside data processing fees                              1,077            901           739
  Printing and office supplies                              1,021            923         1,094
  Other expenses                                            4,415          4,471         3,404
                                                        ---------      ---------     ---------
    Total other expenses                                   25,748         24,135        22,992
                                                        ---------      ---------     ---------
INCOME BEFORE INCOME TAX                                   21,934         20,101        18,309
  Income tax expense                                        7,561          6,959         6,261
                                                        ---------      ---------     ---------
NET INCOME                                              $  14,373      $  13,142     $  12,048
                                                        =========      =========     =========
NET INCOME PER SHARE:
   Basic                                                    $2.17          $2.00          $1.84
   Diluted                                                   2.14           1.98           1.82

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENT of CHANGES in STOCKHOLDERS' EQUITY

(In Thousands, Except Share Data)

                                                                                                               Net
                                                                                                         Unrealized Gain
                                                                                                            (Loss) On
                                                         Common Stock           Additional                  Securities
                                                         ------------            Paid-In        Retained    Available
                                                      Shares        Amount       Capital        Earnings     for Sale       Total
                                                      ------        ------       -------        --------    ----------      -----

BALANCES, JANUARY 1, 1995                          4,876,654         $ 610       $ 22,461       $ 72,615     $(2,932)     $ 92,754
  Net income for 1995                                                                             12,048                    12,048
  Cash dividends ($.77 per share)                                                                 (4,456)                   (4,456)
  Net change in unrealized gain (loss) on
    securities available for sale                                                                              4,818         4,818
  Stock issued under employee benefit plans           11,175             1            276                                      277
  Stock issued under dividend reinvestment
    and stock purchase plan                           13,928             2            454                                      456
  Stock options exercised                              9,267             1            191                                      192
  Stock redeemed                                     (31,918)           (4)        (1,113)            (2)                   (1,119)
  Three-for-two stock split                        1,683,344           210           (210)
  Cash paid in lieu of issuing fractional shares        (160)                          (4)                                      (4)
                                                   ---------         -----       --------       --------     -------      --------
BALANCES, DECEMBER 31, 1995                        6,562,290           820         22,055         80,205       1,886       104,966
  Net income for 1996                                                                             13,142                    13,142
  Cash dividends ($.88 per share)                                                                 (5,369)                   (5,369)
  Net change in unrealized gain (loss) on
    securities available for sale                                                                               (970)         (970)
  Stock issued under employee benefit plans           15,175             2            296                                      298
  Stock issued under dividend reinvestment
    and stock purchase plan                           21,712             3            555                                      558
  Stock options exercised                              4,237                           64                                       64
  Cash paid in lieu of issuing fractional shares         (95)                          (2)                                      (2)
                                                   ---------         -----       --------       --------     -------      --------
BALANCES, DECEMBER 31, 1996                        6,603,319           825         22,968         87,978         916       112,687
  Net income for 1997                                                                             14,373                    14,373
  Cash dividends ($1.04 per share)                                                                (6,902)                   (6,902)
  Net change in unrealized gain (loss) on
     securities available for sale                                                                               631           631
  Stock issued under employee benefit plans           13,690             2            289                                      291
  Stock issued under dividend reinvestment
    and stock purchase plan                           23,276             3            723                                      726
  Stock options exercised                             24,154             3            160                                      163
                                                   ---------         -----       --------       --------     -------      --------
BALANCES, DECEMBER 31, 1997                        6,664,439         $ 833       $ 24,140       $ 95,449     $ 1,547      $121,969
                                                   =========         =====       ========       ========     =======      ========

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENT of CASH FLOWS

(In Thousands, Except Share Data)


                                                                    Year Ended December 31
                                                               1997           1996           1995
                                                               ----           ----           ----
OPERATING ACTIVITIES:
  Net income                                                $  14,373      $  13,142      $  12,048
  Adjustments to reconcile net income to
    net cash provided by operating activities:
    Provision for loan losses                                   1,297          1,253          1,388
    Depreciation and amortization                               1,810          1,626          1,482
    Amortization of goodwill and intangibles                       89            131            131
    Deferred income tax                                           (35)           401            377
    Securities amortization, net                                  236            188            693
    Securities losses (gains), net                                 14           (148)            30
    Mortgage loans originated for sale                         (7,139)        (2,501)        (4,491)
    Proceeds from sales of mortgage loans                       6,952          2,952          3,785
    Net change in
      Interest receivable                                        (325)           357           (706)
      Interest payable                                            239            (40)           979
    Other adjustments                                          (1,050)          (593)            67
                                                            ---------      ---------      ---------
        Net cash provided by operating activities              16,461         16,768         15,783
                                                            ---------      ---------      ---------
INVESTING ACTIVITIES:
  Net change in interest-bearing deposits                         (95)           (31)          (236)
  Purchases of
    Securities available for sale                             (68,524)      (113,473)       (91,178)
    Securities held to maturity                                (2,652)       (22,450)       (41,575)
  Proceeds from maturities of
    Securities available for sale                              73,786         96,441         35,716
    Securities held to maturity                                15,878         35,715         62,053
  Proceeds from sales of
    Securities available for sale                              10,552         13,120         14,165
  Net change in loans                                         (73,038)       (80,404)       (25,629)
  Purchase of Federal Home Loan Bank stock                       (283)          (389)
  Purchases of premises and equipment                          (2,157)        (2,083)        (2,187)
  Other investing activities                                      236             71            367
                                                            ---------      ---------      ---------
        Net cash used by investing activities                 (46,297)       (73,483)       (48,504)
                                                            ---------      ---------      ---------
FINANCING ACTIVITIES:
  Net change in
    Demand and savings deposits                                 5,438        (19,168)         2,604
    Certificates of deposit and other time deposits            43,923         29,683         61,323
    Short-term borrowings                                     (18,208)         7,659         (3,254)
  Federal Home Loan Bank advances                              11,550          7,150          1,000
  Repayment of Federal Home Loan Bank advances                                (7,000)
  Cash dividends                                               (6,902)        (5,369)        (4,456)
  Stock issued under employee benefit plans                       292            298            277
  Stock issued under dividend reinvestment
    and stock purchase plan                                       669            558            456
  Stock options exercised                                         219             64            192
  Stock redeemed                                                                             (1,119)
  Cash paid in lieu of issuing fractional shares                                  (2)            (4)
                                                            ---------      ---------      ---------
      Net cash provided by financing activities                36,981         13,873         57,019
                                                            ---------      ---------      ---------
NET CHANGE in CASH
  and CASH EQUIVALENTS                                          7,145        (42,842)        24,298

CASH and CASH EQUIVALENTS,
  BEGINNING of YEAR                                            35,032         77,874         53,576
                                                            ---------      ---------      ---------
CASH and CASH EQUIVALENTS,
  END of YEAR                                               $  42,177      $  35,032      $  77,874
                                                            =========      =========      =========
ADDITIONAL CASH FLOWS INFORMATION:
  Interest paid                                             $  35,486      $  32,388      $  30,372
  Income tax paid                                               7,602          6,203          5,641

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts In Thousands, Except Share Data)

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

CONSOLIDATION - The consolidated financial statements include the accounts of the Corporation and the Banks, after elimination of all material intercompany transactions. Certain prior year amounts have been reclassified to conform with current classifications.

INVESTMENT SECURITIES - Debt securities are classified as held to maturity when the Corporation has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost.

   Debt securities not classified as held to maturity are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately in stockholders' equity, net of tax.

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

LOANS are carried at the principal amount outstanding.   A loan is impaired
when, based on current information or events, it is probable that the Banks will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Payments with insignificant delays not exceeding 60 days outstanding are not considered impaired.
Certain nonaccrual and substantially delinquent loans may be considered to be impaired. In applying the provisions of Statement of Financial Accounting Standards ("SFAS") No. 114, the Corporation considers its investment in one-to-four family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. Interest income is accrued on the principal balances of loans, except for installment loans with add-on interest, for which a method that approximates the level yield method is used. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans.

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

   The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that, as of December 31, 1997, the allowance for loan losses is adequate based on information currently available. A worsening or protracted economic decline in the area within which the Corporation operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

(continued)
                                       32

NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts In Thousands, Except Share Data)


NOTE 1
NATURE of OPERATIONS and SUMMARY of SIGNIFICANT ACCOUNT POLICIES (continued)

PREMISES and EQUIPMENT are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line and declining balance methods based on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred, while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

FEDERAL RESERVE and FEDERAL HOME LOAN BANK STOCK are required investments for institutions that are members of the Federal Reserve Bank ("FRB") and Federal Home Loan Bank ("FHLB") systems. The required investment in the common stock is based on a predetermined formula.

INTANGIBLE ASSETS are being amortized on the straight-line basis over periods ranging from 7 to 25 years. Such assets are periodically evaluated as to the recoverability of their carrying value.

INCOME TAX in the consolidated statement of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Corporation files consolidated income tax returns with its subsidiaries.

STOCK OPTIONS are granted for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Corporation accounts for and will continue to account for stock option grants in accordance with APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and, accordingly, recognizes no compensation expense for the stock option grants.

EARNINGS PER SHARE have been computed based upon the weighted average common and common equivalent shares outstanding during each year and have been restated to give effect to a three-for-two stock split distributed to stockholders on October 27, 1995.

NOTE 2
BUSINESS COMBINATIONS

On August 1, 1996, the Corporation issued 942,685 shares of its common stock in exchange for all of the outstanding shares of Union National Bancorp, Liberty, Indiana. On October 2, 1996, the Corporation issued 565,705 shares of its common stock in exchange for all of the outstanding shares of Randolph County Bancorp, Winchester, Indiana. These transactions were accounted for under the pooling-of-interests method of accounting. The financial information contained herein reflects the mergers and reports the financial condition and results of operations as though the Corporation had been combined as of January 1, 1995. Separate operating results of Union National Bancorp and Randolph County Bancorp for the periods prior to the merger were as follows:


                                                          1996           1995
                                                          ----           ----
Net interest income:
   First Merchants Corporation                          $  33,060      $  27,881
   Union National Bancorp                                   2,961          4,562
   Randolph County Bancorp                                  1,126          2,654
                                                        ---------      ---------
      Combined                                          $  37,147      $  35,097
                                                        =========      =========
Net income:
   First Merchants Corporation                          $  11,556      $   9,858
   Union National Bancorp                                     974          1,523
   Randolph County Bancorp                                    612            667
                                                        ---------      ---------
      Combined                                          $  13,142      $  12,048
                                                        =========      =========
Net income per share:
   Basic:
      First Merchants Corporation                       $    1.76      $    1.50
      Union National Bancorp                                  .15            .23
      Randolph County Bancorp                                 .09            .11
                                                        ---------      ---------
      Combined                                          $    2.00      $    1.84
                                                        =========      =========
   Diluted:
      First Merchants Corporation                       $    1.74      $    1.49
      Union National Bancorp                                  .15            .23
      Randolph County Bancorp                                 .09            .10
                                                        ---------      ---------
      Combined                                          $    1.98      $    1.82
                                                        =========      =========

                                       33

NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts In Thousands, Except Share Data)

NOTE 3
RESTRICTION on CASH and DUE from BANKS

   The Banks are required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 1997, was $10,973,000.

NOTE 4
INVESTMENT SECURITIES


                                                                          Gross          Gross
                                                        Amortized      Unrealized      Unrealized       Fair
                                                           Cost           Gains          Losses        Value
                                                           ----           -----          ------        -----
Available for sale at December 31, 1997
    U.S. Treasury                                       $  19,207         $  104          $  11      $  19,300
    Federal agencies                                       66,783            405             48         67,140
    State and municipal                                    67,842          1,815             28         69,629
    Mortgage-backed securities                             36,682            362             86         36,958
    Other asset-backed securities                             487              2             54            435
    Corporate obligations                                  18,219            139             30         18,328
    Marketable equity securities                              250                                          250
                                                        ---------         ------          -----      ---------
       Total available for sale                           209,470          2,827            257        212,040
                                                        ---------         ------          -----      ---------
Held to maturity at December 31, 1997
    U.S. Treasury                                             249                             2            247
    Federal agencies                                        3,412              6              1          3,417
    State and municipal                                    26,206            252              2         26,456
    Mortgage-backed securities                              1,255              4              1          1,258
    Other asset-backed securities                           4,210              7            166          4,051
                                                        ---------         ------          -----      ---------
      Total held to maturity                               35,332            269            172         35,429
                                                        ---------         ------          -----      ---------
      Total investment securities                       $ 244,802         $3,096          $ 429      $ 247,469
                                                        =========         ======          =====      =========

Available for sale at December 31, 1996
    U.S. Treasury                                       $  21,570         $   92          $  46      $  21,616
    Federal agencies                                       79,130            540            180         79,490
    State and municipal                                    52,026          1,173            106         53,093
    Mortgage-backed securities                             35,946            297            145         36,098
    Other asset-backed securities                           6,204                           130          6,074
    Corporate obligations                                  31,470            156            128         31,498
    Marketable equity securities                              510                                          510
                                                        ---------         ------          -----      ---------
       Total available for sale                           226,856          2,258            735        228,379
                                                        ---------         ------          -----      ---------
Held to maturity at December 31, 1996
    U.S. Treasury                                             249                             7            242
    Federal agencies                                        5,729             23              5          5,747
    State and municipal                                    36,405            381             21         36,765
    Mortgage-backed securities                              1,053                                        1,053
    Other asset-backed securities                           3,791             17            121          3,687
                                                        ---------         ------          -----      ---------
      Total held to maturity                               47,227            421            154         47,494
                                                        ---------         ------          -----      ---------
      Total investment securities                       $ 274,083         $2,679          $ 889      $ 275,873
                                                        =========         ======          =====      =========

   The amortized cost and fair value of securities held to maturity and available for sale at December 31, 1997, by contractual maturity, are shown on the following page. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

(continued)

NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts In Thousands, Except Share Data)

NOTE 4
INVESTMENT SECURITIES (continued)

                                                           AVAILABLE FOR SALE              HELD TO MATURITY
                                                        -----------------------       ------------------------
                                                        Amortized        Fair         Amortized         Fair
                                                           Cost          Value           Cost           Value
                                                           ----          -----           ----           -----
Maturity distribution at December 31, 1997:
   Due in one year or less                              $  34,626      $  34,681      $  11,500      $  11,529
   Due after one through five years                       102,944        103,712         15,573         15,742
   Due after five through ten years                        33,590         35,079          2,264          2,319
   Due after ten years                                        891            925            530            530
                                                        ---------      ---------      ---------      ---------
                                                          172,051        174,397         29,867         30,120
   Mortgage-backed securities                              36,682         36,958          1,255          1,258
   Other asset-backed securities                              487            435          4,210          4,051
   Marketable equity securities                               250            250
                                                        ---------      ---------      ---------      ---------
     Totals                                             $ 209,470      $ 212,040      $  35,332      $  35,429
                                                        =========      =========      =========      =========

   Securities with a carrying value of approximately $92,991,000 and $102,787,000 were pledged at December 31, 1997 and 1996, to secure certain deposits, Federal Home Loan Bank advances and for other purposes as permitted or required by law.

   Proceeds from sales of securities available for sale during 1997, 1996 and 1995 were $10,552,000, $13,120,000 and $14,165,000. Gross gains of $0,
$148,000 and $57,800 and gross losses of $14,000, $0 and $113,900 were realized on those sales.

   In December, 1995, the Corporation transferred certain securities from held to maturity to available for sale in accordance with a transition reclassification allowed by the Financial Accounting Standards Board. Such securities had a carrying value of $52,119,000 and a fair value of $52,811,000.

NOTE 5
LOANS and ALLOWANCE


                                                                         1997          1996
                                                                         ----          ----
Loans at December 31:
  Commercial and industrial loans                                     $  148,281    $  132,134
  Bankers' acceptances and loans to financial institutions                   705           625
  Agricultural production financing and other loans to farmers            16,764        18,906
  Real estate loans:
    Construction                                                          21,389        13,167
    Commercial and farmland                                               97,503        97,596
    Residential                                                          287,072       253,530
  Individuals' loans for household and other personal expenditures       125,706       113,507
  Tax-exempt loans                                                         2,598         1,643
  Other loans                                                              3,782         1,672
                                                                      ----------    ----------
                                                                         703,800       632,780
  Unearned interest on loans                                                (487)       (1,364)
                                                                      ----------    ----------
    Total loans                                                       $  703,313    $  631,416
                                                                      ==========    ==========


                                                            1997           1996          1995
                                                            ----           ----          ----
Allowance for loan losses:
  Balance, January 1                                     $  6,622       $  6,696      $  6,603
  Provision for losses                                      1,297          1,253         1,388
  Recoveries on loans                                         468            309           259
  Loans charged off                                        (1,609)        (1,636)       (1,554)
                                                         --------       --------      --------
  Balance, December 31                                   $  6,778       $  6,622      $  6,696
                                                         ========       ========      ========

(continued)

NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts In Thousands, Except Share Data)

NOTE 5
LOANS and ALLOWANCE (continued)


Information on impaired loans is summarized below:

                                                           1997           1996           1995
                                                           ----           ----           ----
As of, and for, the year ending December 31:
  Impaired loans with an allowance                      $  1,476       $  3,124       $  2,314
  Impaired loans for which the discounted
   cash flows or collateral value exceeds the
   carrying value of the loan                              1,075            868          2,498
                                                        --------       --------       --------
       Total impaired loans                             $  2,551       $  3,992       $  4,812
                                                        ========       ========       ========

Allowance for impaired loans (included in the
 Corporation's allowance for loan losses)               $    407       $  1,092       $  1,177
Average balance of impaired loans                          3,414          5,213          4,650
Interest income recognized on impaired loans                 180            311            153
Cash basis interest included above                           162            291             93


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

   The aggregate amount of loans, as defined, to such related parties were as shown below:


Balances, January 1, 1997                               $  9,063
New loans, including renewals                              5,547
Payments, etc., including renewals                        (2,177)
                                                        --------
Balances, December 31, 1997                             $ 12,433
                                                        ========

NOTE 6
PREMISES and EQUIPMENT


                                                            1997          1996
                                                            ----          ----
Cost at December 31:
  Land                                                   $  2,826      $  2,829
  Buildings and leasehold improvements                     13,723        13,863
  Equipment                                                15,320        13,559
                                                         --------      --------
    Total cost                                             31,869        30,251
Accumulated depreciation                                  (16,487)      (14,948)
                                                         --------      --------
    Net                                                  $ 15,382      $ 15,303
                                                         ========      ========


  The Corporation is committed under various noncancelable lease contracts for certain subsidiary office facilities. Total lease expense for 1997, 1996 and 1995 was $141,000, $134,000 and $127,000, respectively. The future minimum rental commitments required under the operating leases in effect at December 31, 1997, expiring at various dates through the year 2016, follow on the right for the years ending December 31:


1998                                                     $  135
1999                                                        123
2000                                                        106
2001                                                         71
2002                                                         62
After 2002                                                    4
                                                         ------
  Total future minimum obligations                       $  501
                                                         ======

NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts In Thousands, Except Share Data)

NOTE 7
DEPOSITS

                                                           1997          1996
                                                           ----          ----
Deposits at December 31:
  Demand deposits                                      $  234,905     $  225,437
  Savings deposits                                        176,953        170,179
  Certificates and other time deposits
    of $100,000 or more                                   104,100         82,802
  Other certificates and time deposits                    327,854        316,033
                                                       ----------     ----------
      Total deposits                                   $  843,812     $  794,451
                                                       ==========     ==========

Certificates and other time deposits maturing in years ending December 31:

   1998                                               $  298,311
   1999                                                   87,074
   2000                                                   27,407
   2001                                                   10,340
   2002                                                    8,034
  After 2002                                                 788
                                                      ----------
                                                      $  431,954
                                                      ==========

NOTE 8
SHORT-TERM BORROWINGS

                                                           1997           1996
                                                           ----           ----

Short-term borrowings at December 31:
  Federal funds purchased                                $  4,070      $  20,725
  Securities sold under repurchase agreements              15,398         20,054
  U.S. Treasury demand notes                                7,361          4,258
                                                         --------      ---------
    Total short-term borrowings                          $ 26,829      $  45,037
                                                         ========      =========

   Securities sold under repurchase agreements consist of obligations of the Banks to other parties. The obligations are secured by U.S. Treasury and Federal agency obligations and generally mature within one to 185 days from the transaction date. The maximum amount of outstanding agreements at any month-end during 1997 and 1996 totaled $33,802,000 and $52,221,000, and the daily average of such agreements totaled $31,327,000 and $42,140,000.

NOTE 9
FEDERAL HOME LOAN BANK ADVANCES

Advances from FHLB at December 31:


                                                        1997                         1996
                                               ---------------------        --------------------

                                                            Weighted                      Weighted
                                                            Average                       Average
                                                            Interest                      Interest
                                                Amount        Rate           Amount         Rate
                                                ------        ----           ------         ----

Maturities in years ending December 31:
  1997                                                                      $  2,000        4.76%
  1998                                         $  5,000        5.60%           5,000        5.61
  1999                                            7,150        6.02            2,150        5.81
  2000                                            1,850        6.36
  2002                                              150        7.07
  Thereafter                                      6,550        6.65
                                               --------                     --------
      Total advances                           $ 20,700        6.16         $  9,150        5.48
                                               ========                     ========

  The terms of a security agreement with the FHLB require the Corporation to pledge as collateral for advances qualifying first mortgage loans in an amount equal to at least 160 percent of these advances. Advances are subject to restrictions or penalties in the event of prepayment.

NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts In Thousands, Except Share Data)


NOTE 10
LOAN SERVICING

   Mortgage loans serviced for others are not included in the accompanying consolidated balance sheet. The loans are serviced primarily for the Federal Home Loan Mortgage Corporation and the unpaid balances totaled $11,877,000 and $5,997,000 at December 31, 1997 and 1996.

   In 1996, the Corporation adopted SFAS No. 122, ACCOUNTING FOR MORTGAGE SERVICING RIGHTS. The adoption of this statement has had no material impact on the Corporation's financial condition and results of operations.

NOTE 11
INCOME TAX


                                                            1997          1996          1995
                                                            ----          ----          ----

Income tax expense, for the year ended December 31:
  Currently payable:
    Federal                                              $  5,702       $  4,903      $  4,400
    State                                                   1,894          1,655         1,484
  Deferred:
    Federal                                                   (21)           336           299
    State                                                     (14)            65            78
                                                         --------       --------      --------
       Total income tax expense                          $  7,561       $  6,959      $  6,261
                                                         ========       ========      ========
Reconciliation of federal statutory
  to actual tax expense:
  Federal statutory income tax at 34%                    $  7,458       $  6,834      $  6,225
  Tax-exempt interest                                      (1,257)        (1,140)       (1,087)
  Effect of state income taxes                              1,241          1,135         1,031
  Other                                                       119            130            92
                                                         --------       --------      --------
    Actual tax expense                                   $  7,561       $  6,959      $  6,261
                                                         ========       ========      ========

   Tax expense (benefit) applicable to security gains and losses for the years ended December 31, 1997, 1996 and 1995, was ($5,700), $60,000 and
($12,200), respectively.

   A cumulative net deferred tax asset is included in other assets. The components of the asset are as follows:



                                                            1997           1996
                                                            ----           ----
Deferred tax asset at December 31:

Assets
  Differences in accounting for loan fees                                 $  157
  Differences in accounting for loan losses              $  2,692          2,571
  Deferred compensation                                       313            285
  Differences in accounting for pensions
     and other employee benefits                              183            118
                                                         --------         ------
       Total assets                                         3,188          3,131
                                                         --------         ------
Liabilities
  Differences in depreciation methods                       1,012            983
  Differences in accounting for loans and securities          125             78
  Differences in accounting for loan fees                      28
  Net unrealized gain on securities available for sale      1,023            607
  State income tax                                            146            152
  Other                                                        69             75
                                                         --------        -------
       Total liabilities                                 $  2,403        $ 1,895
                                                         --------        -------
       Net deferred tax asset                            $    785        $ 1,236
                                                         ========        =======


NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts In Thousands, Except Share Data)

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

   Financial instruments whose contract amount represents credit risk as of December 31, were as follows:

                                                          1997           1996
                                                          ----           ----

Commitments to extend credit                            $138,828       $137,653
Standby letters of credit                                  4,649          2,874

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

NOTE 13
STOCKHOLDERS' EQUITY

   National and state banking laws restrict the maximum amount of dividends that a bank may pay in any calendar year. National and state banks are limited to the bank's retained net income (as defined) for the current year plus those for the previous two years. The amount at December 31, 1997, available for 1998 dividends to the Corporation is $22,736,000. The subsidiaries restrict dividends to a lesser amount because of the need to maintain an adequate capital structure.

   Total stockholders' equity for all subsidiaries at December 31, 1997, was $118,792,000, of which $96,056,000 was restricted from dividend distribution to the Corporation.

   The Corporation has a Dividend Reinvestment and Stock Purchase Plan, enabling stockholders to elect to have their cash dividends on all shares held automatically reinvested in additional shares of the Corporation's common stock. In addition, stockholders may elect to make optional cash payments up to an aggregate of $2,500 per quarter for the purchase of additional shares of common stock. The stock is credited to participant accounts at fair market value. Dividends are reinvested on a quarterly basis. At December 31, 1997, there were 342,924 shares of common stock reserved for purchase under the plan.

   On August 8, 1995, the Board of Directors of the Corporation declared a three-for-two stock split on its common shares. The new shares were distributed on October 27, 1995, to holders of record on October 20, 1995.

NOTE 14
REGULATORY CAPITAL

  The Corporation and Banks are subject to various regulatory capital requirements administered by the federal banking agencies and are assigned to a capital category. The assigned capital category is largely determined by three ratios that are calculated according to the regulations: total risk adjusted capital, Tier 1 capital, and Tier 1 leverage ratios. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity's activities that are not part of the calculated ratios.

  There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations.

  At December 31, 1997, the management of the Corporation believes that it meets all capital adequacy requirements to which it is subject. The most recent notifications from the regulatory agencies categorized the Corporation and Banks as well capitalized under the regulatory

(continued)
                                       39

NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts In Thousands, Except Share Data)

NOTE 14
REGULATORY CAPITAL (continued)

framework for prompt corrective action. To be categorized as well capitalized, the Corporation and Banks must maintain a minimum total capital, Tier I capital to risk-weighted assets and Tier I capital to average assets of 10 percent, 6 percent and 5 percent, respectively. There have been no conditions or events since that notification that management believes have changed this categorization.

   Actual and required capital amounts and ratios are as follows:


                                                                   1997                                  1996
                                                                         Required for                          Required for
                                                          Actual      Adequate Capital(1)         Actual     Adequate Capital (1)

                                                     Amount    Ratio     Amount   Ratio     Amount    Ratio    Amount     Ratio
                                                  ---------    ------    ------- ------   ---------   ------   ------     -----
 December 31
 Total Capital (1) (to risk-weighted assets)
   Consolidated    ............................    $125,762     17.9%    $56,166   8.0%    $116,693    18.0%   $51,884     8.0%
   First Merchants ............................      75,539     17.4      34,756   8.0       69,651    17.8     31,300     8.0
   Pendleton       ............................      12,256     17.4       5,628   8.0       11,383    17.9      5,074     8.0
   First United    ............................       7,570     18.2       3,332   8.0        7,091    17.2      3,302     8.0
   Randolph County ............................      10,278     15.1       5,448   8.0        9,985    14.9      5,364     8.0
   Union National  ............................      18,075     17.0       8,498   8.0       17,672    17.9      7,914     8.0
 Tier I Capital (1) (to risk-weighted assets)
   Consolidated    ............................    $118,984     16.9%    $28,083   4.0%    $110,072    17.0%   $25,942     4.0%
   First Merchants ............................      71,900     16.6      17,378   4.0       66,143    16.9     15,650     4.0
   Pendleton       ............................      11,506     16.4       2,814   4.0       10,629    16.8      2,537     4.0
   First United    ............................       7,133     17.1       1,666   4.0        6,663    16.1      1,651     4.0
   Randolph County ............................       9,548     14.0       2,724   4.0        9,234    13.8      2,682     4.0
   Union National  ............................      16,852     15.9       4,249   4.0       16,492    16.7      3,957     4.0
 Tier I Capital (1) (to average assets)
   Consolidated    ............................    $118,984     11.9%    $40,010   4.0%    $110,072    11.6%   $38,012     4.0%
   First Merchants ............................      71,900     11.7      24,548   4.0       66,143    11.6     22,849     4.0
   Pendleton       ............................      11,506     11.8       3,897   4.0       10,629    12.3      3,462     4.0
   First United    ............................       7,133     11.5       2,481   4.0        6,663    11.3      2,351     4.0
   Randolph County ............................       9,548     14.0       2,733   4.0        9,234    12.9      2,863     4.0
   Union National  ............................      16,852      9.1       7,438   4.0       16,492     9.5      6,954     4.0
 (1) As defined by regulatory agencies



NOTE 15
EMPLOYEE BENEFIT PLANS

   The Corporation's defined-benefit pension plans cover substantially all of the Banks' employees. The benefits are based primarily on years of service and employees' pay near retirement. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. Pension expense was $139,000 for 1997, $191,000 for 1996 and $253,000 for 1995.

   The table on the next page sets forth the plans' funded status and amounts recognized in the consolidated balance sheet at December 31:

NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts In Thousands, Except Share Data)

NOTE 15
EMPLOYEE BENEFIT PLANS (continued)

                                                                     1997         1996
                                                                 -----------   ---------
Actuarial present value of:
  Accumulated benefit obligation including vested
    benefits of $12,020 and $10,885............................   $ 12,322    $   11,133
                                                                 -----------   ---------
                                                                 -----------   ---------
  Projected benefit obligation for service rendered to date....   $(14,454)   $  (13,060)
Plan assets at fair value, primarily interest-bearing deposits
  and corporate bonds and securities...........................     18,865        15,188
                                                                 -----------   ---------
                                                                 -----------   ---------
Plan assets in excess of projected benefit obligation...........     4,411         2,128
Unrecognized net gain from experience
  different than that assumed      .............................   ( 4,169)      ( 1,615)
Unrecognized prior service cost    .............................   (   156)      (   169)
Unrecognized net transition asset  .............................   (   519)      (   638)
                                                                 -----------   ---------
Accrued pension cost included in the balance sheet..............  $(   433)     $(   294)
                                                                 -----------   ---------
                                                                 -----------   ---------

                                                                     1997           1996        1995
                                                                    --------      --------    ---------
Pension expense includes the following components:
    Service cost-benefits earned during the year................     $  624        $  537      $   462
    Interest cost on projected benefit obligation...............        956           921          845
    Actual return on plan assets................................     (4,251)       (1,966)      (2,633)
    Net amortization and deferral...............................      2,810           699        1,579
                                                                    --------      --------    ---------
                                                                     $  139        $  191       $  253
                                                                    --------      --------    ---------
                                                                    --------      --------    ---------

                                                                     1997           1996        1995
                                                                    --------      --------    ---------
Assumptions used in the accounting as of December 31 were:
  Discount rate................................................       7.40%         7.50%        7.50%
  Rate of increase in compensation.............................       4.50%         4.50%        4.50%
  Expected long-term rate of return on assets..................       9.00%         8.75%        8.75%


  Randolph County employees participated in a defined-benefit pension plan, which is included in the above disclosures. This plan was merged with the Corporation's plan as of December 31, 1996. Randolph County's plan assumptions used in the accounting were different than the Corporation's plan assumptions. However, the differences do not have a material impact on the disclosures presented.

  In 1989, stockholders approved the 1989 Stock Option Plan, reserving 112,500 shares of Corporation common stock for the granting of options to certain employees. The exercise price of the shares may not be less than the fair market value of the shares upon grant of the option. Options become 100 percent vested when granted and are fully exercisable generally six months after the date of grant, for a period of ten years. There were no shares available for grant at December 31, 1997.

  On March 31, 1994, stockholders approved the 1994 Stock Option Plan, reserving 315,000 shares of Corporation common stock for the granting of options to certain employees and non-employee directors. The exercise price of the shares may not be less than the fair market value of the shares upon the grant of the option. Options become 100 percent vested when granted and are fully exercisable generally six months after the date of the grant, for a period of ten years. There were 80,525 shares available for grant at December 31, 1997.

  The table on the following page is a summary of the status of the Corporation's stock option plans and changes in those plans as of and for the years ended December 31, 1997, 1996 and 1995. The number of shares and prices have been restated to give effect to the Corporation's 1995 stock split.

(continued)

NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts In Thousands, Except Share Data)

NOTE 15
EMPLOYEE BENEFIT PLANS (continued)

                                                                Year Ended December 31
                                               1997                   1996              1995
                                               ----                   ----              -----
                                                   Weighted               Weighted               Weighted
                                                   Average                Average                Average
                                                   Exercise               Exercise               Exercise
            Options                     Shares      Price       Shares    Price       Shares     Price
                                        ------     ---------   -------    --------    -------    ------
Outstanding, beginning of year....      272,122   $  19.37     223,059    $18.07      179,807    $15.81
Granted...........................       64,250      31.36      53,300     24.27       57,150     24.16
Exercised.........................     ( 37,953)     14.99    (  4,237)    15.23     ( 13,898)    13.26
                                      ---------   --------    --------    ------     --------
Outstanding, end of year..........      298,419   $  22.47     272,122    $19.37      223,059    $18.07
                                      ---------               --------               --------
                                      ---------               --------               --------
Options exercisable at year end....     234,169                218,822                165,909
Weighted-average fair value of
   options granted during the year..               $  6.32                $ 5.09                 $4.90


As of December 31, 1997, other information by exercise price range for options outstanding and exercisable is as follows:


                                  Outstanding                              Exercisable
-------------------------------------------------------------------  ---------------------------
                                                  Weighted-Average
  Exercise Price     Number     Weighted-Average      Remaining        Number   Weighted-Average
       Range       Of Shares    Exercise Price    Contractual Life   Of Shares  Exercise Price
----------------   ---------    ----------------  ----------------   ---------  -----------------
$ 9.11  - $11.33     36,956         $10.51            2.5 years        36,956      $10.51
 17.22  -  25.00    197,213          21.82            7.0 years       197,213       21.82
 31.25  -  31.38     64,250          31.36            9.5 years
                   ---------                                          -------
                    298,419         $22.47            7.0 years       234,169      $20.04
                   ---------                                          -------
                   ---------                                          -------


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

   Although the Corporation has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Corporation had accounted for its employee stock options under that Statement. The fair value of each option grant was estimated on the grant date using an option-pricing model with the following assumptions:


                                                               1997           1996
                                                              -------        ------
Risk-free interest rates................................       6.54%          6.66%

Dividend yields.........................................       3.37%          3.41%

Volatility factors of expected market price common stock      11.20%         12.00%

Weighted-average expected life of the options...........       8.50 years     8.50 years


(Continued)

NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts In Thousands, Except Share Data)

NOTE 15
EMPLOYEE BENEFIT PLANS (continued)


  Under SFAS No. 123, compensation cost is recognized in the amount of the estimated fair value of the options and amortized to expense over the options' vesting period. The pro forma effect on net income and earnings per share of this statement are shown below:


                             1997           1996
Net income
   As reported............  $14,373        $13,142
   Pro forma..............   13,948         12,852

Earnings per share
 Basic:
   As reported............  $  2.17        $  2.00
   Pro forma..............     2.10           1.95

 Diluted:
   As reported............  $  2.14        $  1.98
   Pro forma..............     2.07           1.93


   In 1994, the stockholders approved the 1994 Employee Stock Purchase Plan, enabling eligible employees to purchase the Corporation's common stock. A total of 168,750 shares of the Corporation's common stock are reserved for issuance pursuant to the plan. The price of the stock to be paid by the employees is determined by the Corporation's compensation committee, but may not be less than 85 percent of the lesser of the fair market value of the Corporation's common stock at the beginning or at the end of the offering period. Common stock purchases are made annually and are paid through advance payroll deductions of up to 20 percent of eligible compensation. Participants under the plan purchased 13,690 shares in 1997 at $21.25 per share. The fair market value per share on the purchase date was $31.25.

   At December 31, 1997, there were 123,122 shares of Corporation common stock reserved for purchase under the plan, and $191,000 has been withheld from compensation, plus interest, toward the purchase of shares after June 30, 1998, the end of the annual offering period.

   The Corporation's Employee Stock Purchase Plan is accounted for in accordance with APB No. 25. Although the Corporation has elected to follow
APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Corporation had accounted for the purchased shares under that statement. The pro forma disclosures are included in the table above and were estimated using an option pricing model with the --following assumptions for 1997 and 1996, respectively: dividend yield of 3.37 and 3.41 percent; an expected life of one year for both years; expected volatility of 11.20 and 12.00 percent; and risk-free interest rates of 6.54 and 6.66 percent. The fair value of those purchase rights granted in 1997 and 1996 was $5.03 and $4.68, respectively.

   The Banks have retirement savings 401(k) plans in which substantially all employees may participate. The Banks match employees' contributions at the rate of 25 percent (30 percent at Union National) for the first 5 percent (6 percent at Union National) of base salary contributed by participants. The Banks' expense for the plans was $110,000 for 1997, $92,000 for 1996 and $81,000 for 1995. Union National's plan was merged with the Corporation's plan as of December 31, 1996.

   Union National had an Employee Stock Ownership Plan covering substantially all of its employees. The plan was terminated in 1997. The cost of the plan was borne by Union National through contributions to an Employee Stock Ownership Trust in amounts determined by its Board of Directors. The contributions to the plan in 1997, 1996 and 1995 were $0, $91,700 and $79,000, respectively.

NOTE 16

Net Income Per Share

                                                                     Year Ended December 31,
                                                   1997                         1996                         1995
                                   -----------------------------  ---------------------------  -----------------------------

                                           Weighted-                      Weighted-                     Weighted-
                                            Average    Per Share          Average   Per Share           Average    Per Share
                                    Income  Shares       Amount   Income  Shares      Amount    Income  Shares       Amount
                                    ------ ---------   ---------  ------  --------- ----------  ------  ---------  ---------
Basic net income per share:
   Net income available to
      common stockholders.......   $14,373  6,633,535    $2.17     $13,142  6,581,167  $2.00    $12,048  6,563,559    $1.84
                                                         =====                         =====                          =====
Effect of dilutive stock options               90,105                          66,371                       57,254
Diluted net income per share:               ---------                       ---------                    ---------
   Net income available to
      common stockholders
      and assumed conversions      $14,373  6,723,640    $2.14     $13,142  6,647,538  $1.98    $12,048  6,620,813    $1.82
                                   =======  =========    =====     =======  =========  =====    =======  =========    =====

                                                                          43

NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts In Thousands, Except Share Data)

NOTE 17


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

FEDERAL FUNDS PURCHASED, SECURITIES SOLD UNDER REPURCHASE AGREEMENTS and U.S. TREASURY DEMAND NOTES--These financial instruments are short-term borrowing arrangements. The rates at December 31, 1997 and 1996, approximate market rates, thus the fair value approximates carrying value.

FEDERAL HOME LOAN BANK ADVANCES--The fair value of these borrowings is estimated using a discounted cash flow calculation, based on current rates for similar debt.

OFF-BALANCE SHEET COMMITMENTS -- Loan commitments and letters of credit generally have short-term, variable rate features and contain clauses which limit the Banks' exposure to changes in customer credit quality.
Accordingly, their carrying values, which are immaterial at the respective balance sheet dates, are reasonable estimates of fair value.

The estimated fair values of the Corporation's financial instruments are as follows:


                                                                1997                          1996
                                                       -------------------------    -------------------------
                                                          Carrying       Fair        Carrying         Fair
                                                           Amount        Value        Amount          Value
                                                         ---------      ------       ---------        ------

Assets at December 31:
  Cash and cash equivalents........................    $  42,177      $  42,177      $  35,032      $  35,032
  Interest-bearing deposits........................          385            385            290            290
  Investment securities available for sale.........      212,040        212,040        228,379        228,379
  Investment securities held to maturity...........       35,332         35,429         47,227         47,494
  Mortgage loans held for sale.....................          471            471            284            284
  Loans............................................      703,313        704,335        631,416        632,151
  FRB and FHLB stock...............................        3,373          3,373          3,090          3,090
  Interest receivable..............................        8,968          8,968          8,643          8,643

Liabilities at December 31:
  Deposits.........................................      843,812        845,277        794,451        795,369
  Short-term borrowings:
    Federal funds purchased........................        4,070          4,070         20,725         20,725
    Securities sold under repurchase agreements           15,398         15,398         20,054         20,054
    U.S. Treasury demand notes.....................        7,361          7,361          4,258          4,258
  FHLB advances....................................       20,700         21,114          9,150          9,340
  Interest payable.................................        3,615          3,615          3,376          3,376


NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts In Thousands, Except Share Data)


NOTE 18
CONDENSED FINANCIAL INFORMATION (Parent Company Only)

     Presented below is condensed financial information as to financial position, results of operations, and cash flows of the Corporation:

CONDENSED BALANCE SHEET


                                                              December 31
                                                      --------------------------
                                                            1997           1996
                                                      -----------    -----------
ASSETS
  Cash............................................    $       318    $       413
  Security purchased with agreement
   to resell to an affiliate......................          2,000          1,000
  Investment securities available for sale........            250            258
  Investment in subsidiaries......................        118,732        110,349
  Goodwill........................................            553            570
  Other assets....................................            230            195
                                                       ----------     ----------

   Total assets..................................     $   122,083    $   112,785
                                                       ==========     ==========

LIABILITIES                                           $       114    $        98
STOCKHOLDERS' EQUITY                                      121,969        112,687
                                                       ----------     ----------
    Total liabilities and stockholders' equity        $   122,083    $   112,785
                                                       ==========     ==========


CONDENSED STATEMENT OF INCOME

                                                                  Year Ended December 31
                                                         ---------------------------------------
                                                             1997           1996         1995
                                                         --------       ---------     --------
INCOME
  Dividends from subsidiaries....................        $  6,903       $  5,420      $  5,378
  Other income...................................             101             25            51
                                                         --------       ---------     --------
      Total income...............................           7,004          5,445         5,429
                                                         --------       ---------     --------
EXPENSES
  Amortization of core deposit intangibles,
    goodwill, and fair value adjustments.........              45             43             38
  Business combination expenses..................                            258
  Other expenses.................................             591            269           189
                                                         --------       ---------     --------
      Total expenses.............................             636            570           227
                                                         --------       ---------     --------
INCOME BEFORE INCOME TAX BENEFIT and EQUITY in
    UNDISTRIBUTED INCOME of SUBSIDIARIES.........           6,368           4,875         5,202
    Income tax benefit...........................            (193)           (100)          (72)
                                                         --------       ---------     --------
INCOME BEFORE EQUITY in
    UNDISTRIBUTED INCOME of SUBSIDIARIES                    6,561          4,975         5,274
    Equity in undistributed income of subsidiaries          7,812          8,167         6,774
                                                         --------       ---------     --------
NET INCOME........................................      $  14,373      $  13,142     $  12,048
                                                         ========       =========     ========

(continued)                                                               45

NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts In Thousands, Except Share Data)


NOTE 18
CONDENSED FINANCIAL INFORMATION (Parent Company Only)  continued


CONDENSED STATEMENT OF CASH FLOWS


                                                              Year Ended December 31
                                                     ---------------------------------------
                                                     1997          1996          1995
                                                     ----          ----          ----
OPERATING ACTIVITIES:
  Net income                                        $  14,373      $  13,142    $  12,048
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Amortization                                           17             20           47
    Equity in undistributed income of subsidiaries     (7,812)        (8,167)      (6,774)
    Security gains                                                       (19)         (20)
    Net change in:
      Other assets                                         25            567          (57)
      Other liabilities                                    16           (337)          81
                                                     --------       --------       ------
        Net cash provided by operating activities       6,619          5,206        5,325
                                                     --------       --------       ------
INVESTING ACTIVITIES:
    Purchase of a security with an agreement
       to resell                                       (1,000)        (1,000)

    Purchase of securities available for sale                                        (309)
    Proceeds from sales of securities available for sale    8            103          113
    Other investing activities                                           (78)
                                                     --------       --------       ------
        Net cash used by investing activities            (992)          (975)        (196)
                                                     --------       --------       ------
FINANCING ACTIVITIES:
  Cash dividends                                       (6,902)        (5,369)      (4,456)
  Stock issued under employee benefit plans               291            298          277
  Stock issued under dividend reinvestment
    and stock purchase plan                               726            558          456
  Stock options exercised                                 163             64          192
  Stock redeemed                                                                   (1,119)
  Cash paid in lieu of issuing fractional shares                          (2)          (4)
                                                     --------       --------       ------
        Net cash used by financing activities          (5,722)        (4,451)      (4,654)
                                                     --------       --------       ------
  Net change in cash on deposit                           (95)          (220)         475
  Cash on deposit, beginning of year                      413            633          158
                                                     --------       --------       ------
  Cash on deposit, end of year                       $    318       $    413       $  633
                                                     ========       ========       ======

NOTE 19
QUARTERLY RESULTS of OPERATIONS (Unaudited)

The following table sets forth certain quarterly results for the years ended December 31, 1997 and 1996:



                                                                  PROVISION                AVERAGE
                                                       NET           FOR                    SHARES                NET INCOME
  QUARTER ENDED         INTEREST       INTEREST      INTEREST        LOAN      NET        OUTSTANDING             PER SHARE
                         INCOME         EXPENSE       INCOME        LOSSES   INCOME    BASIC    DILUTED       BASIC      DILUTED

1997:
March . . . . . .     $  17,884       $  8,343       $  9,541      $  287    $ 3,429   6,605,012  6,692,974    $  .52    $   .51
June  . . . . . .        18,980          8,901         10,079         290      3,707   6,618,723  6,702,709       .56        .55
Sept. . . . . . .        19,042          9,132          9,910         375      3,536   6,649,993  6,743,407       .53        .53
Dec.  . . . . . .        19,569          9,349         10,220         345      3,701   6,660,414  6,764,472       .56        .55
                      ---------       --------       --------      ------    -------                           ------    -------
                      $  75,475       $ 35,725       $ 39,750      $1,297    $14,373   6,633,535  6,723,640    $ 2.17    $  2.14
                      =========       ========       ========      ======    =======                           ======    =======

1996:
March . . . . . .     $  17,010       $  8,037       $  8,973      $  280    $ 3,187   6,564,529  6,633,789    $  .49    $   .48
June  . . . . . .        16,992          7,856          9,136         300      3,273   6,570,648  6,640,592       .50        .49
Sept. . . . . . .        17,511          8,201          9,310         295      3,221   6,591,219  6,649,897       .49        .49
Dec.  . . . . . .        17,982          8,255          9,727         378      3,461   6,598,271  6,665,873       .52        .52
                      ---------       --------       --------      ------    -------                           ------    -------
                      $  69,495      $  32,349      $  37,146      $1,253   $ 13,142   6,581,167  6,647,538    $ 2.00    $  1.98
                      =========       ========       ========      ======    =======                           ======    =======

[GRAPHIC:MAP;FIRST MERCHANTS CORPORATION MARKET AREA]

First
Merchants
Corporation
Market Area


STOCKHOLDER INFORMATION

Corporate Office
200 East Jackson Street
Muncie, IN 47305
765-747-1500
http://firstmerchants.com

     First Merchants Corporation currently provides services through 24 offices located in Delaware, Madison, Henry, Fayette, Wayne, Union and Randolph counties in Indiana.

ANNUAL MEETING

     The Annual Meeting of Stockholders of First Merchants Corporation will be held ...

           Tuesday, April 7, 1998
           3:30 p.m.
           Horizon Convention Center
           401 South High Street
           Muncie, Indiana

     First Merchants Corporation of Muncie, Indiana, was organized in September 1982, as the bank holding company for The Merchants National Bank of Muncie, now First Merchants Bank, N.A., an institution which has served Muncie and the surrounding communities since 1893.

     In November, 1988, First Merchants acquired Pendleton Banking Company of Pendleton, Indiana, a commercial bank which was organized in 1872.

     In July, 1991, the Corporation acquired First United Bank of
Middletown, Indiana, established in 1882.

     In August, 1996, First Merchants Corporation acquired Union County National Bank of Liberty, Indiana, established in 1872.

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

STOCK PRICE AND DIVIDEND INFORMATION


                                                  PRICE PER SHARE
------------------------------------------------------------------------------------------------------
QUARTER                          HIGH                     LOW                  DIVIDENDS DECLARED
------------------------------------------------------------------------------------------------------
                        1997           1996        1997         1996           1997          1996
                       ------         ------      ------       ------         ------        ------
First Quarter          $30.00         $27.50      $25.25       $25.00          $ .24         $ .20
Second Quarter          30.75          27.50       27.75        24.50            .24           .20
Third Quarter           32.38          26.00       30.00        23.25            .28           .24
Fourth Quarter          38.00          26.75       32.13        24.06            .28           .24


Prices are as reported by the National Association of Securities Dealers Automated Quotation - National Market System.

Numbers rounded to nearest cent when applicable.

STOCK INFORMATION

COMMON STOCK LISTING

First Merchants Corporation common stock is trader over-the-counter on the NASDAQ National Market System. Quotations are carried in many daily papers. The NASDAQ symbol is FMRE (Cusip #320817-10-9). At the close of business on December 31, 1997, the number of shares outstanding was 6,664,439. There were 1,473 stockholders of record on that date.

GENERAL STOCKHOLDER INQUIRIES

Stockholders and interested investors may obtain information about the Corporation upon written request or by calling:

     Mr. Douglas B. Harris
     Vice President
     Investor Services & Bank Investments
     First Merchants Corporation
     P.O. Box 792
     Muncie, Indiana 47308-0792
     765-741-7278
     1-800-262-4261, Ext. 7278

STOCK TRANSFER AGENT AND REGISTRAR

     First Merchants Bank, N.A.
     Corporate Trust Department
     P.O. Box 792
     Muncie, Indiana 47308-0792

MARKET MAKERS

The following firms make a market in First Merchants Corporation stock:

     Robert W. Baird & Co., Inc.
     City Securities Corporation
     Herzog, Heine, Geduld, Inc.
     Howe, Barnes & Johnson, Inc.
     McDonald and Company
     NatCity Investments, Inc.
     David A. Noyes and Company

FORM 10-K AND FINANCIAL INFORMATION

First Merchants Corporation, upon request and without charge, will furnish stockholders, security analysts, and investors a copy of Form 10-K filed with the Securities and Exchange Commission. Please contact:

     Mr. James Thrash
     Senior Vice President
     and Chief Financial Officer
     First Merchants Corporation
     P.O. Box 792
     Muncie, Indiana 47308-0792
     765-747-1390
     1-800-262-4261, Ext. 1390

------------------------------------------------------------------------------
Bar Chart: RETURN on AVERAGE ASSETS

A bar graph with the following plot points for the respective years.


                                         RETURN ON AVERAGE ASSETS
                                               (per cent)

                                     1995       1996       1997
                                    ------     ------     ------
Return on Average Assets            1.35%      1.41%      1.45%

A narrative discussion of this data is provided in the Management's Discussion & Analysis, under the caption "Results of Operations."

------------------------------------------------------------------------------

Bar Chart: RETURN on AVERAGE EQUITY

A bar graph with the following plot points for the respective years.


                                       RETURN ON AVERAGE EQUITY
                                               (per cent)

                                     1995       1996       1997
                                    ------     ------     ------
Return on Average Equity             12.17%     12.16%     12.28%

A narrative discussion of this data is provided in the Management's Discussion & Analysis, under the caption "Results of Operations."

------------------------------------------------------------------------------

Bar Chart: NET LOAN LOSSES

A bar graph with the following plot points for the respective years.


                                           NET LOAN LOSSES
                                   (as a per cent of average loans)

                                     1995       1996       1997
                                    ------     ------     ------
First Merchants Corporation          .24%      .23%      .17%
Peer Group                           .26%      .26%       N/A

A narrative discussion of this data is provided in the Management's Discussion & Analysis, under the caption "Asset Quality/Provision for Loan Losses."

------------------------------------------------------------------------------

ANNUAL REPORT APPENDIX - GRAPHIC & IMAGE INFORMATION

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

      LOCATION            COUNTY

      Muncie              Delaware
      Albany              Delaware
      Daleville           Delaware
      Eaton               Delaware

      Pendleton           Madison
      Edgewood            Madison
      Ingalls             Madison
      Lapel               Madison
      Markleville         Madison

      Middletown          Henry
      Sulphur Springs     Henry
      Mooreland           Henry

      Winchester          Randolph

      Connersville        Fayette

      Liberty             Union

      Richmond            Wayne

------------------------------------------------------------------------------