Form 10-K405, Exhibit 13
period 1998-12-31
FIRST MERCHANTS CORP
filed 1999-03-31
CIK 712534

Financial
REVIEW

Independent Auditor's Report                       17

Five-Year Summary of
Selected Financial Data                            18

Management's
Discussion & Analysis                              19

Consolidated
Financial Statements                               28

Notes to Consolidated
Financial Statements                               32


----------------------------
INDEPENDENT AUDITOR'S REPORT
----------------------------


To the Stockholders and Board of Directors
First Merchants Corporation
Muncie, Indiana

We have audited the consolidated balance sheet of First Merchants Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998 (pages 28-47). These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of First Merchants Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                        OLIVE llp

                                        Indianapolis, Indiana
                                        January 15, 1999

FIVE-YEAR SUMMARY of SELECTED FINANCIAL DATA
(In Thousands, Except Share Data)

====================================================================================================================================
                                                                1998           1997           1996           1995           1994
====================================================================================================================================
OPERATIONS
Net Interest Income
  Fully Taxable Equivalent Basis ........................    $   44,253     $   42,139     $   39,258     $   37,049     $   35,909
Less Tax Equivalent Adjustment ..........................         2,575          2,389          2,111          1,952          1,971
                                                             ----------     ----------     ----------     ----------     ----------
Net Interest Income .....................................        41,678         39,750         37,147         35,097         33,938
Provision for Loan Losses ...............................         1,984          1,297          1,253          1,388          1,202
                                                             ----------     ----------     ----------     ----------     ----------
Net Interest Income
  After Provision for Loan Losses .......................        39,694         38,453         35,894         33,709         32,736
Total Other Income ......................................        11,725          9,229          8,342          7,592          6,919
Total Other Expenses ....................................        27,895         25,748         24,135         22,992         22,632
                                                             ----------     ----------     ----------     ----------     ----------
  Income Before Income Tax Expense ......................        23,524         21,934         20,101         18,309         17,023
Income Tax Expense ......................................         8,125          7,561          6,959          6,261          5,660
                                                             ----------     ----------     ----------     ----------     ----------
Net Income ..............................................    $   15,399     $   14,373     $   13,142     $   12,048     $   11,363
                                                             ==========     ==========     ==========     ==========     ==========

PER SHARE DATA (1)
Basic Net Income ........................................    $     1.53     $     1.44     $     1.33     $     1.23     $     1.15
Diluted Net Income ......................................          1.51           1.43           1.32           1.21           1.15
Cash Dividends Paid (2) .................................           .77            .69            .59            .51            .47
December 31 Book Value ..................................         13.04          12.20          11.38          10.66           9.39
December 31 Market Value (Bid Price) ....................         26.00          24.33          16.83          17.17          13.89

AVERAGE BALANCES
Total Assets ............................................    $1,064,714     $  993,338     $  932,144     $  890,995     $  853,257
Total Loans .............................................       721,931        675,892        585,905        544,457        513,784
Total Deposits ..........................................       856,725        800,118        753,661        728,826        698,644
Securities Sold Under Repurchase Agreements
  (long-term portion) ...................................        16,182
Total Federal Home Loan Bank Advances ...................        26,942         15,455          9,192          9,000          7,692
Total Stockholders' Equity ..............................       126,712        117,014        108,094         99,033         91,466

YEAR-END BALANCES
Total Assets ............................................    $1,177,172     $1,020,136     $  967,993     $  942,156     $  868,153
Total Loans .............................................       743,748        703,784        631,700        553,074        528,641
Total Deposits ..........................................       926,844        843,812        794,451        783,936        720,009
Securities Sold Under Repurchase Agreements
  (long-term portion) ...................................        28,000
Total Federal Home Loan Bank Advances ...................        43,268         20,700          9,150          9,000          8,000
Total Stockholders' Equity ..............................       131,497        121,969        112,687        104,967         92,754

FINANCIAL RATIOS
Return on Average Assets ................................          1.45%          1.45%          1.41%          1.35%          1.33%
Return on Average Stockholders' Equity ..................         12.15          12.28          12.16          12.17          12.42
Average Earning Assets to Total Assets ..................         95.13          94.77          94.48          94.86          94.46
Allowance for Loan Losses as % of Total Loans ...........           .99            .96           1.05           1.21           1.25
Dividend Payout Ratio ...................................         50.47          47.93          40.85          39.49          39.44
Average Stockholders' Equity to Average Assets ..........         11.90          11.78          11.60          11.11          10.72
Tax Equivalent Yield on Earning Assets (3) ..............          8.13           8.27           8.13           8.09           7.41
Cost of Supporting Liabilities ..........................          3.76           3.79           3.67           3.71           2.95
Net Interest Margin on Earning Assets ...................          4.37           4.48           4.46           4.38           4.46


(1)  Restated for 3-for-2 stock splits distributed October, 1995 and October,
     1998.

(2) Dividends per share is for First Merchants Corporation only, not restated for pooling transactions.

(3) Average earning assets include the average balance of securities classified as available for sale, computed based on the average of the historical amortized cost balances without the effects of the fair value adjustment.

                       Management's
                       Discussion &
                           ANALYSIS

   The Corporation's financial data
for periods prior to mergers, which
   were accounted for as pooling of
      interests, has been restated.

o Return on Average Assets
  (percent)

 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

                              1996            1.41%
                              1997            1.45%
                              1998            1.45%



o Return on Average Equity
 (percent)

 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

                              1996           12.16%
                              1997           12.28%
                              1998           12.15%

RESULTS of OPERATIONS

     Net income amounted to $15,399,000 or $1.53 per share, a 6.2 percent increase over 1997 at $1.44 per share. Diluted net income per share amounted to $1.51, a 5.6 percent increase over the 1997 figure of $1.43.

     Return on assets was 1.45 percent in 1998 and 1997, up from 1.41 percent in 1996.

     Return on equity was 12.15 percent in 1998, 12.28 percent in 1997 and 12.16 percent in 1996.

     In  1998,  First  Merchants   Corporation   ("Corporation")   recorded  the
twenty-third consecutive year of improvement in net income on both an aggregate and per share basis.

CAPITAL

     The Corporation's capital strength continues to exceed regulatory minimums and peer group averages. Management believes that strong capital is a distinct advantage in the competitive environment in which the Corporation operates and will provide a solid foundation for continued growth.

     The Corporation's Tier I capital to average assets ratio was 11.9 percent at year-end 1998, equaling 11.9 percent at December 31, 1997. At December 31, 1998, the Corporation had a Tier I risk-based capital ratio of 16.0 percent, total risk-based capital ratio of 16.9 percent, and a leverage ratio of 11.9 percent. Regulatory capital guidelines require a Tier I risk-based capital ratio of 4.0 percent and a total risk-based capital ratio of 8.0 percent.

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


                                                                       continued

----------------------------------
MANAGEMENT'S DISCUSSION & ANALYSIS
----------------------------------

The following table summarizes the risk elements for the Corporation.

                                                                December 31,
================================================================================
                                                          1998             1997
================================================================================
                                                          (Dollars in Thousands)

Non-accrual loans .....................................  $  735           $1,410

Loans contractually
  past due 90 days or more
  other than non-accruing .............................   2,275            1,972

Restructured loans ....................................     926              282
                                                         ------           ------
  Total ...............................................  $3,936           $3,664
                                                         ======           ======


--------------------------------------------------------------------------------


The Corporation's asset quality and loan loss experience have consistently been superior to that of its peer group. Asset quality has been a major factor in the Corporation's ability to generate consistent profit improvement.

ASSET QUALITY/PROVISION for LOAN LOSSES  continued

     At December 31, 1998, non-performing loans totaled $3,936,000, an increase of $272,000, and one non-accrual loan totaling $367,000 was restructured. At December 31, 1998, impaired loans totaled $8,828,000, an increase of $6,277,000, due to the addition of two loans totaling $5,402,000. As of December 31, 1998, the two businesses were experiencing negative cash flows. However, both loans are current, and the Corporation believes that the underlying collateral does not warrant a specific reserve.

     The Corporation adopted Statement of Financial Accounting Standards ("SFAS") No. 114 and No. 118, Accounting by Creditors for Impairment of a Loan and Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures, on January 1, 1995. Impaired loans included in the table at left totaled $2,222,000 at December 31, 1998. An allowance for losses at December 31, 1998, was not deemed necessary for impaired loans totaling $6,882,000, but an allowance of $712,000 was recorded for the remaining balance of impaired loans of $1,946,000. The average balance of impaired loans for 1998 was $8,318,000.

     At December 31, 1998, the allowance for loan losses was $7,412,000, up $634,000 from year end 1997. As a percent of loans, the allowance was .99 percent, up from .96 percent at year-end 1997.

     The provision for loan losses in 1998 was $1,984,000 compared to $1,297,000 in 1997.

o Net Loan Losses
  (as a percent of average loans)

 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

                                 First Merchants Corporation        Peer Group
                                 ---------------------------        ----------
1996                                        .23                        .26
1997                                        .17                        .29
1998                                        .18                         NA

The table below presents loan loss experience for the years indicated and compares the Corporation's loss experience to that of its peer group.

================================================================================
                                                      1998      1997      1996
================================================================================
                             (Dollars in Thousands)
Allowance for loan losses:
  Balance at January 1 ...........................   $6,778    $6,622    $6,696
                                                     ------    ------    ------
    Chargeoffs ...................................    1,881     1,609     1,636
    Recoveries ...................................      531       468       309
                                                     ------    ------    ------
    Net chargeoffs ...............................    1,350     1,141     1,327
    Provision for loan losses ....................    1,984     1,297     1,253
                                                     ------    ------    ------
    Balance at December 31 .......................   $7,412    $6,778    $6,622
                                                     ======    ======    ======
Ratio of net chargeoffs during the period to
  average loans outstanding during the period ....      .18%      .17%      .23%

Peer Group .......................................       NA       .29%      .26%

                                              ----------------------------------
                                              MANAGEMENT'S DISCUSSION & ANALYSIS
                                              ----------------------------------

LIQUIDITY, INTEREST SENSITIVITY and DISCLOSURES ABOUT MARKET RISK

     Asset/Liability Management has been an important factor in the Corporation's ability to record consistent earnings growth through periods of interest rate volatility and product deregulation. Management and the Board of Directors monitor the Corporation's liquidity and interest sensitivity positions at regular meetings to ensure that changes in interest rates will not adversely affect earnings. Decisions regarding investment and the pricing of loan and deposit products are made after analysis of reports designed to measure liquidity, rate sensitivity, the Corporation's exposure to changes in net interest income given various rate scenarios and the economic and competitive environments.

     It is the objective of the Corporation to monitor and manage risk exposure to net interest income caused by changes in interest rates. It is the goal of the Corporation's Asset/Liability function to provide optimum and stable net interest income. To accomplish this, management uses two asset liability tools. GAP/Interest Rate Sensitivity Reports and Net Interest Income Simulation Modeling are both constructed, presented and monitored quarterly.

     The Corporation's liquidity and interest sensitivity position at December 31, 1998, remained adequate to meet the Corporation's primary goal of achieving optimum interest margins while avoiding undue interest rate risk. The table below presents the Corporation's interest rate sensitivity analysis as of December 31, 1998.

Asset/Liability Management has been an important factor in the Corporation's ability to record consistent earnings growth through periods of interest rate volatility.

INTEREST RATE SENSITIVITY ANALYSIS
(Dollars in Thousands)
                                                                                    At December 31, 1998
------------------------------------------------------------------------------------------------------------------------------------
                                                           1-180 Days    181-365 Days      1-5 Years    Beyond 5 Years       Total
------------------------------------------------------------------------------------------------------------------------------------
Rate-Sensitive Assets:
  Federal funds sold and
    interest-bearing deposits ..........................   $   38,170                                                     $   38,170
  Investment securities ................................       67,950     $   44,812      $  154,855      $   61,744         329,361
  Loans ................................................      319,806         75,404         249,283          99,255         743,748
Federal Reserve and
  Federal Home Loan Bank stock .........................        3,723                                                          3,723
                                                           ----------     ----------      ----------      ----------      ----------
    Total rate-sensitive assets ........................      429,649        120,216         404,138         160,999      $1,115,002
                                                           ----------     ----------      ----------      ----------      ----------
Rate-Sensitive Liabilities:
  Interest-bearing deposits ............................      363,969        179,739         258,564           1,275         803,547
  Securities sold under repurchase agreements ..........       10,936          9,900          28,000                          48,836
  Other short-term borrowings ..........................       19,296                                                         19,296
  Federal Home Loan Bank advances ......................        1,387         17,763          12,000          12,118          43,268
                                                           ----------     ----------      ----------      ----------      ----------
    Total rate-sensitive liabilities ...................      395,588        207,402         298,564          13,393         914,947
                                                           ----------     ----------      ----------      ----------      ----------
Interest rate sensitivity gap by period ................   $   34,061     $  (87,186)     $  105,574      $  147,606
Cumulative rate sensitivity gap ........................       34,061        (53,125)         52,449         200,055
Cumulative rate sensitivity gap ratio
  at December 31, 1998 .................................        108.6%          91.2%          105.8%          121.9%

The Corporation had a cumulative negative gap of $53,125,000 in the one-year horizon at December 31, 1998, just over 4.5 percent of total assets. Net interest income at financial institutions with negative gaps tends to increase when rates decrease and decrease as interest rates increase.

----------------------------------
MANAGEMENT'S DISCUSSION & ANALYSIS
----------------------------------


LIQUIDITY, INTEREST SENSITIVITY AND DISCLOSURES ABOUT MARKET RISK  continued

     The Corporation places its greatest credence in net interest income simulation modeling. The GAP/Interest Rate Sensitivity Report is known to have two major shortfalls. The GAP/Interest Rate Sensitivity Report fails to precisely gauge how often an interest rate sensitive product reprices nor is it able to measure the magnitude of potential future rate movements.

     The Corporation's asset liability process monitors simulated net interest income under three separate interest rate scenarios; rising (rate shock), falling (rate shock) and flat. Net interest income is simulated over an 18-month horizon. By policy, the difference between the best performing and the worst performing rate scenarios are not allowed to show a variance greater than 5 percent.

     Assumed interest rate changes are simulated to move incrementally over 18 months. The total rate movement (beginning point minus ending point) to noteworthy interest rate indexes are as follows:

================================================================================
                                           Rising              Falling
================================================================================
Prime                                       300 Basis Points   (300)Basis Points
Federal Funds                               300                (300)
90-Day T-Bill                               310                (275)
One-Year T-Bill                             290                (270)
Three-Year T-Bill                           290                (265)
Five-Year T-Note                            290                (255)
Ten-Year T-Note                             290                (245)
Interest Checking                           100                ( 67)
MMIA Savings                                150                (100)
Money Market Index                          292                (243)
Regular Savings                             100                (267)

--------------------------------------------------------------------------------

Results for the flat, rising (rate shock), and falling (rate shock) interest rate scenarios are listed below. The net interest income shown represents cumulative net interest income over an 18-month time horizon. Balance sheet assumptions are the same under both scenarios:

================================================================================
                                             Flat/Base    Rising       Falling
================================================================================
Net Interest Income (Dollars in Thousands)   $ 64,520    $ 63,838     $ 62,713
Change vs. Flat/Base Scenario                            $   (682)    $ (1,807)
Percent Change                                              (1.06%)      (2.80%)

--------------------------------------------------------------------------------

                                              ----------------------------------
                                              MANAGEMENT'S DISCUSSION & ANALYSIS
                                              ----------------------------------

EARNING ASSETS

     Earning assets increased $151.2 million during 1998.

     The table at right reflects the earning asset mix for the years 1998 and 1997 (at December 31).

     Loans grew by $39.7 million while investment securities increased by $81.8 million, reflecting the Corporation's strategy to leverage its strong capital position.

Earning Assets
(Dollars in Millions)
================================================================================
                                                                 December 31,
                                                                  1998      1997
================================================================================
Federal funds sold and interest-bearing time deposits ....    $   38.2    $  9.4
Securities available for sale ............................       308.5     212.0
Securities held to maturity ..............................        20.9      35.3
Mortgage loans held for sale .............................         0.8       0.5
Loans ....................................................       743.0     703.3
Federal Reserve and Federal Home Loan
Bank stock ...............................................         3.7       3.4
                                                              --------    ------
  Total ..................................................    $1,115.1    $963.9
                                                              ========    ======

--------------------------------------------------------------------------------

DEPOSITS, SECURITIES SOLD UNDER REPURCHASE AGREEMENTS, OTHER SHORT-TERM BORROWINGS AND FEDERAL HOME LOAN BANK ADVANCES

     The table at right reflects the level of deposits and borrowed funds (Federal funds purchased, repurchase agreements, U.S. Treasury demand notes and Federal Home Loan Bank advances) based on year-end levels at December 31, 1998 and 1997.

As of December 31                                          (Dollars in Millions)
--------------------------------------------------------------------------------
                     SECURITIES SOLD UNDER   OTHER SHORT-TERM  FEDERAL HOME LOAN
         DEPOSITS    REPURCHASE AGREEMENTS      BORROWINGS      BANK ADVANCES
--------------------------------------------------------------------------------
1998      $926.8           $48.8                  $19.3            $43.3
1997      $843.8           $15.4                  $11.4            $20.7

--------------------------------------------------------------------------------

NET INTEREST INCOME

     Net interest income is the primary source of the Corporation's earnings. It is a function of net interest margin and the level of average earning assets.

     The table below reflects the Corporation's asset yields, interest expense, and net interest income as a percent of average earning assets for the three-year period ending in 1998.

     Asset yields declined .14 percent (FTE) in 1998, due primarily to a decline in interest rates. Interest costs declined by .03 percent resulting in a .11 percent decrease in net interest income (FTE) as a percent of average earning assets. Despite this "spread" decrease, net interest income increased by $2.1 million, due to the growth in average earning assets of $71.6 million.

                                                                                                              (Dollars in Thousands)
------------------------------------------------------------------------------------------------------------------------------------
              INTEREST INCOME             INTEREST EXPENSE           NET INTEREST INCOME                         NET INTEREST INCOME
           (FTE) as a Percent of          as a Percent of           (FTE) as a Percent of          AVERAGE       on a fully Taxable
           Average Earning Assets      Average Earning Assets       Average Earning Assets     EARNING ASSETS     Equivalent Basis
------------------------------------------------------------------------------------------------------------------------------------
1998               8.13%                       3.76%                        4.37%                $1,012,907            $44,253
1997               8.27                        3.79                         4.48                    941,351             42,139
1996               8.13                        3.67                         4.46                    880,729             39,258

Average earning assets include the average balance of securities classified as available for sale, computed based on the average of the historical amortized cost balances without the effects of the fair value adjustment.

------------------------------------------------------------------------------------------------------------------------------------

----------------------------------
MANAGEMENT'S DISCUSSION & ANALYSIS
----------------------------------

OTHER INCOME

     The Corporation has placed emphasis on the growth of non-interest income in recent years by offering a wide range of fee-based services. Fee schedules are regularly reviewed by a pricing committee to ensure that the products and services offered by the Corporation are priced to be competitive and profitable.

     Other income in 1998 amounted to $11,725,000, or 27 percent higher than in 1997. The increase of $2,496,000 is primarily attributable to the following factors:

1. Revenues from fiduciary activity grew $778,000, or 23.2 percent, due to strong new business activity and markets.

2. Commission income increased $711,000, or 230.1 percent, due to the acquisition of the Muncie office of Insurance & Risk Management, Inc., renamed First Merchants Insurance Services, on April 1, 1998.

3. Other customer fees increased $453,000, or 23.7 percent, due to increased electronic delivery methods and some minor price adjustments.

4. Other income increased $483,000, or 159.9 percent, due primarily to a $442,000 gain on sale of a Bank building.

     Other income in 1997 amounted to $9,229,000, or 10.6 percent higher than in 1996. The increase of $887,000 is primarily attributable to the following factors:

1. Revenues from fiduciary activity grew $388,000, or 13.1 percent, due to strong new business activity and markets.

2. Service charges on deposit accounts increased $341,000, or 11.3 percent, due to account growth and some minor price adjustments.

3. Purchase money order agent fees increased $71,000, or 14.6 percent, due to increased sales volume.

OTHER EXPENSES

     Total "other expenses" represent non-interest operating expenses of the Corporation. Those expenses amounted to $27,895,000 in 1998, an increase of 8.3 percent from the prior year, or $2,147,000. Four major areas account for most of the increase:

1. Salary and benefit expenses, which account for over one-half of the Corporation's non-interest operating expenses, grew by $1,319,000, or 9.2 percent, due to normal salary increases and staff additions.

2. Equipment expenses increased $375,000, or 16.0 percent, reflecting the Corporation's efforts to improve efficiency and provide electronic service delivery to its customers.

3. Net occupancy expense increased $212,000, or 13.1 percent, due primarily to increased branch expansion into new markets.

Operating costs in 1998 included start-up expenses for three banking centers opened in new markets. These banking centers helped implement our strategy of enlarging our presence in rapidly growing areas and should have a positive effect on earnings in 1999 and succeeding years.

                                              ----------------------------------
                                              MANAGEMENT'S DISCUSSION & ANALYSIS
                                              ----------------------------------

OTHER EXPENSES  continued


     Expenses for 1997 amounted to $25,748,000, an increase of 6.7 percent from the prior year, or $1,613,000.

     Four major areas account for most of the increase:

1. Salary and benefit expenses, which account for over one-half of the Corporation's non-interest operating expenses, grew by $889,000, or 6.6 percent, due to normal salary increases and staff additions.

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


INCOME TAXES

     The increase in 1998 tax expense of $564,000 is attributable primarily to a $1,590,000 increase in net pre-tax income, mitigated somewhat by a $347,000 increase in tax-exempt income. Likewise, the $602,000 increase in 1997 resulted primarily from a $1,833,000 increase in pre-tax net income, mitigated somewhat by a $514,000 increase in tax-exempt income.

ACCOUNTING MATTERS

Accounting for Derivative Instruments and Hedging Activities

     During 1998, the Financial Accounting Standards Board (FASB) issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement requires companies to record derivatives on the balance sheet at their fair value. Statement No. 133 also acknowledges that the method of recording a gain or loss depends on the use of the derivative.

     The new Statement applies to all entities. If hedge accounting is elected by the entity, the method of assessing the effectiveness of the hedging derivative and the measurement approach of determining the hedge's ineffectiveness must be established at the inception of the hedge.

     Statement No. 133 amends Statement No. 52 and supersedes Statements No. 80, 105 and 119. Statement No. 107 is amended to include the disclosure provisions about the concentrations of credit risk from Statement No. 105. Several Emerging Issues Task Force consensuses are also changed or nullified by the provisions of Statement No. 133.

     Statement No. 133 will be effective for all fiscal years beginning after June 15, 1999. The Statement may not be applied retroactively to financial statements of prior periods. The adoption of this Statement will have no material impact on the Corporation's financial condition or result of operations.

----------------------------------
MANAGEMENT'S DISCUSSION & ANALYSIS
----------------------------------


ACCOUNTING MATTERS   continued

Accounting for Mortgage-Backed Securities Retained After the
Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise

     Also in 1998, the FASB issued Statement No. 134, Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise. It establishes accounting standards for certain activities of mortgage banking enterprises and for other enterprises with similar mortgage operations. This Statement amends Statement No. 65.

     Statement No. 134, as previously amended by Statements No. 115 and 125, required a mortgage banking enterprise to classify a mortgage-backed security as a trading security following the securitization of the mortgage loan held for sale. This Statement further amends Statement No. 65 to require that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities must classify the resulting mortgage-backed security or other retained interests based on the entity's ability and intent to sell or hold those investments.

     The determination of the appropriate classification for securities retained after the securitization of mortgage loans by a mortgage banking enterprise now conforms to Statement No. 115. The only new requirement is that if an entity has a sales commitment in place, the security must be classified into trading.

     This Statement is effective for the first fiscal quarter beginning after December 15, 1998. On the date this Statement is initially applied, an entity may reclassify mortgage-backed securities and other beneficial interests retained after the securitization of mortgage loans held for sale from the trading category, except for those with sales commitments in place. Those securities and other interests shall be classified based on the entity's present ability and intent to hold the investments. The adoption of this Statement will have no material impact on the Corporation's financial condition and result of operations.

Reporting on the Costs of Start-Up Activities

     During 1998, the Accounting Standards Executive Committee (AcSEC) issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities. Statement of Position 98-5 will affect all non-governmental entities, including not-for-profits, reporting start-up costs in their financial statements.

     Some existing industry practices result in the capitalization and amortization of start-up costs. This Statement of Position requires that start-up costs be expensed when incurred. The Statement of Position applies to start-up activities and organizational costs associated with both development stage and established operating entities.

     According to Statement of Position 98-5, start-up activities are "those one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer or beneficiary, initiating a new process in an existing facility, or commencing some new operation. Start-up activities include activities related to organizing a new entity (commonly referred to as organizational costs)."

     Statement of Position 98-5 is effective for fiscal years beginning on or after December 15, 1998. Earlier application is encouraged in fiscal years during which annual financial statements have not yet been issued. The adoption of this Statement will not have a material impact on the Corporation's financial condition or result of operations.

                                              ----------------------------------
                                              MANAGEMENT'S DISCUSSION & ANALYSIS
                                              ----------------------------------

INFLATION

     Changing prices of goods, services and capital affect the financial position of every business enterprise. The level of market interest rates and the price of funds loaned or borrowed fluctuate due to changes in the rate of inflation and various other factors, including government monetary policy.

     Fluctuating interest rates affect the Corporation's net interest income, loan volume and other operating expenses, such as employee salaries and benefits, reflecting the effects of escalating prices, as well as increased levels of operations and other factors. As the inflation rate increases, the purchasing power of the dollar decreases. Those holding fixed-rate monetary assets incur a loss, while those holding fixed-rate monetary liabilities enjoy a gain. The nature of a bank holding company's operations is such that there will be an excess of monetary assets over monetary liabilities, and, thus, a bank holding company will tend to suffer from an increase in the rate of inflation and benefit from a decrease.

YEAR 2000

     The Corporation has conducted a comprehensive review of its computer systems to identify the systems that could be affected by the Year 2000 Issue and has developed an implementation plan to resolve the issue. The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Corporation's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations. The Corporation is utilizing both internal and external resources to identify, correct and test the systems for the Year 2000 compliance. The Corporation began the testing phase during the third quarter of 1998. Core application testing should be completed by March 31, 1999.

     The Corporation has contacted the companies that supply or service its material operations to certify that their respective computer systems are Year 2000 compliant. In addition to possible expenses related to the Corporation's systems and those of the Corporation's service providers, the Corporation could incur losses if Year 2000 problems affect any of its depositors or borrowers. Such problems could include delayed loan payments, due to Year 2000 problems affecting any of its significant borrowers or impairing the payroll systems of large employers in its market area. Because the Corporation's loan portfolio to corporate and individual borrowers is diversified and its market area does not depend significantly upon one employer or industry, the Corporation does not expect any such Year 2000 related difficulties that may affect its depositors and borrowers to significantly affect its net earnings or cash flows.

     The Board of Directors reviews, on a quarterly basis, the progress in addressing Year 2000 issues. The Corporation believes that its costs related to upgrading systems and software for Year 2000 compliance will not exceed $900,000. As of December 31, 1998, the Corporation has spent approximately $625,000 in connection with Year 2000 compliance. Of the $625,000 approximately $550,000 has been capitalized as the Corporation replaced and upgraded non-compliant systems. Although the Corporation believes it is taking the necessary steps to address the Year 2000 compliance issue, no assurances can be given that some problems will not occur or that the Corporation will not incur significant additional expenses in future periods.


WEB SITE
     The Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants with the commission, including the Corporation; http://www.sec.gov is that address.

CONSOLIDATED BALANCE SHEET
(In Thousands, Except Share Data)

                                                                                           December 31,
===================================================================================================================
                                                                                   1998                   1997
===================================================================================================================
ASSETS
  Cash and due from banks ..............................................       $    33,908             $    33,127
  Federal funds sold ...................................................            37,315                   9,050
                                                                               -----------             -----------
    Cash and cash equivalents ..........................................            71,223                  42,177
  Interest-bearing time deposits .......................................               855                     385
  Investment securities
    Available for sale .................................................           308,507                 212,040
    Held to maturity (fair value of $21,184 and $35,429) ...............            20,854                  35,332
                                                                               -----------             -----------
      Total investment securities ......................................           329,361                 247,372
  Mortgage loans held for sale .........................................               776                     471
  Loans ................................................................           742,972                 703,313
    Less: Allowance for loan losses ....................................            (7,412)                 (6,778)
                                                                               -----------             -----------
      Net loans ........................................................           735,560                 696,535
  Premises and equipment ...............................................            16,954                  15,382
  Federal Reserve and Federal Home Loan Bank stock .....................             3,723                   3,373
  Interest receivable ..................................................             9,173                   8,968
  Core deposit intangibles and goodwill ................................             3,117                   1,625
  Other assets .........................................................             6,430                   3,848
                                                                               -----------             -----------
    Total assets .......................................................       $ 1,177,172             $ 1,020,136
                                                                               ===========             ===========

LIABILITIES
  Deposits
    Noninterest-bearing ................................................       $   123,297             $   115,613
    Interest-bearing ...................................................           803,547                 728,199
                                                                               -----------             -----------
      Total deposits ...................................................           926,844                 843,812
Borrowings .............................................................           111,400                  47,529
Interest payable .......................................................             3,614                   3,615
Other liabilities ......................................................             3,817                   3,211
                                                                               -----------             -----------
      Total liabilities ................................................         1,045,675                 898,167

COMMITMENTS AND CONTINGENT LIABILITIES

STOCKHOLDERS' EQUITY
  Preferred stock, no-par value
    Authorized and unissued - 500,000 shares
  Common stock, $.125 stated value
    Authorized - 20,000,000 shares
    Issued and outstanding - 10,086,083 and 6,664,439 shares ...........             1,261                     833
  Additional paid-in capital ...........................................            24,969                  24,140
  Retained earnings ....................................................           103,076                  95,449
  Accumulated other comprehensive income ...............................             2,191                   1,547
                                                                               -----------             -----------
    Total stockholders' equity .........................................           131,497                 121,969
                                                                               -----------             -----------
    Total liabilities and stockholders' equity .........................       $ 1,177,172             $ 1,020,136
                                                                               ===========             ===========

See Notes to Consolidated Financial Statements.

                                                                                  CONSOLIDATED STATEMENT OF INCOME
                                                                                 (In Thousands, Except Share Data)

                                                                              Year Ended December 31,
==================================================================================================================
                                                                   1998                1997                 1996
==================================================================================================================
Interest Income
  Loans receivable
    Taxable ..............................................       $ 63,062            $ 59,773             $ 52,096
    Tax exempt ...........................................            201                 116                   90
  Investment securities
    Taxable ..............................................         10,858              10,818               12,832
    Tax exempt ...........................................          4,582               4,320                3,832
  Federal funds sold .....................................            720                 172                  498
  Deposits with financial institutions ...................             27                  34                   16
  Federal Reserve and Federal Home Loan Bank stock .......            278                 242                  132
                                                                 --------            --------             --------
      Total interest income ..............................         79,728              75,475               69,496
                                                                 --------            --------             --------

Interest Expense
  Deposits ...............................................         33,752              31,920               29,139
  Securities sold under repurchase agreements ............          2,015               1,563                2,137
  Federal Home Loan Bank advances ........................          1,645                 949                  523
  Other borrowings .......................................            638               1,293                  550
                                                                 --------            --------             --------
      Total interest expense .............................         38,050              35,725               32,349
                                                                 --------            --------             --------

Net Interest Incomei .....................................         41,678              39,750               37,147
  Provision for loan losses ..............................          1,984               1,297                1,253
                                                                 --------            --------             --------

Net Interest Income After
Provision for Loan Losses ................................         39,694              38,453               35,894
                                                                 --------            --------             --------

Other Income
  Fiduciary activities ...................................          4,133               3,355                2,967
  Service charges on deposit accounts ....................          3,303               3,365                3,024
  Other customer fees ....................................          2,365               1,912                1,659
  Net realized gains (losses) on
    sales of available-for-sale securities ...............            119                 (14)                 148
  Commission income ......................................          1,020                 309                  344
  Other income ...........................................            785                 302                  200
                                                                 --------            --------             --------
      Total other income .................................         11,725               9,229                8,342
                                                                 --------            --------             --------

Other Expenses
  Salaries and employee benefits .........................         15,641              14,322               13,433
  Net occupancy expenses .................................          1,832               1,620                1,537
  Equipment expenses .....................................          2,720               2,345                2,152
  Marketing expense ......................................            817                 851                  706
  Deposit insurance expense ..............................            100                  97                   12
  Outside data processing fees ...........................          1,061               1,077                  901
  Printing and office supplies ...........................            893               1,021                  923
  Other expenses .........................................          4,831               4,415                4,471
                                                                 --------            --------             --------
      Total other expenses ...............................         27,895              25,748               24,135
                                                                 --------            --------             --------

Income Before Income Tax .................................         23,524              21,934               20,101
  Income tax expense .....................................          8,125               7,561                6,959
                                                                 --------            --------             --------

Net Income ...............................................       $ 15,399            $ 14,373             $ 13,142
                                                                 ========            ========             ========

Net Income Per Share:
  Basic ..................................................       $   1.53            $   1.44             $   1.33
  Diluted ................................................           1.51                1.43                 1.32


See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
(Dollar Amounts In Thousands)

                                                                                          Year Ended December 31,
===========================================================================================================================
                                                                                  1998             1997             1996
===========================================================================================================================
Net income ................................................................     $ 15,399         $ 14,373         $ 13,142
                                                                                --------         --------         --------
Other comprehensive income, net of tax:
  Unrealized gains (losses) on securities available for sale:
    Unrealized holding gains (losses) arising during the period,
    net of income tax of $(487), $(424) and $601 ..........................          715              623             (882)
    Less: Reclassification adjustment for (gains) losses
    included in net income, net of income tax of $48, ($6) and $60 ........          (71)               8              (88)
                                                                                --------         --------         --------
                                                                                     644              631             (970)
                                                                                --------         --------         --------
Comprehensive income ......................................................     $ 16,043         $ 15,004         $ 12,172
                                                                                ========         ========         ========


CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
(In Thousands, Except Share Data)

------------------------------------------------------------------------------------------------------------------------------------
                                                        COMMON STOCK                                       ACCUMULATED
                                                   ----------------------                                     OTHER
                                                                              ADDITIONAL      RETAINED    COMPREHENSIVE
                                                      SHARES       AMOUNT   PAID-IN CAPITAL   EARNINGS        INCOME         TOTAL
------------------------------------------------------------------------------------------------------------------------------------
Balances, January 1, 1996 ......................     6,562,290    $   820       $22,055      $  80,205        $1,886       $104,966
  Net income for 1996 ..........................                                                13,142                       13,142
  Cash dividends ($.59 per share) ..............                                                (5,369)                      (5,369)
  Other comprehensive income, net of tax .......                                                                (970)          (970)
  Stock issued under employee benefit plans ....        15,175          2           296                                         298
  Stock issued under dividend reinvestment
    and stock purchase plan ....................        21,712          3           555                                         558
  Stock options exercised ......................         4,237                       64                                          64
  Cash paid in lieu of issuing fractional shares           (95)                      (2)                                         (2)
                                                   -----------    -------       -------      ---------        ------       --------

Balances, December 31, 1996 ....................     6,603,319        825        22,968         87,978           916        112,687
  Net income for 1997 ..........................                                                14,373                       14,373
  Cash dividends ($.69 per share) ..............                                                (6,902)                      (6,902)
  Other comprehensive income, net of tax .......                                                                 631            631
  Stock issued under employee benefit plans ....        13,690          2           289                                         291
  Stock issued under dividend reinvestment
    and stock purchase plan ....................        23,276          3           723                                         726
  Stock options exercised ......................        24,154          3           160                                         163
                                                   -----------    -------       -------      ---------        ------       --------

Balances, December 31, 1997 ....................     6,664,439        833        24,140         95,449         1,547        121,969
  Net income for 1998 ..........................                                                15,399                       15,399
  Cash dividends ($.77 per share) ..............                                                (7,772)                      (7,772)
  Other comprehensive income, net of tax .......                                                                 644            644
  Stock issued under employee benefit plans ....        14,471          2           383                                         385
  Stock issued under dividend reinvestment
    and stock purchase plan ....................        19,092          2           677                                         679
  Stock options exercised ......................        31,606          4           267                                         271
  Stock redeemed ...............................        (2,000)                     (72)                                        (72)
  Three-for-two stock split ....................     3,358,760        420          (420)
  Cash paid in lieu of issuing fractional shares          (285)                      (6)                                         (6)
                                                   -----------    -------       -------      ---------        ------       --------

Balances, December 31, 1998 ....................    10,086,083    $ 1,261       $24,969      $(103,076        $2,191       $131,497
                                                   ===========    =======       =======      =========        ======       ========

See Notes to Consolidated Financial Statements.

                                                                                                CONSOLIDATED STATEMENT OF CASH FLOWS
                                                                                                   (In Thousands, Except Share Data)

                                                                                             Year Ended December 31,
====================================================================================================================================
                                                                                    1998                1997                1996
====================================================================================================================================
Operating Activities:
  Net income ...........................................................          $  15,399           $  14,373           $  13,142
  Adjustments to reconcile net income to
    net cash provided by operating activities:
    Provision for loan losses ..........................................              1,984               1,297               1,253
    Depreciation and amortization ......................................              1,970               1,810               1,626
    Amortization of goodwill and intangibles ...........................                184                  89                 131
    Deferred income tax ................................................                 28                 (35)                401
    Securities amortization, net .......................................                179                 236                 188
    Securities losses (gains), net .....................................               (119)                 14                (148)
    Gain on sale of premises and equipment .............................               (442)
    Mortgage loans originated for sale .................................            (10,251)             (7,139)             (2,501)
    Proceeds from sales of mortgage loans ..............................              9,946               6,952               2,952
    Net change in
      Interest receivable ..............................................               (205)               (325)                357
Interest payable .......................................................                 (1)                239                 (40)
Other adjustments ......................................................             (2,426)             (1,050)               (593)
                                                                                  ---------           ---------           ---------
Net cash provided by operating activities ..............................             16,246              16,461              16,768
                                                                                  ---------           ---------           ---------

Investing Activities:
   Net change in interest-bearing deposits .............................               (470)                (95)                (31)
Purchases of
     Securities available for sale .....................................           (184,585)            (68,524)           (113,473)
Securities held to maturity ............................................                (90)             (2,652)            (22,450)
   Proceeds from maturities of
     Securities available for sale .....................................             83,556              73,786              96,441
     Securities held to maturity .......................................             14,250              15,878              35,715
Proceeds from sales of
     Securities available for sale .....................................              5,886              10,552              13,120
   Net change in loans .................................................            (41,009)            (73,038)            (80,404)
   Acquisition of insurance subsidiary .................................             (1,254)
   Purchase of Federal Home Loan Bank stock ............................               (350)               (283)               (389)
Purchases of premises and equipment ....................................             (4,447)             (2,157)             (2,083)
   Proceeds from sale of fixed assets ..................................              1,029
   Other investing activities ..........................................               (104)                236                  71
                                                                                  ---------           ---------           ---------
   Net cash used by investing activities ...............................           (127,588)            (46,297)            (73,483)
                                                                                  ---------           ---------           ---------

Financing Activities:
   Net change in
     Demand and savings deposits .......................................             77,474              16,242             (19,168)
     Certificates of deposit and other time deposits ...................              5,558              33,119              29,683
Repurchase agreements and other borrowings .............................             41,303             (18,208)              7,659
   Federal Home Loan Bank advances .....................................             27,657              11,550               7,150
   Repayment of Federal Home Loan Bank advances ........................             (5,089)                                 (7,000)
   Cash dividends ......................................................             (7,772)             (6,902)             (5,369)
Stock issued under employee benefit plans ..............................                385                 291                 298
Stock issued under dividend reinvestment
     and stock purchase plan ...........................................                679                 726                 558
   Stock options exercised .............................................                271                 163                  64
   Stock redeemed ......................................................                (72)
   Cash paid in lieu of issuing fractional shares ......................                 (6)                                     (2)
                                                                                  ---------           ---------           ---------
Net cash provided by financing activities ..............................            140,388              36,981              13,873
                                                                                  ---------           ---------           ---------

Net Change in Cash and Cash Equivalents ................................             29,046               7,145             (42,842)

Cash and Cash Equivalents, Beginning of Year ...........................             42,177              35,032              77,874
                                                                                  ---------           ---------           ---------

Cash and Cash Equivalents, End of Year .................................          $  71,223           $  42,177           $  35,032
                                                                                  =========           =========           =========

Additional Cash Flows Information:
   Interest paid .......................................................          $  38,051           $  35,486           $  32,388
Income tax paid ........................................................              8,252               7,602               6,203

See Notes to Consolidated Financial Statements.

NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands, Except Share Data)

================================================================================
NOTE 1
================================================================================

Nature of Operations and Summary of Significant Accounting Policies


     The accounting and reporting policies of First Merchants Corporation ("Corporation"), and its wholly owned subsidiaries, First Merchants Bank, N.A. ("First Merchants"), Pendleton Banking Company ("Pendleton"), and its subsidiary First Merchants Insurance Services, Inc., First United Bank ("First United"), The Randolph County Bank ("Randolph County"), and Union County National Bank ("Union County"), (collectively "the Banks"), conform to generally accepted accounting principles and reporting practices followed by the banking industry. The more significant of the policies are described below.

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

     The Corporation is a bank holding company whose principal activity is the ownership and management of the Banks. First Merchants and Union County operate under national bank charters and provide full banking services, including trust services. As national banks, First Merchants and Union County are subject to the regulation of the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation ("FDIC"). Pendleton, First United and Randolph County operate under state bank charters and provide full banking services, including trust services. As state banks, Pendleton, First United and Randolph County are subject to the regulation of the Department of Financial Institutions, State of Indiana, and the FDIC.

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

Investment Securities

     Debt securities are classified as held to maturity when the Corporation has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost.

     Debt securities not classified as held to maturity are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported as accumulated other comprehensive income in stockholders' equity, net of tax.

     Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

Loans Held for Sale are carried at the lower of aggregate cost or market. Market is determined using the aggregate method. Net unrealized losses are recognized through a valuation allowance by charges to income.

Loans are carried at the principal amount outstanding. Certain nonaccrual and substantially delinquent loans may be considered to be impaired. A loan is impaired when, based on current information or events, it is probable that the Banks will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. In applying the provisions of Statement of Financial Accounting Standards ("SFAS") No. 114, the Corporation considers its investment in one-to-four family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. Interest income is accrued on the principal balances of loans, except for installment loans with add-on interest, for which a method that approximates the level yield method is used. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received.

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

     The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that, as of December 31, 1998, the allowance for loan losses is adequate based on information currently available. A worsening or protracted economic decline in the area within which the Corporation operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.



32                                                                     continued

                                      NOTES to CONSOLIDATED FINANCIAL STATEMENTS
                         (Table Dollar Amounts in Thousands, Except Share Data)s

================================================================================
NOTE 1
================================================================================

Nature of Operations and Summary of Significant Accounting Policies continued

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

Stock Options are granted for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Corporation accounts for and will continue to account for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and accordingly, recognizes no compensation expense for the stock option grants.

Earnings Per Share have been computed based upon the weighted average common and common equivalent shares outstanding during each year and have been restated to give effect to a three-for-two stock split distributed to stockholders on October 23, 1998.

Reclassifications of certain amounts in the prior years consolidated financial statements have been made to conform to the 1998 presentation.

================================================================================
NOTE 2
================================================================================

Business Combinations

     On August 20, 1998, the Corporation signed a definitive agreement to acquire all of the outstanding shares of Jay Financial Corporation, Portland, Indiana. Under terms of the agreement, the Corporation will issue approximately 1,099,000 shares of its common stock. The transaction will be accounted for under the pooling-of-interests method of accounting and is subject to approval by appropriate regulatory agencies. Although the Corporation anticipates that the merger will be consummated during the second quarter of 1999, there can be no assurance that the acquisition will be completed. At December 31, 1997, Jay Financial Corporation, had total assets and stockholders' equity of $104,977,000 and $13,627,000, respectively.

     On October 27, 1998, the Corporation signed a definitive agreement to acquire all of the outstanding shares of Anderson Community Bank, Anderson, Indiana. Under terms of the agreement, the Corporation will issue approximately 811,000 shares of its common stock. The transaction will be accounted for under the pooling-of-interests method of accounting and is subject to approval by appropriate regulatory agencies. Although the Corporation anticipates that the merger will be consummated during the second quarter of 1999, there can be no assurance that the acquisition will be completed. At December 31, 1997, Anderson Community Bank had total assets and stockholders' equity of $62,836,000 and $6,448,000, respectively. The Anderson Community Bank will merge with Pendleton to form the Madison Community Bank.

     On August 1, 1996, the Corporation issued 1,414,028 shares of its common stock in exchange for all of the outstanding shares of Union National Bancorp, Liberty, Indiana. On October 2, 1996, the Corporation issued 848,558 shares of its common stock in exchange for all of the outstanding shares of Randolph County Bancorp, Winchester, Indiana. These transactions were accounted for under the pooling-of-interests method of accounting. The financial information contained herein reflects the mergers and reports the financial condition and results of operations as though the Corporation had been combined as of January 1, 1996. Separate operating results of Union National Bancorp and Randolph County Bancorp for the periods prior to the merger were as follows on page 34:

NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands, Except Share Data)

================================================================================
NOTE 2
================================================================================

Business Combinations continued

================================================================================
                                                                       1996
================================================================================

Net interest income:

   First Merchants Corporation ............................           $33,060

   Union National Bancorp .................................             2,961

   Randolph County Bancorp ................................             1,126
                                                                      -------

         Combined .........................................           $37,147
                                                                      =======

Net income:

   First Merchants Corporation ............................           $11,556

   Union National Bancorp .................................               974

   Randolph County Bancorp ................................               612
                                                                      -------

         Combined .........................................           $13,142
                                                                      =======

Net income per share:

   Basic:

      First Merchants Corporation .........................           $  1.17

      Union National Bancorp ..............................               .10

      Randolph County Bancorp .............................               .06
                                                                      -------

         Combined .........................................           $  1.33
                                                                      =======

   Diluted:

      First Merchants Corporation .........................           $  1.16

      Union National Bancorp ..............................               .10

      Randolph County Bancorp .............................               .06
                                                                      -------

         Combined .........................................           $  1.32
                                                                      =======

================================================================================
NOTE 3
================================================================================

Restriction on Cash and Due from Banks

The Banks are required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 1998, was $12,229,000.

                                                                                          NOTES to CONSOLIDATED FINANCIAL STATEMENTS
                                                                              (Table Dollar Amounts in Thousands, Except Share Data)

====================================================================================================================================
NOTE 4
====================================================================================================================================
Investment Securities

------------------------------------------------------------------------------------------------------------------------------------
                                                                                         GROSS             GROSS
                                                                     AMORTIZED         UNREALIZED        UNREALIZED           FAIR
                                                                        COST             GAINS             LOSSES             VALUE
------------------------------------------------------------------------------------------------------------------------------------
Available for sale at December 31, 1998
   U.S. Treasury ...........................................          $ 20,269          $     95                            $ 20,364
   Federal agencies ........................................            52,598               577          $     19            53,156
   State and municipal .....................................            86,537             2,620                 4            89,153
   Mortgage-backed securities ..............................           126,329               424               183           126,570
   Other asset-backed securities ...........................               265                 1                11               255
   Corporate obligations ...................................            18,624               143                 8            18,759
   Marketable equity securities ............................               250                                                   250
                                                                      --------          --------          --------          --------
      Total available for sale .............................           304,872             3,860               225           308,507
                                                                      --------          --------          --------          --------

Held to maturity at December 31, 1998
   U.S. Treasury ...........................................               249                 4                                 253
   Federal agencies ........................................               500                 1                                 501
   State and municipal .....................................            17,480               348                 1            17,827
   Mortgage-backed securities ..............................               864                 3                                 867
   Other asset-backed securities ...........................             1,761                 2                27             1,736
                                                                      --------          --------          --------          --------
      Total held to maturity ...............................            20,854               358                28            21,184
                                                                      --------          --------          --------          --------
      Total investment securities ..........................          $325,726          $  4,218          $    253          $329,691
                                                                      ========          ========          ========          ========

Available for sale at December 31, 1997
   U.S. Treasury ...........................................          $ 19,207          $    104          $     11          $ 19,300
   Federal agencies ........................................            66,783               405                48            67,140
   State and municipal .....................................            67,842             1,815                28            69,629
Mortgage-backed securities .................................            36,682               362                86            36,958
   Other asset-backed securities ...........................               487                 2                54               435
   Corporate obligations ...................................            18,219               139                30            18,328
   Marketable equity securities ............................               250                                                   250
                                                                      --------          --------          --------          --------
      Total available for sale .............................           209,470             2,827               257           212,040
                                                                      --------          --------          --------          --------

Held to maturity at December 31, 1997
   U.S. Treasury ...........................................               249                                   2               247
   Federal agencies ........................................             3,412                 6                 1             3,417
   State and municipal .....................................            26,206               252                 2            26,456
Mortgage-backed securities .................................             1,255                 4                 1             1,258
   Other asset-backed securities ...........................             4,210                 7               166             4,051
                                                                      --------          --------          --------          --------
      Total held to maturity ...............................            35,332               269               172            35,429
                                                                      --------          --------          --------          --------
      Total investment securities ..........................          $244,802          $  3,096          $    429          $247,469
                                                                      ========          ========          ========          ========

     The amortized cost and fair value of securities held to maturity and available for sale at December 31, 1998, by contractual maturity, are shown on the following page. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                       continued

NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands, Except Share Data)

================================================================================
NOTE 4
================================================================================

Investment Securities   continued

------------------------------------------------------------------------------------------------------------
                                                      AVAILABLE FOR SALE              HELD TO MATURITY
                                                AMORTIZED COST    FAIR VALUE    AMORTIZED COST    FAIR VALUE
------------------------------------------------------------------------------------------------------------
Maturity distribution at December 31, 1998:
     Due in one year or less ..............        $ 52,579        $ 52,837        $  5,370        $  5,397
     Due after one through five years .....          93,213          94,927          10,741          11,003
     Due after five through ten years .....          26,830          28,047           1,638           1,701
     Due after ten years ..................           5,406           5,621             480             480
                                                   --------        --------        --------        --------
                                                    178,028         181,432          18,229          18,581

     Mortgage-backed securities ...........         126,329         126,570             864             867
     Other asset-backed securities ........             265             255           1,761           1,736
     Marketable equity securities .........             250             250
                                                   --------        --------        --------        --------
       Totals .............................        $304,872        $308,507        $ 20,854        $ 21,184
                                                   ========        ========        ========        ========

Securities with a carrying value of approximately $144,863,000 and $92,991,000 were pledged at December 31, 1998 and 1997, to secure certain deposits and securities sold under repurchase agreements, and for other purposes as permitted or required by law.

     In addition, all otherwise unpledged securities are pledged as collateral for Federal Home Loan Bank advances with qualified first mortgage loans.

     Proceeds from sales of securities available for sale during 1998, 1997 and 1996 were $5,886,000, $10,552,000, and $13,120,000. Gross gains of $119,000 and
$148,000 in 1998 and 1996 and gross losses of $14,000 in 1997 were realized on those sales.


================================================================================
NOTE 5
================================================================================

Loans and Allowance

============================================================================================
                                                                         1998         1997
============================================================================================
Loans at December 31:
   Commercial and industrial loans ................................   $ 169,685    $ 148,281
   Bankers' acceptances and loans to financial institutions .......         900          705
   Agricultural production financing and other loans to farmers ...      16,661       16,764
   Real estate loans:
       Construction ...............................................      26,426       21,389
       Commercial and farmland ....................................      95,172       97,503
       Residential ................................................     302,680      287,072
   Individuals' loans for household and other personal expenditures     128,253      125,706
   Tax-exempt loans ...............................................       2,115        2,598
   Other loans ....................................................       1,217        3,782
                                                                      ---------    ---------
                                                                        743,109      703,800
   Unearned interest on loans .....................................        (137)        (487)
                                                                      ---------    ---------
       Total loans ................................................   $ 742,972    $ 703,313
                                                                      =========    =========

============================================================================================
                                                         1998           1997           1996
============================================================================================
Allowance for loan losses:
   Balance, January 1...............................    $ 6,778        $ 6,622       $(6,696)
   Provision for losses.............................      1,984          1,297         1,253
   Recoveries on loans..............................        531            468           309
   Loans charged off................................     (1,881)        (1,609)       (1,636)
                                                        -------        -------       -------
   Balance, December 31.............................    $ 7,412        $ 6,778        $6,622
                                                        =======        =======        ======

                                                                       continued

                                      NOTES to CONSOLIDATED FINANCIAL STATEMENTS
                          (Table Dollar Amounts in Thousands, Except Share Data)

================================================================================
NOTE 5
================================================================================

Loans and Allowance continued

Information on impaired loans is summarized below:

================================================================================
                                                         1998     1997     1996
================================================================================

As of, and for, the year ending December 31:
   Impaired loans with an allowance .................   $1,946   $1,476   $3,124
   Impaired loans for which the discounted
       cash flows or collateral value exceeds the
       carrying value of the loan ...................    6,882    1,075      868
                                                        ------   ------   ------
         Total impaired loans .......................   $8,828   $2,551   $3,992
                                                        ======   ======   ======

   Allowance for impaired loans (included in the
       Corporation's allowance for loan losses) .....   $  712   $  407   $1,092
   Average balance of impaired loans ................    8,318    3,414    5,213
   Interest income recognized on impaired loans .....      873      180      311
   Cash basis interest included above ...............      745      162      291

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

     The aggregate amount of loans, as defined, to such related parties is as shown on the right:

================================================================================

================================================================================

Balances, January 1, 1998 ...   $ 12,433
New loans,
   including renewals .......      5,440
Payments, etc.,
   including renewals .......     (5,432)
                                --------
Balances, December 31, 1998 .   $ 12,441
                                ========

================================================================================
NOTE 6
================================================================================

Premises and Equipment

================================================================================
                                                          1998           1997
================================================================================

Cost at December 31:
   Land ..........................................      $  2,991       $  2,826
   Buildings and leasehold improvements ..........        15,660         13,723
   Equipment .....................................        16,385         15,320
                                                        --------       --------
         Total cost ..............................        35,036         31,869
Accumulated depreciation .........................       (18,082)       (16,487)
                                                        --------       --------
         Net .....................................      $ 16,954       $ 15,382
                                                        ========       ========

     The Corporation is committed under various noncancelable lease contracts for certain subsidiary office facilities. Total lease expense for 1998, 1997 and 1996 was $204,000, $141,000, and $134,000, respectively. The future minimum rental commitments required under the operating leases in effect at December 31, 1998, expiring at various dates through the year 2016, follow on the right for the years ending December 31:

================================================================================

================================================================================

1999 ...........................................................            $180
2000 ...........................................................             159
2001 ...........................................................             116
2002 ...........................................................              99
2003 ...........................................................              48
After 2003 .....................................................             177
                                                                            ----
   Total future minimum obligations ............................            $779
                                                                            ====

NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands, Except Share Data)

================================================================================
NOTE 7
================================================================================

Deposits

================================================================================
                                                           1998           1997
================================================================================

Deposits at December 31:

Demand deposits ..................................       $261,708       $234,905
Savings deposits .................................        227,624        176,953
Certificates and other time deposits
  of $100,000 or more ............................         91,579        104,100
Other certificates and time deposits .............        345,933        327,854
                                                         --------       --------
    Total deposits ...............................       $926,844       $843,812
                                                         ========       ========

================================================================================

================================================================================
Certificates and other time deposits maturing in years ending December 31:

   1999...............  $302,973
   2000...............    87,437
   2001...............    26,694
   2002 ..............    13,270
   2003...............     5,863
   After 2003 ........     1,275
                        --------
                        $437,512
                        ========

================================================================================
NOTE 8
================================================================================

Borrowings

================================================================================
                                                             1998          1997
================================================================================
Borrowings at December 31:
   Securities sold under repurchase agreements .......     $ 48,836     $ 15,398
   Federal funds purchased ...........................       17,070        4,070
   U. S. Treasury demand notes .......................        2,226        7,361
   Federal Home Loan Bank advances ...................       43,268       20,700
                                                           --------     --------
       Total borrowings ..............................     $111,400     $ 47,529
                                                           ========     ========

     Securities sold under repurchase agreements consist of obligations of the Banks to other parties. The obligations are secured by U.S. Treasury, Federal agency obligations and corporate asset-backed securities. The maximum amount of outstanding agreements at any month-end during 1998 and 1997 totaled $78,302,000 and $33,802,000, and the average of such agreements totaled $36,506,000 and $31,327,000.

Maturities of Federal Home Loan Bank advances and securities sold under repurchase agreements as of December 31, 1998 are as follows:

                                                  Federal Home Loan            Securities Sold Under
                                                    Bank Advances              Repurchase Agreements
--------------------------------------------------------------------------------------------------------
                                                         WEIGHTED-AVERAGE               WEIGHTED-AVERAGE
                                                AMOUNT     INTEREST RATE     AMOUNT      INTEREST RATE
--------------------------------------------------------------------------------------------------------
Maturities in years ending December 31
     1999  .................................    $19,150         5.45%        $20,836          5.07%
     2000  .................................      2,850         5.84          11,700          5.69
     2001  .................................      6,000         5.44           2,500          5.73
     2002  .................................        150         7.07
     2003  .................................      3,000         5.26          13,800          5.80
     After 2003.............................     12,118         6.26
                                                -------         ----         -------          ----
       Total ...............................    $43,268         5.69         $48,836          5.46
                                                =======         ====         =======          ====

     The terms of a security agreement with the FHLB require the Corporation to pledge, as collateral for advances, qualifying first mortgage loans and all otherwise unpledged investment securities in an amount equal to at least 160 percent of these advances. Advances are subject to restrictions or penalties in the event of prepayment.

                                      NOTES to CONSOLIDATED FINANCIAL STATEMENTS
                          (Table Dollar Amounts in Thousands, Except Share Data)

================================================================================
NOTE 9
================================================================================

Loan Servicing

     Mortgage loans serviced for others are not included in the accompanying consolidated balance sheet. The loans are serviced primarily for the Federal Home Loan Mortgage Corporation and the unpaid balances totaled $15,541,000 and $11,877,000 at December 31, 1998 and 1997.

     The Corporation has adopted SFAS No. 122, Accounting for Mortgage Servicing Rights. The adoption of this statement has had no material impact on the Corporation's financial condition and results of operations for all years presented.

================================================================================
NOTE 10
================================================================================

Income Tax

==================================================================================================
                                                            1998            1997            1996
==================================================================================================
Income tax expense, for the year ended December 31:
   Currently payable:
      Federal .....................................        $ 6,090         $ 5,702         $ 4,903
      State .......................................          2,007           1,894           1,655
   Deferred:
      Federal .....................................             38             (21)            336
      State .......................................            (10)            (14)             65
                                                           -------         -------         -------
         Total income tax expense .................        $ 8,125         $ 7,561         $ 6,959
                                                           =======         =======         =======

Reconciliation of federal statutory to actual tax expense:
   Federal statutory income tax at 34% ............        $ 7,998         $ 7,458         $ 6,834
   Tax-exempt interest ............................         (1,311)         (1,257)         (1,140)
   Graduated tax rates ............................            173
   Effect of state income taxes ...................          1,318           1,241           1,135
   Other ..........................................            (53)            119             130
                                                           -------         -------         -------
         Actual tax expense .......................        $ 8,125         $ 7,561         $ 6,959
                                                           =======         =======         =======

     Tax expense (benefit) applicable to security gains and losses for the years ended December 31, 1998, 1997 and 1996, was $47,600, $(5,700) and $60,000,
respectively.

A cumulative net deferred tax asset is included in other assets. The components of the asset are as follows:

================================================================================
                                                                 1998      1997
================================================================================
Deferred tax asset at December 31:
Assets:
   Differences in accounting for loan losses ...............    $3,042    $2,692
   Deferred compensation ...................................       344       313
   Differences in accounting for pensions
      and other employee benefits ..........................        84       183
                                                                ------    ------
         Total assets ......................................     3,470     3,188
                                                                ------    ------
Liabilities:
   Differences in depreciation methods .....................       968     1,012
   Differences in accounting for loans and securities ......       206       125
   Differences in accounting for loan fees .................       228        28
   Net unrealized gain on securities available for sale ....     1,444     1,023
   State income tax ........................................       141       146
   Other ...................................................        91        69
                                                                ------    ------
         Total liabilities .................................     3,078     2,403
                                                                ------    ------
         Net deferred tax asset ............................    $  392    $  785
                                                                ======    ======

NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands, Except Share Data)

================================================================================
NOTE 11
================================================================================

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

=============================================
                         1998         1997
=============================================

Commitments
to extend credit       $185,879     $138,828
Standby letters
of credit                 4,310        4,649
---------------------------------------------

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

     The Corporation and subsidiaries are also subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Corporation.

================================================================================
NOTE 12
================================================================================

Year 2000

     Like all entities, the Corporation and subsidiaries are exposed to risks associated with the Year 2000 Issue, which affects computer software and hardware; transactions with customers, vendors and entities; and equipment dependent upon microchips. The Company has begun, but not yet completed, the process of remediating potential Year 2000 problems. It is not possible for any entity to guarantee the results of its own remediation efforts or to accurately predict the impact of the Year 2000 Issue on third parties with which the Company and subsidiaries do business. If remediation efforts of the Company or third parties with which the Company and subsidiaries do business are not successful, the Year 2000 Issue could have negative effects on the Company's financial condition and results of operations in the near term.

================================================================================
NOTE 13
================================================================================

Stockholders' Equity

     National and state banking laws restrict the maximum amount of dividends that a bank may pay in any calendar year. National and state banks are limited to the bank's retained net income (as defined) for the current year plus those for the previous two years. The amount at December 31, 1998, available for 1999 dividends to the Corporation is $23,878,000. The subsidiaries restrict dividends to a lesser amount because of the need to maintain an adequate capital structure.

     Total stockholders' equity for all subsidiaries at December 31, 1998, was $129,067,000, of which $105,189,000 was restricted from dividend distribution to the Corporation.

     The Corporation has a Dividend Reinvestment and Stock Purchase Plan, enabling stockholders to elect to have their cash dividends on all shares held, automatically reinvested in additional shares of the Corporation's common stock. In addition, stockholders may elect to make optional cash payments up to an aggregate of $2,500 per quarter for the purchase of additional shares of common stock. The stock is credited to participant accounts at fair market value. Dividends are reinvested on a quarterly basis. At December 31, 1998, there were 543,913 shares of common stock reserved for purchase under the plan.

     On August 11, 1998, the Board of Directors of the Corporation declared a three-for-two stock split on its common shares. The new shares were distributed on October 23, 1998, to holders of record on October 16, 1998.

NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands, Except Share Data)

================================================================================
NOTE 14
================================================================================

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

     At December 31, 1998, the management of the Corporation believes that it meets all capital adequacy requirements to which it is subject. The most recent notifications from the regulatory agencies categorized the Corporation and Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Corporation and Banks must maintain a minimum total capital to risk-weighted assets, Tier I capital to risk-weighted assets and Tier I capital to average assets of 10 percent, 6 percent and 5 percent, respectively. There have been no conditions or events since that notification that management believes have changed this categorization.

     Actual and required capital amounts and ratios are as follows:

====================================================================================================================================
                                                                  1998                                       1997
====================================================================================================================================
                                                                       REQUIRED FOR                                 REQUIRED FOR
                                                        ACTUAL      ADEQUATE CAPITAL (1)            ACTUAL      ADEQUATE CAPITAL (1)
                                                  AMOUNT      RATIO   AMOUNT     RATIO        AMOUNT     RATIO     AMOUNT    RATIO
------------------------------------------------------------------------------------------------------------------------------------
December 31
Total Capital (1) (to risk-weighted assets)
   Consolidated...............................   $133,762    16.9%   $ 63,206     8.0%      $125,762    17.9%   $ 56,166     8.0%
   First Merchants ...........................     79,685    15.7      40,678     8.0         75,539    17.4      34,756     8.0
   Pendleton .................................     13,486    18.5       5,844     8.0         12,256    17.4       5,628     8.0
   First United ..............................      8,069    18.5       3,484     8.0          7,570    18.2       3,332     8.0
   Randolph County ...........................     10,574    18.2       4,640     8.0         10,278    15.1       5,448     8.0
   Union County ..............................     19,375    16.4       9,451     8.0         18,075    17.0       8,498     8.0

Tier I Capital (1) (to risk-weighted assets)
   Consolidated...............................   $126,350    16.0%   $ 31,603     4.0%      $118,984    16.9%   $ 28,083     4.0%
   First Merchants ...........................     75,752    14.9      20,338     4.0         71,900    16.6      17,378     4.0
   Pendleton .................................     12,701    17.4       2,922     4.0         11,506    16.4       2,814     4.0
   First United ..............................      7,599    17.5       1,742     4.0          7,133    17.1       1,666     4.0
   Randolph County ...........................      9,848    17.0       2,320     4.0          9,548    14.0       2,724     4.0
   Union County ..............................     17,966    15.2       4,726     4.0         16,852    15.9       4,249     4.0

Tier I Capital (1) (to average assets)
   Consolidated...............................   $126,350    11.9%   $ 42,464     4.0%      $118,984    11.9%   $ 40,010     4.0%
   First Merchants ...........................     75,752    10.8      27,981     4.0         71,900    11.7      24,548     4.0
   Pendleton .................................     12,701    12.4       4,092     4.0         11,506    11.8       3,897     4.0
   First United ..............................      7,599    11.5       2,646     4.0          7,133    11.5       2,481     4.0
   Randolph County ...........................      9,848    13.0       3,042     4.0          9,548    14.0       2,733     4.0
   Union County ..............................     17,966     8.6       8,362     4.0         16,852     9.1       7,438     4.0

   (1) As defined by regulatory agencies


                                                                 continued    41

NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands, Except Share Data)

================================================================================
NOTE 15
================================================================================

Employee Benefit Plans

     The Corporation's defined-benefit pension plans cover substantially all of the Banks' employees. The benefits are based primarily on years of service and employees' pay near retirement. Contributions are intended to provide not only for benefits attributed to service-to-date, but also for those expected to be earned in the future.

     The table below sets forth the plans' funded status and amounts recognized in the consolidated balance sheet at December 31:

                                                                 December 31
================================================================================
                                                             1998         1997
================================================================================
Change in benefit obligation
     Benefit obligation at beginning of year ...........   $ 14,454    $ 13,060
     Service cost ......................................        688         624
     Interest cost .....................................      1,044         956
     Actuarial gain ....................................        793         388
     Benefits paid .....................................       (660)       (574)
                                                           --------    --------
     Benefit obligation at end of year .................     16,319      14,454
                                                           --------    --------
Change in plan assets
     Fair value of plan assets at beginning of year ....     18,865      15,188
     Actual return of plan assets ......................      1,038       4,251
     Benefits paid .....................................       (660)       (574)
                                                           --------    --------
     Fair value of plan assets at end of year ..........     19,243      18,865
                                                           --------    --------

     Funded status .....................................      2,924       4,411
     Unrecognized net actuarial gain ...................     (2,579)     (4,169)
     Unrecognized prior service cost ...................       (144)       (156)
     Unrecognized transition asset .....................       (480)       (617)
                                                           --------    --------
     Accrued benefit cost ..............................   $   (279)   $   (531)
                                                           ========    ========

==============================================================================================
                                                                1998         1997         1996
==============================================================================================
Pension expense (benefit) includes the following components:
   Service cost-benefits earned during the year ............   $   688     $   624     $  (537
   Interest cost on projected benefit obligation ...........     1,044         956         921
   Actual return on plan assets ............................    (1,038)     (4,251)     (1,966)
   Net amortization and deferral ...........................      (946)      2,810         699
                                                               -------     -------     -------
      Total pension expense (benefit) ......................   $  (252)    $   139     $   191
                                                               =======     =======     =======

==============================================================================================
                                                                1998         1997         1996
==============================================================================================
Assumptions used in the accounting as of December 31 were:
   Discount rate ...........................................      6.77%       7.40%       7.50%
   Rate of increase in compensation ........................      4.00%       4.50%       4.50%
   Expected long-term rate of return on assets .............      9.00%       9.00%       8.75%

     Randolph County employees participated in a defined-benefit pension plan, which is included in the above disclosures. This plan was merged with the Corporation's plan as of December 31, 1996. Randolph County's plan assumptions used in the accounting were different than the Corporation's plan assumptions. However, the differences do not have a material impact on the disclosures presented.

     In 1989, stockholders approved the 1989 Stock Option Plan, reserving 253,125 shares of Corporation common stock for the granting of options to certain employees. The exercise price of the shares may not be less than the fair market value of the shares upon grant of the option. Options become 100 percent vested when granted and are fully exercisable generally six months after the date of grant, for a period of ten years. There were no shares available for grant at December 31, 1998.

42                                                                     continued

                                      NOTES to CONSOLIDATED FINANCIAL STATEMENTS
                          (Table Dollar Amounts in Thousands, Except Share Data)

================================================================================
NOTE 15
================================================================================

Employee Benefit Plans  continued

     On March 31, 1994, stockholders approved the 1994 Stock Option Plan, reserving 472,500 shares of Corporation common stock for the granting of options to certain employees and non-employee directors. The exercise price of the shares may not be less than the fair market value of the shares upon the grant of the option. Options become 100 percent vested when granted and are fully exercisable generally six months after the date of the grant, for a period of ten years. There were 34,829 shares available for grant at December 31, 1998.

     The table below is a summary of the status of the Corporation's stock option plans and changes in those plans as of and for the years ended December 31, 1998, 1997 and 1996. The number of shares and prices have been restated to give effect to the Corporation's 1998 stock split.

                                                                     Year Ended December 31,
==============================================================================================================================
                                                  1998                         1997                           1996
==============================================================================================================================

                                                  WEIGHTED-AVERAGE             WEIGHTED-AVERAGE               WEIGHTED-AVERAGE
       OPTIONS                            SHARES   EXERCISE PRICE     SHARES    EXERCISE PRICE     SHARES      EXERCISE PRICE
------------------------------------------------------------------------------------------------------------------------------
Outstanding, beginning of year ...        447,577      $14.98         408,127       $12.89         334,532         $12.05
Granted ..........................         97,645       28.64          96,375        20.91          79,950          16.18
Exercised ........................        (67,628)      12.99         (56,925)        9.99          (6,355)         10.11
Cancelled ........................           (862)      28.71
                                          -------                     -------                      -------
Outstanding, end of year .........        476,732      $18.04         447,577       $14.98         408,127         $12.89
                                          =======                     =======                      =======

Options exercisable at year end ..        376,949                     348,652                      324,925
Weighted-average fair value of
   options granted during the year                     $ 5.95                       $ 4.21                        $ 3.39

As of December 31, 1998, other information by exercise price range for options outstanding and exercisable is as follows:

                                OUTSTANDING                                                  EXERCISABLE
----------------------------------------------------------------------------        ------------------------------
 EXERCISE PRICE     NUMBER     WEIGHTED-AVERAGE        WEIGHTED-AVERAGE              NUMBER       WEIGHTED-AVERAGE
      RANGE        OF SHARES    EXERCISE PRICE   REMAINING CONTRACTURAL LIFE        OF SHARES      EXERCISE PRICE
----------------------------------------------------------------------------        ------------------------------
$ 6.07 - $14.39     166,589         $11.72                 4.4 years                 166,589           $11.72
 15.39 -  20.92     213,360          18.16                 7.7 years                 207,360            18.17
 24.67 -  30.44      96,783          28.63                 9.6 years                   3,000            26.13
                    -------                                                          -------
                    476,732         $18.04                 6.9 years                 376,949           $15.38
                    =======                                                          =======
------------------------------------------------------------------------------------------------------------------

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

     Although the Corporation has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Corporation had accounted for its employee stock options under that Statement. The fair value of each option grant was estimated on the grant date using an option-pricing model with the following assumptions:

================================================================================
                                        1998           1997           1996
================================================================================

Risk-free interest rates ............   5.45%          6.54%          6.66%

Dividend yields .....................   3.25%          3.37%          3.41%

Volatility factors of expected
    market price common stock .......  17.19%         11.20%         12.00%

Weighted-average expected
    life of the options .............   8.50 years     8.50 years     8.50 years

--------------------------------------------------------------------------------

                                                                       continued

NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands, Except Share Data)

================================================================================
NOTE 15
================================================================================

Employee Benefit Plans continued

     Under SFAS No. 123, compensation cost is recognized in the amount of the estimated fair value of the options and amortized to expense over the options' vesting period. The pro forma effect on net income and earnings per share of this statement are shown on the right:

================================================================================
                                      1998             1997             1996
================================================================================
Net Income
    As reported .............       $15,399          $14,373          $13,142
    Pro Forma ...............        14,650           13,948           12,852
Earnings per share
  Basic:
    As reported .............       $  1.53          $  1.44          $  1.33
    Pro forma ...............          1.46             1.40             1.30
  Diluted:
    As reported .............       $  1.51          $  1.43          $  1.32
    Pro forma ...............          1.44             1.38             1.29

     In 1994, the stockholders approved the 1994 Employee Stock Purchase Plan, enabling eligible employees to purchase the Corporation's common stock. A total of 253,125 shares of the Corporation's common stock are reserved for issuance persuant to the plan. The price of the stock to be paid by the employees is determined by the Corporation's compensation committee, but may not be less than 85 percent of the lesser of the fair market value of the Corporation's common stock at the beginning or at the end of the offering period. Common stock purchases are made annually and are paid through advance payroll deductions of up to 20 percent of eligible compensation. Participants under the plan purchased 21,706 shares in 1998 at $17.71 per share. The fair market value per share on the purchase date was $30.44.

     At December 31, 1998, there were 162,977 shares of Corporation common stock reserved for purchase under the plan, and $444,000 has been withheld from compensation, plus interest, toward the purchase of shares after June 30, 1999, the end of the annual offering period.

     The Corporation's Employee Stock Purchase Plan is accounted for in accordance with APB No. 25. Although the Corporation has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Corporation had accounted for the purchased shares under that statement. The pro forma disclosures are included in the table above and were estimated using an option pricing model with the following assumptions for 1998, 1997 and 1996, respectively: dividend yield of 3.25, 3.37 and 3.41 percent; an expected life of one year for all years; expected volatility of 17.19, 11.20 and 12.00 percent; and risk-free interest rates of 5.41, 6.54 and
6.66 percent. The fair value of those purchase rights granted in 1998, 1997 and 1996 was $12.69, $5.03 and $4.68, respectively.

     The Banks have retirement savings 401(k) plans in which substantially all employees may participate. The Banks match employees' contributions at the rate of 25-50 percent for the first 5-6 percent of base salary contributed by participants. The Banks' expense for the plans was $108,000 for 1998, $110,000 for 1997, and $92,000 for 1996.

================================================================================
NOTE 16
================================================================================

Net Income Per Share

                                                                                Year Ended December 31,
============================================================================================================
                                                  1998                                 1997
============================================================================================================
                                           WEIGHTED-AVERAGE PER SHARE           WEIGHTED-AVERAGE PER SHARE
                                    INCOME      SHARES       AMOUNT      INCOME      SHARES       AMOUNT
------------------------------------------------------------------------------------------------------------
Basic net income per share:
  Net income available  to
    common stockholders ..........  $15,399   10,045,502     $ 1.53      $14,373    9,950,303     $ 1.44
                                                             ======                               ======
Effect of dilutive stock options .               155,568                              135,157
                                    -------   ----------                 -------   ----------
Diluted net income per share:
  Net income available to
    common stockholders
    and assumed conversions ......  $15,399   10,201,070     $ 1.51      $14,373   10,085,460     $ 1.43
                                    =======   ==========     ======      =======   ==========     ======


=====================================================================
                                                1996
=====================================================================
                                           WEIGHTED-AVERAGE PER SHARE
                                    INCOME      SHARES       AMOUNT
---------------------------------------------------------------------
Basic net income per share:
  Net income available  to
    common stockholders ..........  $13,142    9,871,751     $ 1.33
                                                             ======
Effect of dilutive stock options .                99,556
                                    -------    ---------
Diluted net income per share:
  Net income available to
    common stockholders
    and assumed conversions ......  $13,142    9,971,307     $ 1.32
                                    =======    =========     ======

                                      NOTES to CONSOLIDATED FINANCIAL STATEMENTS
                          (Table Dollar Amounts in Thousands, Except Share Data)

================================================================================
NOTE 17
================================================================================

Fair Values of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and Cash Equivalents

The fair value of cash and cash equivalents approximates carrying value.

Interest-Bearing Time Deposits

The fair value of interest-bearing time deposits approximates carrying value.

Investment Securities

Fair values are based on quoted market prices.

Mortgage Loans Held for Sale

The fair value of mortgages held for sale approximates carrying values.

Loans

For both short-term loans and variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair value for other loans is estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Interest Receivable/Payable

The fair values of interest receivable/payable approximate carrying values.

Federal Reserve and Federal Home Loan Bank Stock

The fair value of FRB and FHLB stock is based on the price at which it may be resold to the FRB and FHLB.

Deposits

The fair values of noninterest-bearing demand accounts, interest-bearing demand accounts and savings deposits are equal to the amount payable on demand at the balance sheet date. The carrying amounts for variable rate, fixed-term certificates of deposit approximate their fair values at the balance sheet date. Fair values for fixed-rate certificates of deposit and other time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

Federal Funds Purchased and U.S. Treasury Demand Notes

These financial instruments are short-term borrowing arrangements. The rates at December 31, 1998 and 1997, approximate market rates, thus the fair value approximates carrying value.

Securities Sold Under Repurchase Agreements and Federal Home Loan Bank Advances

The fair value of the these borrowings is estimated using a discounted cash flow calculation, based on current rates for similar debt.

Off-Balance Sheet Commitments

Loan commitments and letters-of-credit generally have short-term, variable-rate features and contain clauses which limit the Banks' exposure to changes in customer credit quality. Accordingly, their carrying values, which are immaterial at the respective balance sheet dates, are reasonable estimates of fair value.

The estimated fair values of the Corporation's financial instruments are as follows:

====================================================================================================================================
                                                                                      1998                            1997
====================================================================================================================================
                                                                            CARRYING         FAIR           CARRYING         FAIR
                                                                             AMOUNT          VALUE           AMOUNT          VALUE
------------------------------------------------------------------------------------------------------------------------------------
Assets at December 31:
   Cash and cash equivalents .......................................        $ 71,223        $ 71,223        $ 42,177        $ 42,177
   Interest-bearing time deposits ..................................             855             855             385             385
   Investment securities available for sale ........................         308,507         308,507         212,040         212,040
   Investment securities held to maturity ..........................          20,854          21,184          35,332          35,429
   Mortgage loans held for sale ....................................             776             776             471             471
   Loans ...........................................................         742,972         751,589         703,313         704,335
   FRB and FHLB stock ..............................................           3,723           3,723           3,373           3,373
   Interest receivable .............................................           9,173           9,173           8,968           8,968

Liabilities at December 31:
   Deposits ........................................................         926,844         928,712         843,812         845,277
   Borrowings:
      Securities sold under repurchase agreements ..................          48,836          43,903          15,398          15,398
      Federal funds purchased ......................................          17,070          17,070           4,070           4,070
   U.S. Treasury demand notes ......................................           2,226           2,226           7,361           7,361
      FHLB advances ................................................          43,268          43,425          20,700          21,114
   Interest payable ................................................           3,614           3,614           3,615           3,615

NOTES to CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands, Except Share Data)

================================================================================
NOTE 18
================================================================================

Condensed Financial Information (Parent Company Only)

     Presented  below  is  condensed  financial   information  as  to  financial
position, results of operations, and cash flows of the Corporation:


CONDENSED BALANCE SHEET
                                                               December 31,
================================================================================
                                                             1998         1997
================================================================================

Assets
   Cash ..............................................     $     84     $    318
   Loans to affiliates ...............................        1,500
   Security purchased with agreement
      to resell to an affiliate ......................                     2,000
   Investment securities available for sale ..........          250          250
   Investment in subsidiaries ........................      129,067      118,732
   Goodwill ..........................................          535          553
   Other assets ......................................          329          230
                                                           --------     --------

      Total assets ...................................     $131,765     $122,083
                                                           ========     ========

Liabilities' .........................................     $    268     $    114

Stockholders' Equityi ................................      131,497      121,969
                                                           --------     --------

      Total liabilities and stockholders' equity .....     $131,765     $122,083
                                                           ========     ========


CONDENSED STATEMENT OF INCOME                Year Ended December 31,

===============================================================================================================
                                                                       1998            1997             1996
===============================================================================================================
Income
  Dividends from subsidiaries ...............................        $  7,772         $  6,903         $  5,420
  Other income ..............................................             105              101               25
                                                                     --------         --------         --------
     Total income ...........................................           7,877            7,004            5,445
                                                                     --------         --------         --------

Expenses
  Amortization of core deposit intangibles,
    goodwill, and fair value adjustments ....................              45               45               43
  Business combination expenses .............................              36                               258
  Other expenses ............................................             500              591              269
                                                                     --------         --------         --------
     Total expenses .........................................             581              636              570
                                                                     --------         --------         --------

Income Before Income Tax Benefit and Equity in
Undistributed Income of Subsidiariesi .......................           7,296            6,368            4,875
  Income tax benefit ........................................            (201)            (193)            (100)
                                                                     --------         --------         --------

Income Before Equity in Undistributed Income of Subsidiaries.           7,497            6,561            4,975
  Equity in undistributed income of subsidiaries ...........            7,902            7,812            8,167
                                                                     --------         --------         --------

Net Income  .................................................        $ 15,399         $ 14,373         $ 13,142
                                                                     ========         ========         ========

                                                                       continued
46

                                      NOTES to CONSOLIDATED FINANCIAL STATEMENTS
                          (Table Dollar Amounts in Thousands, Except Share Data)

================================================================================
NOTE 18
================================================================================

Condensed Financial Information (Parent Company Only) continued

CONDENSED STATEMENT OF CASH FLOWS                                                             Year Ended December 31,
===================================================================================================================================
                                                                                     1998                1997                1996
===================================================================================================================================
Operating Activities:
   Net income ..........................................................           $ 15,399            $ 14,373            $ 13,142
   Adjustments to reconcile net income to net cash
     provided by operating activities:
     Amortization ......................................................                 18                  17                  20
     Equity in undistributed income of subsidiaries ....................             (7,902)             (7,812)             (8,167)
     Security gains ....................................................                                                        (19)
     Net change in:
        Other assets ...................................................               (131)                 25                 567
        Other liabilities ..............................................                126                  16                (337)
                                                                                   --------            --------            --------
           Net cash provided by operating activities ...................              7,510               6,619               5,206
                                                                                   --------            --------            --------
Investing Activities:
   Security purchased with an agreement to resell to an affiliate ......              2,000              (1,000)             (1,000)
   Net change in loans .................................................             (1,500)
   Proceeds from sales of securities available for sale ................                                      8                 103
   Investment in subsidiary ............................................             (1,729)
   Other investing activities ..........................................                                                        (78)
                                                                                   --------            --------            --------
           Net cash used by investing activities .......................             (1,229)               (992)               (975)
                                                                                   --------            --------            --------
Financing Activities:
   Cash dividends ......................................................             (7,772)             (6,902)             (5,369)
   Stock issued under employee benefit plans ...........................                385                 291                 298
   Stock issued under dividend reinvestment
     and stock purchase plan ...........................................                679                 726                 558
   Stock options exercised .............................................                271                 163                  64
   Stock redeemed ......................................................                (72)
   Cash paid in lieu of issuing fractional shares ......................                 (6)                                     (2)
                                                                                   --------            --------            --------
           Net cash used by financing activities .......................             (6,515)             (5,722)             (4,451)
                                                                                   --------            --------            --------
   Net change in cash ..................................................               (234)                (95)               (220)
Cash, beginning of year ................................................                318                 413                 633
                                                                                   --------            --------            --------
   Cash, end of year ...................................................           $     84            $    318            $    413
                                                                                   ========            ========            ========


================================================================================
NOTE 19
================================================================================

Quarterly Results of Operations  (Unaudited)

   The following table sets forth certain quarterly results for the years ended December 31, 1998 and 1997:

------------------------------------------------------------------------------------------------------------------------------------
   QUARTER         INTEREST     INTEREST     NET INTEREST  PROVISION FOR    NET      AVERAGE SHARES OUTSTANDING NET INCOME PER SHARE
    ENDED           INCOME       EXPENSE        INCOME      LOAN LOSSES    INCOME        BASIC        DILUTED      BASIC    DILUTED
------------------------------------------------------------------------------------------------------------------------------------
1998:
March ........      $19,122       $8,970       $10,152          $411        $3,824    10,005,041    10,186,400      $.38    $.38
June .........       19,736        9,431        10,305           411         3,798    10,024,931    10,210,374       .38     .37
Sept .........       20,145        9,687        10,458           446         3,891    10,071,921    10,222,876       .39     .38
Dec ..........       20,725        9,962        10,763           716         3,886    10,080,117    10,217,407       .38     .38
                    -------      -------       -------        ------       -------                                 -----   -----
                    $79,728      $38,050       $41,678        $1,984       $15,399    10,045,502    10,201,070     $1.53   $1.51
                    =======      =======       =======        ======       =======                                 =====   =====

1997:
March ........      $17,884       $8,343        $9,541          $287        $3,429     9,907,518    10,039,461      $.35    $.34
June .........       18,980        8,901        10,079           290         3,707     9,928,085    10,054,069       .37     .37
Sept .........       19,042        9,132         9,910           375         3,536     9,974,990    10,101,611       .35     .35
Dec ..........       19,569        9,349        10,220           345         3,701     9,990,621    10,146,708       .37     .37
                    -------      -------       -------        ------       -------                                 -----   -----
                    $75,475      $35,725       $39,750        $1,297       $14,373     9,950,303    10,085,460     $1.44   $1.43
                    =======      =======       =======        ======       =======                                 =====   =====

Stockholder
INFORMATION

                                   [GRAPHIC]


                           First Merchants Corporation
                           currently provides services
                           through offices located in
                          Delaware, Fayette, Hamilton,
                         Henry, Madison, Wayne, Randolph
                          and Union counties in Indiana
                           and Butler county in Ohio.


                                     [LOGO]
                                 First Merchants
                                   Corporation

                                Corporate Office


                             200 East Jackson Street
                           Muncie, Indiana 47305-2814


                                  765-747-1500
                           http://firstmerchants.com

First Merchants Corporation of Muncie, Indiana, was organized in September, 1982, as the bank holding company for The Merchants National Bank, now First Merchants Bank, N.A., an institution which has served Muncie and the surrounding communities since 1893.

In November 1988, First Merchants acquired Pendleton Banking Company of Pendleton, Indiana, a commercial bank which was organized in 1872.

In July 1991, the Corporation acquired First United Bank of Middletown, Indiana, which was established in 1882.

In August 1996, First Merchants Corporation acquired Union County National Bank, established in 1872 and based in Liberty, Indiana.

In  October  1996,  the  Corporation   acquired  The  Randolph  County  Bank  of
Winchester, Indiana, which was founded in 1865.

In April 1998, the Corporation acquired the Muncie office of Insurance & Risk Management, Inc., renamed First Merchants Insurance Services, Inc.

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


                                    [PHOTO]


Annual
MEETING


The Annual Meeting of Stockholders of
First Merchants Corporation
will be held...

Wednesday, April 14, 1999 o 3:30 p.m.

Horizon Convention Center
401 South High Street
Muncie, Indiana 47305

                                                         =======================
                                                         STOCKHOLDER INFORMATION
                                                         =======================


                                                                     Stock PRICE
                                                                               &
                                                                        Dividend
                                                                     INFORMATION


================================================================================
PRICE PER SHARE
================================================================================

   QUARTER                   HIGH                LOW          DIVIDENDS DECLARED

                        1998     1997      1998      1997        1998    1997
                       ---------------    ----------------      --------------
First Quarter ........ $27.67   $20.00    $24.50    $16.83      $.187    $.160
Second Quarter .......  31.83    20.50     25.67     18.50       .187     .160
Third Quarter ........  30.83    21.58     24.00     20.00       .200     .187
Fourth Quarter .......  28.75    25.33     21.50     21.42       .200     .187

The table above lists per share prices and dividend payments during 1998 and 1997.

Prices are as reported by the National Association of Securities Dealers.

Automated Quotation - National Market System.

Numbers rounded to nearest cent when applicable.

Restated for 3-for-2 stock split distributed October, 1998.

--------------------------------------------------------------------------------

==================
STOCK INFORMATION
==================

Common Stock Listing

First Merchants Corporation common stock is traded over-the-counter on the NASDAQ National Market System. Quotations are carried in many daily papers. The NASDAQ symbol is FRME (Cusip #320817-10-9). At the close of business on December 31, 1998, the number of shares outstanding was 10,086,083. There were 1,555 stockholders of record on that date.


==============
Market Makers
==============

The following firms make a market in First Merchants Corporation stock:

Robert W. Baird & Co., Inc.

Keefe, Bruyette & Woods, Inc.

Knight Securities, L.P.

Herzog, Heine, Geduld, Inc.

Howe, Barnes & Johnson, Inc.

McDonald Investments Inc.

NatCity Investments, Inc.

Troster Securities, L.P.


General Stockholder Inquiries

Stockholders  and  interested   investors  may  obtain   information  about  the
Corporation upon written request or by calling:

Mr. Douglas B. Harris
Vice President
Investor Services & Bank Investments
First Merchants Corporation
P. O. Box 792
Muncie, Indiana 47308-0792
765-741-7278
1-800-262-4261 Ext. 7278


Stock Transfer Agent and Registrar

First Merchants Bank, N.A.
Corporate Trust Department
P. O. Box 792
Muncie, Indiana 47308-0792


Form 10-k and Financial Information


First Merchants Corporation, upon request and without charge, will furnish stockholders, security analysts and investors a copy of Form 10-k filed with the Securities and Exchange Commission.



Please contact:
Mr. James L. Thrash
Senior Vice President
and Chief Financial Officer

First Merchants Corporation
P. O. Box 792
Muncie, Indiana 47308-0792
765-747-1390
1-800-262-4261 Ext. 1390