Form 10-K405, Exhibit 13
period 1999-12-31
FIRST MERCHANTS CORP
filed 2000-03-24
CIK 712534

================================================================================
Financial
review

Independent auditor's report                                                  14


Five-year summary of
selected financial data                                                       15


Management's
discussion & analysis                                                         16


Consolidated
financial statements                                                          24


Notes to consolidated
financial statements                                                          28
================================================================================


INDEPENDENT AUDITOR'S REPORT

To the Stockholders and Board of Directors
First Merchants Corporation
Muncie, Indiana

We have audited the accompanying consolidated balance sheet of First Merchants Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999 (pages 24-43). These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

The consolidated financial statements as of December 31, 1999 and for the three years then ended have been restated to reflect the pooling-of-interests with Jay Financial Corporation and Anderson Community Bank as described in Note 2 to the consolidated financial statements. We did not audit the 1998 or 1997 financial statements of Jay Financial Corporation and Anderson Community Bank, which statements reflect total assets of $185,355,000 as of December 31, 1998, and total revenues of $15,588,000 and $13,626,000 for the years ended December 31, 1998 and 1997. Those statements were audited by other auditors whose reports have been furnished to us and our opinion, insofar as it relates to the amounts included for First Merchants Corporation as of December 31, 1999 and for the three years then ended, is based solely on the report of the other auditors.

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

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of First Merchants Corporation and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                             OLIVE LLP

                                             Indianapolis, Indiana
                                             January 22, 2000

FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA



(in thousands, except share data)                               1999           1998           1997           1996           1995
====================================================================================================================================
Operations
Net Interest Income
     Fully Taxable Equivalent (FTE) Basis ...............    $   56,513     $   52,463     $   49,403     $   45,431     $   41,321
Less Tax Equivalent Adjustment ..........................         2,948          2,767          2,611          2,312          2,243
                                                             ----------     ----------     ----------     ----------     ----------
Net Interest Income .....................................        53,565         49,696         46,792         43,119         39,078
Provision for Loan Losses ...............................         2,241          2,372          1,735          1,790          1,543
                                                             ----------     ----------     ----------     ----------     ----------
Net Interest Income
     After Provision for Loan Losses ....................        51,324         47,324         45,057         41,329         37,535
Total Other Income ......................................        14,573         12,880         10,146          9,317          8,188
Total Other Expenses ....................................        36,710         32,741         30,016         27,596         25,585
                                                             ----------     ----------     ----------     ----------     ----------
     Income Before Income Tax Expense ...................        29,187         27,463         25,187         23,050         20,138
Income Tax Expense ......................................        10,099          9,556          8,704          8,006          6,905
                                                             ----------     ----------     ----------     ----------     ----------
Net Income ..............................................    $   19,088     $   17,907     $   16,483     $   15,044     $   13,233
                                                             ==========     ==========     ==========     ==========     ==========

Per share data (1)
Basic Net Income ........................................    $     1.59     $     1.50     $     1.40     $     1.29     $     1.15
Diluted Net Income ......................................          1.58           1.48           1.38           1.27           1.14
Cash Dividends Paid (2) .................................           .84            .77            .69            .59            .51
December 31 Book Value ..................................         11.55          12.85          11.95          11.10          10.40
December 31 Market Value (Bid Price) ....................         25.56          26.00          24.33          16.83          17.17

Average balances
Total Assets ............................................    $1,397,230     $1,254,223     $1,151,081     $1,079,816     $  989,340
Total Loans .............................................       935,716        870,317        799,430        698,417        612,641
Total Deposits ..........................................     1,073,074      1,016,629        825,808        778,096        714,660
Securities Sold Under Repurchase Agreements
     (long-term portion) ................................        62,686         37,238
Total Federal Home Loan Bank Advances ...................        57,062         30,742         19,746          9,192          9,000
Total Stockholders' Equity ..............................       149,727        148,052        135,958        125,907        115,655

Year-end balances
Total Assets ............................................    $1,474,048     $1,362,527     $1,181,359     $1,112,672     $1,037,509
Total Loans .............................................       998,895        890,356        838,658        744,474        621,539
Total Deposits ..........................................     1,147,203      1,085,952        976,972        918,876        862,023
Securities Sold Under Repurchase Agreements
      (long-term portion) ...............................        35,000         48,836
Total Federal Home Loan Bank Advances ...................        73,514         47,067         25,500         10,150          9,000
Total Stockholders' Equity ..............................       126,296        153,891        141,794        130,250        121,339

Financial ratios
Return on Average Assets ................................          1.37%          1.43%          1.43%          1.39%          1.34%
Return on Average Stockholders' Equity (3) ..............         12.75          12.09          12.12          11.95          11.44
Average Earning Assets to Total Assets ..................         94.77          94.80          94.62          94.39          94.61
Allowance for Loan Losses as % of Total Loans ...........          1.01           1.03           1.01           1.08           1.24
Dividend Payout Ratio ...................................         53.16          52.03          50.00          46.46          44.74
Average Stockholders' Equity to Average Assets ..........         10.72          11.80          11.81          11.66          11.69
Tax Equivalent Yield on Earning Assets (4) ..............          7.81           8.15           8.34           8.10           8.10
Cost of Supporting Liabilities ..........................          3.54           3.74           3.80           3.64           3.69
Net Interest Margin on Earning Assets ...................          4.27           4.41           4.54           4.46           4.41

(1)  Restated for 3-for-2 stock splits distributed October, 1995 and October,
     1998.

(2) Dividends per share is for First Merchants Corporation only, not restated for pooling transactions.

(3) Average stockholders' equity is computed by averaging the last five quarters ending balance.

(4) Average earning assets include the average balance of securities classified as available for sale, computed based on the average of the historical amortized cost balances without the effects of the fair value adjustment.

MANAGEMENT'S
DISCUSSION & ANALYSIS

The Corporation's financial data for periods prior to mergers, which were accounted for as pooling of interests, has been restated.

RESULTS OF OPERATIONS

     Net income for the year 1999 reached $19,088,000, up from $17,907,000 in 1998. Diluted earnings per share totaled $1.58, a 6.8% increase over $1.48 reported for 1998. Cash basis earnings per share were $1.60, an increase of 6.7% over the 1998 level of $1.50. During the year, the Corporation absorbed merger-related expenses amounting to $ .05 per share incurred during the successful completion of two acquisitions. Excluding these expenses, diluted earnings per share would have been $1.63, a 10.1% increase. In 1999, First Merchants Corporation ("Corporation") recorded the twenty-fourth consecutive year of improvement in net income on both an aggregate and per share basis.

     Return on equity was 12.75 percent in 1999, up from 1998 and 1997 figures of 12.09 percent and 12.12 percent.

     Return on assets was 1.37 percent in 1999, 1.43 percent in 1998 and 1997.

 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

                            Return on average assets
                                    (percent)
                          Year                    %
                          ----                   ---
                          97                     1.43
                          98                     1.43
                          99                     1.37


 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]


                            Return on average equity
                                   (percent)


                          Year                    %
                          ----                   ---
                          97                    12.12
                          98                    12.09
                          99                    12.75


CAPITAL

     The Corporation successfully completed a self-tender offer on December 17, 1999, repurchasing 1,130,669 shares of its own stock for a price of $28 per share. The buyback is expected to have a positive impact on the Corporation's EPS and ROE in future periods.

     The Corporation's capital strength continues to exceed regulatory minimums and management believes that its strong capital continues to be a distinct advantage in the competitive environment in which the Corporation operates.

     The Corporation's Tier I capital to average assets ratio was 9.2 percent at year-end 1999, and 11.9 percent at December 31, 1998. At December 31, 1999, the Corporation had a Tier I risk-based capital ratio of 12.7 percent, total risk-based capital ratio of 13.7 percent, and a leverage ratio of 9.2 percent. Regulatory capital guidelines require a Tier I risk-based capital ratio of 4.0 percent and a total risk-based capital ratio of 8.0 percent.

     The Corporation has an employee stock purchase plan and an employee stock option plan. Activity under these plans is described in Note 14 to the Consolidated Financial Statements. The transactions under these plans have not had a material effect on the Corporation's capital position.

ASSET QUALITY/PROVISION FOR LOAN LOSSES

     The Corporation's asset quality and loan loss experience have consistently been superior to that of its peer group, as summarized in the table below. Asset quality has been a major factor in the Corporation's ability to generate consistent profit improvement.

     The allowance for loan losses is maintained through the provision for loan losses, which is a charge against earnings.

     The amount provided for loan losses and the determination of the adequacy of the allowance are based on a continuous review of the loan portfolio, including an internally administered loan "watch" list and an independent loan review provided by an outside accounting firm. The evaluation takes into consideration identified credit problems, as well as the possibility of losses inherent in the loan portfolio that are not specifically identified.

     At December 31, 1999, non-performing loans totaled $4,515,000, a decrease of $2,000. Impaired loans included in the table at right totaled $1,380,000.

     The Corporation adopted Statement of Financial Accounting Standards ("SFAS") No. 114 and No. 118, Accounting by Creditors for Impairment of a Loan and Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures, on January 1, 1995. At December 31, 1999, impaired loans totaled $7,140,000, a decrease of $1,947,000. An allowance for losses was not deemed necessary for impaired loans totaling $4,398,000, but an allowance of $1,061,000 was recorded for the remaining balance of impaired loans of $2,742,000. The average balance of impaired loans for 1999 was $8,770,000.

     At December 31, 1999, the allowance for loan losses was $10,128,000, up $919,000 from year end 1998. As a percent of loans, the allowance was 1.01 percent, down from 1.03 percent at year-end 1998.


     The provision for loan losses in 1999 was $2,241,000 compared to $2,372,000 in 1998.

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]


                                 Net loan losses
                        (as a percent of average loans)



                                     99            98             97
                                    ----          ----           ----
First Merchants Corporation          .14           .18            .16


Peer Group                            NA           .26            .29



The following table summarizes the risk elements for the Corporation.


(dollars in thousands)                                           December 31,
--------------------------------------------------------------------------------
                                                           1999            1998
================================================================================

Non-accrual loans ..............................          $1,280          $1,073

Loans contractually
   past due 90 days or more
   other than non-accruing .....................           2,327           2,334

Restructured loans .............................             908           1,110
                                                          ------          ------

   Total .......................................          $4,515          $4,517
                                                          ======          ======


The table below presents loan loss experience for the years indicated and compares the Corporation's loss experience to that of its peer group.

(Dollars in Thousands)                                                                1999                1998                1997
====================================================================================================================================
Allowance for loan losses:
    Balance at January 1 ...............................................            $ 9,209             $ 8,429             $ 8,010
                                                                                    -------             -------             -------
    Chargeoffs .........................................................              1,769               2,231               1,949
    Recoveries .........................................................                447                 639                 633
                                                                                    -------             -------             -------
    Net chargeoffs .....................................................              1,322               1,592               1,316
    Provision for loan losses ..........................................              2,241               2,372               1,735
                                                                                    -------             -------             -------
    Balance at December 31 .............................................            $10,128             $ 9,209             $ 8,429
                                                                                    =======             =======             =======
   Ratio of net chargeoffs during the period to
     average loans outstanding during the period .......................                .14%                .18%                .16%
   Peer Group ..........................................................                 NA                 .26%                 29%

================================================================================

MANAGEMENT'S DISCUSSION & ANALYSIS


================================================================================

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

     The Corporation's liquidity and interest sensitivity position at December 31, 1999, remained adequate to meet the Corporation's primary goal of achieving optimum interest margins while avoiding undue interest rate risk. The table below presents the Corporation's interest rate sensitivity analysis as of December 31, 1999.


INTEREST RATE SENSITIVITY ANALYSIS
(dollars in thousands)                                                                At December 31, 1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                1-180 DAYS   181-365 DAYS    1-5 YEARS    BEYOND 5 YEARS     TOTAL
====================================================================================================================================
Rate-Sensitive Assets:
   Federal funds sold and interest-bearing deposits .........   $   27,130                                                $   27,130
   Investment securities ....................................       43,442    $   41,194     $  198,838     $   60,497       343,971
   Loans ....................................................      360,779        81,769        405,523        150,885       998,956
   Federal Reserve and Federal Home Loan Bank stock .........        5,858                                                     5,858
                                                                ----------    ----------     ----------     ----------    ----------
        Total rate-sensitive assets .........................      437,209       122,963        604,361        211,382    $1,375,915
                                                                ----------    ----------     ----------     ----------    ----------
Rate-Sensitive Liabilities:
   Interest-bearing deposits ................................      494,495       183,111        328,452            598     1,006,656
   Securities sold under repurchase agreements ..............       21,957        21,000         35,000                       77,957
   Other short-term borrowings ..............................       38,391                                                    38,391
   Federal Home Loan Bank advances ..........................       44,914         2,450         17,450          8,700        73,514
                                                                ----------    ----------     ----------     ----------    ----------
        Total rate-sensitive liabilities ....................      599,757       206,561        380,902          9,298     1,196,518
                                                                ----------    ----------     ----------     ----------    ----------

Interest rate sensitivity gap by period .....................   $ (162,548)   $  (83,598)    $  223,459     $  202,084
Cumulative rate sensitivity gap .............................     (162,548)     (246,146)       (22,687)       179,397
Cumulative rate sensitivity gap ratio
   at December 31, 1999 .....................................         72.9 %        69.5%          98.1%         115.0%

The Corporation had a cumulative negative gap of $246,146,000 in the one-year horizon at December 31, 1999, just over 16.7 percent of total assets. Net interest income at financial institutions with negative gaps tends to increase when rates decrease and decrease as interest rates increase.

================================================================================

MANAGEMENT'S DISCUSSION & ANALYSIS

================================================================================


LIQUIDITY, INTEREST SENSITIVITY AND DISCLOSURES ABOUT MARKET RISK CONTINUED

     The Corporation places its greatest credence in net interest income simulation modeling. The GAP/Interest Rate Sensitivity Report is known to have two major shortfalls. The GAP/ Interest Rate Sensitivity Report fails to precisely gauge how often an interest rate sensitive product reprices nor is it able to measure the magnitude of potential future rate movements.

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

     Assumed interest rate changes are simulated to move incrementally over 18 months. The total rate movement (beginning point minus ending point) to noteworthy interest rate indexes are as follows:

                                 RISING              FALLING
================================================================================
Prime                             300 Basis Points   (300)Basis Points
Federal Funds                     300                (300)
90-Day T-Bill                     310                (275)
One-Year T-Bill                   290                (270)
Three-Year T-Bill                 290                (265)
Five-Year T-Note                  290                (255)
Ten-Year T-Note                   290                (245)
Interest Checking                 100                 (57)
MMIA Savings                      150                (100)
Money Market Index                219                (215)
Regular Savings                   100                 (57)


Results for the flat, rising (rate shock), and falling (rate shock) interest rate scenarios are listed below. The net interest income shown represents cumulative net interest income over an 18-month time horizon. Balance sheet assumptions are the same under both scenarios:

                                             FLAT/BASE      RISING     FALLING
================================================================================
Net Interest Income (dollars in thousands)    $ 82,872    $ 80,233    $ 82,248

Change vs. Flat/Base Scenario                             $ (2,639)   $   (624)

Percent Change                                              -3.18%      -0.75%

================================================================================

MANAGEMENT'S DISCUSSION & ANALYSIS


================================================================================

Earning assets

     Earning assets increased $82.6 million during 1999. The table below reflects the earning asset mix for the years 1999 and 1998 (at December 31).

     Loans grew by $108.5 million while investment securities declined by $7.2 million. High loan demand combined with the Corporation's self-tender resulted in a minimal decrease to the investment securities portfolio.

EARNING ASSETS
(dollars in millions)                                              December 31,
================================================================================
                                                                 1999       1998

     Federal funds sold and interest-bearing time deposits   $   27.1   $   46.3
     Securities available for sale .......................      329.7      329.5
     Securities held to maturity .........................       14.3       21.7
     Mortgage loans held for sale ........................                   0.8
     Loans ...............................................      998.9      890.4
     Federal Reserve and Federal Home Loan Bank stock ....        5.8        4.5
                                                             --------   --------
         Total ...........................................   $1,375.8   $1,293.2
                                                             ========   ========

Deposits, securities sold under repurchase agreements, other short-term borrowings and Federal Home Loan Bank advances

     The table below reflects the level of deposits and borrowed funds (Federal funds purchased, repurchase agreements, U.S. Treasury demand notes and Federal Home Loan Bank advances) based on year-end levels at December 31, 1999 and 1998.

As of December 31                                                                           (dollars in millions)
-------------------------------------------------------------------------------------------------------------------
                                     SECURITIES SOLD UNDER           OTHER SHORT-TERM          FEDERAL HOME LOAN
                    DEPOSITS         REPURCHASE AGREEMENTS               BORROWINGS              BANK ADVANCES
===================================================================================================================
1999                $1,147.2                 $78.0                         $38.4                        $73.5

1998                $1,086.0                 $48.8                         $17.8                        $47.1

================================================================================

MANAGEMENT'S DISCUSSION & ANALYSIS


================================================================================


NET INTEREST INCOME

     Net interest income is the primary source of the Corporation's earnings. It is a function of net interest margin and the level of average earning assets.

     The table below reflects the Corporation's asset yields, interest expense, and net interest income as a percent of average earning assets for the three-year period ending in 1999.

     In 1999, asset yields declined 34 basis points (FTE), interest cost declined 20 basis points, resulting in a 14 basis point (FTE) decline in net interest income. This decline primarily resulted from a $90 million investment project in the fourth quarter of 1998 and another $30 million in the first quarter of 1999. The "spread" from both projects was approximately 120 basis points.

(dollars in thousands)
--------------------------------------------------------------------------------------------------------------
            INTEREST INCOME    INTEREST EXPENSE   NET INTEREST INCOME                      NET INTEREST INCOME
           (FTE) as a Percent    as a Percent      (FTE)as a Percent         AVERAGE              On a
               of Average         of Average          of Average             EARNING          Fully Taxable
             Earning Assets      Earning Assets      Earning Assets          ASSETS          Equivalent Basis
==============================================================================================================
  1999             7.81%             3.54%             4.27%             $1,324,172               $56,513
  1998             8.15              3.74              4.41               1,188,981                52,463
  1997             8.34              3.80              4.54               1,089,192                49,403

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

     Other income in 1999 amounted to $14,573,000 or 13.1 percent higher than in 1998. The increase of $1,693,000 is primarily attributable to the following factors:

1. Service charges on deposit accounts increased $744,000 or 20.1 percent due to increased number of accounts and price adjustments.

2. Other customer fees increased $462,000, or 17.6 percent, due to increased fees from electronic card usage and price adjustments.

3. Commission income increased $455,000, or 42.4 percent, due to the acquisition of the Muncie office of Insurance & Risk Management, Inc., renamed First Merchants Insurance Services, on April 1, 1998.

4. Revenues from fiduciary activity grew $391,000, or 9.3 percent, due to strong new business activity and markets.

5. Other income decreased $489,000, or 43.0 percent due primarily to a $442,000 gain on sale of a Bank building in 1998.

================================================================================

MANAGEMENT'S DISCUSSION & ANALYSIS


================================================================================


The Corporation's emphasis to increase revenue from non-interest income resulted in a 13.1% rise for 1999 to $14.6 million, following a double-digit increase in 1998.

OTHER INCOME  continued

     Other income in 1998 amounted to $12,880,000 or 26.9 percent higher than in 1997. The increase of $2,734,000 is primarily attributable to the following factors:

1. Revenues from fiduciary activity grew $763,000, or 22.1 percent, due to strong new business activity and markets.

2. Commission income increased $712,000, or 196.7 percent, due to the acquisition of the Muncie office of Insurance and Risk Management, Inc., renamed First Merchants Insurance Services, on April 1, 1998.

3. Other income increased $663,000 or 139.9 percent, due primarily to a $442,000 gain on sale of a Bank building.

4. Other customer fees increased $521,000 or 24.7 percent due to increased fees from electronic card usage and price adjustments.

Equipment expense increased $552,000 or 17.5%, reflecting the Corporation's efforts to provide state-of-the-art products to its customers.


OTHER EXPENSES

     Total "other expenses" represent non-interest operating expenses of the Corporation. Those expenses amounted to $36,710,000 in 1999, an increase of 12.1 percent from the prior year, or $3,969,000.

Three major areas account for most of the increase:

1. Salary and benefit expenses, which account for over one-half of the Corporation's non-interest operating expenses, grew by $1,514,000, or 8.3 percent, due to normal salary increases and staff additions.

2. Non-recurring merger related costs in 1999 were $804,000 representing just over 5 cents per share.

3. Equipment expenses increased $552,000, or 17.5 percent, reflecting the Corporation's efforts to improve efficiency and provide electronic service delivery to its customers.

     Expenses for 1998 amounted to $32,741,000, an increase of

9.1  percent from the prior year, or $2,725,000.

Three major areas account for most of the increase:

1. Salary and benefit expenses, which account for over one-half of the Corporation's non-interest operating expenses, grew by $1,668,000 or 10.0 percent, due to normal salary increases and staff additions.

2. Equipment expenses increased $399,000, or 14.4 percent, reflecting the Corporation's efforts to improve efficiency and provide electronic service delivery to its customers.

3. Net occupancy expense grew by $237,000, or 13.0 percent, due primarily to increased branch expansion into new markets.

================================================================================

MANAGEMENT'S DISCUSSION & ANALYSIS


================================================================================

INCOME TAXES

     The increase in 1999 tax expense of $543,000 is attributable primarily to a $1,724,000 increase in net pre-tax income, mitigated somewhat by a $336,000 increase in tax-exempt income and increased tax credits of $204,000. Likewise, the $852,000 increase in 1998 resulted primarily from a $2,276,000 increase in pre-tax net income, mitigated by a $291,000 increase in tax-exempt income.

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

     Statement No. 133 was originally effective for all fiscal years beginning after June 15, 1999 and was amended. It is now effective for all fiscal years beginning after June 15, 2000 and is not expected to have a material impact on the operations of the Corporation. The Statement may not be applied retroactively to financial statements of prior periods.

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

CONSOLIDATED  BALANCE SHEET
(in thousands, except share data)                                                                            December 31,
====================================================================================================================================
                                                                                                      1999                   1998
Assets
   Cash and due from banks ...........................................................           $    58,893            $    35,474
   Federal funds sold ................................................................                25,400                 45,295
                                                                                                 -----------            -----------
   Cash and cash equivalents .........................................................                84,293                 80,769
   Interest-bearing time deposits ....................................................                 1,730                  1,008
   Investment securities
      Available for sale .............................................................               329,668                329,508
      Held to maturity (fair value of $14,284 and $22,061) ...........................                14,303                 21,709
                                                                                                 -----------            -----------
        Total investment securities ..................................................               343,971                351,217
   Mortgage loans held for sale ......................................................                    61                    776
   Loans .............................................................................               998,895                890,356
      Less: Allowance for loan losses ................................................               (10,128)                (9,209)
                                                                                                 -----------            -----------
        Net loans ....................................................................               988,767                881,147
   Premises and equipment ............................................................                20,073                 18,963
   Federal Reserve and Federal Home Loan Bank stock ..................................                 5,858                  4,455
   Interest receivable ...............................................................                11,279                 10,797
   Core deposit intangibles and goodwill .............................................                 2,885                  3,117
   Other assets ......................................................................                15,131                 10,278
                                                                                                 -----------            -----------
        Total assets .................................................................           $ 1,474,048            $ 1,362,527
                                                                                                 ===========            ===========


Liabilities
   Deposits
     Noninterest-bearing .............................................................           $   140,547            $   139,469
     Interest-bearing ................................................................             1,006,656                946,483
                                                                                                 -----------            -----------
           Total deposits ............................................................             1,147,203              1,085,952
   Borrowings ........................................................................               189,862                113,703
   Interest payable ..................................................................                 4,599                  4,134
   Other liabilities .................................................................                 6,088                  4,847
                                                                                                 -----------            -----------
           Total liabilities .........................................................             1,347,752              1,208,636


COMMITMENTS AND CONTINGENT LIABILITIES


Stockholders' equity
   Preferred stock, no-par value
      Authorized and unissued -- 500,000 shares
   Common stock, $.125 stated value
      Authorized -- 50,000,000 shares
      Issued and outstanding -- 10,936,617 and 11,975,955 shares .....................                 1,367                  1,497
   Additional paid-in capital ........................................................                25,481                 31,263
   Retained earnings .................................................................               103,640                118,920
   Accumulated other comprehensive income ............................................                (4,192)                 2,211
                                                                                                 -----------            -----------
        Total stockholders' equity ...................................................               126,296                153,891
                                                                                                 -----------            -----------
        Total liabilities and stockholders' equity ...................................           $ 1,474,048            $ 1,362,527
                                                                                                 ===========            ===========


See notes to consolidated financial statements.

CONSOLIDATED  STATEMENT OF INCOME
(in thousands, except share data)
                                                                                               Year Ended December 31,
====================================================================================================================================
                                                                                       1999               1998               1997
Interest income
   Loans receivable
     Taxable .............................................................           $ 78,366           $ 75,971           $ 71,058
     Tax exempt ..........................................................                233                234                163
   Investment securities
     Taxable .............................................................             15,459             11,596             11,587
     Tax exempt ..........................................................              5,243              4,906              4,686
   Federal funds sold ....................................................                657              1,026                308
   Deposits with financial institutions ..................................                 59                 30                 35
   Federal Reserve and Federal Home Loan Bank stock ......................                446                398                347
                                                                                     --------           --------           --------
       Total interest income .............................................            100,463             94,161             88,184
                                                                                     --------           --------           --------
Interest expense
   Deposits ..............................................................             38,539             39,873             37,370
   Securities sold under repurchase agreements ...........................              4,273              2,015              1,563
   Federal Home Loan Bank advances .......................................              3,260              1,923              1,121
   Other borrowings ......................................................                826                654              1,338
                                                                                     --------           --------           --------
        Total interest expense ...........................................             46,898             44,465             41,392
                                                                                     --------           --------           --------
Net interest income ......................................................             53,565             49,696             46,792
   Provision for loan losses .............................................              2,241              2,372              1,735
                                                                                     --------           --------           --------

Net interest income
after provision for loan losses ..........................................             51,324             47,324             45,057
                                                                                     --------           --------           --------
Other income
   Fiduciary activities ..................................................              4,600              4,209              3,446
   Service charges on deposit accounts ...................................              4,450              3,706              3,763
   Other customer fees ...................................................              3,089              2,627              2,106
   Net realized gains (losses) on
     sales of available-for-sale securities ..............................                257                127                 (5)
   Commission income .....................................................              1,529              1,074                362
   Other income ..........................................................                648              1,137                474
                                                                                     --------           --------           --------
        Total other income ...............................................             14,573             12,880             10,146
                                                                                     --------           --------           --------

Other expenses
   Salaries and employee benefits ........................................             19,820             18,306             16,638
   Net occupancy expenses ................................................              2,139              2,064              1,827
   Equipment expenses ....................................................              3,715              3,163              2,764
   Marketing expense .....................................................                869                903                928
   Deposit insurance expense .............................................                129                125                118
   Outside data processing fees ..........................................              1,647              1,465              1,367
   Printing and office supplies ..........................................              1,275                984              1,117
   Merger-related expenses ...............................................                804
   Other expenses ........................................................              6,312              5,731              5,257
                                                                                     --------           --------           --------
        Total other expenses .............................................             36,710             32,741             30,016
                                                                                     --------           --------           --------

Income before income tax .................................................             29,187             27,463             25,187
   Income tax expense ....................................................             10,099              9,556              8,704
                                                                                     --------           --------           --------
Net income ...............................................................           $ 19,088           $ 17,907           $ 16,483
                                                                                     ========           ========           ========

Net income per share:
   Basic .................................................................           $   1.59           $   1.50           $   1.40
   Diluted ...............................................................               1.58               1.48               1.38

See notes to consolidated financial statements.

CONSOLIDATED  STATEMENT OF COMPREHENSIVE INCOME
(dollar amounts in thousands)

                                                                                                     Year Ended December 31,
                                                                                                1999           1998          1997
====================================================================================================================================
Net income .............................................................................      $ 19,088       $ 17,907      $ 16,483
                                                                                              --------       --------      --------
Other comprehensive income, net of tax:
  Unrealized gains (losses) on securities available for sale:
     Unrealized holding gains (losses) arising during the period,
     net of income tax (expense) benefit of $4,258,$(499), $(487) ......................        (6,249)           731           715
  Less: Reclassification adjustment for gains (losses) included in net income,
      net of income tax (expense) benefit of $(103), $(51), $2 .........................           154             76            (3)
                                                                                              --------       --------      --------
                                                                                                (6,403)           655           718
                                                                                              --------       --------      --------
  COMPREHENSIVE INCOME                                                                        $ 12,685       $(18,562)     $ 17,201
                                                                                              ========       ========      ========



CONSOLIDATED  STATEMENT OF STOCKHOLDERS' EQUITY
(In thousands, except share data)

------------------------------------------------------------------------------------------------------------------------------------
                                                        COMMON STOCK
                                                   -----------------------    ADDITIONAL    RETAINED   ACCUMULATED OTHER
                                                      SHARES       AMOUNT   PAID-IN CAPITAL EARNINGS  COMPREHENSIVE INCOME   TOTAL
                                                   -----------    --------  --------------  --------- --------------------  -------
Balances, January 1, 1997 ......................     7,825,960    $  1,021      $ 28,837    $  99,554      $     838      $ 130,250
  Net income for 1997 ..........................                                               16,483                        16,483
  Cash dividends ($ .69 per share) .............                                               (7,090)                       (7,090)
  Other comprehensive income, net of tax .......                                                                 718            718
  Stock issued under employee benefit plans ....        13,690           2           289                                        291
  Stock issued under dividend reinvestment
     and stock purchase plan ...................        23,276           3           723                                        726
  Stock options exercised ......................        47,522          28           389                                        417
                                                   -----------    --------      --------    ---------      ---------      ---------
Balances, December 31, 1997 ....................     7,910,448       1,054        30,238      108,947          1,556        141,795
  Net income for 1998 ..........................                                               17,907                        17,907
  Cash dividends ($ .77 per share) .............                                               (7,934)                       (7,934)
  Other comprehensive income, net of tax .......                                                                 655            655
  Stock issued under employee benefit plans . ..        14,471           2           383                                        385
  Stock issued under dividend reinvestment
     and stock purchase plan ...................        19,092           2           677                                        679
  Stock options exercised ......................        52,460          19           463                                        482
  Stock redeemed ...............................        (2,000)        (72)                                                     (72)
  Three-for-two stock split ....................     3,981,769         420          (420)
  Cash paid in lieu of issuing fractional shares          (285)                       (6)                                        (6)
                                                   -----------    --------      --------    ---------      ---------      ---------
Balances, December 31, 1998 ....................    11,975,955       1,497        31,263      118,920          2,211        153,891
Net income for 1999 ............................                                               19,088                        19,088
  Cash dividends ($ .84 per share) .............                                               (9,759)                       (9,759)
  Other comprehensive income, net of tax .......                                                              (6,403)        (6,403)
  Stock issued under employee benefit plans ....        20,870           3           454                                        457
  Stock issued under dividend reinvestment
     and stock purchase plan ...................        30,227           4           718                                        722
  Stock options exercised ......................        55,234           6           265                                        271
  Stock redeemed ...............................    (1,145,669)       (143)       (7,384)     (24,609)                      (32,136)
  Tax benefit of stock dispositions ............                                     165                                        165
                                                   -----------    --------      --------    ---------      ---------      ---------
Balances, December 31, 1999 ..................      10,936,617    $  1,367      $ 25,481    $ 103,640      $  (4,192)     $ 126,296
                                                   ===========    ========      ========    =========      =========      =========


See notes to consolidated financial statements.

CONSOLIDATED  STATEMENT OF CASH FLOWS
(in thousands, except share data)                                                              Year Ended December 31,
                                                                                     1999                1998                1997
====================================================================================================================================
Operating activities:
   Net income ..........................................................          $  19,088           $  17,907           $  16,483
   Adjustments to reconcile net income to
     net cash provided by operating activities:
     Provision for loan losses .........................................              2,241               2,372               1,735
     Depreciation and amortization .....................................              2,517               2,394               2,259
     Amortization of goodwill and intangibles ..........................                232                 258                  89
     Deferred income tax ...............................................             (1,122)                153                (140)
     Securities amortization, net ......................................                358                 221                 264
     Securities losses (gains), net ....................................               (257)               (127)                  5
     Gain on sale of premises and equipment ............................                 (4)               (442)
     Mortgage loans originated for sale ................................             (6,179)            (10,251)             (7,139)
     Proceeds from sales of mortgage loans .............................              6,894               9,946               6,952
     Net change in
         Interest receivable ...........................................               (482)               (448)               (544)
         Interest payable ..............................................                465                  37                 290
     Other adjustments .................................................              1,932              (2,579)               (910)
                                                                                  ---------           ---------           ---------
         Net cash provided by operating activities .....................             25,683              19,441              19,344
                                                                                  ---------           ---------           ---------

Investing activities:
   Net change in interest-bearing deposits .............................               (722)               (524)               (194)
   Purchases of
     Securities available for sale .....................................           (148,210)           (193,728)            (77,274)
     Securities held to maturity .......................................             (2,667)                (90)             (2,652)
   Proceeds from maturities of
     Securities available for sale .....................................            120,509              88,439              83,557
     Securities held to maturity .......................................              7,226              14,325              16,099
   Proceeds from sales of
     Securities available for sale .....................................             19,627               7,394              12,555
   Net change in loans .................................................           (109,861)            (53,761)            (95,313)
   Acquisition of insurance subsidiary .................................                                 (1,254)
   Purchase of Federal Home Loan Bank stock ............................             (1,403)               (402)               (565)
   Purchases of premises and equipment .................................             (3,679)             (5,231)             (2,563)
   Proceeds from sale of fixed assets ..................................                 56               1,347
   Other investing activities ..........................................                                   (645)               (880)
                                                                                  ---------           ---------           ---------
         Net cash used by investing activities .........................           (119,124)           (144,130)            (67,230)
                                                                                  ---------           ---------           ---------

Financing activities:
   Net change in
     Demand and savings deposits .......................................             17,411              16,439               3,584
     Certificates of deposit and other time deposits ...................             43,840              92,541              54,512
     Repurchase agreements and other borrowings ........................             49,713              37,656             (16,733)
   Federal Home Loan Bank advances .....................................            314,500              27,657              15,350
   Repayment of Federal Home Loan Bank advances ........................           (288,054)             (6,089)
   Cash dividends ......................................................             (9,759)             (7,934)             (7,090)
   Stock issued under employee benefit plans ...........................                457                 385                 291
   Stock issued under dividend reinvestment
     and stock purchase plan ...........................................                722                 679                 726
   Stock options exercised .............................................                271                 482                 417
   Stock redeemed ......................................................            (32,136)                (72)
   Cash paid in lieu of issuing fractional shares ......................                                     (6)
                                                                                  ---------           ---------           ---------
         Net cash provided by financing activities .....................             96,965             161,738              51,057
                                                                                  ---------           ---------           ---------
Net change in cash and cash equivalents ................................              3,524              37,049               3,171
Cash and cash equivalents, beginning of year ...........................             80,769              43,720              40,549
                                                                                  ---------           ---------           ---------
Cash and cash equivalents, end of year .................................          $  84,293           $  80,769           $  43,720
                                                                                  =========           =========           =========
Additional cash flows information:
   Interest paid .......................................................          $  46,433           $  45,678           $  42,747
   Income tax paid .....................................................             10,157               9,861               9,446

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

NOTE 1

NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of First Merchants Corporation ("Corporation"), and its wholly owned subsidiaries, First Merchants Bank, N.A. ("First Merchants"), Madison Community Bank ("Madison"), and its subsidiary First Merchants Insurance Services, Inc., First United Bank ("First United"), The Randolph County Bank ("Randolph County"), Union County National Bank ("Union National"), and First National Bank ("First National"), (collectively "the Banks"), conform to generally accepted accounting principles and reporting practices followed by the banking industry. The more significant of the policies are described below.

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

     The Corporation is a bank holding company whose principal activity is the ownership and management of the Banks and operates in a single significant business segment. First Merchants, Union National and First National operate under national bank charters and provide full banking services, including trust services. As national banks, First Merchants, First National and Union National are subject to the regulation of the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation ("FDIC"). Madison, First United and Randolph County operate under state bank charters and provide full banking services, including trust services. As state banks, Madison, First United and Randolph County are subject to the regulation of the Department of Financial Institutions, State of Indiana, and the FDIC.

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

     Debt securities not classified as held to maturity are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately in accumulated other comprehensive income, net of tax.

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

     The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that, as of December 31, 1999, the allowance for loan losses is adequate based on information currently available. A worsening or protracted economic decline in the area within which the Corporation operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

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


28                                                                     continued

                          Notes to consolidated financial statements
                          (table dollar amounts in thousands, except share data)

NOTE 1

NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES continued

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

STOCK OPTIONS are granted for a fixed number of shares to employees. The Corporation accounts for and will continue to account for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and accordingly, recognizes compensation expense for the stock option grants which have been granted with an exercise price less than the fair value of the shares at the date of grant.

EARNINGS PER SHARE have been computed based upon the weighted average common and common equivalent shares outstanding during each year and have been restated to give effect to a three-for-two stock split distributed to stockholders on October 23, 1998.

RECLASSIFICATIONS of certain amounts in the prior years consolidated financial statements have been made to conform to the 1999 presentation.


NOTE 2

BUSINESS COMBINATIONS

     On January 21, 2000, the Corporation signed a definitive agreement to acquire Decatur Financial, Inc., Decatur, Indiana. The acquisition will be accounted for under the purchase method of accounting. Under the terms of the agreement, the Corporation will issue 1,130,000 shares of its common stock in exchange for all of the common stock of Decatur Financial, Inc. The transaction is subject to approval by stockholders of Decatur Financial, Inc., and appropriate regulatory agencies. The Corporation anticipates amortizing core deposit intangibles over eight years and goodwill over twenty years. As of December 31, 1999, Decatur Financial, Inc., had total assets and shareholders' equity of $128,140,000 and $14,253,000, respectively.

     On April 1, 1999, the Corporation issued 1,098,795 shares of it common stock in exchange for all of the outstanding shares of Jay Financial Corporation, Portland, Indiana. At December 31, 1998, Jay Financial Corporation had total assets and shareholders' equity of $114,895,000 and $14,903,000, respectively. The transaction was accounted for under the pooling-of-interests method of accounting.

     On April 21, 1999, the Corporation issued 810,642 shares of its common stock in exchange for all of the outstanding shares of Anderson Community Bank, Anderson, Indiana. At December 31, 1998, Anderson Community Bank had total assets and shareholders' equity of $77,984,000 and $7,740,000, respectively. The transaction was accounted for under the pooling-of-interests method of accounting. The financial information contained herein reflects the merger and reports the financial condition and results of operations as though the Corporation had been combined as of January 1, 1997. Separate operating results of Jay Financial Corporation and Anderson Community Bank for the periods prior to the merger were as follows:

                                                                              1999                    1998                    1997
====================================================================================================================================
Net interest income:
   First Merchants Corporation .............................              $   50,175              $   41,678              $   39,750
   Jay Financial Corporation ...............................                   2,250                   4,824                   4,678
   Anderson Community Bank .................................                   1,140                   3,194                   2,364
                                                                          ----------              ----------              ----------
     Combined ..............................................              $   53,565              $   49,696              $   46,792
                                                                          ==========              ==========              ==========
Net income:
   First Merchants Corporation .............................              $   17,934              $   15,399              $   14,373
   Jay Financial Corporation ...............................                     703                   1,431                   1,485
   Anderson Community Bank .................................                     451                   1,077                     625
                                                                          ----------              ----------              ----------
     Combined ..............................................              $   19,088              $   17,907              $   16,483
                                                                          ==========              ==========              ==========
Net income per share:
  Basic:
   First Merchants Corporation .............................              $     1.49              $     1.29              $     1.22
   Jay Financial Corporation ...............................                     .06                     .12                     .13
   Anderson Community Bank .................................                     .04                     .09                     .05
                                                                          ----------              ----------              ----------
     Combined ..............................................              $     1.59              $     1.50              $     1.40
                                                                          ==========              ==========              ==========
  Diluted:
   First Merchants Corporation .............................              $     1.48              $     1.27              $     1.21
   Jay Financial Corporation ...............................                     .06                     .12                     .12
   Anderson Community Bank .................................                     .04                     .09                     .05
                                                                          ----------              ----------              ----------
     Combined ..............................................              $     1.58              $     1.48              $     1.38
                                                                          ==========              ==========              ==========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

NOTE 3

RESTRICTION ON CASH AND DUE FROM BANKS


     The Banks are required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 1999, was $16,244,000.

note 4

INVESTMENT SECURITIES

--------------------------------------------------------------------------------

                                                                                         GROSS             GROSS
                                                                     AMORTIZED         UNREALIZED        UNREALIZED           FAIR
                                                                       COST              GAINS             LOSSES             VALUE
====================================================================================================================================
Available for sale at December 31, 1999
   U.S. Treasury ...........................................          $  7,337          $      3          $     72          $  7,268
   Federal agencies ........................................            61,215                50             1,199            60,066
   State and municipal .....................................            94,598               568               945            94,221
   Mortgage-backed securities ..............................           141,673                58             4,332           137,399
   Other asset-backed securities ...........................            21,773                                 758            21,015
   Corporate obligations ...................................             9,082                 4               140             8,946
   Marketable equity securities ............................               915                                 162               753
                                                                      --------          --------          --------          --------
      Total available for sale .............................           336,593               683             7,608           329,668
                                                                      --------          --------          --------          --------

Held to maturity at December 31, 1999
   U.S. Treasury ...........................................               250                                   2               248
   State and municipal .....................................            13,243                77                13            13,307
   Mortgage-backed securities ..............................               311                 1                 1               311
   Other asset-backed securities ...........................               499                                  81               418
                                                                      --------          --------          --------          --------
      Total held to maturity ...............................            14,303                78                97            14,284
                                                                      --------          --------          --------          --------
      Total investment securities ..........................          $350,896          $    761          $  7,705          $343,952
                                                                      ========          ========          ========          ========

Available for sale at December 31, 1998
   U.S. Treasury ...........................................          $ 22,275          $    120                            $ 22,395
   Federal agencies ........................................            61,605               627          $     32            62,200
   State and municipal .....................................            93,198             2,778                21            95,955
   Mortgage-backed securities ..............................           128,610               440               198           128,852
   Other asset-backed securities ...........................               265                 1                11               255
   Corporate obligations ...................................            18,624               143                 8            18,759
   Marketable equity securities ............................             1,200                                 108             1,092
                                                                      --------          --------          --------          --------
      Total available for sale .............................           325,777             4,109               378           329,508
                                                                      --------          --------          --------          --------

Held to maturity at December 31, 1998
   U.S. Treasury ...........................................               249                 4                                 253
   Federal agencies ........................................               500                 1                                 501
   State and municipal .....................................            18,335               370                 1            18,704
   Mortgage-backed securities ..............................               864                 3                                 867
   Other asset-backed securities ...........................             1,761                 2                27             1,736
                                                                      --------          --------          --------          --------
      Total held to maturity ...............................            21,709               380                28            22,061
                                                                      --------          --------          --------          --------
      Total investment securities ..........................          $347,486          $  4,489          $    406          $351,569
                                                                      ========          ========          ========          ========

30                                                                     continued

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)


NOTE  4

INVESTMENT SECURITIES  continued

     The amortized cost and fair value of securities held to maturity and available for sale at December 31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

------------------------------------------------------------------------------------------------------------------------------------

                                                                               AVAILABLE FOR SALE               HELD TO MATURITY
                                                                         AMORTIZED COST    FAIR VALUE    AMORTIZED COST   FAIR VALUE
====================================================================================================================================
Maturity distribution at December 31, 1999:
  Due in one year or less...........................................        $ 26,911        $ 26,939        $  5,330        $  5,338
  Due after one through five years .................................         102,747         101,891           7,543           7,605
  Due after five through ten years .................................          25,723          25,338             245             245
  Due after ten years ..............................................          16,851          16,333             375             367
                                                                            --------        --------        --------        --------
                                                                             172,232         170,501          13,493          13,555

  Mortgage-backed securities .......................................         141,673         137,399             311             311
  Other asset-backed securities ....................................          21,773          21,015             499             418
  Marketable equity securities .....................................             915             753
                                                                            --------        --------        --------        --------
    Totals .........................................................        $336,593        $329,668        $ 14,303        $ 14,284
                                                                            ========        ========        ========        ========

     Securities with a carrying value of approximately $161,462,000 and $146,903,000 were pledged at December 31, 1999 and 1998, to secure certain deposits and securities sold under repurchase agreements, and for other purposes as permitted or required by law.

     In addition, all otherwise unpledged securities are pledged as collateral for Federal Home Loan Bank advances with qualified first mortgage loans.

     Proceeds from sales of securities available for sale during 1999, 1998 and 1997 were $19,627,000, $7,394,000, and $12,555,000. Gross gains of $257,000,
127,000 in 1999 and 1998 and gross losses of $5,000 in 1997 were realized on those sales.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)


NOTE  5

LOANS AND ALLOWANCE


                                                                              1999                  1998
==========================================================================================================
Loans at December 31:
  Commercial and industrial loans ..........................................$ 224,712            $ 188,841
  Bankers' acceptances and loans to financial institutions .................                           900
  Agricultural production financing and other loans to farmers .............   21,547               21,951
  Real estate loans:
       Construction ........................................................   31,996               31,719
       Commercial and farmland .............................................  150,544              137,671
       Residential .........................................................  380,596              361,611
  Individuals' loans for household and other personal expenditures .........  181,906              143,075
  Tax-exempt loans .........................................................    4,070                2,652
  Other loans ..............................................................    3,552                2,073
                                                                            ---------            ---------
                                                                              998,923              890,493
   Unearned interest on loans ..............................................      (28)                (137)
                                                                            ---------            ---------
       Total loans .........................................................$ 998,895            $ 890,356
                                                                            =========            =========





                                       1999           1998          1997
==========================================================================
Allowance for loan losses:
   Balance, January 1 ..............$  9,209       $  8,429      $  8,010
   Provision for losses ............   2,241          2,372         1,735
   Recoveries on loans .............     447            639           633
   Loans charged off ...............  (1,769)        (2,231)       (1,949)
                                    --------       --------      --------
   Balance, December 31 ............$ 10,128       $  9,209      $  8,429
                                    ========       ========      ========

Information on impaired loans is summarized below:                   1999               1998               1997
================================================================================================================
As of, and for the year ending December 31:
   Impaired loans with an allowance ..........................      $2,742             $2,105             $1,956
   Impaired loans for which the discounted
       cash flows or collateral value exceeds the
       carrying value of the loan ............................       4,398              6,982              1,158
                                                                     -----              -----              -----
          Total impaired loans ...............................      $7,140             $9,087             $3,114
                                                                    ======             ======             ======
   Allowance for impaired loans (included in the
       Corporation's allowance for loan losses) ..............      $1,061             $  795             $  448
   Average balance of impaired loans .........................       8,770              8,881              4,155
   Interest income recognized on impaired loans ..............         705                873                191
   Cash basis interest included above ........................         637                745                173


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

     The aggregate amount of loans, as defined, to such related parties is as shown on the right:



Balances, January 1, 1999 ........  $17,926
New loans,
   including renewals.............   16,646
Payments, etc.,
   including renewals.............    6,054
                                    -------
Balances, December 31, 1999 ......  $28,518
                                    =======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

NOTE  6

PREMISES AND EQUIPMENT

                                                          1999           1998
================================================================================

Cost at December 31:
   Land ..........................................      $  3,442       $  3,442
   Buildings and leasehold improvements ..........        18,949         17,314
   Equipment .....................................        20,393         18,570
                                                        --------       --------
       Total cost ................................        42,784         39,326
Accumulated depreciation and amortization ........       (22,711)       (20,363)
                                                        --------       --------
       Net .......................................      $ 20,073       $ 18,963
                                                        ========       =========

     The Corporation is committed under various noncancelable lease contracts for certain subsidiary office facilities. Total lease expense for 1999, 1998 and 1997 was $336,000, $250,000, and $190,000, respectively. The future minimum rental commitments required under the operating leases in effect at December 31, 1999, expiring at various dates through the year 2013, follow on the right for the years ending December 31:

====================================================
2000  ................................        $  246
2001  ................................           204
2002  ................................           186
2003  ................................           161
2004  ................................           152
After 2004 ...........................           693
                                              ------
Total future minimum obligations              $1,642
                                              ======


NOTE  7

DEPOSITS

                                                          1999           1998
================================================================================
Deposits at December 31:

   Demand deposits .............................      $  300,309      $  307,506
   Savings deposits ............................         283,249         258,641
   Certificates and other time deposits
     of $100,000 or more .......................         197,658         114,374
   Other certificates and time deposits ........         365,987         405,431
                                                      ----------      ----------
       Total deposits ..........................      $1,147,203      $1,085,952
                                                      ==========      ==========


=====================================================
Certificates and other time deposits maturing in years ending December 31:


2000 .......................                 $396,773
2001 .......................                  111,634
2002 .......................                   37,178
2003 .......................                    9,887
2004 .......................                    7,747
After 2004 .................                      426
                                             --------
                                             $563,645
                                             ========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

NOTE  8

BORROWINGS

                                                              1999        1998
================================================================================
Borrowings at December 31:
   Securities sold under repurchase agreements .......     $ 77,957     $ 48,836
   Federal funds purchased ...........................       28,885       15,170
   U. S. Treasury demand notes .......................        9,506        2,629
   Federal Home Loan Bank advances ...................       73,514       47,068
                                                           --------     --------
       Total borrowings ..............................     $189,862     $113,703
                                                           ========     ========


     Securities sold under repurchase agreements consist of obligations of the Banks to other parties. The obligations are secured by U.S. Treasury, Federal agency obligations and corporate asset-backed securities. The maximum amount of outstanding agreements at any month-end during 1999 and 1998 totaled $91,261,000 and $78,302,000, and the average of such agreements totaled $78,877,000 and $36,506,000.

Maturities of Federal Home Loan Bank advances and securities sold under repurchase agreements as of December 31, 1999 are as follows:



                                                        FEDERAL HOME LOAN                           SECURITIES SOLD UNDER
                                                          BANK ADVANCES                             REPURCHASE AGREEMENTS
------------------------------------------------------------------------------------------------------------------------------------
                                                                    WEIGHTED-AVERAGE                             WEIGHTED-AVERAGE
                                                  AMOUNT              INTEREST RATE              AMOUNT           INTEREST RATE
====================================================================================================================================
Maturities in years ending December 31:

      2000 ..............                        $51,350                 5.88%                 $42,957                 5.45%
      2001 ..............                          7,000                 5.45                    2,500                 5.73
      2002 ..............                            150                 7.07                    9,600                 5.49
      2003 ..............                          3,000                 5.26                   13,800                 5.80
      2004 ..............                                                                        9,100                 5.68
      After 2004 ........                         12,014                 6.26
                                                 -------                                       -------
             Total ......                        $73,514                 5.88%                 $77,957                 5.55%
                                                 =======                                       =======

     The terms of a security agreement with the FHLB require the Corporation to pledge, as collateral for advances, qualifying first mortgage loans and all otherwise unpledged investment securities in an amount equal to at least 160 percent of these advances. Advances are subject to restrictions or penalties in the event of prepayment.


NOTE  9

LOAN SERVICING


     Mortgage loans serviced for others are not included in the accompanying consolidated balance sheet. The loans are serviced primarily for the Federal Home Loan Mortgage Corporation and the unpaid balances totaled $22,769,000 and $15,541,000 at December 31, 1999 and 1998.

     The Corporation has adopted SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The adoption of this statement has had no material impact on the Corporation's financial condition and results of operations for all years presented.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

NOTE  10

INCOME TAX

                                                                                         1999              1998              1997
====================================================================================================================================
Income tax expense, for the year ended December 31:
  Currently payable:
     Federal .................................................................         $  8,491          $  7,269          $  6,857
     State ...................................................................            2,730             2,134             1,987
  Deferred:
     Federal .................................................................             (939)              138              (119)
     State ...................................................................             (183)               15               (21)
                                                                                       --------          --------          --------
        Total income tax expense .............................................         $ 10,099          $  9,556          $  8,704
                                                                                       ========          ========          ========

Reconciliation of federal statutory to actual tax expense:
     Federal statutory income tax at 34% .....................................         $  9,924          $  9,338          $  8,563
     Tax-exemptm interest ....................................................           (1,555)           (1,424)           (1,378)
     Graduated tax rates .....................................................              291               173                (7)
     Effect of state income taxes ............................................            1,656             1,418             1,298
     Other ...................................................................             (217)               51               228
                                                                                       --------          --------          --------
   Actual tax expense ........................................................         $ 10,099          $  9,556          $  8,704
                                                                                       ========          ========          ========


Tax expense (benefit) applicable to security gains and losses for the years ended December 31, 1999, 1998 and 1997, was $103,000, $51,000 and $(2,000),
respectively.


A cumulative net deferred tax asset is included in other assets. The components of the asset are as follows:

                                                                                           1999                 1998
====================================================================================================================
Deferred tax asset at December 31:
Assets:
   Differences in accounting for loan losses .............................               $4,429               $3,552
   Deferred compensation .................................................                  668                  427
   Differences in accounting for pensions
     and other employee benefits .........................................                   33                  199
   Net unrealized loss on securities available for sale ..................                2,736
   Other .................................................................                  138                   47
                                                                                         ------               ------
       Total assets ......................................................                8,004                4,225
                                                                                         ------               ------
Liabilities:
   Differences in depreciation methods ...................................                  896               $1,171
   Differences in accounting for loans and securities ....................                  305                  360
   Differences in accounting for loan fees ...............................                  336                  286
   Net unrealized gain on securities available for sale ..................                                     1,505
   State income tax ......................................................                  238                  141
   Other .................................................................                  238                  134
                                                                                         ------               ------
       Total liabilities .................................................                2,013                3,597
                                                                                         ------               ------
       Net deferred tax asset ............................................               $5,991               $  628
                                                                                         ======               ======

Notes to consolidated financial statements
(table dollar amounts in thousands, except share data)


NOTE  11

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

     Financial instruments whose contract amount represents credit risk as of December 31, were as follows:


                              1999               1998

Commitments
to extend credit            $228,598           $207,322

Standby letters
of credit                      6,031              4,477


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


NOTE  12

STOCKHOLDERS' EQUITY

     National and state banking laws restrict the maximum amount of dividends that a bank may pay in any calendar year. National and state banks are limited to the bank's retained net income (as defined) for the current year plus those for the previous two years. The amount at December 31, 1999, available for 2000 dividends to the Corporation is $30,356,000. The subsidiaries restrict dividends to a lesser amount because of the need to maintain an adequate capital structure.

     Total stockholders' equity for all subsidiaries at December 31, 1999, was $155,460,000, of which $125,104,000 was restricted from dividend distribution to the Corporation.

     The Corporation has a Dividend Reinvestment and Stock Purchase Plan, enabling stockholders to elect to have their cash dividends on all shares held and automatically reinvested in additional shares of the Corporation's common stock. In addition, stockholders may elect to make optional cash payments up to an aggregate of $2,500 per quarter for the purchase of additional shares of common stock. The stock is credited to participant accounts at fair market value. Dividends are reinvested on a quarterly basis. At December 31, 1999, there were 476,063 shares of common stock reserved for purchase under the plan.

     On August 11, 1998, the Board of Directors of the Corporation declared a three-for-two stock split on its common shares. The new shares were distributed on October 23, 1998, to holders of record on October 16, 1998.


NOTE 13

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

     At December 31, 1999, the management of the Corporation believes that it meets all capital adequacy requirements to which it is subject. The most recent notifications from the regulatory agencies categorized the Corporation and Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Corporation and Banks must maintain a minimum total capital to risk-weighted assets, Tier I capital to risk-weighted assets and Tier I capital to average assets of 10 percent, 6 percent and 5 percent, respectively. There have been no conditions or events since that notification that management believes have changed this categorization.

     Actual and required capital amounts and ratios are on the following page.


36                                                                      ontinued

NOTE 13

REGULATORY CAPITAL   continued


                                                                 1999                                        1998
------------------------------------------------------------------------------------------------------------------------------------
                                                                       REQUIRED FOR                                 REQUIRED FOR
                                                      ACTUAL        ADEQUATE CAPITAL (1)           ACTUAL       ADEQUATE CAPITAL (1)

                                                AMOUNT      RATIO    AMOUNT       RATIO    AMOUNT      RATIO       AMOUNT     RATIO
====================================================================================================================================
December 31
Total Capital (1)(to risk-weighted assets)
   Consolidated ......................         $137,714     13.71%  $ 80,378      8.00%   $157,653     17.00%     $ 74,388    8.00%
   First Merchants ...................           86,350     14.90     46,323      8.00      79,685     15.70        40,678    8.00
   Madison ...........................           24,267     16.40     11,826      8.00      21,879     16.60        10,578    8.00
   First United ......................            8,797     13.90      5,053      8.00       8,069     18.50         3,484    8.00
   Randolph County ...................           10,819     19.70      4,404      8.00      10,574     18.20         4,640    8.00
   Union County ......................           20,646     15.60     10,594      8.00      19,375     16.40         9,541    8.00
   First National ....................           16,030     21.20      6,049      8.00      15,498     19.60         6,331    8.00

Tier I Capital (1)(to risk-weighted assets)
   Consolidated ......................         $127,586     12.70%  $ 40,189      4.00%   $148,511     16.00%     $ 37,194    4.00%
   First Merchants ...................           82,009     14.20     23,161      4.00      75,752     14.90        20,338    4.00
   Madison ...........................           22,509     15.20      5,913      4.00      20,353     15.40         5,289    4.00
   First United ......................            8,196     13.00      2,527      4.00       7,599     17.40         1,742    4.00
   Randolph County ...................           10,128     18.40      2,202      4.00       9,848     17.00         2,320    4.00
   Union County ......................           19,124     14.40      5,297      4.00      17,966     15.20         4,726    4.00
   First National ....................           15,085     20.00      3,024      4.00      14,509     18.30         3,165    4.00

Tier I Capital (1) (to average assets)
   Consolidated ......................         $127,586      9.15%  $ 55,773      4.00%   $148,511     11.90%     $ 49,951    4.00%
   First Merchants ...................           82,009     10.20     32,310      4.00      75,752     10.80        27,982    4.00
   Madison ...........................           22,509     11.60      7,773      4.00      20,353     11.30         7,184    4.00
   First United ......................            8,196     10.50      3,119      4.00       7,599     11.50         2,646    4.00
   Randolph County ...................           10,128     14.90      2,723      4.00       9,848     13.00         3,042    4.00
   Union County ......................           19,124      8.80      8,728      4.00      17,966      8.60         8,362    4.00
   First National ....................           15,085     14.40      4,198      4.00      14,509     13.00         4,469    4.00

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

     The table below sets forth the plans' funded status and amounts recognized in the consolidated balance sheet at December 31:


                                                           December 31
                                                        1999        1998
===========================================================================
Change in benefit obligation
     Benefit obligation at beginning of year ......   $ 16,319    $ 14,454
     Service cost .................................        737         688
     Interest cost ................................      1,081       1,044
     Actuarial (gain) loss ........................     (1,542)        793
     Benefits paid ................................       (789)       (660)
                                                      --------    --------
     Benefit obligation at end of year ............     15,806      16,319
                                                      --------    --------
Change in plan assets
     Fair value of plan assets at beginning of year     19,243      18,865
     Actual return of plan assets .................      3,871       1,038
     Benefits paid ................................       (789)       (660)
                                                      --------    --------
     Fair value of plan assets at end of year .....     22,325      19,243
                                                      --------    --------
     Funded status ................................      6,519       2,924
     Unrecognized net actuarial gain ..............     (6,184)     (2,579)
     Unrecognized prior service cost ..............       (132)       (144)
     Unrecognized transition asset ................       (344)       (480)
                                                      --------    --------
     Accrued benefit cost .........................   $   (141)   $   (279)
                                                      ========    ========


                                                                  1999        1998        1997
===============================================================================================
Pension expense (benefit) includes the following components:
   Service cost-benefits earned during the year ............   $   737     $   688     $   624
   Interest cost on projected benefit obligation ...........     1,081       1,044         956
   Actual return on plan assets ............................    (3,871)     (1,038)     (4,251)
      Net amortization and deferral ........................     1,915        (946)      2,810
                                                               -------     -------     -------
      Total pension expense (benefit) ......................   $  (138)    $  (252)    $   139
                                                               =======     =======     =======


                                                                  1999        1998        1997
===============================================================================================
Assumptions used in the accounting as of December 31 were:
      Discount rate ........................................      7.68%       6.77%       7.40%
      Rate of increase in compensation .....................      4.00%       4.00%       4.50%
      Expected long-term rate of return on assets ..........      9.00%       9.00%       9.00%


     In 1989, stockholders approved the 1989 Stock Option Plan, reserving 253,125 shares of Corporation common stock for the granting of options to certain employees. The exercise price of the shares may not be less than the fair market value of the shares upon grant of the option. Options become 100 percent vested when granted and are fully exercisable generally six months after the date of grant, for a period of ten years. There were no shares available for grant at December 31, 1999.

     On March 31, 1994, stockholders approved the 1994 Stock Option Plan, reserving 472,500 shares of Corporation common stock for the granting of options to certain employees and non-employee directors. The exercise price of the shares may not be less than the fair market value of the shares upon the grant of the option. Options become 100 percent vested when granted and are fully exercisable generally six months after the date of the grant, for a period of ten years. There were no shares available for grant at December 31, 1999.


38                                                                     continued

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

NOTE 14

EMPLOYEE BENEFIT PLANS  continued

     On April 14, 1999, stockholders approved the 1999 Long-term Equity Incentive Plan, reserving 1,427,177 shares of Corporation common stock for the granting of options to certain employees and non-employee directors. The maximum number of options granted in any given year cannot exceed 1.5% of the shares outstanding at the end of the prior fiscal year. Options become 100 percent vested when granted and are fully exercisable generally six months after the date of the grant for a period of ten years. There were 1,316,527 shares available for grant at December 31, 1999.

     The table below is a summary of the status of the Corporation's stock option plans and changes in those plans as of and for the years ended December 31, 1999, 1998 and 1997. The number of shares and prices have been restated to give effect to the Corporation's 1998 stock split.

                                                                               Year Ended December 31,

                                                              1999                       1998                     1997
------------------------------------------------------------------------------------------------------------------------------------

                                                               WEIGHTED-AVERAGE           WEIGHTED-AVERAGE          WEIGHTED-AVERAGE
       OPTIONS                                        SHARES     EXERCISE PRICE  SHARES    EXERCISE PRICE    SHARES  EXERCISE PRICE
====================================================================================================================================
Outstanding, beginning of year ................       497,004       $ 17.62      471,037       $ 14.59       461,257       $ 12.23
Granted .......................................       136,400         22.21      113,915         25.83        99,825         20.44
Exercised .....................................       (63,848)         9.81      (87,086)        11.96       (90,045)         8.97
Cancelled .....................................        (1,275)        24.58         (862)        28.71
                                                      -------                    -------                     -------
Outstanding, end of year ......................       568,281       $ 19.56      497,004       $ 17.62       471,037       $ 14.59
                                                      =======                    =======                     =======
Options exercisable at year end ...............       443,006                    397,221                     372,112
Weighted-average fair value of
   options granted during the year ............                     $  5.77                    $  5.48                     $  4.14


As of December 31, 1999, other information by exercise price range for options outstanding and exercisable is as follows:

                                  OUTSTANDING                                                      EXERCISABLE
---------------------------------------------------------------------------------          -------------------------------
  EXERCISE PRICE         NUMBER     WEIGHTED-AVERAGE        WEIGHTED-AVERAGE                 NUMBER       WEIGHTED-AVERAGE
      RANGE             OF SHARES    EXERCISE PRICE    REMAINING CONTRACTUAL LIFE          OF SHARES        EXERCISE PRICE
==========================================================================================================================
$  0.00 - $16.08         195,574         $13.13                 4.6 years                   191,374             $13.42

  16.17 -  22.75         242,924          20.56                 7.9 years                   145,374              19.08

  23.69 -  30.44         129,783          27.37                 8.8 years                   106,258              28.01
                         -------                                                            -------
                         568,281         $19.56                 7.0 years                   443,006             $18.77
                         =======                                                            =======


     The Corporation's stock option plans are accounted for in accordance with Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees, and related interpretations. APB No. 25 requires compensation expense for stock options to be recognized only if the market price of the underlying stock exceeds the exercise price on the date of the grant. Accordingly, the Company recognized compensation expense of $35,000 in 1999. No compensation expense was required to be recognized in 1998 or 1997.


     Although the Corporation has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Corporation had accounted for its employee stock options under that Statement. The fair value of each option grant was estimated on the grant date using an option-pricing model with the following assumptions:

                                       1999           1998          1997


Risk-free interest rates........       5.72%          5.45%         6.54%

Dividend yields.................       3.23%          3.25%         3.37%

Volatility factors of expected
    market price common stock...      21.98%         17.19%        11.20%

Weighted-average expected
    life of the options ........       8.50 years     8.50 years    8.50 years


                                                            continued         39

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

NOTE 14

EMPLOYEE BENEFIT PLANS  continued


     Under SFAS No. 123, compensation cost is recognized in the amount of the estimated fair value of the options and amortized to expense over the options' vesting period. The pro forma effect on net income and earnings per share of this statement are shown on the right:

                                      1999          1998        1997

Net Income
     As reported.................... $19,088       $17,907     $16,483
     Pro Forma......................  18,661        17,147      16,056
Earnings per share
   Basic:
     As reported....................   $1.59       $  1.50     $  1.40
     Pro forma......................    1.55          1.44        1.36
   Diluted:
         As reported                   $1.58       $  1.48     $  1.38
         Pro forma                      1.54          1.42        1.34


     In 1994, the stockholders approved the 1994 Employee Stock Purchase Plan, enabling eligible employees to purchase the Corporation's common stock. A total of 253,125 shares of the Corporation's common stock are reserved for issuance persuant to the plan. The price of the stock to be paid by the employees is determined by the Corporation's compensation committee, but may not be less than 85 percent of the lesser of the fair market value of the Corporation's common stock at the beginning or at the end of the offering period. Common stock purchases are made annually and are paid through advance payroll deductions of up to 20 percent of eligible compensation. Participants under the plan purchased 20,870 shares in 1999 at $20.24 per share. The fair market value per share on the purchase date was $23.81.

     In 1999, the stockholders approved the 1999 Employee Stock Purchase Plan, enabling eligible employees to purchase the Corporation's common stock. A total of 250,000 shares of the Corporation's common stock are reserved for issuance persuant to the plan. The price of the stock to be paid by the employees is determined by the Corporation's compensation committee, but may not be less than 85 percent of the lesser of the fair market value of the Corporation's common stock at the beginning or at the end of the offering period. Common stock purchases are made annually and are paid through advance payroll deductions of up to 20 percent of eligible compensation.

     At December 31, 1999, there were 250,000 shares of Corporation common stock reserved for purchase under the plan, and $257,000 has been withheld from compensation, plus interest, toward the purchase of shares after June 30, 2000, the end of the annual offering period.

     The Corporation's Employee Stock Purchase Plan is accounted for in accordance with APB No. 25. Although the Corporation has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Corporation had accounted for the purchased shares under that statement. The pro forma disclosures are included in the table above and were estimated using an option pricing model with the following assumptions for 1999, 1998 and 1997, respectively: dividend yield of 3.23, 3.25 and 3.37 percent; an expected life of one year for all years; expected volatility of 21.98, 17.19 and 11.20 percent; and risk-free interest rates of 5.72, 5.45 and
6.54 percent. The fair value of those purchase rights granted in 1999, 1998 and 1997 was $4.50, $12.69 and $5.03, respectively.

     The Banks have retirement savings 401(k) plans in which substantially all employees may participate. The Banks match employees' contributions at the rate of 25-50 percent for the first 5-6 percent of base salary contributed by participants. The Banks' expense for the plans was $191,000 for 1999, $178,000 for 1998, and $189,000 for 1997.


NOTE  15

NET INCOME PER SHARE

                                                                      Year Ended December 31,
                                                 1999                            1998                          1997
-------------------------------------------------------------------------------------------------------------------------------
                                  WEIGHTED-AVERAGE PER SHARE    WEIGHTED-AVERAGE PER SHARE     WEIGHTED-AVERAGE PER SHARE
                                      INCOME     SHARES     AMOUNT   INCOME     SHARES    AMOUNT   INCOME      SHARES    AMOUNT
===============================================================================================================================
Basic net income per share:
  Net income available  to
    common stockholders ..........   $19,088   12,008,152   $1.59   $ 17,907  11,922,879   $1.50   $16,483   11,815,377   $1.40
Effect of dilutive stock options .                108,756   =====                164,287   =====               143,072    =====
                                     -------   ----------           --------  ----------            -------   ----------
Diluted net income per share:

  Net income available to

    common stockholders
    and assumed conversions ......   $19,088   12,116,908   $1.58   $ 17,907  12,087,166   $1.48   $16,483   11,958,449   $1.38
                                     =======   ==========   =====   ========  ==========   =====   =======   ==========   =====

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

FEDERAL FUNDS PURCHASED
AND U.S. TREASURY DEMAND NOTES

These financial instruments are short-term borrowing arrangements. The rates at December 31, 1999 and 1998, approximate market rates, thus the fair value approximates carrying value.

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


The estimated fair values of the Corporation's financial instruments are as follows:

                                                                                   1999                              1998
------------------------------------------------------------------------------------------------------------------------------------
                                                                        CARRYING           FAIR           CARRYING            FAIR
                                                                         AMOUNT            VALUE           AMOUNT             VALUE
====================================================================================================================================
Assets at December 31:
   Cash and cash equivalents ...................................       $   84,293       $   84,293       $   80,769       $   80,769
   Interest-bearing time deposits ..............................            1,730            1,730            1,008            1,008
   Investment securities available for sale ....................          329,668          329,668          329,508          329,508
   Investment securities held to maturity ......................           14,303           14,284           21,709           22,061
   Mortgage loans held for sale ................................               61               61              776              776
   Loans .......................................................          988,767          983,147          881,147          890,542
   FRB and FHLB stock ..........................................            5,858            5,858            4,455            4,455
   Interest receivable .........................................           11,279           11,279           10,797           10,797

Liabilities at December 31:
   Deposits ....................................................        1,147,203        1,145,134        1,085,952        1,089,083
   Borrowings:
       Securities sold under repurchase agreements .............           77,957           76,739           48,836           43,903
       Federal funds purchased .................................           28,885           28,885           15,170           15,170
       U.S. Treasury demand notes ..............................            9,506            9,506            2,629            2,629
       FHLB advances ...........................................           73,514           73,093           47,068           47,249
   Interest payable ............................................            4,599            4,599            4,134            4,134

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)


NOTE  17

CONDENSED FINANCIAL INFORMATION   (PARENT COMPANY ONLY)

     Presented below is condensed financial information as to financial position, results of operations, and cash flows of the Corporation:

CONDENSED BALANCE SHEET
                                                                 December 31,
                                                              1999        1998
================================================================================
Assets
   Cash ..............................................     $    212     $     84
   Loans to affiliates ...............................        2,350        1,500
   Investment securities available for sale ..........                       285
   Investment in subsidiaries ........................      155,460      151,409
   Goodwill ..........................................          535          578
   Other assets ......................................          356          303
                                                           --------     --------
      Total assets ...................................     $158,913     $154,159
                                                           ========     ========
Liabilities
   Borrowings from affiliates ........................     $ 32,000
   Other liabilities .................................          617     $    268
                                                           --------     --------
      Total liabilities ..............................       32,617          268

Stockholders' equity .................................      126,296      153,891
                                                           --------     --------
      Total liabilities and stockholders' equity .....     $158,913     $154,159
                                                           ========     ========


CONDENSED STATEMENT OF INCOME

                                                                                                   Year Ended December 31,
                                                                                           1999              1998              1997
====================================================================================================================================
Income
  Dividends from subsidiaries ................................................         $  9,894          $  7,980          $  7,080
  Gain on sale of available-for-sale securities ..............................               98
  Other income ...............................................................              112               112               107
                                                                                       --------          --------          --------
     Total income ............................................................           10,104             8,092             7,187
                                                                                       --------          --------          --------
Expenses
  Amortization of core deposit intangibles,
   goodwill, and fair value adjustments ......................................               43                71                71
  Business combination expenses ..............................................              804                36
  Other expenses .............................................................              834               551               591
                                                                                       --------          --------          --------
     Total expenses ..........................................................            1,681               658               662
                                                                                       --------          --------          --------
Income before income tax benefit and equity in
undistributed income of subsidiaries .........................................            8,423             7,434             6,525
     Income tax benefit ......................................................             (321)             (216)             (191)
                                                                                       --------          --------          --------
Income before equity in undistributed income of subsidiaries .................            8,744             7,650             6,716

   Equity in undistributed income of subsidiaries ............................           10,344            10,257             9,767
                                                                                       --------          --------          --------
Net Income ...................................................................         $ 19,088          $ 17,907          $ 16,483
                                                                                       ========          ========          ========


42                                                                     continued

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)


NOTE 17

CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)   continued

CONDENSED STATEMENT OF CASH FLOWS

                                                                                    Year Ended December 31,

                                                                             1999            1998             1997
====================================================================================================================
Operating activities:
   Net income ........................................................    $ 19,088         $ 17,907         $ 16,483
   Adjustments to reconcile net income to net cash
     provided by operating activities:
     Amortization ....................................................          43               44               43
     Equity in undistributed income of subsidiaries ..................     (10,344)         (10,257)          (9,767)
     Security gains ..................................................         (98)
     Net change in:
        Other assets .................................................         (53)            (115)             (32)
        Other liabilities ............................................         349              154               16
                                                                          --------         --------         --------
           Net cash provided by operating activities .................       8,985            7,733            6,743
                                                                          --------         --------         --------
Investing activities:
   Security purchased with an agreement to resell to an affiliate ....                        2,000           (1,000)
   Net change in loans ...............................................        (850)          (1,500)
   Proceeds from sales of securities available for sale ..............         383
Investment in subsidiary .............................................                       (1,729)
   Other investing activities ........................................          55             (272)            (182)
                                                                          --------         --------         --------
           Net cash used by investing activities .....................        (412)          (1,501)          (1,182)
                                                                          --------         --------         --------
Financing activities:
   Cash dividends ....................................................      (9,759)          (7,934)          (7,090)
   Borrowing from affiliates .........................................      32,000
   Stock issued under employee benefit plans .........................         457              385              291
   Stock issued under dividend reinvestment
     and stock purchase plan .........................................         722              679              726
   Stock options exercised ...........................................         271              482              417
   Stock redeemed ....................................................     (32,136)             (72)
   Cash paid in lieu of issuing fractional shares ....................                           (6)
                                                                          --------         --------         --------
           Net cash used by financing activities .....................      (8,445)          (6,466)          (5,656)
                                                                          --------         --------         --------
   Net change in cash ................................................         128             (234)             (95)
Cash, beginning of year ..............................................          84              318              413
                                                                          --------         --------         --------
   Cash, end of year .................................................    $    212         $     84         $    318
                                                                          ========         ========         ========


NOTE 18

QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following table sets forth certain quarterly results for the years ended December 31, 1999 and 1998:

------------------------------------------------------------------------------------------------------------------------------------
                                                                                    AVERAGE SHARES OUTSTANDING  NET INCOME PER SHARE
   QUARTER            INTEREST     INTEREST    NET INTEREST  PROVISION FOR    NET   --------------------------  --------------------
    ENDED              INCOME      EXPENSE       INCOME      LOAN LOSSES     INCOME      BASIC        DILUTED     BASIC   DILUTED

1999:
March ............   $   23,770   $   10,931   $    12,839   $    505      $  4,643    11,978,451    12,098,414   $ .39   $ .38
June .............       24,916       11,453        13,463        522         4,649    12,004,475    12,101,757     .39     .39
Sept .............       25,380       11,804        13,576        590         4,863    12,043,381    12,146,080     .40     .40
Dec ..............       26,397       12,710        13,687        624         4,933    12,005,285    12,125,563     .41     .41
                     ----------   ----------   -----------   --------      --------                               -----   -----
                     $  100,463   $   46,898   $    53,565   $  2,241      $ 19,088    12,008,152    12,116,908   $1.59   $1.58
                     ==========   ==========   ===========   ========      ========                               =====   =====

1998:
March ............   $   22,460   $   10,509   $    11,951   $    508      $  4,393    11,876,960    12,065,754   $ .37   $ .36
June .............       23,209       10,993        12,216        504         4,414    11,903,127    12,097,882     .37     .37
Sept .............       23,843       11,352        12,491        539         4,559    11,950,118    12,110,502     .38     .38
Dec ..............       24,649       11,611        13,038        821         4,541    11,960,598    12,106,589     .38     .37
                     ----------   ----------   -----------   --------      --------                               -----   -----
                     $   94,161   $   44,465   $    49,696   $  2,372      $ 17,907    11,922,879    12,087,166   $1.50   $1.48
                     ==========   ==========   ===========   ========      ========                               =====   =====

STOCKHOLDER INFORMATION


[PHOTO]


First Merchants Corporation was organized in September of 1982 as the bank holding company for Merchants National Bank of Muncie, now First Merchants Bank, N.A., an institution which has served Muncie and the east central Indiana market since 1893.

Since its organization, First Merchants Corporation has acquired six additional affiliate banks and a multi-line insurance agency. Pendleton Banking Company of Pendleton, Indiana was acquired in November of 1988; First United Bank of Middletown, Indiana in July of 1991; The Union County National Bank of Liberty, Indiana in August of 1996; The Randolph County Bank of Winchester, Indiana in October of 1996; Anderson Community Bank of Anderson, Indiana and First National Bank of Portland, Indiana in April of 1999. Also, in April of 1998, First Merchants acquired the Muncie office of Insurance & Risk Management, an independent agency based in Fort Wayne, Indiana. The agency, renamed First Merchants Insurance Services, offers a full line of insurance products to customers in the Corporation's ten-county service area.

First Merchants Bank also operates one of the ten largest trust departments in Indiana, with fiduciary assets in excess of one billion dollars at market value.

In June of 1999, U.S. Banker magazine ranked First Merchants 24th out of 200 mid-sized public banking companies in the United States based on financial performance. In addition, the Corporation continues to receive an A+ rating from Standard & Poor's for its common stock and Blue Ribbon status from independent bank-rating service Veribanc. First Merchants Corporation is one of only two Indiana-based companies listed among America's Finest Companies, an investment guide published by The Staton Institute.

                                     [LOGO]

                                Corporate Office
                             200 East Jackson Street
                              Muncie, Indiana 47305

                                  765-747-1500
                         http://www.firstmerchants.com

                           First Merchants Corporation
                           currently provides services
                           through offices located in
                          Delaware, Fayette, Hamilton,
                           Henry, Jay, Madison, Wayne,
                               Randolph and Union
                             counties in Indiana and
                             Butler county in Ohio.


ANNUAL MEETING



The Annual Meeting of Stockholders
of First Merchants Corporation
will be held...

Wednesday, April 12, 2000 o 3:30 p.m.

Horizon Convention Center
401 South High Street
Muncie, Indiana

First Merchants Corporation
Market Area

Indiana
  Delaware County
   1 Corporate Office o Muncie
   2 Albany
   3 Eaton
   4 Daleville
  Fayette County
   5 Connersville
  Hamilton County
   6 Carmel
   7 Noblesville
   Henry County
   8 Middletown
   9 Mooreland
  10 Sulphur Springs
  Jay County
  11 Portland
  Madison County
  12 Anderson
  13 Edgewood
  14 Ingalls
  15 Lapel
  16 Markleville
  17 Pendleton
  Randolph County
  18 Winchester
  Union County
  19 Liberty
  Wayne County
  20 Richmond
  Ohio
  Butler County
  21 Oxford

STOCK PRICE & DIVIDEND INFORMATION


PRICE PER SHARE

    QUARTER                                      HIGH                               LOW                         DIVIDENDS DECLARED
====================================================================================================================================
                                        1999            1998             1999              1998             1999              1998
                                     --------------------------        --------------------------        ---------------------------
First Quarter ..............         $   26.13        $   27.67        $   21.50        $   24.50        $    .200         $    .187
Second Quarter .............             24.75            31.83            21.50            25.67             .200              .187
Third Quarter ..............             25.69            30.83            22.25            24.00             .220              .200
Fourth Quarter .............             29.25            28.75            21.88            21.50             .220              .200


The table above lists per share prices and dividend payments during 1999 and 1998. Prices are as reported by the National Association of Securities Dealers. Automated Quotation - National Market System.
Numbers rounded to nearest cent when applicable.
Restated for 3-for-2 stock split distributed October, 1998.

STOCK INFORMATION

Common stock listing

First Merchants Corporation common stock is traded over-the-counter on the NASDAQ National Market System. Quotations are carried in many daily papers. The NASDAQ symbol is FRME (Cusip #320817-10-9). At the close of business on December 31, 1999, the number of shares outstanding was 10,936,617. There were 1,780 stockholders of record on that date.

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

Stock transfer agent and registrar

First Merchants Bank, N.A.
Corporate Trust Department
P. O. Box 792
Muncie, Indiana 47308-0792

MARKET MAKERS

The following firms make a market in First Merchants Corporation stock:

Robert W. Baird & Co., Inc.
Keefe, Bruyette & Woods, Inc.
Knight Securities, L.P.
Herzog, Heine, Geduld, Inc.
Howe, Barnes & Johnson, Inc.
McDonald and Company
NatCity Investments, Inc.
Spear, Leads, and Kellog

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