Form 10-K405, Exhibit 13
period 2000-12-31
FIRST MERCHANTS CORP
filed 2001-04-02
CIK 712534

================================================================================

Financial Review

================================================================================


FIVE-YEAR SUMMARY OF
SELECTED FINANCIAL DATA                                                     2


MANAGEMENT'S
DISCUSSION & ANALYSIS                                                       3


INDEPENDENT AUDITOR'S REPORT                                               11


CONSOLIDATED
FINANCIAL STATEMENTS                                                       12


NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS                                                       16


STOCKHOLDER INFORMATION                                                    40

================================================================================

================================================================================

FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA

================================================================================

 (in thousands, except share data)                               2000           1999           1998           1997           1996
====================================================================================================================================
Operations
Net Interest Income
     Fully Taxable Equivalent (FTE) Basis ...............    $   58,619     $   56,513     $   52,463     $   49,403     $   45,431
Less Tax Equivalent Adjustment ..........................         2,637          2,948          2,767          2,611          2,312
                                                             ----------     ----------     ----------     ----------     ----------
Net Interest Income .....................................        55,982         53,565         49,696         46,792         43,119
Provision for Loan Losses ...............................         2,625          2,241          2,372          1,735          1,790
                                                             ----------     ----------     ----------     ----------     ----------
Net Interest Income
     After Provision for Loan Losses ....................        53,357         51,324         47,324         45,057         41,329
Total Other Income ......................................        16,634         14,573         12,880         10,146          9,317
Total Other Expenses ....................................        40,083         36,710         32,741         30,016         27,596
                                                             ----------     ----------     ----------     ----------     ----------
     Income Before Income Tax Expense ...................        29,908         29,187         27,463         25,187         23,050
Income Tax Expense ......................................         9,968         10,099          9,556          8,704          8,006
                                                             ----------     ----------     ----------     ----------     ----------
Net Income ..............................................    $   19,940     $   19,088     $   17,907     $   16,483     $   15,044
                                                             ==========     ==========     ==========     ==========     ==========

Per share data (1)
Basic Net Income ........................................    $     1.76     $     1.59     $     1.50     $     1.40     $     1.29
Diluted Net Income ......................................          1.75           1.58           1.48           1.38           1.27
Cash Dividends Paid (2) .................................           .90            .84            .77            .69            .59
December 31 Book Value ..................................         13.44          11.55          12.85          11.95          11.10
December 31 Market Value (Bid Price) ....................         22.63          25.56          26.00          24.33          16.83

Average balances
Total Assets ............................................    $1,532,691     $1,397,230     $1,254,223     $1,151,081     $1,079,816
Total Loans .............................................     1,104,013        935,716        870,317        799,430        698,417
Total Deposits ..........................................     1,209,015      1,073,074      1,016,629        825,808        778,096
Securities Sold Under Repurchase Agreements
     (long-term portion) ................................        68,732         62,686         37,238
Total Federal Home Loan Bank Advances ...................        80,008         57,062         30,742         19,746          9,192
Total Stockholders' Equity ..............................       141,446        149,727        148,052        135,958        125,907

Year-end balances
Total Assets ............................................    $1,621,063     $1,474,048     $1,362,527     $1,181,359     $1,112,672
Total Loans .............................................     1,175,586        998,895        890,356        838,658        744,474
Total Deposits ..........................................     1,288,299      1,147,203      1,085,952        976,972        918,876
Securities Sold Under Repurchase Agreements
      (long-term portion) ...............................        32,500         35,000         48,836
Total Federal Home Loan Bank Advances ...................        93,182         73,514         47,067         25,500         10,150
Total Stockholders' Equity ..............................       156,063        126,296        153,891        141,794        130,250

Financial ratios
Return on Average Assets ................................          1.30%          1.37%          1.43%          1.43%          1.39%
Return on Average Stockholders' Equity (3) ..............         14.10          12.75          12.09          12.12          11.95
Average Earning Assets to Total Assets ..................         94.85          94.77          94.80          94.62          94.39
Allowance for Loan Losses as % of Total Loans ...........          1.06           1.01           1.03           1.01           1.08
Dividend Payout Ratio ...................................         51.43          53.16          52.03          50.00          46.46
Average Stockholders' Equity to Average Assets ..........          9.23          10.72          11.80          11.81          11.66
Tax Equivalent Yield on Earning Assets (4) ..............          8.19           7.81           8.15           8.34           8.10
Cost of Supporting Liabilities ..........................          4.16           3.54           3.74           3.80           3.64
Net Interest Margin on Earning Assets ...................          4.03           4.27           4.41           4.54           4.46

(1)  Restated for 3-for-2 stock split distributed October, 1998.

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

================================================================================

MANAGEMENT'S DISCUSSION & ANALYSIS

================================================================================

The Corporation's financial data for periods prior to mergers, which were accounted for as pooling of interests, has been restated.

RESULTS OF OPERATIONS

     Net income for the year 2000 reached $19,940,000, up from $19,088,000 in 1999. Diluted earnings per share totaled $1.75, a 10.8% increase over $1.58 reported for 1999. Cash basis earnings per share were $1.81, an increase of 13.1% over the 1999 level of $1.60. In 2000, First Merchants Corporation ("Corporation") recorded the twenty-fifth consecutive year of improvement in net income on both an aggregate and per share basis.

     Return on equity was 14.10 percent in 2000, up from 1999 and 1998 figures of 12.75 percent and 12.09 percent.

     Return on assets was 1.30 percent in 2000, 1.37 percent in 1999 and 1.43 percent in 1998.

CAPITAL

     The Corporation's capital strength continues to exceed regulatory minimums and management believes that its strong capital continues to be a distinct advantage in the competitive environment in which the Corporation operates.

     The Corporation's Tier I capital to average assets ratio was 8.7 percent at year-end 2000, and 9.2 percent at December 31, 1999. At December 31, 2000, the Corporation had a Tier I risk-based capital ratio of 11.7 percent, total risk-based capital ratio of 12.7 percent, and a leverage ratio of 8.7 percent. Regulatory capital guidelines require a Tier I risk-based capital ratio of 4.0 percent and a total risk-based capital ratio of 8.0 percent.

     The Corporation has an employee stock purchase plan and an employee stock option plan. Activity under these plans is described in Note 14 to the Consolidated Financial Statements. The transactions under these plans have not had a material effect on the Corporation's capital position.

================================================================================

MANAGEMENT'S DISCUSSION & ANALYSIS

================================================================================

ASSET QUALITY/PROVISION FOR LOAN LOSSES

     The Corporation's asset quality and loan loss experience have consistently been superior to that of its peer group, as summarized in the table on the following page. Asset quality has been a major factor in the Corporation's ability to generate consistent profit improvement.

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

     At December 31, 2000, non-performing loans totaled $7,920,000, an increase of $3,405,000. Impaired loans included in the table below totaled $1,900,000.

     At December 31, 2000, impaired loans totaled $14,839,000, an increase of $7,699,000. The increase was primarily attributable to two loans totaling $5,525,000. One loan totaling $4,040,000 is current and is not included in the non-performing asset table below but has a specific reserve of $595,000 allocated to the loan due to inadequate cash flow. The second loan totaling $1,485,000 is collateral dependant with no reserve. An allowance for losses was not deemed necessary for impaired loans totaling $6,977,000, but an allowance of $2,253,000 was recorded for the remaining balance of impaired loans of $7,862,000. The average balance of impaired loans for 2000 was $15,053,000.

     At December 31, 2000, the allowance for loan losses was $12,454,000, up $2,326,000 from year end 1999. As a percent of loans, the allowance was 1.06 percent, up from 1.01 percent at year-end 1999.

     The provision for loan losses in 2000 was $2,625,000, up $384,000 or 17% from $2,241,000 in 1999.

The following table summarizes the risk elements for the Corporation.


(dollars in thousands)                                         December31,
- --------------------------------------------------------------------------------
                                                           2000            1999
================================================================================

Non-accrual loans ..............................          $2,370          $1,280

Loans contractually
   past due 90 days or more
   other than non-accruing .....................           2,465           2,327

Restructured loans .............................           3,085             908
                                                          ------          ------

   Total .......................................          $7,920          $4,515
                                                          ======          ======

================================================================================

MANAGEMENT'S DISCUSSION & ANALYSIS

================================================================================

The table below presents loan loss experience for the years indicated and compares the Corporation's loss experience to that of its peer group.

(Dollars in Thousands)                                                                2000                1999                1998
====================================================================================================================================

Allowance for loan losses:
    Balance at January 1 ...............................................            $10,128             $ 9,209             $ 8,429
                                                                                    -------             -------             -------
    Chargeoffs .........................................................              2,291               1,769               2,231
    Recoveries .........................................................                579                 447                 639
                                                                                    -------             -------             -------
    Net chargeoffs .....................................................              1,712               1,322               1,592
    Provision for loan losses ..........................................              2,625               2,241               2,372
    Allowance acquired in acquisition...................................              1,413
                                                                                    -------             -------             -------
    Balance at December 31 .............................................            $12,454             $10,128             $ 9,209
                                                                                    =======             =======             =======
   Ratio of net chargeoffs during the period to
     average loans outstanding during the period .......................               .16%                .14%                .18%
   Peer Group ..........................................................                NA                 .29%                .26%

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

     The Corporation's liquidity and interest sensitivity position at December 31, 2000, remained adequate to meet the Corporation's primary goal of achieving optimum interest margins while avoiding undue interest rate risk. The table below presents the Corporation's interest rate sensitivity analysis as of December 31, 2000.

================================================================================

MANAGEMENT'S DISCUSSION & ANALYSIS

================================================================================

INTEREST RATE SENSITIVITY ANALYSIS
(dollars in thousands)                                                                At December 31, 2000
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                1-180 DAYS   181-365 DAYS    1-5 YEARS    BEYOND 5 YEARS     TOTAL
====================================================================================================================================
Rate-Sensitive Assets:
   Federal funds sold and interest-bearing deposits .........   $   15,783                                                $   15,783
   Investment securities ....................................       71,246    $   53,741     $  143,131     $   39,845       307,963
   Loans ....................................................      403,634       107,434        509,733        154,785     1,175,586
   Federal Reserve and Federal Home Loan Bank stock .........        7,185                                                     7,185
                                                                ----------    ----------     ----------     ----------    ----------
        Total rate-sensitive assets .........................      497,848       161,175        652,864        194,630     1,506,517
                                                                ----------    ----------     ----------     ----------    ----------
Rate-Sensitive Liabilities:
   Interest-bearing deposits ................................      486,294       278,891        365,464            597     1,131,246
   Securities sold under repurchase agreements ..............       12,156        19,800         32,500                       64,456
   Other short-term borrowings ..............................        5,943                                                     5,943
   Federal Home Loan Bank advances ..........................       23,719        26,631         29,121         13,711        93,182
                                                                ----------    ----------     ----------     ----------    ----------
        Total rate-sensitive liabilities ....................      528,112       325,322        427,085         14,308     1,294,827
                                                                ----------    ----------     ----------     ----------    ----------

Interest rate sensitivity gap by period .....................   $  (30,264)   $ (164,147)    $  225,779     $  180,322
Cumulative rate sensitivity gap .............................      (30,264)     (194,411)        31,368        211,960
Cumulative rate sensitivity gap ratio
   at December 31, 2000 .....................................         94.3%         77.2%         102.4%         116.3%
   at December 31, 1999 .....................................         72.9 %        69.5%          98.1%         115.0%

The Corporation had a cumulative negative gap of $195,294,000 in the one-year horizon at December 31, 2000, just over 12.2 percent of total assets. Net interest income at financial institutions with negative gaps tends to increase when rates decrease and decrease as interest rates increase.


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

     Assumed interest rate changes are simulated to move incrementally over 18 months. The total rate movement (beginning point minus ending point) to noteworthy interest rate indexes are as follows:

                                 RISING              FALLING
================================================================================
Prime                             200 Basis Points   (200)Basis Points
Federal Funds                     200                (200)
90-Day T-Bill                     200                (200)
One-Year T-Bill                   200                (200)
Three-Year T-Bill                 200                (200)
Five-Year T-Note                  200                (200)
Ten-Year T-Note                   200                (200)
Interest Checking                  67                 (67)
MMIA Savings                      200                (200)
Money Market Index                200                (200)
Regular Savings                    67                 (67)

================================================================================

MANAGEMENT'S DISCUSSION & ANALYSIS

================================================================================

Results for the flat, rising (rate shock), and falling (rate shock) interest rate scenarios are listed below. The net interest income shown represents cumulative net interest income over an 18-month time horizon. Balance sheet assumptions are the same under both scenarios:

                                             FLAT/BASE      RISING     FALLING
================================================================================
Net Interest Income (dollars in thousands)    $ 57,657    $ 55,554    $ 57,713

Change vs. Flat/Base Scenario                             $ (2,104)   $     55

Percent Change                                              -3.65%        .10%

EARNING ASSETS

     Earning assets increased $130.7 million during 2000. The table below reflects the earning asset mix for the years 2000 and 1999 (at December 31).

     Loans grew by $176.7 million while investment securities declined by $36.1 million. The acquisition of Decatur Bank & Trust Company combined with increased loan demand resulted in a 17.7% increase in the Corporations loan portfolio. The decline in investment securities was the result of the Corporation partially funding it's loan growth, and cash portion of the acquisition and stock repurchases with investment run off.

EARNING ASSETS
(dollars in millions)                                              December 31,
================================================================================
                                                                2000       1999
                                                             --------   --------
     Federal funds sold and interest-bearing time deposits   $   15.8   $   27.1
     Securities available for sale .......................      295.7      329.7
     Securities held to maturity .........................       12.2       14.3
     Loans ...............................................    1,175.6      998.9
     Federal Reserve and Federal Home Loan Bank stock ....        7.2        5.8
                                                             --------   --------
         Total ...........................................   $1,506.5   $1,375.8
                                                             ========   ========

DEPOSITS AND BORROWINGS

     The table below reflects the level of deposits and borrowed funds (Federal funds purchased, repurchase agreements, U.S. Treasury demand notes and Federal Home Loan Bank advances) based on year-end levels at December 31, 2000 and 1999.

As of December 31                                                                           (dollars in millions)
- ------------------------------------------------------------------------------------------------------------------
                                     SECURITIES SOLD UNDER           OTHER SHORT-TERM          FEDERAL HOME LOAN
                    DEPOSITS         REPURCHASE AGREEMENTS               BORROWINGS              BANK ADVANCES
==================================================================================================================

2000                $1,288.3                 $64.5                         $ 5.9                        $93.2

1999                $1,147.2                 $78.0                         $38.4                        $73.5



================================================================================

MANAGEMENT'S DISCUSSION & ANALYSIS
================================================================================

NET INTEREST INCOME
     Net interest income is the primary source of the Corporation's earnings. It is a function of net interest margin and the level of average earning assets.

     The table below reflects the Corporation's asset yields, interest expense, and net interest income as a percent of average earning assets for the three-year period ending in 2000.

     In 2000, asset yields increased 38 basis points (FTE) and interest cost increased 62 basis points, resulting in a 24 basis point (FTE) decline in net interest income.

 (dollars in thousands)
- --------------------------------------------------------------------------------------------------------------
            INTEREST INCOME    INTEREST EXPENSE   NET INTEREST INCOME                      NET INTEREST INCOME
           (FTE) as a Percent    as a Percent      (FTE)as a Percent         AVERAGE              On a
               of Average         of Average          of Average             EARNING          Fully Taxable
             Earning Assets      Earning Assets      Earning Assets          ASSETS          Equivalent Basis
==============================================================================================================

  2000             8.19%             4.16%             4.03%             $1,453,795             $58,619
  1999             7.81              3.54              4.27               1,324,172              56,513
  1998             8.15              3.74              4.41               1,188,981              52,463

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

     Other income in 2000 amounted to $16,634,000 or 14.1 percent higher than in 1999. The increase of $2,061,000 is primarily attributable to the following factors:

1. Other customer fees increased $430,000, or 13.9 percent, due to increased fees from electronic card usage and price adjustments.

2. Commission income increased $421,000, or 27.5 percent, due to increased sales initiatives in 2000.

3. Revenues from fiduciary activity grew $372,000, or 8.1 percent, due to strong new business activity and markets.

4. Service charges on deposit accounts increased $326,000 or 7.3 percent due to increased number of accounts and price adjustments.

5. Other income increased $876,000, or 135.2 percent due primarily to $209,000 of new revenue resulting from First Merchants Reinsurance Company and a $147,000 gain on sale of a Bank building in 2000.

================================================================================

MANAGEMENT'S DISCUSSION & ANALYSIS

================================================================================

OTHER INCOME  continued

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

OTHER EXPENSES

     Total "other expenses" represent non-interest operating expenses of the Corporation. Those expenses amounted to $40,083,000 in 2000, an increase of 9.2 percent from the prior year, or $3,373,000.

Three major areas account for most of the increase:
1. Salary and benefit expenses, which account for over one-half of the Corporation's non-interest operating expenses, grew by $1,598,000, or 8.1 percent, due to normal salary increases and staff additions and the additional salary cost related to Decatur Bank and Trust Company.
2. Equipment expenses increased $584,000, or 15.7 percent, reflecting the Corporation's capital investments in it's operation center and it's efforts to improve efficiency and provide electronic service delivery to its customers.

Total "other expenses" in 1999 amounted to $36,710,000, an increase of 12.1 percent from the prior year, or $3,969,000.

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

================================================================================

MANAGEMENT'S DISCUSSION & ANALYSIS

================================================================================

INCOME TAXES

     The decrease in 2000 tax expense of $131,000 is attributable primarily to decreased state taxes as a result of changes in the state tax laws. The increase in 1999 tax expense of $543,000 is attributable primarily to a $1,724,000 increase in net pre-tax income, mitigated somewhat by a $336,000 increase in tax-exempt income and increased tax credits of $204,000.

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

================================================================================

INDEPENDENT AUDITOR'S REPORT

================================================================================

To the Stockholders and Board of Directors First Merchants Corporation Muncie, Indiana

We have audited the accompanying consolidated balance sheet of First Merchants Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

The consolidated financial statements as of December 31, 1999 and for the two years then ended have been restated to reflect the pooling-of-interests with Jay Financial Corporation and Anderson Community Bank as described in Note 2 to the consolidated financial statements. We did not audit the 1998 financial statements of Jay Financial Corporation and Anderson Community Bank, which statements reflect total revenues of $15,588,000 for the year ended December 31, 1998. Those statements were audited by other auditors whose reports have been furnished to us and our opinion, insofar as it relates to the amounts included for First Merchants Corporation as of December 31, 1999 and for the two years then ended, is based solely on the report of the other auditors.

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

In our opinion, based on our audits and the reports of other auditors the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of First Merchants Corporation and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with generally accepted accounting principles.

                                             OLIVE LLP

                                             Indianapolis, Indiana
                                             January 22, 2001, except for
                                             note 19 as to which the date
                                             is February 8, 2001

================================================================================

CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

CONSOLIDATED BALANCE SHEET
(in thousands, except share data)                                                                            December 31,
====================================================================================================================================

                                                                                                    2000                   1999
Assets
   Cash and due from banks ...........................................................           $    52,563            $    58,893
   Federal funds sold ................................................................                14,900                 25,400
                                                                                                 -----------            -----------
   Cash and cash equivalents .........................................................                67,463                 84,293
   Interest-bearing time deposits ....................................................                   883                  1,730
   Investment securities
      Available for sale .............................................................               295,730                329,668
      Held to maturity (fair value of $12,328 and $14,284) ...........................                12,233                 14,303
                                                                                                 -----------            -----------
        Total investment securities ..................................................               307,963                343,971
   Mortgage loans held for sale ......................................................                                           61
   Loans, net of allowance for loan losses of $12,454 and $10,128.....................             1,163,132                988,767
   Premises and equipment ............................................................                23,868                 20,073
   Federal Reserve and Federal Home Loan Bank stock ..................................                 7,185                  5,858
   Interest receivable ...............................................................                13,135                 11,279
   Core deposit intangibles and goodwill .............................................                21,055                  2,885
   Cash surrender value of life insurance.............................................                 6,312                  3,227
   Other assets ......................................................................                10,067                 11,904
                                                                                                 -----------            -----------
        Total assets .................................................................           $ 1,621,063            $ 1,474,048
                                                                                                 ===========            ===========

Liabilities
   Deposits
     Noninterest-bearing .............................................................           $   157,053            $   140,547
     Interest-bearing ................................................................             1,131,246              1,006,656
                                                                                                 -----------            -----------
           Total deposits ............................................................             1,288,299              1,147,203
   Borrowings ........................................................................               163,581                189,862
   Interest payable ..................................................................                 6,335                  4,599
   Other liabilities .................................................................                 6,785                  6,088
                                                                                                 -----------            -----------
           Total liabilities .........................................................             1,465,000              1,347,752


COMMITMENTS AND CONTINGENT LIABILITIES


Stockholders' equity
   Preferred stock, no-par value
      Authorized and unissued -- 500,000 shares
   Common stock, $.125 stated value
      Authorized -- 50,000,000 shares
      Issued and outstanding -- 11,611,732 and 10,936,617 shares .....................                 1,451                  1,367
   Additional paid-in capital ........................................................                41,665                 25,481
   Retained earnings .................................................................               113,244                103,640
   Accumulated other comprehensive loss   ............................................                  (297)                (4,192)
                                                                                                 -----------            -----------
        Total stockholders' equity ...................................................               156,063                126,296
                                                                                                 -----------            -----------
        Total liabilities and stockholders' equity ...................................           $ 1,621,063            $ 1,474,048
                                                                                                 ===========            ===========

See notes to consolidated financial statements.

================================================================================

CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

CONSOLIDATED STATEMENT OF INCOME
(in thousands, except share data)                                                                Year Ended December 31,
====================================================================================================================================
                                                                                       2000               1999               1998
Interest income
   Loans receivable
     Taxable .............................................................           $ 95,798           $ 78,366           $ 75,971
     Tax exempt ..........................................................                311                233                234
   Investment securities
     Taxable .............................................................             14,478             15,459             11,596
     Tax exempt ..........................................................              4,587              5,243              4,906
   Federal funds sold ....................................................                666                657              1,026
   Deposits with financial institutions ..................................                103                 59                 30
   Federal Reserve and Federal Home Loan Bank stock ......................                585                446                398
                                                                                     --------           --------           --------
       Total interest income .............................................            116,528            100,463             94,161
                                                                                     --------           --------           --------
Interest expense
   Deposits ..............................................................             49,607             38,539             39,873
   Securities sold under repurchase agreements ...........................              4,263              4,273              2,015
   Federal Home Loan Bank advances .......................................              5,315              3,260              1,923
   Other borrowings ......................................................              1,361                826                654
                                                                                     --------           --------           --------
        Total interest expense ...........................................             60,546             46,898             44,465
                                                                                     --------           --------           --------
Net interest income ......................................................             55,982             53,565             49,696
   Provision for loan losses .............................................              2,625              2,241              2,372
                                                                                     --------           --------           --------

Net interest income
after provision for loan losses ..........................................             53,357             51,324             47,324
                                                                                     --------           --------           --------
Other income
   Fiduciary activities ..................................................              4,972              4,600              4,209
   Service charges on deposit accounts ...................................              4,776              4,450              3,706
   Other customer fees ...................................................              3,519              3,089              2,627
   Net realized gains (losses) on
     sales of available-for-sale securities ..............................               (107)               257                127
   Commission income .....................................................              1,950              1,529              1,074
   Other income ..........................................................              1,524                648              1,137
                                                                                     --------           --------           --------
        Total other income ...............................................             16,634             14,573             12,880
                                                                                     --------           --------           --------

Other expenses
   Salaries and employee benefits ........................................             21,418             19,820             18,306
   Net occupancy expenses ................................................              2,471              2,139              2,064
   Equipment expenses ....................................................              4,299              3,715              3,163
   Marketing expense .....................................................              1,010                869                903
   Deposit insurance expense .............................................                240                129                125
   Outside data processing fees ..........................................              1,736              1,647              1,465
   Printing and office supplies ..........................................              1,144              1,275                984
   Merger-related expenses ...............................................                                   804
   Goodwill and core deposit amortization.................................                896                223                214
   Other expenses ........................................................              6,869              6,089              5,517
                                                                                     --------           --------           --------
        Total other expenses .............................................             40,083             36,710             32,741
                                                                                     --------           --------           --------

Income before income tax .................................................             29,908             29,187             27,463
   Income tax expense ....................................................              9,968             10,099              9,556
                                                                                     --------           --------           --------
Net income ...............................................................           $ 19,940           $ 19,088           $ 17,907
                                                                                     ========           ========           ========

Net income per share:
   Basic .................................................................           $   1.76           $   1.59           $   1.50
   Diluted ...............................................................               1.75               1.58               1.48

See notes to consolidated financial statements.

================================================================================

CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
Year Ended December 31,
 (in thousands)                                                                                2000            1999           1998
====================================================================================================================================
Net income .............................................................................     $ 19,940       $ 19,088       $ 17,907
                                                                                             --------       --------       --------
Other comprehensive income, net of tax:
  Unrealized gains (loss) on securities available for sale:
     Unrealized holding gains (loss) arising during the period,
     net of income tax (expense) benefit of $(2,610), $4,258,$(499) ....................        3,831         (6,249)           731
  Less: Reclassification adjustment for gains (loss) included in net income,
      net of income tax (expense) benefit of  $43, $(103), $(51)........................          (64)           154             76
                                                                                             --------       --------       --------
                                                                                                3,895         (6,403)           655
                                                                                             --------       --------       --------
  COMPREHENSIVE INCOME                                                                       $ 23,835       $ 12,685       $ 18,562

                                                                                             ========       ========       ========

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

(in thousands, except share data)
- ------------------------------------------------------------------------------------------------------------------------------------
                                                        COMMON STOCK
                                                   -----------------------    ADDITIONAL    RETAINED   ACCUMULATED OTHER
                                                      SHARES       AMOUNT   PAID-IN CAPITAL EARNINGS     COMPREHENSIVE       TOTAL
                                                                                                         INCOME (LOSS)
                                                   -----------    --------  --------------  --------- --------------------  -------
Balances, January 1, 1998.......................     7,910,448    $  1,054     $  30,238    $ 108,947      $   1,556      $ 141,795
  Net income for 1998 ..........................                                               17,907                        17,907
  Cash dividends ($ .77 per share) .............                                               (7,934)                       (7,934)
  Other comprehensive income, net of tax .......                                                                 655            655
  Stock issued under employee benefit plans . ..        14,471           2           383                                        385
  Stock issued under dividend reinvestment
     and stock purchase plan ...................        19,092           2           677                                        679
  Stock options exercised ......................        52,460          19           463                                        482
  Stock redeemed ...............................        (2,000)                      (72)                                       (72)
  Three-for-two stock split ....................     3,981,769         420          (420)
  Cash paid in lieu of issuing fractional shares          (285)                       (6)                                        (6)
                                                   -----------    --------      --------    ---------      ---------      ---------
Balances, December 31, 1998 ....................    11,975,955       1,497        31,263      118,920          2,211        153,891
  Net income for 1999...........................                                               19,088                        19,088
  Cash dividends ($ .84 per share) .............                                               (9,759)                       (9,759)
  Other comprehensive loss, net of tax   .......                                                              (6,403)        (6,403)
  Stock issued under employee benefit plans ....        20,870           3           454                                        457
  Stock issued under dividend reinvestment
     and stock purchase plan ...................        30,227           4           718                                        722
  Stock options exercised ......................        55,234           6           265                                        271
  Stock redeemed ...............................    (1,145,669)       (143)       (7,384)     (24,609)                      (32,136)
  Tax benefit of stock dispositions ............                                     165                                        165
                                                   -----------    --------      --------    ---------      ---------      ---------
Balances, December 31, 1999 ....................    10,936,617       1,367        25,481      103,640         (4,192)       126,296
  Net income for 2000...........................                                               19,940                        19,940
  Cash dividends ($ .90 per share) .............                                              (10,331)                      (10,331)
  Other comprehensive income, net of tax .......                                                               3,895          3,895
  Stock issued under employee benefit plans ....        26,778           3           478                                        481
  Stock issued under dividend reinvestment
     and stock purchase plan ...................        35,611           5           806                                        811
  Stock options exercised ......................        33,906           4           506                                        510
  Stock redeemed ...............................      (292,000)        (37)       (6,670)          (5)                       (6,712)
  Issuance of stock related to acquisition......       870,957         109        21,068                                     21,177
  Cash paid in lieu of fractional shares........          (137)                       (4)                                        (4)
                                                   -----------    --------      --------    ---------      ---------      ---------
Balances, December 31, 2000   ..................    11,611,732    $  1,451      $ 41,665    $ 113,244      $    (297)     $ 156,063
                                                   ===========    ========      ========    =========      =========      =========

See notes to consolidated financial statements.

================================================================================

CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

CONSOLIDATED STATEMENT OF CASH FLOWS
====================================================================================================================================
                                                                                                 Year Ended December 31,
(in thousands, except share data)                                                    2000                 1999                1998
====================================================================================================================================
Operating activities:
   Net income ..........................................................          $  19,940           $  19,088           $  17,907
   Adjustments to reconcile net income to
     net cash provided by operating activities:
     Provision for loan losses .........................................              2,625               2,241               2,372
     Depreciation and amortization .....................................              3,198               2,517               2,394
     Amortization of goodwill and intangibles ..........................                896                 232                 214
     Deferred income tax ...............................................               (767)             (1,122)                153
     Securities amortization, net ......................................                 72                 358                 221
     Securities losses (gains), net ....................................                107                (257)               (127)
     Gain on sale of premises and equipment ............................               (105)                 (4)               (442)
     Mortgage loans originated for sale ................................             (2,111)             (6,179)            (10,251)
     Proceeds from sales of mortgage loans .............................              2,172               6,894               9,946
     Net change in
         Interest receivable ...........................................               (825)               (482)               (448)
         Interest payable ..............................................              1,479                 465                  37
     Other adjustments .................................................              3,104               1,932              (2,535)
                                                                                  ---------           ---------           ---------
         Net cash provided by operating activities .....................             29,785              25,683              19,441
                                                                                  ---------           ---------           ---------

Investing activities:
   Net change in interest-bearing deposits .............................              1,330                (722)               (524)
   Purchases of
     Securities available for sale .....................................            (11,437)           (148,210)           (193,728)
     Securities held to maturity .......................................                                 (2,667)                (90)
   Proceeds from maturities of
     Securities available for sale .....................................             49,975             120,509              88,439
     Securities held to maturity .......................................              5,617               7,226              14,325
   Proceeds from sales of
     Securities available for sale .....................................             14,654              19,627               7,394
   Net change in loans .................................................            (87,658)           (109,861)            (53,761)
   Acquisition of insurance subsidiary .................................                                                     (1,254)
   Purchase of Federal Home Loan Bank stock ............................               (712)             (1,403)               (402)
   Purchases of premises and equipment .................................             (4,409)             (3,679)             (5,231)
   Proceeds from sale of fixed assets ..................................                449                  56               1,347
   Other investing activities ..........................................                280                                    (645)
                                                                                  ---------           ---------           ---------
         Net cash used by investing activities .........................            (31,911)           (119,124)           (144,130)
                                                                                  ---------           ---------           ---------

Financing activities:
   Net change in
     Demand and savings deposits .......................................                772              17,411              16,439
     Certificates of deposit and other time deposits ...................             33,268              43,840              92,541
     Repurchase agreements and other borrowings ........................            (51,385)             49,713              37,656
   Federal Home Loan Bank advances .....................................            199,396             314,500              27,657
   Repayment of Federal Home Loan Bank advances ........................           (181,510)           (288,054)             (6,089)
   Cash dividends ......................................................            (10,331)             (9,759)             (7,934)
   Stock issued under employee benefit plans ...........................                481                 457                 385
   Stock issued under dividend reinvestment
     and stock purchase plan ...........................................                811                 722                 679
   Stock options exercised .............................................                510                 271                 482
   Stock redeemed ......................................................             (6,712)            (32,136)                (72)
   Cash paid in lieu of issuing fractional shares ......................                 (4)                                     (6)
                                                                                  ---------           ---------           ---------
         Net cash provided (used) by financing activities ..............            (14,704)             96,965             161,738
                                                                                  ---------           ---------           ---------
Net change in cash and cash equivalents ................................            (16,830)              3,524              37,049
Cash and cash equivalents, beginning of year ...........................             84,293              80,769              43,720
                                                                                  ---------           ---------           ---------
Cash and cash equivalents, end of year .................................          $  67,463           $  84,293           $  80,769
                                                                                  =========           =========           =========
Additional cash flows information:
   Interest paid .......................................................          $  58,810           $  46,433           $  45,678
   Income tax paid .....................................................              9,544              10,157               9,861

See notes to consolidated financial statements.

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE 1

NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of First Merchants Corporation ("Corporation"), and its wholly owned subsidiaries, First Merchants Bank, N.A. ("First Merchants"), Madison Community Bank ("Madison"), First United Bank ("First United"), The Randolph County Bank ("Randolph County"), Union County National Bank ("Union National"), and First National Bank ("First National"), Decatur Bank and Trust Company ("Decatur"), (collectively "the Banks")and First Merchants Insurance Services, Inc. ("FMIS"), and First Merchants Reinsurance Company ("FMRC"), conform to generally accepted accounting principles and reporting practices followed by the banking industry. The more significant of the policies are described below.

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

     The Corporation is a bank holding company whose principal activity is the ownership and management of the Banks and operates in a single significant business segment. First Merchants, Union National and First National operate under national bank charters and provide full banking services, including trust services. As national banks, First Merchants, First National and Union National are subject to the regulation of the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation ("FDIC"). Madison, First United, Randolph County and Decatur operate under state bank charters and provide full banking services, including trust services. As state banks, Madison, First United,Randolph County and Decatur are subject to the regulation of the Department of Financial Institutions, State of Indiana, and the FDIC.

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

CONSOLIDATION

     The consolidated financial statements include the accounts of the Corporation and all its subsidiaries, after elimination of all material intercompany transactions.

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE 1

NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES continued


INVESTMENT SECURITIES-Debt securities are classified as held to maturity when the Corporation has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost. Debt securities not classified as held to maturity are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately in accumulated other comprehensive income, net of tax.

Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

LOANS HELD FOR SALE are carried at the lower of aggregate cost or market. Market is determined using the aggregate method. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income based on the difference between estimated sales proceeds and aggregate cost.

LOANS are carried at the principal amount outstanding. Certain nonaccrual and substantially delinquent loans may be considered to be impaired. A loan is impaired when, based on current information or events, it is probable that the Banks will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. In applying the provisions of Statement of Financial Accounting Standards ("SFAS") No. 114, the Corporation considers its investment in one-to-four family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. Interest income is accrued on the principal balances of loans, except for installment loans with add-on interest, for which a method that approximates the level yield method is used. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectable. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans.

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE 1

NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES continued

ALLOWANCE FOR LOAN LOSSES is maintained to absorb losses inherent in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the probable estimated losses inherent in the loan portfolio. The allowance is increased by the provision for loan losses, which is charged against current period operating results and decreased by the amount of chargeoffs, net of recoveries. The Banks' methodology for assessing the appropriateness of the allowance consists of several key elements, which include the formula allowance, specific allowances for identified problem loans, and the unallocated allowance.

The formula allowance is calculated by applying loss factors to outstanding loans and certain unused commitments, in each case based on the internal risk grade of such loans, pools of loans, or commitments. Changes in risk grades of both performing and nonperforming loans affect the amount of the formula allowance. Loss factors are based on our historical loss experience and may be adjusted for significant factors that, in management's judgement, affect the collectibility of the portfolio as of the evaluation date.

Specific allowances are established in cases where management has identified significant conditions or circumstances related to a credit that management believes indicate the probability that a loss has been incurred in excess of the amount determined by the application of the formula allowance.

The unallocated allowance is based upon management's evaluation of various conditions, the effects of which are not directly measured in the determination of the formula and specific allowances. The evaluation of the inherent loss with respect to these conditions is subject to a higher degree of uncertainty because they are not identified with specific credits. The conditions evaluated in connection with the unallocated allowance may include existing general economic and business conditions affecting the Banks' key lending areas, credit quality trends, collateral values, loan volumes and concentrations, seasoning of the loan portfolio, specific industry conditions within portfolio segments, recent loss experience in particular segments of the portfolio, duration of the current business cycle, bank regulatory examination results, and findings of an independent third party conducting reviews of the loan portfolio.

================================================================================

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

INTANGIBLE ASSETS are being amortized on both the straight-line and accelerated basis over periods ranging from 7 to 25 years. Such assets are periodically evaluated as to the recoverability of their carrying value.

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

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE 2

BUSINESS COMBINATIONS

On May 31, 2000, the Corporation acquired Decatur Financial Inc., the holding company of Decatur Bank and Trust Company. Decatur Bank and Trust Company is a state chartered commercial bank with branches located in east-central Indiana. Decatur Financial Inc. was merged into the Corporation through the exchange of 870,957 shares of newly issued common stock and $12,355,000 of cash. The combination was accounted for under the purchase method of accounting. Decaturs' results of operations are included in the Corporation's consolidated income statement beginning June 1, 2000. The purchase resulted in core deposit intangible of $2,046,000 to be amortized over 10 years using 150% declining balance method. Goodwill of $17,040,000 will be amortized over 20 years straight-line.

The purchase resulted in the Corporation recording net loans of $89,332,000, held to maturity and available for sale securities of $3,921,000 and $14,132,000 respectively, deposit liabilities of $107,056,000 and borrowings of $7,218,000. All assets and liabilities were recorded at fair values as of May 31, 2000. The purchase accounting adjustments will be amortized over the life of the respective asset or liability.

The following proforma discloses including the effect of the purchase accounting adjustments, depict the results of operations as though the merger had taken place at the beginning of each period.

                                                     Year Ended
                                                    December 31
                                               ----------------------
                                                  2000         1999
                                               ---------    ---------
Net Interest Income:.......................... $ 57,849     $  57,557

Net Income:................................... $ 19,563     $  19,474

Net Income per share - combined:
Basic  ....................................... $   1.63     $    1.51
Diluted  .....................................     1.62          1.50


On April 1, 1999, the Corporation issued 1,098,795 shares of it common stock in exchange for all of the outstanding shares of Jay Financial Corporation, Portland, Indiana. At December 31, 1998, Jay Financial Corporation had total assets and shareholders' equity of $114,895,000 and $14,903,000, respectively. The transaction was accounted for under the pooling-of-interests method of accounting.

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE 2

Business Combinations  continued

On April 21, 1999, the Corporation issued 810,642 shares of its common stock in exchange for all of the outstanding shares of Anderson Community Bank, Anderson, Indiana. At December 31, 1998, Anderson Community Bank had total assets and shareholders' equity of $77,984,000 and $7,740,000, respectively. The transaction was accounted for under the pooling-of-interests method of accounting. The financial information contained herein reflects the mergers and reports the financial condition and results of operations as though the Corporations had been combined as of January 1, 1998. Separate operating results of Jay Financial Corporation and Anderson Community Bank for the periods prior to the merger were as follows:


                                                                              1999                    1998
Net interest income:
   First Merchants Corporation .............................              $   50,175              $   41,678
   Jay Financial Corporation ...............................                   2,250                   4,824
   Anderson Community Bank .................................                   1,140                   3,194
                                                                          ----------              ----------
     Combined ..............................................              $   53,565              $   49,696
                                                                          ==========              ==========
Net income:
   First Merchants Corporation .............................              $   17,934              $   15,399
   Jay Financial Corporation ...............................                     703                   1,431
   Anderson Community Bank .................................                     451                   1,077
                                                                          ----------              ----------
     Combined ..............................................              $   19,088              $   17,907
                                                                          ==========              ==========
Net income per share:
  Basic:
   First Merchants Corporation .............................              $     1.49              $     1.29
   Jay Financial Corporation ...............................                     .06                     .12
   Anderson Community Bank .................................                     .04                     .09
                                                                          ----------              ----------
     Combined ..............................................              $     1.59              $     1.50
                                                                          ==========              ==========
  Diluted:
   First Merchants Corporation .............................              $     1.48              $     1.27
   Jay Financial Corporation ...............................                     .06                     .12
   Anderson Community Bank .................................                     .04                     .09
                                                                          ----------              ----------
     Combined ..............................................              $     1.58              $     1.48
                                                                          ==========              ==========

NOTE 3

RESTRICTION ON CASH AND DUE FROM BANKS

     The Banks are required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2000, was $17,170,000.

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE 4

INVESTMENT SECURITIES

                                                                                         GROSS             GROSS
                                                                     AMORTIZED         UNREALIZED        UNREALIZED           FAIR
                                                                       COST              GAINS             LOSSES             VALUE
====================================================================================================================================

Available for sale at December 31, 2000
   U.S. Treasury ...........................................          $  2,997                                              $  2,997
   Federal agencies ........................................            55,403          $    268          $    155            55,516
   State and municipal .....................................            81,370             1,045               103            82,312
   Mortgage-backed securities ..............................           127,907               139               922           127,124
   Other asset-backed securities ...........................            19,924                10               148            19,786
   Corporate obligations ...................................             7,238                 9               395             6,852
   Marketable equity securities ............................             1,277                                 134             1,143
                                                                      --------          --------          --------          --------
      Total available for sale .............................           296,116             1,471             1,857           295,730
                                                                      --------          --------          --------          --------

Held to maturity at December 31, 2000
   U.S. Treasury ...........................................               250                                                   250
   State and municipal .....................................            11,645               131                36            11,740
   Mortgage-backed securities ..............................               338                                                   338
                                                                      --------          --------          --------          --------
      Total held to maturity ...............................            12,233               131                36            12,328
                                                                      --------          --------          --------          --------
      Total investment securities ..........................          $308,349          $  1,602          $  1,893          $308,058
                                                                      ========          ========          ========          ========


Available for sale at December 31, 1999
   U.S. Treasury ...........................................          $  7,337          $      3          $     72          $  7,268
   Federal agencies ........................................            61,215                50             1,199            60,066
   State and municipal .....................................            94,598               568               945            94,221
   Mortgage-backed securities ..............................           141,673                58             4,332           137,399
   Other asset-backed securities ...........................            21,773                                 758            21,015
   Corporate obligations ...................................             9,082                 4               140             8,946
   Marketable equity securities ............................               915                                 162               753
                                                                      --------          --------          --------          --------
      Total available for sale .............................           336,593               683             7,608           329,668
                                                                      --------          --------          --------          --------

Held to maturity at December 31, 1999
   U.S. Treasury ...........................................               250                                   2               248
   State and municipal .....................................            13,243                77                13            13,307
   Mortgage-backed securities ..............................               311                 1                 1               311
   Other asset-backed securities ...........................               499                                  81               418
                                                                      --------          --------          --------          --------
      Total held to maturity ...............................            14,303                78                97            14,284
                                                                      --------          --------          --------          --------
      Total investment securities ..........................          $350,896          $    761          $  7,705          $343,952
                                                                      ========          ========          ========          ========

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE 4

INVESTMENT SECURITIES   continued
     The amortized cost and fair value of securities available for sale and held to maturity December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

- ------------------------------------------------------------------------------------------------------------------------------------
                                                                               AVAILABLE FOR SALE               HELD TO MATURITY
                                                                         AMORTIZED COST    FAIR VALUE    AMORTIZED COST   FAIR VALUE
====================================================================================================================================
Maturity distribution at December 31, 2000:
  Due in one year or less...........................................        $ 40,338        $ 40,336        $  3,263        $  3,208
  Due after one through five years .................................          63,806          63,931           5,473           5,574
  Due after five through ten years .................................          29,675          30,138           2,401           2,435
  Due after ten years ..............................................          13,189          13,272             758             773
                                                                            --------        --------        --------        --------
                                                                             147,008         147,677          11,895          11,990

  Mortgage-backed securities .......................................         127,907         127,124             338             338
  Other asset-backed securities ....................................          19,924          19,786
  Marketable equity securities .....................................           1,277           1,143
                                                                            --------        --------        --------        --------

    Totals .........................................................        $296,116        $295,730        $ 12,233        $ 12,328
                                                                            ========        ========        ========        ========

     Securities with a carrying value of approximately $149,266,000 and $161,462,000 were pledged at December 31, 2000 and 1999 to secure certain deposits and securities sold under repurchase agreements, and for other purposes as permitted or required by law.

     In addition, all otherwise unpledged securities are pledged as collateral for Federal Home Loan Bank advances with qualified first mortgage loans.

     Proceeds from sales of securities available for sale during 2000, 1999 and 1998 were $14,654,000, $19,627,000 and $7,394,000. Gross losses of $107,000 in
2000 and gross gains of $257,000 and $127,000 in 1999 and 1998 were realized on those sales.

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE 5

LOANS AND ALLOWANCE

                                                                                2000               1999
==========================================================================================================
Loans at December 31:
  Commercial and industrial loans ..........................................$  258,405          $  224,712
  Agricultural production financing and other loans to farmers .............    24,547              21,547
  Real estate loans:
       Construction ........................................................    45,412              31,996
       Commercial and farmland .............................................   167,317             150,544
       Residential .........................................................   466,660             380,596
  Individuals' loans for household and other personal expenditures .........   201,629             181,906
  Tax-exempt loans .........................................................     6,093               4,070
  Other loans ..............................................................     5,523               3,552
                                                                             ---------           ---------
                                                                             1,175,586             998,923
   Unearned interest on loans ..............................................                           (28)
   Allowance for loan losses................................................   (12,454)            (10,128)
                                                                             ---------           ---------
       Total loans .........................................................$1,163,132           $ 988,767
                                                                             =========           =========

                                        2000          1999           1998
==========================================================================
Allowance for loan losses:
   Balance, January 1 .............. $ 10,128      $  9,209       $  8,429
   Allowance acquired in acquisition    1,413
   Provision for losses ............    2,625         2,241          2,372
   Recoveries on loans .............      579           447            639
   Loans charged off ...............   (2,291)       (1,769)        (2,231)
                                     --------      --------       --------
   Balance, December 31 ............ $ 12,454      $ 10,128       $  9,209
                                     ========      ========       ========

Information on impaired loans is summarized below:                   2000               1999               1998
================================================================================================================
As of, and for the year ending December 31:
   Impaired loans with an allowance ..........................     $ 7,862             $2,742             $2,105
   Impaired loans for which the discounted
       cash flows or collateral value exceeds the
       carrying value of the loan ............................       6,977              4,398              6,982
                                                                   -------             ------             ------
          Total impaired loans ...............................     $14,839             $7,140             $9,087
                                                                   =======             ======             ======
   Allowance for impaired loans (included in the
       Corporation's allowance for loan losses) ..............     $ 2,253             $1,061             $  795
   Average balance of impaired loans .........................      15,053              8,770              8,881
   Interest income recognized on impaired loans ..............       1,361                705                873
   Cash basis interest included above ........................       1,080                637                745


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

The aggregate amount of loans, as defined, to such related parties is as follows:

Balances, January 1, 2000 ........  $28,518
New loans,
   including renewals.............   17,897
Payments, etc.,
   including renewals.............    9,158
                                    -------
Balances, December 31, 2000 ......  $37,257
                                    =======

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE  6

PREMISES AND EQUIPMENT
                                                    2000           1999
================================================================================
Cost at December 31:
   Land ..........................................      $  4,020       $  3,442
   Buildings and leasehold improvements ..........        21,662         18,949
   Equipment .....................................        24,284         20,393
                                                        --------       --------
       Total cost ................................        49,966         42,784
   Accumulated depreciation and amortization .....       (26,098)       (22,711)
                                                        --------       --------
       Net .......................................      $ 23,868       $ 20,073
                                                        ========       ========

The Corporation is committed under various noncancelable lease contracts for certain subsidiary office facilities. Total lease expense for 2000, 1999 and 1998 was $515,000, $336,000, and $250,000, respectively. The future minimum rental commitments required under the operating leases in effect at December 31, 2000, expiring at various dates through the year 2013 are as follows for the years ending December 31:

====================================================
2001  ................................        $  337
2002  ................................           334
2003  ................................           309
2004  ................................           277
2005  ................................           229
After 2005 ...........................         1,041
                                              ------
Total future minimum obligations              $2,527
                                              ======

NOTE  7

DEPOSITS

                                                    2000            1999
================================================================================
Deposits at December 31:

   Demand deposits .............................       $  354,911     $  300,309
   Savings deposits ............................          299,868        283,249
   Certificates and other time deposits
     of $100,000 or more .......................          199,410        197,658
   Other certificates and time deposits ........          434,110        365,987
                                                       ----------     ----------
       Total deposits ..........................       $1,288,299     $1,147,203
                                                       ==========     ==========


=====================================================
Certificates and other time deposits maturing in years ending December 31:


2001 .......................                 $464,842
2002 .......................                   99,600
2003 .......................                   41,769
2004 .......................                   12,033
2005 .......................                   14,818
After 2005 .................                      458
                                             --------
                                             $633,520
                                             ========

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE  8

BORROWINGS

                                                      2000        1999
================================================================================
Borrowings at December 31:
   Securities sold under repurchase agreements .......     $ 64,456     $ 77,957
   Federal funds purchased ...........................          975       28,885
   U. S. Treasury demand notes .......................        4,968        9,506
   Federal Home Loan Bank advances ...................       93,182       73,514
                                                           --------     --------
       Total borrowings ..............................     $163,581     $189,862
                                                           ========     ========

     Securities sold under repurchase agreements consist of obligations of the Banks to other parties. The obligations are secured by U.S. Treasury, Federal agency obligations and corporate asset-backed securities. The maximum amount of outstanding agreements at any month-end during 2000 and 1999 totaled $80,489,000 and $91,261,000, and the average of such agreements totaled $69,953,000 and $78,877,000.

Maturities of Federal Home Loan Bank advances and securities sold under repurchase agreements as of December 31, 2000, are as follows:

                                                        FEDERAL HOME LOAN                           SECURITIES SOLD UNDER
                                                          BANK ADVANCES                             REPURCHASE AGREEMENTS
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                    WEIGHTED-AVERAGE                             WEIGHTED-AVERAGE
                                                  AMOUNT              INTEREST RATE              AMOUNT           INTEREST RATE
====================================================================================================================================
Maturities in years ending December 31:

      2001 ..............                        $50,350                 6.71%                 $31,956                 6.19%
      2002 ..............                         19,790                 6.98                    9,600                 5.49
      2003 ..............                          4,000                 6.04                   13,800                 5.80
      2004 ..............                          1,000                 6.83                    9,100                 5.68
      2005 ..............                          1,500                 6.70
      After 2005 ........                         16,542                 6.00
                                                 -------                                       -------
             Total ......                        $93,182                 6.61%                 $64,456                 5.93%
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

LOAN SERVICING

     Mortgage loans serviced for others are not included in the accompanying consolidated balance sheet. The loans are serviced primarily for the Federal Home Loan Mortgage Corporation and the unpaid balances totaled $22,591,000, $22,769,000 and $15,541,000 at December 31, 2000, 1999 and 1998.

     The Corporation has adopted SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The adoption of this statement has had no material impact on the Corporation's financial condition and results of operations for all years presented.

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE  10

INCOME TAX

                                                                                         2000              1999              1998
====================================================================================================================================
Income tax expense, for the year ended December 31:
  Currently payable:
     Federal .................................................................          $  9,236         $  8,491          $  7,269
     State ...................................................................             1,499            2,730             2,134
  Deferred:
     Federal .................................................................              (715)            (939)              138
     State ...................................................................               (52)            (183)               15
                                                                                        --------         --------          --------
        Total income tax expense .............................................          $  9,968         $ 10,099          $  9,556
                                                                                        ========         ========          ========

Reconciliation of federal statutory to actual tax expense:
     Federal statutory income tax at 34% .....................................          $ 10,169         $  9,924          $  9,338
     Tax-exempt interest .....................................................            (1,308)          (1,555)           (1,424)
     Graduated tax rates .....................................................               299              291               173
     Effect of state income taxes ............................................               941            1,656             1,418
     Other ...................................................................              (133)            (217)               51
                                                                                        --------         --------          --------
   Actual tax expense ........................................................          $  9,968         $ 10,099          $  9,556
                                                                                        ========         ========          ========


Tax expense (benefit) applicable to security gains and losses for the years ended December 31, 2000, 1999 and 1998, was $(43,000), $103,000, and $51,000,
respectively.

A cumulative net deferred tax asset is included in other assets. The components of the asset are as follows:

                                                                                           2000                1999
====================================================================================================================
Deferred tax asset at December 31:
Assets:
   Differences in accounting for loan losses .............................                $5,110              $4,429
   Deferred compensation .................................................                   923                 668
   Differences in accounting for pensions
     and other employee benefits .........................................                                        33
   Net unrealized loss on securities available for sale ..................                    88               2,736
   Other .................................................................                   217                 138
                                                                                          ------              ------
       Total assets ......................................................                 6,338               8,004
                                                                                          ------              ------
Liabilities:
   Differences in depreciation methods ...................................                   754                 896
   Differences in accounting for loans and securities ....................                   173                 305
   Differences in accounting for loan fees ...............................                   413                 336
   Differences in accounting for pensions
     and other employee benefits .........................................                   177
   State income tax ......................................................                   256                 238
   Other .................................................................                   455                 238
                                                                                          ------              ------
       Total liabilities .................................................                 2,228               2,013
                                                                                          ------              ------
       Net deferred tax asset ............................................                $4,110              $5,991
                                                                                          ======              ======

================================================================================

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

     Financial instruments whose contract amount represents credit risk as of December 31, were as follows:

                              2000               1999
                            --------           --------
Commitments
to extend credit            $220,613           $228,598

Standby letters
of credit                      6,558              6,031

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

STOCKHOLDERS' EQUITY
     National and state banking laws restrict the maximum amount of dividends that a bank may pay in any calendar year. National and state banks are limited to the bank's retained net income (as defined) for the current year plus those for the previous two years. At December 31, 2000, the Banks' had no retained net profits available for 2001 dividends to the Corporation without prior regulatory approval.

     Total stockholders' equity for all subsidiaries at December 31, 2000, was $143,903,000, of which $141,943,000 was restricted from dividend distribution to the Corporation.

     The Corporation has a Dividend Reinvestment and Stock Purchase Plan, enabling stockholders to elect to have their cash dividends on all shares held and automatically reinvested in additional shares of the Corporation's common stock. In addition, stockholders may elect to make optional cash payments up to an aggregate of $2,500 per quarter for the purchase of additional shares of common stock. The stock is credited to participant accounts at fair market value. Dividends are reinvested on a quarterly basis. At December 31, 2000, there were 439,588 shares of common stock reserved for purchase under the plan.

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

     At December 31, 2000, the management of the Corporation believes that it meets all capital adequacy requirements to which it is subject. The most recent notifications from the regulatory agencies categorized the Corporation and Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain a minimum total capital to risk-weighted assets, Tier I capital to

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE 13

REGULATORY CAPITAL   continued

risk-weighted assets and Tier I capital to average assets of 10 percent, 6 percent and 5 percent, respectively. There have been no conditions or events since that notification that management believes have changed this categorization.

     Actual and required capital amounts and ratios are listed below.

                                                                  2000                                      1999
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                       REQUIRED FOR                                 REQUIRED FOR
                                                      ACTUAL        ADEQUATE CAPITAL (1)           ACTUAL       ADEQUATE CAPITAL (1)
                                                AMOUNT      RATIO    AMOUNT      RATIO     AMOUNT      RATIO       AMOUNT    RATIO
====================================================================================================================================
December 31
Total Capital (1)(to risk-weighted assets)
   Consolidated ......................        $147,609     12.72%  $ 92,814      8.00%    $137,714     13.71%  $ 80,378      8.00%
   First Merchants ...................          62,220     10.92     45,600      8.00       86,350     14.90     46,323      8.00
   Madison ...........................          19,860     12.24     12,979      8.00       24,267     16.40     11,826      8.00
   First United ......................           7,982     11.49      5,560      8.00        8,797     13.90      5,053      8.00
   Randolph County ...................           6,665     10.46      5,096      8.00       10,819     19.70      4,404      8.00
   Union County ......................          17,867     13.21     10,821      8.00       20,646     15.60     10,594      8.00
   First National ....................           9,386     11.12      6,750      8.00       16,030     21.20      6,049      8.00
   Decatur ...........................          10,678     12.37      6,904      8.00

Tier I Capital (1)(to risk-weighted assets)
   Consolidated ......................        $135,155     11.65%  $ 46,407      4.00%    $127,586     12.70%  $ 40,189      4.00%
   First Merchants ...................          57,403     10.07     22,800      4.00       82,009     14.20     23,161      4.00
   Madison ...........................          18,094     11.15      6,489      4.00       22,509     15.20      5,913      4.00
   First United ......................           7,306     10.51      2,780      4.00        8,196     13.00      2,527      4.00
   Randolph County ...................           5,868      9.21      2,548      4.00       10,128     18.40      2,202      4.00
   Union County ......................          16,227     12.00      5,411      4.00       19,124     14.40      5,297      4.00
   First National ....................           8,331      9.87      3,375      4.00       15,085     20.00      3,024      4.00
   Decatur ...........................           9,593     11.12      3,452      4.00

Tier I Capital (1) (to average assets)
   Consolidated ......................        $135,155      8.72%  $ 62,023      4.00%    $127,586      9.15%  $ 55,773      4.00%
   First Merchants ...................          57,403      7.47     30,742      4.00       82,009     10.20     32,310      4.00
   Madison ...........................          18,094      8.80      8,228      4.00       22,509     11.60      7,773      4.00
   First United ......................           7,306      8.12      3,597      4.00        8,196     10.50      3,119      4.00
   Randolph County ...................           5,868      7.13      3,293      4.00       10,128     14.90      2,723      4.00
   Union County ......................          16,227      7.26      8,946      4.00       19,124      8.80      8,728      4.00
   First National ....................           8,331      7.30      4,562      4.00       15,085     14.40      4,198      4.00
   Decatur ...........................           9,593      7.49      5,123      4.00

(1)      as defined by regulatory agencies

NOTE 14

EMPLOYEE BENEFIT PLANS

     The Corporation's defined-benefit pension plans cover substantially all of the Banks' employees. The benefits are based primarily on years of service and employees' pay near retirement. Contributions are intended to provide not only for benefits attributed to service-to-date, but also for those expected to be earned in the future.

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE 14

EMPLOYEE BENEFIT PLANS  continued

     The table below sets forth the plans' funded status and amounts recognized in the consolidated balance sheet at December 31:

                                                            December 31
                                                         2000        1999
===========================================================================
Change in benefit obligation
     Benefit obligation at beginning of year ......    $ 15,806   $ 16,319
     Service cost .................................         714        737
     Interest cost ................................       1,181      1,081
     Actuarial (gain) loss ........................         180     (1,542)
     Benefits paid ................................        (928)      (789)
                                                       --------   --------
     Benefit obligation at end of year ............      16,953     15,806
                                                       --------   --------
Change in plan assets
     Fair value of plan assets at beginning of year      22,325     19,243
     Actual return of plan assets .................       2,570      3,871
     Benefits paid ................................        (928)      (789)
                                                       --------   --------
     Fair value of plan assets at end of year .....      23,967     22,325
                                                       --------   --------
     Funded status ................................       7,014      6,519
     Unrecognized net actuarial gain ..............      (6,315)    (6,184)
     Unrecognized prior service cost ..............        (119)      (132)
     Unrecognized transition asset ................        (206)      (344)
                                                       --------   --------
     Prepaid (accrued) benefit cost ...............    $    374   $   (141)
                                                       ========   ========

                                                                 2000        1999        1998
===============================================================================================
Pension benefit includes the following components:
   Service cost-benefits earned during the year ............    $   714    $   737     $   688
   Interest cost on projected benefit obligation ...........      1,181      1,081       1,044
   Actual return on plan assets ............................     (2,570)    (3,871)     (1,038)
      Net amortization and deferral ........................        160      1,915        (946)
                                                                -------    -------     -------
      Total pension benefit ................................    $  (515)   $  (138)    $  (252)
                                                                =======    =======     =======


                                                                  2000        1999        1998
===============================================================================================
Assumptions used in the accounting as of December 31 were:
      Discount rate ........................................      7.70%       7.68%       6.77%
      Rate of increase in compensation .....................      4.00%       4.00%       4.00%
      Expected long-term rate of return on assets ..........      9.00%       9.00%       9.00%

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

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE 14

EMPLOYEE BENEFIT PLANS  continued

On April 14, 1999, stockholders approved the 1999 Long-term Equity Incentive Plan, reserving 1,542,328 shares of Corporation common stock for the granting of options to certain employees and non-employee directors. The maximum number of options granted in any given year cannot exceed 1.5% of the shares outstanding at the end of the prior fiscal year. Options,which have a ten year life, become 100 percent vested ranging from six month to two years and are fully exercisable when vested. There were 1,329,128 shares available for grant at December 31, 2000.

     The table below is a summary of the status of the Corporation's stock option plans and changes in those plans as of and for the years ended December 31, 2000, 1999 and 1998. The number of shares and prices have been restated to give effect to the Corporation's 1998 stock split.

Year Ended December 31,                                         2000                       1999                      1998
- ------------------------------------------------------------------------------------------------------------------------------------

                                                           WEIGHTED-AVERAGE           WEIGHTED-AVERAGE          WEIGHTED-AVERAGE
       OPTIONS                                        SHARES     EXERCISE PRICE  SHARES    EXERCISE PRICE    SHARES  EXERCISE PRICE
====================================================================================================================================
Outstanding, beginning of year ................       568,281        $ 19.56     497,004       $ 17.62      471,037       $ 14.59
Granted .......................................       121,200          21.30     136,400         22.21      113,915         25.83
Exercised .....................................       (47,902)         16.14     (63,848)         9.81      (87,086)        11.96
Cancelled .....................................       (80,673)         22.33      (1,275)        24.58         (862)        28.71
                                                      -------                    -------                    -------
Outstanding, end of year ......................       560,906        $ 19.83     568,281       $ 19.56      497,004       $ 17.62
                                                      =======                    =======                    =======
Options exercisable at year end ...............       434,601                    443,006                    397,221
Weighted-average fair value of
   options granted during the year ............                      $  5.48                   $  5.77                    $  5.48

As of December 31, 2000, other information by exercise price range for options outstanding and exercisable is as follows:

                                    OUTSTANDING                                                      EXERCISABLE
- ---------------------------------------------------------------------------------          -------------------------------
  EXERCISE PRICE         NUMBER     WEIGHTED-AVERAGE        WEIGHTED-AVERAGE                 NUMBER       WEIGHTED-AVERAGE
      RANGE             OF SHARES    EXERCISE PRICE    REMAINING CONTRACTUAL LIFE          OF SHARES        EXERCISE PRICE
==========================================================================================================================
$  0.00 - $16.56         197,497         $13.89                 3.9 years                   194,347             $14.11

  16.67 -  22.75         259,950          21.39                 8.4 years                   137,745              21.45

  23.69 -  30.44         103,459          27.25                 7.9 years                   102,509              27.28
                         -------                                                            -------
                         560,906         $19.83                 6.7 years                   434,601             $19.54
                         =======                                                            =======

     The Corporation's stock option plans are accounted for in accordance with Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees, and related interpretations. APB No. 25 requires compensation expense for stock options to be recognized only if the market price of the underlying stock exceeds the exercise price on the date of the grant. Accordingly, the Company recognized compensation expense of $23,000 in 2000 and $35,000 in 1999. No compensation expense was required to be recognized in 1998.

     Although the Corporation has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Corporation had accounted for its employee stock options under that Statement.

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE 14

EMPLOYEE BENEFIT PLANS  continued

The fair value of each option grant was estimated on the grant date using an option-pricing model with the following assumptions:

                                        2000           1999          1998


Risk-free interest rates........       6.01%          5.72%          5.45%

Dividend yields.................       3.38%          3.23%          3.25%

Volatility factors of expected
    market price common stock...      22.86%         21.98%         17.19%

Weighted-average expected
    life of the options ........       8.50 years     8.50 years    8.50 years

Under SFAS No. 123, compensation cost is recognized in the amount of the estimated fair value of the options and amortized to expense over the options' vesting period. The pro forma effect on net income and earnings per share of this statement are shown on the right:

                                       2000          1999         1998

Net Income
     As reported.................... $19,940       $19,088       $17,907
     Pro Forma......................  19,481        18,661        17,147
Earnings per share
   Basic:
     As reported....................   $1.76         $1.59       $  1.50
     Pro forma......................    1.72          1.55          1.44
   Diluted:
     As reported....................   $1.75         $1.58       $  1.48
     Pro forma......................    1.71          1.54          1.42


     In 1999, the stockholders approved the 1999 Employee Stock Purchase Plan, enabling eligible employees to purchase the Corporation's common stock. A total of 250,000 shares of the Corporation's common stock are reserved for issuance pursuant to the plan. The price of the stock to be paid by the employees is determined by the Corporation's compensation committee, but may not be less than 85 percent of the lesser of the fair market value of the Corporation's common stock at the beginning or at the end of the offering period. Common stock purchases are made annually and are paid through advance payroll deductions of up to 20 percent of eligible compensation. Participants under the plan purchased 26,778 in 2000 at $17.98 per share. The fair value on the purchase date was $21.16.

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE 14

EMPLOYEE BENEFIT PLANS  continued

     At December 31, 2000, there were 223,222 shares of Corporation common stock reserved for purchase under the plan, and $263,000 has been withheld from compensation, plus interest, toward the purchase of shares after June 30, 2001, the end of the annual offering period.

The Corporation's Employee Stock Purchase Plan is accounted for in accordance with APB No. 25. Although the Corporation has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Corporation had accounted for the purchased shares under that statement. The pro forma disclosures are included in the table above and were estimated using an option pricing model with the following assumptions for 2000, 1999 and 1998, respectively: dividend yield of 3.38, 3.23, and 3.25 percent; an expected life of one year for all years; expected volatility of 22.86, 21.98, and 17.19 percent; and risk-free interest rates of 6.01, 5.72 and 5.45 percent. The fair value of those purchase rights granted in 2000, 1999 and 1998 was $4.01, $4.50 and $12.69 respectively.

     The Banks and FMIS have retirement savings 401(k) plans in which substantially all employees may participate. The Banks and FMIS match employees' contributions at the rate of 25-50 percent for the first 5-6 percent of base salary contributed by participants. The Corporations' expense for the plans was $182,000 for 2000, $191,000 for 1999 and $178,000 for 1998.

NOTE  15

NET INCOME PER SHARE

====================================================================================================================================
Year Ended December 31,                           2000                          1999                          1998
- -------------------------------------------------------------------------------------------------------------------------------
                                       WEIGHTED-AVERAGE PER SHARE    WEIGHTED-AVERAGE PER SHARE     WEIGHTED-AVERAGE PER SHARE
                                      INCOME     SHARES     AMOUNT  INCOME     SHARES    AMOUNT    INCOME      SHARES    AMOUNT
===============================================================================================================================
Basic net income per share:
  Net income available  to
    common stockholders ..........   $19,940    11,342,340   $1.76  $19,088   12,008,152   $1.59   $ 17,907  11,922,879   $1.50
Effect of dilutive stock options .                  78,832   =====               108,756   =====                164,287   =====
                                     -------    ----------          -------   ----------           --------  ----------
Diluted net income per share:
  Net income available to
    common stockholders
    and assumed conversions ......   $19,940    11,421,172   $1.75  $19,088   12,116,908   $1.58   $ 17,907  12,087,166   $1.48
                                     =======    ==========   =====  =======   ==========   =====   ========  ==========   =====

================================================================================

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

CASH SURRENDER VALUE OF LIFE INSURANCE The fair value of cash surrender value of life insurance approximates carrying value.

DEPOSITS The fair values of noninterest-bearing demand accounts, interest-bearing demand accounts and savings deposits are equal to the amount payable on demand at the balance sheet date. The carrying amounts for variable rate, fixed-term certificates of deposit approximate their fair values at the balance sheet date. Fair values for fixed-rate certificates of deposit and other time

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE 16

FAIR VALUES OF FINANCIAL INSTRUMENTS   continued

deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

FEDERAL FUNDS PURCHASED AND U.S. TREASURY DEMAND NOTES

These financial instruments are short-term borrowing arrangements. The rates at December 31, approximate market rates, thus the fair value approximates carrying value.

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

The estimated fair values of the Corporation's financial instruments are as follows:

                                                                                    2000                              1999
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                        CARRYING           FAIR           CARRYING            FAIR
                                                                         AMOUNT            VALUE           AMOUNT             VALUE
====================================================================================================================================
Assets at December 31:
   Cash and cash equivalents ...................................      $   67,463        $   67,463       $   84,293       $   84,293
   Interest-bearing time deposits ..............................             883               883            1,730            1,730
   Investment securities available for sale ....................         295,730           295,730          329,668          329,668
   Investment securities held to maturity ......................          12,233            12,328           14,303           14,284
   Mortgage loans held for sale ................................                                                 61               61
   Loans .......................................................       1,163,132         1,157,723          988,767          983,147
   FRB and FHLB stock ..........................................           7,185             7,185            5,858            5,858
   Interest receivable .........................................          13,135            13,135           11,279           11,279
   Cash surrender of life insurance.............................           6,312             6,312            3,227            3,227

Liabilities at December 31:
   Deposits ....................................................       1,288,299         1,286,762        1,147,203        1,145,134
   Borrowings:
       Securities sold under repurchase agreements .............          64,456            64,558           77,957           76,739
       Federal funds purchased .................................             975               975           28,885           28,885
       U.S. Treasury demand notes ..............................           4,968             4,968            9,506            9,506
       FHLB advances ...........................................          93,182            92,387           73,514           73,093
   Interest payable ............................................           6,335             6,335            4,599            4,599


================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE  17

CONDENSED FINANCIAL INFORMATION   (parent company only)

     Presented below is condensed financial information as to financial position, results of operations, and cash flows of the Corporation:

CONDENSED BALANCE SHEET
                                                                December 31,
                                                              2000       1999
===============================================================================
Assets
   Cash ..............................................     $ 13,184     $    212
   Loans to affiliates ...............................                     2,350
   Investment in subsidiaries ........................      143,903      155,460
   Goodwill ..........................................          485          535
   Other assets ......................................          378          356
                                                           --------     --------
      Total assets ...................................     $157,950     $158,913
                                                           ========     ========
Liabilities
   Borrowings from affiliates ........................                  $ 32,000
   Other liabilities .................................     $  1,887          617
                                                           --------     --------
      Total liabilities ..............................        1,887       32,617

Stockholders' equity .................................      156,063      126,296
                                                           --------     --------
      Total liabilities and stockholders' equity .....     $157,950     $158,913
                                                           ========     ========

CONDENSED STATEMENT OF INCOME

                                                                                                         December 31,
                                                                                            2000            1999              1998
====================================================================================================================================
Income
  Dividends from subsidiaries ................................................           $ 71,705        $  9,894          $  7,980
  Gain on sale of available-for-sale securities ..............................                                 98
  Other income ...............................................................                174             112               112
                                                                                         --------        --------          --------
     Total income ............................................................             71,879          10,104             8,092
                                                                                         --------        --------          --------
Expenses
  Amortization of core deposit intangibles,
   goodwill, and fair value adjustments ......................................                 50              43                71
  Business combination expenses ..............................................                                804                36
  Interest expence............................................................                788
  Other expenses .............................................................                795             834               551
                                                                                         --------        --------          --------
     Total expenses ..........................................................              1,633           1,681               658
                                                                                         --------        --------          --------
Income before income tax benefit and equity in
undistributed income of subsidiaries .........................................             70,246           8,423             7,434
     Income tax benefit ......................................................               (496)           (321)             (216)
                                                                                         --------        --------          --------
Income before equity in undistributed income of subsidiaries .................             70,742           8,744             7,650

   Equity in undistributed (distributions in excess of)
    income of subsidiaries ...................................................            (50,802)         10,344            10,257
                                                                                         --------        --------          --------
Net Income ...................................................................           $ 19,940        $ 19,088          $ 17,907
                                                                                         ========        ========          ========

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE 17

CONDENSED FINANCIAL INFORMATION (parent company only)

CONDENSED STATEMENT OF CASH FLOWS

                                                                                    Year Ended December 31,
====================================================================================================================

                                                                             2000             1999            1998
====================================================================================================================
Operating activities:
   Net income ........................................................    $ 19,940         $ 19,088         $ 17,907
   Adjustments to reconcile net income to net cash
     provided by operating activities:
     Amortization ....................................................          50               43               44
     Distributions in excess of (equity in undistributed)
       income of subsidiaries ............... ........................      50,802          (10,344)         (10,257)
     Security gains ..................................................                          (98)
     Net change in:
        Other assets .................................................         (36)             (53)            (115)
        Other liabilities ............................................       1,270              349              154
                                                                          --------         --------         --------
           Net cash provided by operating activities .................      72,026            8,985            7,733
                                                                          --------         --------         --------
Investing activities:
   Security purchased with an agreement to resell to an affiliate ....                                         2,000
   Net change in loans ...............................................       2,350             (850)          (1,500)
   Proceeds from sales of securities available for sale ..............                          383
   Investment in subsidiary ..........................................     (14,159)                           (1,729)
   Other investing activities ........................................                           55             (272)
                                                                          --------         --------         --------
           Net cash used by investing activities .....................     (11,809)            (412)          (1,501)
                                                                          --------         --------         --------
Financing activities:
   Cash dividends ....................................................     (10,331)          (9,759)          (7,934)
   Borrowing from affiliates .........................................      13,000           32,000
   Repayment of borrowings from affiliates ...........................     (45,000)
   Stock issued under employee benefit plans .........................         481              457              385
   Stock issued under dividend reinvestment
     and stock purchase plan .........................................         811              722              679
   Stock options exercised ...........................................         510              271              482
   Stock redeemed ....................................................      (6,712)         (32,136)             (72)
   Cash paid in lieu of issuing fractional shares ....................          (4)                               (6)
                                                                          --------         --------         --------
           Net cash used by financing activities .....................     (47,245)          (8,445)          (6,466)
                                                                          --------         --------         --------
Net change in cash ...................................................      12,972              128             (234)
Cash, beginning of year ..............................................         212               84              318
                                                                          --------         --------         --------
Cash, end of year ....................................................    $ 13,184         $    212         $     84
                                                                          ========         ========         ========

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE 18

QUARTERLY RESULTS OF OPERATIONS (unaudited)

The following table sets forth certain quarterly results for the years ended
December 31, 2000 and 1999:
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                    AVERAGE SHARES OUTSTANDING  NET INCOME PER SHARE
   QUARTER            INTEREST    INTEREST    NET INTEREST  PROVISION FOR     NET   --------------------------  --------------------
    ENDED              INCOME      EXPENSE       INCOME      LOAN LOSSES     INCOME      BASIC        DILUTED     BASIC   DILUTED
2000:
March ............   $   26,574   $  13,301    $    13,273   $    479      $  4,820    10,904,050    11,007,394   $ .44   $ .44
June .............       28,097      14,307         13,790        665         5,003    11,091,226    11,158,772     .45     .45
Sept .............       30,616      16,202         14,414        603         5,275    11,688,699    11,761,020     .45     .45
Dec ..............       31,241      16,736         14,505        878         4,842    11,680,372    11,762,705     .42     .41
                     ----------   ----------   -----------   --------      --------                               -----   -----
                     $  116,528   $  60,546    $    55,982   $  2,625      $ 19,940    11,342,340    11,421,172   $1.76   $1.75
                     ==========   ==========   ===========   ========      ========                               =====   =====

1999:
March ............   $   23,770   $   10,931   $    12,839   $    505      $  4,643    11,978,451    12,098,414   $ .39   $ .38
June .............       24,916       11,453        13,463        522         4,649    12,004,475    12,101,757     .39     .39
Sept .............       25,380       11,804        13,576        590         4,863    12,043,381    12,146,080     .40     .40
Dec ..............       26,397       12,710        13,687        624         4,933    12,005,285    12,125,563     .41     .41
                     ----------   ----------   -----------   --------      --------                               -----   -----
                     $  100,463   $   46,898   $    53,565   $  2,241      $ 19,088    12,008,152    12,116,908   $1.59   $1.58
                     ==========   ==========   ===========   ========      ========                               =====   =====

NOTE 19

SUBSEQUENT EVENTS

On February 8, 2001, the Corporation signed a definitive agreement to acquire Francor Financial, Inc., Wabash, Indiana. The acquisition will be accounted for under the purchase method of accounting. Under the terms of the agreement, the Corporation will issue 1,191,000 shares of its common stock in exchange for all of the common stock of Francor Financial, Inc. The transaction is subject to approval by stockholders of Francor Financial, Inc., and appropriate regulatory agencies. The Corporation anticipates amortizing core deposit intangibles over eight years and goodwill over twenty years. As of December 31, 2000, Francor Financial, Inc., had total assets and shareholders' equity of $165,009,000 and $18,393,000 respectively.

================================================================================

STOCKHOLDER INFORMATION

================================================================================

First Merchants Corporation, a financial holding company based in Muncie, Indiana, was organized in September of 1982 as the bank holding company for Merchants National Bank of Muncie, now First Merchants Bank, N.A. Since its organization, First Merchants Corporation has grown to include seven affiliate banks, multi-line insurance agency and an offshore reinsurance company with over 40 locations in ten Indiana counties and one Ohio county.

Affiliates include First Merchants Bank, First Merchants Insurance Services, Madison Community Bank in Madison County, First United Bank in Henry County, the Randolph County Bank, First National Bank of Portland, Union County National Bank, and Decatur Bank & Trust Company. The Company also operates a "non-chartered" branch affiliate, First Merchants Bank-Hamilton County with five locations.

The Corporation's Trust Division, which operates through First Merchants Bank, is one of the ten largest trust departments in Indiana with fiduciary assets in excess of $1.4 billion dollars at market value through year-end 2000.

First Merchants Corporation is one of only two Indiana-based companies listed among America's Finest Companies, an investment guide published by The Staton Institute. The Corporation completed its 25th consecutive year of increased earnings at the end of 2000.

In addition, the Corporation continues to receive an A+ rating from Standard & Poor's for it's common stock (NASDAQ symbol FRME) and Blue Ribbon status for all affiliate banks from independent bank-rating service Veribanc.

First Merchants' operating philosophy is to be customer focused, value driven, plan disciplined and managed for achievers from both an employee and shareholder perspective.


                                Corporate Office
                             200 East Jackson Street
                              Muncie, Indiana 47305

                                  765-747-1500
                         http://www.firstmerchants.com

================================================================================

ANNUAL MEETING

================================================================================

First Merchants Corporation currently provides services through offices located in Adams, Delaware, Fayette, Hamilton, Henry, Jay, Madison, Wayne, Randolph and Union counties in Indiana and Butler county in Ohio.

The Annual Meeting of Stockholders
of First Merchants Corporation
will be held...

Wednesday, April 11, 2001 at 3:30 p.m.

Horizon Convention Center
401 South High Street
Muncie, Indiana

STOCK INFORMATION

                                            PRICE PER SHARE
    QUARTER                                      HIGH                               LOW                         DIVIDENDS DECLARED
====================================================================================================================================
                                         2000             1999             2000             1999             2000             1999
                                     --------------------------        --------------------------        ---------------------------
First Quarter  .............          $  26.63        $   26.13        $   19.88        $   21.50        $    .220         $    .200
Second Quarter .............             22.88            24.75            18.50            21.50             .220              .200
Third Quarter ..............             23.00            25.69            19.25            22.25             .230              .200
Fourth Quarter .............             23.88            29.25            21.75            21.88             .230              .200


The table above lists per share prices and dividend payments during 2000 and 1999. Prices are as reported by the National Association of Securities Dealers. Automated Quotation - National Market System.

Numbers rounded to nearest cent when applicable.

Common stock listing

First Merchants Corporation common stock is traded over-the-counter on the NASDAQ National Market System. Quotations are carried in many daily papers. The NASDAQ symbol is FRME (Cusip #320817-10-9). At the close of business on December 31, 2000, the number of shares outstanding was 11,611,732. There were 2,146 stockholders of record on that date.

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

Mr. Douglas B. Harris
Vice President
Investor Services & Bank Investments

First Merchants Corporation
P. O. Box 792
Muncie, Indiana 47308-0792
765-741-7278
1-800-262-4261 Ext. 7278

Stock transfer agent and registrar

First Merchants Bank, N.A.
Corporate Trust Department
P. O. Box 792
Muncie, Indiana 47308-0792

================================================================================

STOCK PRICE & DIVIDEND INFORMATION

================================================================================

MARKET MAKERS
The following firms make a market in First Merchants Corporation stock:

Robert W. Baird & Co., Inc.
Keefe, Bruyette & Woods, Inc.
Knight Securities, L.P.
Herzog, Heine, Geduld, Inc.
Howe, Barnes & Johnson, Inc.
McDonald and Company
NatCity Investments, Inc.
Sherwood Securities Corp.
Spear, Leads, and Kellog

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